QuickLinks -- Click here to rapidly navigate through this document

Filed pursuant to Rule 424(b)(3)
Registration Nos. 333-116843 and
333-116843-01 through -13

         PROSPECTUS

Solo Cup Company

$325,000,000
EXCHANGE OFFER FOR
8 1/2% Senior Subordinated Notes due 2014

        Solo Cup Company, a Delaware corporation, is offering to exchange an aggregate principal amount of up to $325,000,000 of its new 8 1/2% Senior Subordinated Notes due 2014 for a like amount of its old 8 1/2% Senior Subordinated Notes due 2014 issued in a private offering on February 27, 2004. The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes, except that the new notes:

  •
  will have been registered under the Securities Act;

  •
  will not bear restrictive legends restricting their transfer under the Securities Act;

  •
  will not entitle holders to the registration rights that apply to the old notes; and

  •
  will not contain provisions relating to liquidated damages in connection with the old notes under circumstances related to the timing of the exchange offer.

        The obligations of the issuer under the old notes are, and under the new notes will be, guaranteed on a senior subordinated basis by the issuer's existing and future domestic subsidiaries, with certain exceptions.

        The exchange offer expires at 5:00 p.m., New York City time, on August 10, 2004, unless we extend it.

        The new notes will not be listed on any national securities exchange or the Nasdaq Stock Market.

        Each broker-dealer that receives new notes for its own account in exchange for old notes must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. If the broker-dealer acquired the old notes as a result of market-making activities or other trading activities, the broker-dealer may use the prospectus for the exchange offer, as supplemented or amended, in connection with the resale of new securities.

        This investment involves risks. See "Risk Factors" beginning on page 16.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 13, 2004.

        This prospectus incorporates important business and financial information about Solo Cup Company that is not included in or delivered with this prospectus. This information is available without charge to holders of the old notes upon written or oral request to Solo Cup Company, 1700 Old Deerfield Road, Highland Park, Illinois 60035, Attention: Chief Financial Officer, telephone number (847) 831-4800. To obtain timely delivery, note holders must request the information no later than five business days before the expiration date. The expiration date is August 10, 2004.

TABLE OF CONTENTS

AVAILABLE INFORMATION	ii
TERMS USED IN THIS PROSPECTUS	iii
INDUSTRY DATA	iv
PRESENTATION OF FINANCIAL AND OTHER INFORMATION	iv
FORWARD-LOOKING STATEMENTS	v
SUMMARY	1
RISK FACTORS	16
THE TRANSACTIONS	30
USE OF PROCEEDS	33
CAPITALIZATION	34
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	35
SELECTED FINANCIAL DATA	42
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	45
BUSINESS	61
MANAGEMENT	73
SECURITY OWNERSHIP	83
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	85
ARRANGEMENTS WITH VESTAR CAPITAL PARTNERS	87
DESCRIPTION OF OTHER INDEBTEDNESS	93
THE EXCHANGE OFFER	96
DESCRIPTION OF NEW NOTES	108
MATERIAL U.S. TAX CONSIDERATIONS	162
PLAN OF DISTRIBUTION AND SELLING RESTRICTIONS	167
LEGAL MATTERS	168
EXPERTS	168
CHANGE IN INDEPENDENT ACCOUNTANTS	169
INDEX TO FINANCIAL STATEMENTS	F-1

i

        The distribution of this prospectus and the offer and sale of the new notes and related guarantees may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the new notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the new notes or possess or distribute this prospectus and, in connection with any purchase, offer or sale by you of the new notes, must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale.

        THIS COMMUNICATION IS DIRECTED SOLELY AT PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) TO (D) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2001, ALL SUCH PERSONS TOGETHER ARE REFERRED TO AS "RELEVANT PERSONS." THIS COMMUNICATION MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS COMMUNICATION RELATES IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

AVAILABLE INFORMATION

        In connection with the exchange offer, the issuer and the guarantors have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-4 under the Securities Act of 1933, as amended, or the Securities Act. This prospectus constitutes a part of the registration statement. As permitted under SEC rules, the prospectus does not include all of the information contained in the registration statement. We refer you to the registration statement, including all amendments, supplements, schedules and exhibits thereto, for further information about us and the new notes. References in this prospectus to any of our contracts or other documents are not necessarily complete. If we have filed any documents as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of that document.

        We are not currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The indenture governing the new notes requires that we file reports and other information called for by rules under the Exchange Act with the SEC and furnish information to the trustee and holders of the notes. In addition, for so long as any notes remain outstanding, we have agreed that we will furnish holders and prospective investors, upon their request, the information required to be delivered pursuant to 144A(d)(4) under the Securities Act. See "Description of New Notes—Certain Covenants—Reports."

        You may read and copy any materials filed with the SEC at the SEC Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Upon the effectiveness of the registration statement, we will become subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, will file periodic reports and other information with the SEC. These periodic reports and other information will be available for inspection and copying at the SEC's Public Reference Room and through the SEC's Internet site at http://www.sec.gov.

TERMS USED IN THIS PROSPECTUS

        Unless the context otherwise requires, in this prospectus:

  •
  the term "issuer" refers to Solo Cup Company, a Delaware corporation, the issuer of the notes, and not any of its subsidiaries;

  •
  the terms "Solo," "we," "us," "our" and other similar terms refer to the issuer and its subsidiaries;

  •
  the term "Solo (Illinois)" refers to Solo Cup Company, an Illinois corporation, and not any of its subsidiaries;

  •
  the term "Solo Cup Company" refers to the issuer and its subsidiaries from and after the consummation of the transactions (as defined below) and Solo (Illinois) and its subsidiaries prior to consummation of the transactions;

  •
  the term "Solo Cup" refers to Solo (Illinois) and its subsidiaries;

  •
  the term "Sweetheart" refers to SF Holdings Group, Inc., a Delaware corporation, and its subsidiaries;

  •
  the term "Solo Cup Investment Corporation" refers to Solo Cup Investment Corporation, a Delaware corporation that is the direct parent of the issuer, and not any of its subsidiaries;

  •
  the term "acquisition" refers to the acquisition of Sweetheart by Solo Cup Company pursuant to the terms of a definitive acquisition agreement dated as of December 22, 2003, as described in greater detail under "The Transactions";

  •
  the term "transactions" refers to:

  •
  the acquisition;

  •
  the purchase by us of certain manufacturing equipment and other assets that Sweetheart leased and used in its operations prior to the acquisition, which we refer to as the leased asset purchase;

  •
  the repayment in connection with the acquisition of all the outstanding pre-acquisition indebtedness of Solo Cup and Sweetheart, except for certain indebtedness relating to our Japanese operations;

  •
  the offering of the old notes;

  •
  the borrowings incurred under our credit facilities on February 27, 2004;

  •
  Solo Cup Investment Corporation's contribution of $229.6 million to the common equity capital of the issuer; and

  •
  the payment of related fees and expenses,

    as described in greater detail under "The Transactions," "Use of Proceeds," "Arrangements with Vestar Capital Partners," "Description of Other Indebtedness" and "Description of New Notes";

  •
  the term "old notes" refers to the issuer's 8 1/2% Senior Subordinated Notes due 2014 issued on February 27, 2004;

  •
  the term "new notes" refers to the issuer's 8 1/2% Senior Subordinated Notes due 2014 offered for exchange pursuant to this prospectus; the new notes and the old notes are sometimes referred to collectively in this prospectus as the "notes"; and

  •
  references to Sweetheart's fiscal years are to Sweetheart's 52- or 53-week period ended on the last Sunday of September of such year; for example, Sweetheart's "Fiscal 2003" is the 52-week period ended September 28, 2003.

INDUSTRY DATA

        The data included in this prospectus regarding industry size and relative industry position are based on a variety of sources, including company research, third party studies and surveys, some of which we have commissioned, industry and general publications and estimates based on our knowledge and experience in the industry in which we operate. Our estimates have been based on information obtained from our customers, suppliers, trade and business organizations and other contacts in the industry, including Technomic, Inc., a consulting firm retained by us from time to time to perform industry studies and analyses, including a study commissioned by Solo Cup entitled Disposable Packaging Assessment 2003 Update dated January 22, 2003, and Maritz Marketing Research Inc., a consulting firm which produced a report entitled Final Report Solo Equity Manager Research dated January 30, 1998, referred to herein as the Maritz report. We believe these estimates to be accurate as of the respective date of each report. However, this information may prove to be inaccurate due to the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. As a result, you should be aware that industry data included in this prospectus, and estimates and beliefs based on that data, may not be reliable. We cannot guarantee the accuracy or completeness of any such information contained in this prospectus.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

        We report our financial statements in U.S. dollars and prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or GAAP. In this prospectus, except where otherwise indicated, all references to "$," "dollars" or "U.S. dollars" are to the lawful currency of the United States, all references to "Cdn $" or "Canadian dollars" are to the lawful currency of Canada and all references to "¥" or "yen" are to the lawful currency of Japan.

        Except for the financial statements and other information presented on a separate basis for Solo Cup Company and Sweetheart, information in this prospectus, including the unaudited pro forma condensed combined financial statements, gives pro forma effect to the transactions described herein as of the beginning of the period stated for statement of income data and as of the date stated for balance sheet data.

        We own or have rights to various trademarks, copyrights and trade names used in our business, including the following: SOLO®, SWEETHEART®, JACK FROST®, LILY®, TROPHY®, JAZZ®, HOFFMASTER®, CREATIVE EXPRESSIONS™, ALL OCCASIONS™, GALAXY®, TRAVELER®, TRAVELER PLUS™, SOLOGRIPS™, PREFERENCE™, GO CUP®, SILENT SERVICE®, CENTERPIECE®, BASIX®, GUILDWARE®, SIMPLE ELEGANCE®, SENSATIONS®, PAPER ART® and TOUCH OF COLOR®.

FORWARD-LOOKING STATEMENTS

        All statements other than statements of historical fact included in this prospectus, including the statements under "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," regarding our business strategy, future operations, financial position, estimated net sales, projected costs, projected cost savings, projected synergies, prospects, plans and objectives, as well as information concerning industry trends and expected actions of third parties, are forward-looking statements. When used in this prospectus, the words "anticipate," "intend," "plan," "estimate," "believe," "expect," "predict," "potential," "project," "could," "will," "should," "may," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Since these forward-looking statements are based upon current expectations of future events and projections and are subject to a number of risks and uncertainties, many of which are beyond our control, actual results or outcomes may differ materially from those expressed or implied herein, and you should not place undue reliance on these statements. Important factors that could cause our actual results to differ materially from those expressed or implied herein include, without limitation:

  •
  difficulties, delays or increased costs in the integration of operations of acquired businesses, including Sweetheart;

  •
  our ability to successfully implement, achieve and sustain manufacturing and distribution cost efficiencies and improvements, and fully realize anticipated cost savings from the integration of acquired businesses, including Sweetheart;

  •
  the cost and resolution of disputes regarding distribution of our products;

  •
  competitive activity or spending by competitors or price reductions by competitors;

  •
  the introduction of new product features or technological developments by competitors;

  •
  consolidation among customers;

  •
  increases in raw material costs, energy costs and other manufacturing costs;

  •
  difficulties and costs associated with enhancing our accounting systems and internal control and complying with financial reporting requirements;

  •
  any changes in accounting policies applicable to our business;

  •
  the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations, including environmental regulations;

  •
  difficulties in managing our international operations;

  •
  loss of key management and personnel;

  •
  our ability to develop and successfully introduce new products and improve our existing products;

  •
  the loss of, or a significant reduction in, sales to principal customers;

  •
  interest rate and exchange rate fluctuations;

  •
  labor strikes;

  •
  our ability to protect our intellectual property; and

  •
  the restrictions imposed on us by the instruments governing our indebtedness.

        Some of the above-mentioned factors are described in further detail in "Risk Factors" beginning on page 16. You should assume the information appearing in this prospectus is accurate only as of the

v

date on the front cover of this prospectus, as our business, financial condition, results of operations and prospects may have changed since that date. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise to reflect actual results or changes in factors or assumptions affecting such forward-looking statement.

SUMMARY

        The following summary is qualified in its entirety by the more detailed information, including the "Risk Factors" and the financial statements and related notes, included elsewhere in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, including the financial statements and related notes, before deciding whether to exchange the old notes for the new notes.

Our Company

        We are a leading global producer and marketer of disposable foodservice products and have served our industry for over 60 years. We manufacture one of the broadest product lines of cups, lids, food containers, plates, bowls, straws, cutlery, napkins and tablecovers in the industry, with products available in plastic, paper and foam. We are recognized for product innovation and customer service, and our products are known for their quality, reliability and consistency. Our products are marketed primarily under the Solo and Sweetheart brands, as well as Jack Frost, Lily, Trophy, Jazz, Hoffmaster, Creative Expressions and All Occasions. We are the leading supplier of branded disposable cups and plastic plates and bowls to consumer customers in the United States. In addition to our branded products, we provide a majority of our product lines to our customers under private label. We currently operate 40 manufacturing facilities, 20 distribution centers and 37 warehouses in North America, Japan and the United Kingdom, and we sell our products worldwide. For the year ended December 31, 2003, we generated $2,188.8 million of pro forma net sales.

        We serve two primary customer groups:

    •
    Foodservice: Sales to foodservice customers accounted for approximately 82% of our pro forma net sales for the year ended December 31, 2003. Our foodservice customers include (1) broadline distributors, such as Sysco Corporation and Bunzl Distribution USA, Inc., (2) quick service restaurants, or QSRs, such as McDonald's Corporation, Wendy's International, Inc. and Burger King Corporation, (3) national accounts, such as Starbucks Corporation and 7-Eleven, Inc., and (4) dairy and food processors, such as Nissin Food Products Company Ltd. and Blue Bell Creameries Inc. We believe we have developed strong relationships with leading foodservice customers due to our emphasis on product innovation and customer service and the fact that we have one of the broadest product offerings in the industry. We sell our products to foodservice customers through our regionally-organized, in-house direct sales force and national account representatives.

    •
    Consumer: Sales to consumer customers accounted for approximately 18% of our pro forma net sales for the year ended December 31, 2003. Our consumer customers include (1) grocery stores, such as Publix Supermarkets Inc., The Kroger Co. and Albertson's, Inc., (2) mass merchandisers, such as Wal-Mart Stores, Inc. and Target Corporation, (3) warehouse clubs, such as Costco Wholesale Corporation and BJ's Wholesale Club, and (4) other retail outlets, such as drug stores, party stores and dollar stores. We are the leading supplier of branded disposable cups and plastic plates and bowls to consumer customers in the United States, which we sell under the Solo and Jack Frost brand names. In addition, we sell paper and party goods under the brand names Creative Expressions and All Occasions. Our sales and marketing strategy for consumer customers is designed around supporting our strong brand names, as well as selling private label products. We sell our products to consumer customers through both regional broker networks and our in-house direct sales force.

Competitive Strengths

        Leading Industry Position.    We believe we are the leading producer and marketer of disposable foodservice products in North America, with pro forma net sales for the year ended December 31, 2003 of $2,188.8 million. Our broad product line, high quality products and reliable customer service have helped to establish our strong position within the industry. In addition, we believe our ability to quickly roll out promotions for our QSR customers, innovate and introduce new products and supply both branded and private label product lines provides us with a competitive advantage over other suppliers in our industry. Our scale also provides us with a low-cost manufacturing base and allows us to continually seek additional efficiencies in purchasing, manufacturing and distribution. The combination of these factors allows us to maintain a strong leadership position.

        Strong Customer Relationships.    We have strong relationships with the leading companies in the channels through which we sell our products. In the foodservice channel, our customers include McDonald's Corporation, Bunzl Distribution USA, Inc., Sysco Corporation, Network Services Company, Starbucks Corporation, U.S. Foodservice Inc., Wendy's International, Inc., ARAMARK Corporation and Burger King Corporation. In the consumer channel, our customers include Wal-Mart Stores, Inc., Costco Wholesale Corp., Publix Supermarkets Inc., Target Corporation, Albertson's, Inc., The Kroger Co., BJ's Wholesale Club, The Stop & Shop Supermarket Co., The Great Atlantic & Pacific Tea Company, Inc., Safeway Inc. and Food Lion LLC. Our top ten customers, on the basis of pro forma net sales for the year ended December 31, 2003, have been customers of ours for an average of 20 years, and we are aligned with customers whose demand for disposable foodservice products is growing. These qualities, together with a broad product portfolio, have helped us maintain long-standing customer relationships, attract new customers and diversify our customer base.

        Broad Product Portfolio.    We believe we have the most extensive product portfolio in the channels through which we sell our products. Our diversified product mix includes cups, lids, plates, bowls, food containers, cutlery and straws as well as food packaging products. Our manufacturing flexibility enables us to meet our customers' demands for plastic, paper and foam products and offer these products in a variety of sizes, designs and colors. In addition, we believe our product portfolio includes many of the leaders in their respective product categories. Our broad portfolio of products enables us to offer our customers a choice of products at various price points within each product category.

        Branded and Private Label Presence.    The Solo and Sweetheart brands, under which we sell the majority of our products, are well-established names in our industry. Our products have developed strong brand recognition among customers and end-users. For example, the Maritz report found that the Solo disposable cup brand was recognized by 89% of end-users surveyed. This brand recognition helps to sustain the appeal of our products and to generate repeat purchases. In addition, we offer a broad line of private label products and believe we are one of the leading suppliers of private label disposable foodservice products. This combination of branded and private label presence enables us to gain sales by being a "one-stop" provider for our customers.

        Innovative New Products.    We have a history of innovation that has helped establish us as an industry leader. We believe our manufacturing expertise, printing capabilities and market knowledge have been integral to our track record of commercially successful product innovations. We currently have approximately 300 U.S. and foreign patents and have introduced some of the most distinctive products in our industry, including the plastic cold cup referred to by customers as the "Party" cup; the APET cup; the patented Galaxy cup; the Trophy cup; and the Traveler lid. Most recently, we introduced our patented Traveler Plus lid, an enhanced version of our Traveler lid that is re-closeable, spill-resistant and durable, and our Solo Thermal Solution, or STS, cup, which offers improved insulation and excellent print capabilities. In addition, we recently introduced our SoloGrips cups (patents pending) and plates (patents issued), an ergonomic improvement to our existing line of

"Party" cups and plates. We continually seek to introduce new products at reasonable costs both as extensions of existing product lines and as new product categories.

        Experienced Management Team.    We have an experienced senior management team led by our President and Chief Operating Officer, Ronald L. Whaley, who has over 20 years of industry experience at Solo Cup Company. This senior management team has grown our business by developing and introducing new products, improving operational efficiencies and acquiring and integrating new businesses. During the past six years, our management team has integrated three key acquisitions where Solo Cup Company reduced costs by consolidating purchasing under global supply contracts and by eliminating duplicative selling, general and administrative functions. In addition, this management team has reduced costs by implementing lean manufacturing techniques and improvements in procurement over the past three years through consolidation of suppliers, inventory consignment within plants and implementation of just-in-time deliveries. We believe that the addition of several members of Sweetheart's senior management, who are participating in the implementation of our integration plan relating to the acquisition, has further strengthened our management team.

Our Strategy

        In addition to integrating Sweetheart, we intend to grow our sales by capitalizing on our broad product portfolio and our ability to develop innovative new products to take advantage of favorable industry trends.

        The following are components of our strategy:

        Achieve Cost Savings and Implement Integration Plan.    We believe there will be substantial cost savings and other benefits from the combination of Solo Cup and Sweetheart.

        We intend to implement certain changes that we expect will lead to cost savings within the first twelve months following the closing of the acquisition. Giving effect to these proposed changes, for the year ended December 31, 2003, we would have realized approximately $15.4 million of cost savings. Of this amount, approximately $8.9 million relates to expenses associated with two of Sweetheart's executive offices, both of which were closed shortly after the acquisition, and approximately $6.5 million relates to procurement savings to be derived from purchasing raw materials, goods and services under the lowest cost contract of the two companies. As of March 31, 2004, we have realized approximately $9.9 million of cost savings on an annual basis, of which $7.6 million relates to expenses associated with the closure of Sweetheart's two executive offices and approximately $2.3 million relates to procurement savings.

        In addition, with input from outside advisors, we have developed an extensive four-year integration plan that identifies significant synergy opportunities. Upon full implementation of this plan, we project generating a further $35 million to $45 million in annualized cost savings and efficiency improvements, net of ongoing annual costs to achieve those savings and efficiencies. We intend to implement this integration plan in carefully staged phases in order to minimize any disruptions to our ongoing operations. We believe that up to half of these additional annualized cost savings and efficiency improvements could be achieved by the second anniversary of the acquisition.

        The integration plan is focused on the following aspects of our business:

    •
    integrating various selling, general and administrative functions;

    •
    consolidating purchases of raw materials and implementing more favorable purchase agreements with our suppliers;

    •
    improving utilization of equipment across all manufacturing technologies, in light of current utilization rates that range between 30% and 80%, depending on the particular technology;

    •
    optimizing operations across over five million square feet of manufacturing space and rationalizing our space according to the best geographic locations for serving our overall customer base;

    •
    reducing freight costs by maximizing full truck loads and taking advantage of our national manufacturing and warehouse footprint;

    •
    utilizing the estimated 35% excess warehousing space in Sweetheart's distribution centers; and

    •
    reducing overlapping stockkeeping units.

        In order to realize these synergies and cost savings, we estimate that we will incur approximately $20 million in one-time cash expenses and that we will make capital expenditures of approximately $20 million. The majority of these expenses and expenditures are expected to be made in the earlier years of the integration plan and relate to relocation of staff, severance, relocation and upgrade of equipment and information technology.

        In addition to the $35 million to $45 million of cost savings discussed above, we believe that there are additional opportunities arising from the combination of Solo Cup and Sweetheart. As we seek to take advantage of these opportunities, we expect to incur additional costs.

        We may not ultimately be able to realize the anticipated cost savings or other benefits from the integration of Solo Cup and Sweetheart, either in the amount or time frame we currently expect, and the costs of achieving these benefits may be higher than, and the timing may differ from, what we currently expect.

        Continue Product Innovation.    We intend to drive increased customer demand through the development of new and improved products. We plan to continue our research and development efforts to increase product differentiation and offer enhanced value to customers through new design and improved functionality. For example, we are currently researching methods to use polylactic acid, or PLA, in a line of biodegradable cups to appeal to customers' desire for an environmentally-friendly product. In addition, we are partnering with raw materials suppliers, customers and universities to create new applications for our raw materials and develop applications for new technologies.

        Increase Sales Through Expanded Customer Relationships and Broadened Product Offering. We intend to increase our sales as a result of the broader product offering resulting from the combination of Solo Cup and Sweetheart. As the consolidation of broadline distributors continues, we believe that distributors will increasingly value suppliers that are able to offer the broadest product lines. We expect that our position as an industry leader will allow us to benefit from this trend. In addition, we intend to capture incremental sales by expanding our relationships with the combined customer bases of Solo Cup and Sweetheart. We believe that the strong customer relationships of both Solo Cup and Sweetheart will facilitate the cross-selling of our full line of products to the combined customer bases of the two companies. We also intend to capitalize on existing relationships with our global customers and benefit from their international growth. We believe our strong relationships with mass merchandisers will also be a potential source of increased sales as this group of retailers continues to account for a growing portion of our sales to consumer customers.

Recent Developments

        On May 11, 2004, we announced the closing of our manufacturing and warehouse facilities in Kensington, Connecticut. Some of the equipment from these facilities will be relocated to our Owings Mills, and Federalsburg, Maryland facilities. On May 11, 2004, we also announced the closing of our manufacturing and warehouse facility in Lakeland, Florida. Some of the equipment from this facility will be relocated to one of our facilities in Augusta, Georgia. These closures are expected to be completed by July 2004. On May 19, 2004, we announced the closing of one of our facilities in Augusta, Georgia. Some of the equipment from this facility will be relocated to our Oshkosh, Wisconsin facility. In addition, on May 19, 2004, we announced the closing of our machine shop in Highland Park, Illinois.

        On May 20, 2004, we increased our ownership interest in our subsidiary Global Cup, S.A. de C.V. from 80% to 100% by purchasing for approximately $2.9 million the remaining 20% interest in Global Cup, S.A. de C.V. that we did not already own.

The Transactions

        Overview.    On February 27, 2004, effective February 22, 2004, Solo Cup Company acquired 100% of the equity of SF Holdings Group, Inc. The acquisition, the leased asset purchase and the repayment of all the then-outstanding indebtedness of Solo Cup and Sweetheart, except for certain indebtedness relating to our Japanese operations, and the payment of related fees and expenses were financed with the proceeds from the offering of the old notes, borrowings under our credit facilities and the contribution to the common equity capital of the issuer by Solo Cup Investment Corporation of the net proceeds from the issuance and sale of shares of convertible preferred stock of Solo Cup Investment Corporation. As a result of the transactions, Solo (Illinois) and SF Holdings Group, Inc. are now direct, wholly-owned subsidiaries of the issuer.

        Acquisition and Leased Asset Purchase.    The aggregate purchase price, inclusive of transaction fees, for the acquisition of SF Holdings Group, Inc. was $697.9 million, excluding $217.1 million relating to the leased asset purchase as described below, subject to a post-closing working capital adjustment. This aggregate purchase price consisted of amounts applied to purchase all of the common stock and common stock equivalents of SF Holdings Group, Inc., to repay substantially all of the then-outstanding debt of Sweetheart and to purchase and cancel the preferred stock of SF Holdings Group, Inc.

        In addition, we purchased from the lessors certain leased manufacturing equipment and other assets that Sweetheart used in its operations prior to the acquisition for an aggregate cash purchase price of approximately $209.1 million, plus $8.0 million of accrued rent on the leases and the payment of documentation expenses.

        Equity Investment.    On February 27, 2004, Solo Cup Investment Corporation received $229.6 million, net of associated fees and expenses, from the issuance of $240.0 million aggregate initial liquidation preference of its convertible preferred stock to Vestar Capital Partners IV, L.P., referred to in this prospectus, together with certain of its affiliates, as Vestar Capital Partners. On February 27, 2004, Solo Cup Investment Corporation contributed $229.6 million to the common equity capital of the issuer. Solo Cup Investment Corporation owns all the capital stock of the issuer. As a result of its ownership of the convertible preferred stock, Vestar Capital Partners controls 32.7% of the voting stock of Solo Cup Investment Corporation, has the right to designate two of Solo Cup Investment Corporation's seven directors (and in some circumstances will have the right to designate a majority of the directors, including the chairman of the board) and has the ability, by withholding its approval, to block specified business activities by us. In addition, pursuant to the stockholders' agreement, Vestar is entitled to appoint two of the seven directors of the issuer. See "—Our Structure," "—Vestar Capital Partners" and "Arrangements with Vestar Capital Partners."

        Solo Cup Investment Corporation received, and contributed to the issuer, the shares of Solo (Illinois), and the shareholders of Solo (Illinois) immediately prior to the consummation of the acquisition received, directly or indirectly, 100% of the common stock of Solo Cup Investment Corporation, representing 67.2% of Solo Cup Investment Corporation's voting stock. These shareholders hold their shares of Solo Cup Investment Corporation common stock through

SCC Holding Company LLC, in which they own membership interests corresponding to their pre-transactions ownership of Solo (Illinois) voting and non-voting common stock.

Financings.

        The Notes—On February 27, 2004, the issuer issued the old notes in an aggregate principal amount of $325.0 million. The old notes are guaranteed by the issuer's domestic subsidiaries, with certain exceptions. For purposes of the note guarantees, the term "domestic subsidiaries" includes, subject to exceptions, non-U.S. subsidiaries that are not either controlled foreign corporations, as defined under the U.S. Internal Revenue Code, or subsidiaries of controlled foreign corporations.

        Credit Facilities—In connection with the acquisition, the issuer entered into new credit facilities with a syndicate of lenders. The credit facilities consist of a revolving credit facility in the amount of $150.0 million, which expires in 2010, and a secured term loan facility in the amount of $650.0 million, which matures in 2011. The credit facilities are guaranteed by Solo Cup Investment Corporation and, with certain exceptions, by the issuer's domestic subsidiaries. In addition, Solo Cup Investment Corporation's guarantee is secured by the capital stock of the issuer, borrowings under the credit facilities are secured by substantially all the assets of, and shares of capital stock held by, the issuer, and each guarantee by a subsidiary guarantor under the credit facilities is secured by substantially all the assets of, and shares of capital stock held by, the applicable subsidiary guarantor. See "Description of Other Indebtedness—Credit Facilities."

Our Structure

        The chart below illustrates our ownership and corporate structure:

(1)
Represents persons who were the shareholders of Solo (Illinois) immediately prior to the transactions. The voting and non-voting membership interests of SCC Holding Company LLC are owned by John F. and Robert L. Hulseman and their respective children in the same proportions in which those individuals held the voting and non-voting stock of Solo (Illinois) immediately prior to the transactions.

(2)
Represents shares of convertible preferred stock of Solo Cup Investment Corporation held by executive officers of the issuer.

Vestar Capital Partners

        Vestar Capital Partners is a leading private equity firm that specializes in management buyouts, recapitalizations and growth capital investments. Vestar Capital Partners' investment in Solo Cup Investment Corporation of $240.0 million is funded by Vestar Capital Partners IV, L.P., a $2.5 billion fund closed in 1999, and certain of its affiliates.

        Since the firm's founding in 1988, Vestar Capital Partners has completed over 40 investments in companies with a total value of approximately $14 billion. These companies have varied in size and span a broad range of industries. In addition, Vestar Capital Partners' principals have had meaningful experience in consumer products industries. Prior Vestar Capital Partners investments have included Aearo Corporation, Birds Eye Foods, Celestial Seasonings, Inc., Clark-Schwebel, Inc., FL Selenia, S.p.A., Gleason Corporation, Insight Communications Company, Michael Foods, Inc., Prestone Products Corporation, Pyramid Communications, Inc., Sheridan Healthcare, Inc., St. John Knits International, Inc., Sunrise Medical, Inc., Valor Telecommunications LLC and Wabtec Corporation.

        Headquartered in New York, Vestar Capital Partners has over 40 professionals and has offices in Denver, Paris and Milan. See "Arrangements with Vestar Capital Partners" and "Security Ownership" for more information with respect to our relationship with Vestar Capital Partners.

The Exchange Offer

        On February 27, 2004, the issuer issued $325,000,000 principal amount of 8 1/2% Senior Subordinated Notes due 2014, the old notes to which the exchange offer applies, to a group of initial purchasers in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. The old notes have been fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis, by the issuer's domestic subsidiaries, with certain exceptions. For purposes of the note guarantees, the term "domestic subsidiaries" includes, subject to exceptions, non-U.S. subsidiaries that are not either controlled foreign corporations, as defined under the U.S. Internal Revenue Code, or subsidiaries of controlled foreign corporations. In connection with the initial purchasers' purchase of the old notes, the issuer and the guarantors agreed to commence the exchange offer following the initial offering of the old notes.

The Exchange Offer
The issuer is offering new 8 1/2% Senior Subordinated Notes due 2014, fully and unconditionally guaranteed by the guarantors, jointly and severally, on a senior subordinated basis, which new notes and guarantees will be registered under the Securities Act, in exchange for the old notes.

To exchange your old notes, you must properly tender them, and the issuer must accept them. The issuer will exchange all old notes that you validly tender and do not validly withdraw. The issuer will cancel all old notes accepted for exchange and issue registered new notes promptly after the expiration of the exchange offer.
Resale of New Notes
We believe that, if you are not a broker-dealer, you may offer the new notes (together with the guarantees thereof) for resale, resell and otherwise transfer the new notes (and the related guarantees) without complying with the registration and prospectus delivery requirements of the Securities Act if you:
• are acquiring the new notes in your ordinary course of business;
• are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in a "distribution," as defined under the Securities Act, of the new notes; and
• are not an "affiliate," as defined under the Securities Act, of the issuer or any guarantor;

Our belief that resales and other transfers of new notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in transactions similar to the exchange offer. We cannot assure you that the SEC would take the same position with respect to the exchange offer. If any of the conditions described above is not satisfied, you may not rely on the SEC interpretations and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale or other transfer of the new notes. Failure to so comply may result in liability to you under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

Any broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by it as a result of market-making activities or other trading activities, may be deemed to be an "underwriter" within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes; however, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on August 10, 2004, unless we extend the expiration date.
Withdrawal
You may withdraw your tender of old notes under the exchange offer at any time before the exchange offer expires. Any withdrawal must be in accordance with the procedures described in "The Exchange Offer—Withdrawal Rights."
Procedures for Tendering Old Notes	Each holder of old notes that wishes to accept the exchange offer must, before the exchange offer expires, either:
• transmit a properly completed and duly executed letter of transmittal, together with all other documents required by the letter of transmittal, including the old notes, to the exchange agent; or
•
if old notes are tendered in accordance with book-entry procedures, arrange with The Depository Trust Company, or DTC, to cause to be transmitted to the exchange agent an agent's message indicating, among other things, the holder's agreement to be bound by the letter of transmittal, or comply with the procedures described below under "—Guaranteed Delivery."
A holder of old notes that tender old notes in the exchange offer must represent, among other things, that:
• the holder is acquiring the new notes in its ordinary course of business;
• the holder is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in a distribution of the new notes;
• the holder is not an affiliate of the issuer or any guarantor; and
• the holder is not acting on behalf of any person who could not truthfully make the foregoing representations.

Do not send letters of transmittal, certificates representing old notes or other documents to us or DTC. Send these documents only to the exchange agent at the address or facsimile number given in this prospectus and in the letter of transmittal.

Special Procedures for Tenders by Beneficial Owners of Old Notes	If
	•	you beneficially own old notes;
	•	those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian; and
	•	you wish to tender your old notes in the exchange offer,
you should contact the registered holder as soon as possible and instruct it to tender on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.
Guaranteed Delivery
If you hold old notes in certificated form or if you own old notes in the form of a book-entry interest in a global note deposited with the trustee, as custodian for DTC, and you wish to tender those old notes but
	•	the certificates for your old notes are not immediately available or all required documents are unlikely to reach the exchange agent before the exchange offer expires; or
	•	you cannot complete the procedure for book-entry transfer on time, you may tender your old notes in accordance with the procedures described in "The Exchange Offer—Procedures for Tendering Old Notes—Guaranteed Delivery."
Consequences of Not Exchanging Old Notes
If you do not tender your old notes or we reject your tender, your old notes will remain outstanding and will continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legends on the old notes. Holders of old notes will not be entitled to any further registration rights, except under limited circumstances with respect to specific types of holders of old notes in accordance with the registration rights agreement among the initial purchasers, the issuer and the guarantors that were party to the indenture at the time the old notes were issued. See "Risk Factors—Risks Associated with the Exchange Offer—Any outstanding old notes after the consummation of the exchange offer will continue to be subject to existing transfer restrictions, and the holders of old notes after the consummation of the exchange offer may not be able to sell their old notes" for further information.

Appraisal or Dissenters' Rights
You do not have any appraisal or dissenters' rights in connection with the exchange offer. See "The Exchange Offer" and "Risk Factors—Risks Associated with the Exchange Offer—Any outstanding old notes after the consummation of the exchange offer will continue to be subject to existing transfer restrictions, and the holders of old notes after the consummation of the exchange offer may not be able to sell their old notes."
Material U.S. Tax Considerations	Your exchange of old notes for new notes will not be treated as a taxable event for U.S. federal income tax purposes. See "Material U.S. Tax Considerations."
Conditions	The exchange offer is subject to the condition that it not violate applicable law or any SEC policy.
Use of Proceeds
We will not receive any proceeds from the exchange offer or the issuance of the new notes. The net proceeds from the issuance of the old notes, together with the proceeds from the other financings described in this prospectus, were used to finance the transactions. See "Use of Proceeds."
Acceptance of Old Notes and Delivery of New Notes
The issuer will accept for exchange any and all old notes properly tendered prior to the expiration of the exchange offer. The issuer and the guarantors will complete the exchange offer and the issuer will issue the new notes promptly after the expiration date.
Exchange Agent
U.S. Bank National Association is serving as exchange agent for the exchange offer. The address and the facsimile and telephone numbers of the exchange agent are provided in this prospectus under "The Exchange Offer—Exchange Agent" and in the letter of transmittal.

The New Notes

        The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes, except that the new notes:

  •
  will have been registered under the Securities Act;

  •
  will not bear restrictive legends restricting their transfer under the Securities Act;

  •
  will not entitle holders to the registration rights that apply to the old notes; and

  •
  will not contain provisions relating to liquidated damages in connection with the old notes under circumstances related to the timing of the exchange offer.

        The new notes represent the same debt as the old notes and are governed by the same indenture, which is governed by New York law.

Issuer	Solo Cup Company, a Delaware corporation.
Notes Offered	$325,000,000 in aggregate principal amount of 8 1/2% senior subordinated notes due 2014.
Maturity Date	February 15, 2014.
Interest	Annual rate: 8 1/2%.
Payment frequency: every six months on February 15 and August 15.
First payment: August 15, 2004.
Guarantees
The old notes are, and the new notes will be, guaranteed on a senior subordinated basis by the issuer's existing and future domestic subsidiaries, with certain exceptions. For purposes of the note guarantees, the term "domestic subsidiaries" includes, subject to exceptions, non-U.S. subsidiaries that are not either controlled foreign corporations, as defined under the U.S. Internal Revenue Code, or subsidiaries of controlled foreign corporations.
Ranking	The old notes are, and the new notes will be, the issuer's unsecured senior subordinated obligations and rank:
• junior to any of the issuer's existing and future senior indebtedness, including borrowings under our credit facilities;
• equally with any of the issuer's future senior subordinated indebtedness; and
• senior to any of the issuer's future indebtedness that expressly provides for its subordination to the notes.
Each guarantor's guarantee of the old notes are, and the new notes will be, that guarantor's unsecured senior subordinated obligation and rank:
• junior to any of that guarantor's existing and future senior indebtedness, including its guarantee of debt under our credit facilities;

•	equally with any of that guarantor's future senior subordinated indebtedness; and
•	senior to any of that guarantor's future indebtedness that expressly provides for its subordination to its guarantee of the notes.

In the event that our secured creditors, including the lenders under our credit facilities, exercise their rights with respect to our assets pledged to them, our secured creditors would be entitled to be repaid in full from the proceeds of those assets before those proceeds would be available for distribution to other creditors, including holders of the notes. The assets of the issuer's subsidiaries that are not guarantors of the notes will be subject to the prior claims of all creditors, including trade creditors, of those non-guarantor subsidiaries.
As of March 31, 2004,
•	the issuer and its subsidiaries had $1,039.1 million principal amount of indebtedness on a consolidated basis, of which:
	•	$703.0 million was contractually senior to the notes and the guarantees, all of which would have constituted borrowings and guarantees under our credit facilities; and
	•	$706.9 million was secured, including $703.0 million under our credit facilities;
•
an additional $94.7 million was available for borrowing on a secured basis under our credit facilities (giving effect to outstanding letters of credit), which borrowings are contractually senior to the notes and the guarantees; and
•	subsidiaries of the issuer that are not guarantors of the notes had $68.2 million of indebtedness and other liabilities, including trade payables but excluding intercompany liabilities.
See "Description of Other Indebtedness."
Optional Redemption
We may redeem the notes, in whole or in part, at any time on or after February 15, 2009 at the redemption prices specified under "Description of New Notes—Optional Redemption," plus accrued and unpaid interest, if any.

In addition, before February 15, 2007, we may redeem up to 35% of the notes with the net cash proceeds from specified equity offerings at the redemption price listed in "Description of New Notes—Optional Redemption," plus accrued and unpaid interest, if any. However, we may only make such a redemption if at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the redemption.

Change of Control	If we experience specific kinds of changes of control, we must offer to purchase the notes at 101% of their principal amount, plus accrued and unpaid interest.
Certain Covenants	The indenture governing the notes limits the ability of the issuer and its restricted subsidiaries to, among other things:
	•	borrow money, guarantee debt and, in the case of restricted subsidiaries, sell preferred stock;
	•	create liens;
	•	pay dividends on or redeem or repurchase stock;
	•	make specified types of investments;
	•	restrict dividends or other payments from restricted subsidiaries;
	•	enter into transactions with affiliates; and
	•	sell assets or merge with other companies.
These covenants contain important exceptions, limitations and qualifications. For more details, see "Description of New Notes."

        Investing in the new notes involves risks. You should refer to "Risk Factors" beginning on page 16 for a discussion of risks that you should consider before deciding whether to invest in the new notes.

        Solo Cup Company's ratio of earnings to fixed charges for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 was 1.55, 1.41, 1.25, 1.75 and 1.03, respectively. Earnings were insufficient to cover fixed charges for the quarters ended March 31, 2003 and March 31, 2004 by $7.1 million and $48.1 million, respectively. See "Selected Financial Data."

Address and Telephone Number

        Our principal executive offices are located at 1700 Old Deerfield Road, Highland Park, Illinois 60035. Our telephone number is (847) 831-4800. Our website address is http://www.solocup.com. Information contained on our website, or on any other website referred to therein, does not constitute part of this prospectus and is not incorporated by reference in this prospectus.

RISK FACTORS

        You should carefully consider the risk factors discussed below as well as the other information contained in this prospectus before deciding whether to exchange your old notes in the exchange offer. The risks discussed below, any of which could materially affect our business, financial condition or results of operations, are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations.

Risks Relating to Our Business

We may not successfully integrate Solo Cup and Sweetheart.

        Prior to the acquisition, Solo Cup and Sweetheart operated as separate entities. If we cannot successfully integrate Sweetheart's operations with those of Solo Cup, we may experience material negative consequences to our business, financial condition or results of operations. The integration of companies that have previously been operated separately involves a number of risks, including, but not limited to:

  •
  demands on management related to the significant increase in the size of the business for which they are responsible;

  •
  diversion of management's attention from the management of daily operations to the integration of operations;

  •
  management of employee relations across both unionized and non-unionized facilities;

  •
  difficulties in the assimilation of different corporate cultures and practices, as well as in the assimilation and retention of extensive and geographically dispersed operations and personnel;

  •
  difficulties and unanticipated expenses related to the integration of departments, systems, including accounting systems, technologies, books and records and procedures, as well as in maintaining uniform standards, including environmental management systems, controls, including internal accounting controls, procedures and policies; and

  •
  expenses of any undisclosed or potential liabilities.

        Successful integration of Sweetheart's operations with those of Solo Cup will depend on our ability to manage the combined operations, to realize opportunities for revenue growth presented by broader product offerings and expanded geographic coverage and to eliminate redundant and excess costs. If our integration efforts are not successful, we may not be able to maintain the levels of revenue, earnings or operating efficiency that Solo Cup and Sweetheart had achieved or might achieve separately. In addition, the unaudited pro forma condensed combined financial statements of Solo Cup and Sweetheart presented in this prospectus cover periods during which they were not under the same management and, therefore, may not be indicative of our future financial condition or operating results.

We will incur significant costs to achieve and may not be able to realize the anticipated savings, synergies or revenue enhancements from combining Solo Cup and Sweetheart.

        Even if we are able to integrate successfully the operations of Solo Cup and Sweetheart, we may not be able to realize the cost savings, synergies or revenue enhancements that we anticipate from the integration, either in the amount or the time frame that we currently expect, and the costs of achieving these benefits may be higher than, and the timing may differ from, what we currently expect. Our ability to realize anticipated cost savings, synergies and revenue enhancement may be affected by a number of factors, including the following:

  •
  our ability to effectively eliminate duplicative back office overhead and overlapping and redundant selling, general and administrative functions, rationalize manufacturing capacity and shift production to more economical facilities;

  •
  the anticipated utilization of cash resources on integration and implementation activities over the next four years in order to achieve those cost savings, which could be greater than the $40 million we currently expect and which could offset any such savings and other synergies resulting from the acquisition;

  •
  increases in other expenses, operating losses or problems unrelated to the acquisition, which may offset the cost savings and other synergies from the acquisition or divert resources intended to be used in the integration plan; and

  •
  our ability to avoid labor disruption in connection with the integration of Solo Cup and Sweetheart.

Solo (Illinois) is currently involved in an arbitration with the company to which it outsourced its logistical operations, and we cannot predict the outcome of the arbitration.

        In November 2001, Solo (Illinois) began outsourcing its logistical operations to DSC Logistics, Inc., which we refer to in this prospectus as DSC. Under this outsourcing arrangement, DSC assumed control of substantially all of Solo (Illinois)'s distribution centers and primarily performs customary warehousing and transportation services for Solo (Illinois). As part of this outsourcing arrangement, in November 2001 Solo (Illinois) and DSC executed an agreement, referred to in this prospectus as the DSC agreement, that provides for a five-year term, subject to earlier termination under certain circumstances. After the DSC agreement was executed, disputes arose as to aspects of the agreement, including the amounts Solo (Illinois) would be required to pay to DSC, DSC's customer service obligations and compliance by DSC with various requirements of the DSC agreement. The parties are currently in arbitration.

        DSC recently has claimed that its outsourcing arrangement with Solo (Illinois) entitles DSC to provide customary warehousing and transportation services for Sweetheart and has sought to amend its counterclaim in the arbitration to include Sweetheart and Sweetheart's distribution facilities. In June 2004, Sweetheart filed a declaratory judgment action in the Circuit Court for Baltimore County, Maryland, seeking a declaratory judgment that Sweetheart is not bound by, subject to or obligated under the outsourcing arrangement between DSC and Solo (Illinois) or the pending arbitration. Management believes that there is no contractual basis for DSC's claim. However, there can be no assurance that Sweetheart will succeed in obtaining the declaratory judgment it is seeking.

        Solo Cup Company has expensed all of DSC's charges, including charges paid under protest to DSC. We may not be able to recoup any disputed amounts from DSC, and the DSC agreement may not be terminated or rescinded. Further, if Solo (Illinois) were to terminate the outsourcing arrangement with DSC before the end of the five-year term and DSC prevailed on its theories, we could owe substantial damages to DSC.

        Even if Solo (Illinois) prevails in the arbitration, it is likely that we will incur substantial costs either to transfer our logistical operations in house or to transfer those operations to another third party provider. There may be disruption to our business in connection with any such transfer of Solo (Illinois)'s logistical operations. The disruption caused by termination of this outsourcing arrangement and the resultant costs associated with transferring our logistical operations in house or to a third party provider could have a material adverse effect on our business, financial condition and results of operations.

We operate in a highly competitive environment and may not be able to compete successfully.

        The disposable foodservice products industry is extremely competitive and highly fragmented. We compete for foodservice customers based on price, quality, customer service, breadth of product offering and development partnerships. We compete for consumer customers based on price, brand reputation, quality, product differentiation and innovation. We compete for food packaging customers based on price, product breadth, quality, service and filling equipment capabilities. Our competitors include large multinational companies as well as regional manufacturers. Some of our competitors compete across the full line of our products, while others compete with only some of our products. A few of our competitors are integrated in the manufacture of plastic or paper raw materials which reduces their costs for these materials and gives them greater access to these materials in periods of short supply. Increases in productivity, combined with surplus capacity in the industry, have maintained competitive pricing pressures. Our current or potential competitors may offer products at a lower price or products and service that are superior to ours. In addition, our competitors may be more effective and efficient in integrating new technologies. Our products also compete with metal, glass and other packaging materials, as well as plastic packaging materials made through different manufacturing processes. Any of the factors listed above may cause price reductions, reduced gross margins, decreased sales and reduced ability to attract and retain customers. As a result, we may not be able to compete successfully against our competitors.

Further consolidation in the foodservice and retail industries may adversely affect our profitability.

        Broadline distributors, mass merchandisers, warehouse clubs and our other customers have consolidated and increased in scale. If, as we expect, this trend continues, our customers will likely seek more favorable terms, including pricing, for their purchases of our products, which will limit our ability to raise prices, including to recoup raw material and other cost increases. Sales on terms less favorable to us than our current terms will have an adverse effect on our profitability.

We could be adversely affected by raw material availability and pricing.

        Our principal raw materials include resins, paperboard and bond paper. Periods of short supply for these raw materials may occur. In addition, prices for our raw materials fluctuate. For example, the market index price, as sourced from Chemical Data, Inc. ("CDI"), for high impact polystyrene resin has fluctuated between $0.38/pound and $0.625/pound in the past five years. When raw material prices decrease, our selling prices have historically decreased. When raw material prices increase, our selling prices have historically also increased, although often with a time lag. The impact of raw material price changes is affected by a number of factors, including the level of inventories at the time of price changes, the specific timing and frequency of price changes and the lead and lag time that generally accompanies the implementation of both raw material price changes and subsequent selling price changes. If raw material prices increase and we are unable to pass the price increases on to our customers, our profitability may be adversely affected. For example, in 2003, the price of plastic resin increased by 16%, resulting in lower gross margins, due to our inability, to date, to fully pass along these price increases to our customers. We have not historically employed hedging strategies to limit our exposure to fluctuations in raw material prices on any meaningful level. To the extent that our supply of raw materials is compromised and adequate alternative sources cannot be found, our profitability also may be adversely affected. In the event raw material prices increase over a period of several months, profit margins may be reduced, which could have a material adverse effect on our business, financial condition or results of operations. We cannot project whether the preferences of our customers for the materials used in our products will change over time and what raw materials will be used in the future.

As a result of the exchange offer, we will be subject to financial reporting and other requirements for which our accounting and other management systems and resources may not be adequately prepared.

        As a private company, Solo Cup Company was not subject to reporting and other requirements of the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the Exchange Act. In connection with the offering of the old notes, we agreed to file a registration statement with the SEC with respect to the exchange offer. As a result of this registration, we will be subject to reporting and other obligations under the Exchange Act. In addition, the indenture governing the notes requires that we prepare periodic and other reports that meet the standards applicable to companies required to file reports with the SEC, even if we are not otherwise required to make filings with the SEC. These reporting and other obligations will, together with the impact of the combination of Solo Cup and Sweetheart, place significant demands on our management, administrative and operational resources, including accounting resources. Solo Cup Company has not had an internal audit function, and Solo Cup Company's board of directors has not had a standing audit committee. With respect to Solo Cup Company's 2003 audit, its auditors identified "material weaknesses" relating to internal control, the Company's financial reporting systems and the manner in which Solo Cup Company processed consolidated entries, related principally to Solo Cup Company's reliance on manual processes for identifying and making adjustments and for consolidating financial information, particularly with respect to Solo Cup Company's non-U.S. subsidiaries. We anticipate that we will need to upgrade our systems, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. If we are unable to upgrade our financial and management controls, reporting systems and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired.

We are subject to extensive environmental regulation and significant potential environmental liabilities.

        Our operations are subject to comprehensive and frequently changing federal, state, foreign and local environmental and occupational health and safety laws and regulations, including laws and regulations governing emissions of air pollutants, discharges of waste and storm water, the management of hazardous substances and the disposal of hazardous waste. We are presently, and may in the future be, subject to liability for the investigation and remediation of environmental contamination, including contamination caused by other parties, at properties that we own or operate or that we formerly owned or operated and at other properties where we or our predecessors have arranged for the disposal of hazardous substances. As a result, we are involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. Any present or future investigations and remedial efforts relating to environmental matters could entail material costs or otherwise result in material liabilities. Any amount of future clean up costs and other environmental liabilities could also be material. We need to conduct our operations in compliance with the environmental permits granted by federal, state and local authorities and there are various risks associated with noncompliance with these permits, including cessation of our operations at the noncompliant facilities and significant fines and penalties.

        We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted, or what environmental conditions may be found to exist at our facilities or at third party sites for which we are liable. Enactment of stricter laws or regulations, stricter interpretation of existing laws and regulations or the requirement to undertake the investigation or remediation of currently unknown environmental contamination at our own or third party sites may require us to make additional expenditures, some of which could be material.

        Although we have a limited right, pursuant to the merger agreement, to seek indemnification for Sweetheart's breaches of their representations with respect to existing environmental liabilities identified in the merger agreement, Sweetheart's operations, including past disposal practices, may subject us to potential significant liabilities relating to the investigation and clean-up of contaminated properties and to potential claims alleging personal injury. Sweetheart's environmental liabilities may exceed our estimates and the limited indemnity provided for in the merger agreement may not be sufficient to address these potential liabilities.

Our international operations expose us to risks related to conducting business in multiple jurisdictions outside the United States.

        The international scope of our operations may lead to volatile financial results and difficulties in managing our business. Solo Cup Company generated 20.8% of its net sales outside the United States for the year ended December 31, 2003, and Sweetheart generated 6.8% of its net sales outside the United States for Fiscal 2003. We anticipate that international sales may grow as a percentage of net sales. We have committed resources to expanding our international operations and sales channels and these efforts may not be successful. International sales and operations are subject to a number of risks, including:

  •
  exchange rate fluctuations;

  •
  social and political turmoil, official corruption and civil unrest;

  •
  restrictive governmental actions such as the imposition of trade quotas and restrictions on transfers of funds;

  •
  changes in non-U.S. labor laws and regulations affecting our ability to hire, retain or dismiss employees;

  •
  the need to comply with multiple and potentially conflicting laws and regulations;

  •
  preference for locally branded products, and laws and business practices favoring local competition;

  •
  greater difficulty in managing inventory;

  •
  less effective protection of intellectual property;

  •
  difficulties and costs of staffing, managing and accounting for foreign operations;

  •
  unfavorable business conditions or economic instability in any particular country or region; and

  •
  difficulty in obtaining distribution and support.

        Our exposure to currency exchange rate fluctuations results primarily from the translation exposure associated with the preparation of our consolidated financial statements, as well as from transaction exposure associated with generating revenues and incurring expenses in different currencies. While our consolidated financial statements are reported in U.S. dollars, the financial statements of our subsidiaries outside the United States are measured using the local currency as the functional currency and translated into U.S. dollars by applying an appropriate exchange rate. As a result, fluctuations in the exchange rate of the U.S. dollar relative to the local currencies in which our subsidiaries outside the United States report could cause significant fluctuations in our consolidated results. We record sales and expenses in a variety of currencies. While our expenses with respect to foreign operations are generally denominated in the same currency as the corresponding sales, we have transaction exposure to the extent our receipts and expenditures are not offsetting in any currency. Moreover, the costs of doing business abroad may increase as a result of adverse exchange rate fluctuations. In addition, we may lose customers if exchange rate fluctuations, currency devaluation or economic crises increase the local currency price of our products or reduce our customers' ability to purchase our products. If we are unable to maintain adequate long-term strategies to manage the operational challenges associated with our international activities, our business, financial condition or results of operations could be materially and adversely affected.

The loss of the services of our key management and personnel could adversely affect our business.

        We believe that our ability to successfully implement our business strategy and to operate profitably depends on the continued employment of some members of our senior management team. If these members of the management team become unable or unwilling to continue in their present positions, our business, financial condition or results of operations could be materially adversely affected. In addition, our continued growth depends on our ability to attract and retain experienced key employees.

If we are unable to improve existing products and develop new products, our sales and industry position may suffer.

        We believe that our future success will depend, in part, upon our ability to continue making innovations in our existing products and to develop, manufacture and market new products. This will depend, in part, on the success of our research and development and engineering efforts, our ability to expand or modify our manufacturing capacity and the extent to which we convince customers and consumers to accept our new products. If we fail to successfully introduce, market and manufacture new products or product innovations and differentiate our products from those of our competitors, our ability to maintain or expand our net sales and to maintain or enhance our industry position could be adversely affected, which in turn could materially adversely affect our business, financial condition or results of operations.

We are controlled by the stockholders of Solo Cup Investment Corporation, the interests of which may conflict with yours.

        All of our outstanding capital stock is owned by our parent company, Solo Cup Investment Corporation. Holders of Solo (Illinois)'s voting stock immediately prior to the transactions, through their voting interests in SCC Holding Company LLC, control 100% of the outstanding common stock of Solo Cup Investment Corporation, and Vestar Capital Partners holds 99.6% of the outstanding convertible preferred stock of Solo Cup Investment Corporation, with the balance of the convertible preferred stock held by members of our management.

        The Solo Cup Investment Corporation convertible preferred stock is currently convertible at any time, at the option of the holders of the convertible preferred stock, into 32.7% of the common stock of Solo Cup Investment Corporation. The convertible preferred stock is entitled to vote on all matters to be voted upon by holders of common stock, voting together with the holders of common stock as a single class. Holders of a majority of the outstanding shares of convertible preferred stock, voting as a separate class, are entitled to elect two individuals to the board of directors of Solo Cup Investment Corporation and the issuer, which each initially has seven members. Upon the occurrence of specified events, including specified events of default, if Solo Cup Investment Corporation substantially underperforms based on financial covenants, including minimum EBITDA targets and maximum leverage ratios, or if Solo Cup Investment Corporation fails to redeem the convertible preferred stock or other equity securities issued pursuant thereto held by Vestar Capital Partners and certain transferees on or prior to the seventh anniversary of the issue date of the convertible preferred stock, holders of the securities subject to redemption would be entitled to elect persons constituting a majority of the board of directors of Solo Cup Investment Corporation. If Vestar Capital Partners acquires control of Solo Cup Investment Corporation, the indenture provision regarding a change of control would not be triggered; therefore, the issuer would not be obligated to offer to repurchase the notes under those circumstances. See "Arrangements with Vestar Capital Partners—Terms of the Convertible Preferred Stock" and "Arrangements with Vestar Capital Partners—Stockholders' Agreement" for a more detailed description of the terms of the convertible preferred stock of Solo

Cup Investment Corporation and Vestar Capital Partners' role in the management of Solo Cup Investment Corporation. See "Security Ownership" and "Arrangements with Vestar Capital Partners—Stockholders' Agreement" for more information regarding the ownership of Solo Cup Investment Corporation.

        The interests of SCC Holding Company LLC and the holders of the Solo Cup Investment Corporation's convertible preferred stock, including Vestar Capital Partners, could conflict with yours. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of these indirect equity holders of ours might conflict with your interests as a noteholder. Solo Cup Investment Corporation's stockholders may also have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though the transactions might involve risks to you as a holder of the notes. In addition, SCC Holding Company LLC or its affiliates and Vestar Capital Partners or its affiliates may in the future own businesses that directly compete with ours. While we will become subject to some of the provisions of the Sarbanes-Oxley Act of 2002 when the exchange offer is complete, these provisions will not require us to have independent directors. There are no plans at this time to appoint any independent directors to the issuer's board of directors.

The loss of one or more of our principal customers could have a material adverse effect on our business, financial condition or results of operations.

        We have a number of large customers which account for a significant portion of our net sales. On a pro forma basis, based on data for Solo Cup Company's and Sweetheart's respective fiscal years ended in 2003, our five largest customers represented approximately 28% of net sales, with no one customer accounting for more than 7.5% of net sales. The loss of one or more of our large customers could have a material adverse effect on our business, financial condition or results of operations. In line with industry practice, we generally do not have long-term sales agreements with customers.

Prolonged work stoppages at plants with union employees could adversely affect our results and jeopardize our business and financial position.

        As of March 31, 2004, 17% of our employees were covered by one or more collective bargaining agreements. This percentage may increase in the future. These collective bargaining agreements have staggered expirations over the next five years. Although we consider our employee relations to be generally good, a prolonged work stoppage or strike at any facility with union employees could have a material adverse effect on our business, financial condition or results of operations. In addition, upon the expiration of existing collective bargaining agreements, new agreements may not be reached without union action and any new agreements may not be on terms satisfactory to us.

We may make other acquisitions and consequently face integration, management diversion and other risks.

        We may pursue additional acquisitions in the future. Any future acquisitions could be of significant size and may involve either domestic or international parties. To acquire and integrate a separate organization would divert management attention from other business activities. This diversion, together with other difficulties we may encounter in integrating an acquired business, could have a material adverse effect on our business, financial condition or results of operations. Moreover, we may not realize any of the anticipated benefits of an acquisition and integration costs may exceed anticipated amounts. In connection with future acquisitions, we may also assume the liabilities of the businesses we acquire. These liabilities could materially and adversely affect our business and financial condition.

We may not be able to adequately protect our intellectual property and other proprietary rights.

        We rely on a combination of contractual provisions, confidentiality procedures and agreements, and patent, trademark, copyright, unfair competition, trade secrecy and other intellectual property laws to protect our intellectual property and other proprietary rights. Such measures may not provide adequate protection and may not prevent our competitors from gaining access to our intellectual property and proprietary information or independently developing technologies that are substantially equivalent or superior to our technology, which could harm our competitive position and could have a material adverse effect on our business, financial condition or results of operations. Furthermore, we cannot assure you that any pending patent application or trademark application held by us will result in an issued patent or registered trademark, or that any issued or registered patents or trademarks will not be challenged, invalidated, circumvented or rendered unenforceable.

        Litigation may be necessary to enforce our intellectual property rights and protect our proprietary information, or to defend against claims by third parties that our products infringe their intellectual property rights. Any litigation or claims brought by or against us, whether with or without merit, or whether successful or not, could result in substantial costs and diversion of our resources, which could have a material adverse effect on our business, financial condition or results of operation. Any intellectual property litigation or claims against us could result in the loss or compromise of our intellectual property and proprietary rights, could subject us to significant liabilities, require us to seek licenses on unfavorable terms, prevent us from manufacturing or selling products and require us to redesign or, in the case of trademark claims, rename our products, any of which could have a material adverse effect on our business, financial condition or results of operations.

Risks Relating to the Notes

Our significant debt could adversely affect our financial health and prevent the issuer and the guarantors from fulfilling their obligations under the notes and the guarantees.

        We have a significant amount of debt. As of March 31, 2004, we had total debt of $1,039.1 million, of which $325.0 million consisted of the notes and $703.0 million consisted of borrowings under our credit facilities.

        Our high level of debt could have important consequences to you, including the following:

  •
  requiring that we use a large portion of our cash flow to pay principal and interest on the notes, the credit facilities and our other debt, which will reduce the availability of cash to fund working capital, capital expenditures, research and development and other business activities;

  •
  increasing our vulnerability to general adverse economic and industry conditions;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  •
  restricting us from making strategic acquisitions or exploiting business opportunities;

  •
  making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

  •
  placing us at a competitive disadvantage relative to competitors that have less debt; and

  •
  limiting our ability to borrow additional funds, dispose of assets or pay cash dividends.

        In addition, a substantial portion of our debt bears interest at variable rates. If market interest rates increase, debt service on our variable-rate debt will rise, which would adversely affect our cash flow. Although our credit facilities require us to employ hedging strategies such that not less than 50% of our total debt carries a fixed rate of interest for a period of three years following the consummation of the transactions, any hedging agreements put in place may not offer complete protection from this risk. Additionally, the remaining portion of the credit facilities are not hedged and, therefore, are subject to changes in interest rates.

Our ability to incur substantially more debt could further exacerbate the risks associated with our current significant level of debt.

        We may be able to incur substantial additional debt in the future. Although the indenture governing the notes and the terms of our credit facilities contain restrictions on the incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions, and debt incurred in compliance with these restrictions could be substantial. In addition, we may refinance all or a portion of our debt, including borrowings under our credit facilities, and incur more debt as a result. As of March 31, 2004, our credit facilities permitted additional borrowing of up to $94.7 million (after giving effect to outstanding letters of credit). If we incur new debt, the significant risks described above would intensify.

Your right to receive payments on the notes will be junior to the issuer's existing and future senior indebtedness, and the guarantees of the notes will be junior to all of the guarantors' existing and future senior indebtedness.

        The notes and the guarantees rank behind all of the issuer's and the guarantors' existing and future senior indebtedness. As of March 31, 2004, the notes were subordinated to $703.0 million of senior debt, all of which represented borrowings under our credit facilities, and the guarantees were subordinated to $703.0 million of senior debt, all of which represented guarantees of borrowings under the credit facilities. In addition, the credit facilities permitted up to $94.7 million of additional borrowings (after giving effect to outstanding letters of credit), subject to compliance with the covenants and conditions to borrowing under the credit facilities, which borrowings would be senior to the notes and the guarantees. We are permitted to incur substantial other indebtedness, including senior debt, in the future.

        As a result of this subordination, upon any distribution to creditors of property of the issuer or the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding, the holders of the issuer's senior debt and the senior debt of the guarantors are entitled to be paid in full in cash before any payment may be made with respect to the notes or the guarantees. In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on senior debt and may be blocked for up to 179 consecutive days in the event of specified non-payment defaults on designated senior debt. In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to the issuer or the guarantors, the indenture relating to the notes requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid instead to holders of senior debt until the holders of senior debt are paid in full. As a result, holders of the notes may not receive all amounts owed to them and may receive less, ratably, than holders of trade payables and other unsubordinated indebtedness.

Our secured creditors will be entitled to be paid in full from the proceeds of our pledged assets before those proceeds will be available for payment on the notes.

        Holders of our secured debt have claims that are prior to your claims as a holder of the notes up to the value of the assets and shares of capital stock securing the secured debt. In particular, the issuer and the guarantors are parties to our credit facilities, which are secured by substantially all of their assets and shares of capital stock. In the event that our secured creditors exercise their rights with respect to our pledged assets and shares of capital stock, our secured creditors would be entitled to be repaid in full from the proceeds of those assets and shares of capital stock before those proceeds would be available for distribution to other creditors, including holders of the notes. As of March 31, 2004, we had $706.9 million of secured debt and approximately $94.7 million available for additional borrowings under our credit facilities (after giving effect to outstanding letters of credit). The indenture governing the notes also permits us to incur additional secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured debt will have prior claim to those of our assets that constitute their collateral. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes.

We will require a significant amount of cash to service our debt. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our debt, including the notes, and to fund planned capital expenditures and research and development efforts, will depend on our ability to generate cash. Our ability to generate cash is subject to economic, financial, competitive, legislative, regulatory and other factors that may be beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit facilities or otherwise in an amount sufficient to enable us to pay our debt, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt, including the notes, on or before maturity. We might be unable to refinance any of our debt, including our credit facilities or the notes, on commercially reasonable terms or at all.

The terms of our debt impose restrictions on us that may affect our ability to operate our business successfully and to make payments on the notes.

        The indenture governing the notes and/or the agreement governing our credit facilities contain covenants that, among other things, limit our ability to:

  •
  borrow money, guarantee debt and, in the case of restricted subsidiaries, sell preferred stock;

  •
  create liens;

  •
  pay dividends on or redeem or repurchase stock;

  •
  make capital expenditures and specified types of investments;

  •
  sell stock in restricted subsidiaries;

  •
  restrict dividends or other payments from restricted subsidiaries;

  •
  enter into transactions with affiliates; and

  •
  sell assets or merge with other companies.

        The credit facilities also require us to comply with specified financial ratios and tests, including, but not limited to, a maximum consolidated leverage ratio, a maximum amount of capital expenditures, and a minimum consolidated interest coverage ratio.

        These covenants could materially and adversely affect our ability to finance our future operations or capital needs. Furthermore, they may restrict our ability to expand, to pursue our business strategies and otherwise to conduct our business. Our ability to comply with these covenants may be affected by circumstances and events beyond our control, such as prevailing economic conditions, declines in our operating performance and changes in regulations, and we cannot be sure that we will be able to comply. A breach of these covenants could result in a default under the indenture governing the notes and/or the credit facilities. If there were an event of default under the indenture governing the notes and/or under the credit facilities, the affected creditors could cause all amounts borrowed under these instruments to be due and payable immediately. Additionally, if we fail to repay the debt under our credit facilities when it becomes due, the lenders under the credit facilities could proceed against the assets and capital stock which we have pledged to them as security. Our assets and cash flow might not be sufficient to repay our outstanding debt in the event of a default.

The cash we generate may not be available to satisfy the issuer's obligations under the notes or the guarantors' obligations under their guarantees.

        The issuer of the notes is a holding company conducting all of its operations through subsidiaries. These subsidiaries are the issuer's primary source of funds for debt payments. Similarly, the guarantors of the notes, even if they are operating companies that generate cash, may rely at least in part on subsidiaries of their own as a source of funds to meet any obligations that might arise under their guarantees. Generally, the ability of a subsidiary to make cash available to its parent is affected by its own operating results and is subject to applicable laws and contractual restrictions contained in its leases and debt instruments. Although the indenture governing the notes limits the extent to which subsidiaries may agree to restrictions on their ability to make dividend and other payments to their parent companies, these limitations are subject to significant qualifications and exceptions. Moreover, there may be restrictions on payments by subsidiaries to their parent companies under applicable laws, including laws that require companies to maintain minimum amounts of capital and to make payments to shareholders only from profits. As a result, although a subsidiary of the issuer or a subsidiary of a guarantor may have cash, the issuer or that guarantor may not be able to obtain that cash to satisfy its obligations under the notes or its guarantee, as applicable.

Not all of the issuer's subsidiaries guarantee the notes. The assets of the non-guarantor subsidiaries are subject to the prior claims of all creditors of those non-guarantor subsidiaries.

        The notes are obligations solely of the issuer, and each guarantee of the notes is the obligation solely of the applicable guarantor. Not all of the issuer's direct and indirect subsidiaries guarantee the notes. Except to the extent of the guarantees given by those subsidiaries of the issuer that are guarantors of the notes, holders of the notes cannot demand payment from the issuer's subsidiaries. The assets of the non-guarantor subsidiaries are subject to the prior claims of all their creditors, including trade creditors. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding to which a non-guarantor subsidiary is subject, holders of its liabilities, including its trade creditors, will generally be entitled to payment on their claims from assets of that subsidiary before any of its assets are made available for distribution to the issuer or subsidiaries of the issuer that are guarantors of the notes.

        For the quarter ended March 31, 2004, the non-guarantor subsidiaries had net sales of $37.6 million, or 11.5% of Solo Cup Company's consolidated net sales for the period, and operating income of $2.1 million, while Solo Cup Company experienced a consolidated operating loss of $8.8 million for the period. As of March 31, 2004, the non-guarantor subsidiaries had assets of $153.8 million, or 8.4% of our consolidated assets. Under some circumstances, the terms of the notes and our credit facilities will permit the non-guarantor subsidiaries to incur additional debt.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.

        Upon specified events constituting a change of control, as that term is defined in the indenture governing the notes, including a change of control caused by an unsolicited transaction initiated by a third party, we will be required to make an offer in cash to repurchase all or any part of each holder's notes at a price equal to 101% of the principal of the notes, plus accrued interest and liquidated damages, if any, thereon. The source of funds for any repurchase would be available cash or cash generated from operations or other sources, including borrowings, sales of equity or funds provided by a new controlling person or entity. Sufficient funds might not be available at the time of any change of control to repurchase all tendered notes as required. Our failure to offer to repurchase notes, or to repurchase notes tendered, following a change of control will result in a default under the indenture governing the notes, which could lead to a cross-default under our credit facilities. This could result in the acceleration of that debt and our having to repay it immediately. In addition, our credit facilities would either prohibit or effectively prohibit us from repurchasing notes following a change of control.

Therefore, prior to repurchasing the notes on a change of control event, we must either repay outstanding debt under our credit facilities or obtain the consent of the lenders under those facilities. If we do not obtain the required consents or repay our outstanding debt under our credit facilities, we would remain effectively prohibited from offering to repurchase the notes. In addition, some important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a change of control under the indenture. See "Description of New Notes—Repurchase at the Option of Holders—Change of Control."

Laws governing the rights of debtors and creditors could impede enforcement of the guarantees under some circumstances.

        Any guarantee of the notes by a subsidiary of the issuer may be subject to review under federal bankruptcy law or federal and state fraudulent transfer laws. While the relevant laws may vary from state to state, under these laws any guarantee of the notes by a subsidiary of the issuer will generally be a fraudulent conveyance if the guarantor (1) incurred the indebtedness represented by the guarantee with the intent of hindering, delaying or defrauding creditors or (2) received less than reasonably equivalent value or fair consideration in return for incurring the indebtedness represented by the guarantee and, in the case of (2) only, the subsidiary guarantor, as the case may be:

  •
  was insolvent, or became insolvent, when it incurred that indebtedness;

  •
  was left with an unreasonably small amount of capital on account of incurring that indebtedness; or

  •
  intended to, or believed that it would, be unable to pay its debts as they matured.

        Generally, an entity will be considered insolvent if:

  •
  the sum of its debts is greater than the fair value of its property;

  •
  the present fair value of its assets is less than the amount that it will be required to pay on its existing debts as they become due; or

  •
  it cannot pay its debts as they become due.

        If any guarantee were a fraudulent conveyance, a court could, among other things, void the applicable guarantor's obligations under its guarantee and require the repayment of any amounts paid to the holders of the notes under the guarantee, as applicable.

        We believe that immediately after issuance of the guarantees, each of the guarantors will be solvent, will have sufficient capital to carry on its respective business and will be able to pay its respective debts as they mature. We cannot be sure, however, what standard a court would apply or what conclusions a court would reach with regard to these issues.

        Solo Cup (UK) Limited, Insulpak Holdings Limited and Solo Cup Europe Limited, which will guarantee the new notes and which are referred to in this prospectus as the U.K. guarantors, are organized under the laws of England and Wales and are therefore subject to, without limitation, insolvency laws of the United Kingdom. The ability of unsecured creditors of the U.K. guarantors to participate in, and achieve recovery under, U.K. insolvency proceedings is generally more limited than under U.S. bankruptcy law. Therefore, if any U.K. guarantor becomes subject to insolvency proceedings in the United Kingdom or in any other jurisdiction in which the ability of unsecured creditors to participate in, and achieve recovery under, insolvency proceedings is generally more limited than under U.S. bankruptcy law, your ability to recover from that guarantor may be more limited than if that guarantor were a U.S. company.

        Under English insolvency law, if a company goes into liquidation or administration, the liquidator or administrator of a company may apply to the court to rescind a transaction entered into by a company at undervalue if the company is unable to pay its debts (as defined in the relevant English statute) at the time of, or as a consequence of, the transaction and enters into liquidation or administration within two years after the completion of the transaction. Where a transaction is between connected persons, the insolvency is presumed. A transaction might be so challenged if it involved a gift by the relevant company or if the relevant company received consideration of significantly lower value than the benefit given. A court generally will not intervene, however, if the relevant company has entered into a transaction in good faith for the purposes of continuing its business and if there were reasonable grounds for believing the transaction would benefit that company. We believe that the guarantees by U.K. guarantors were provided in good faith for the purposes of continuing the business of the issuer and the U.K. guarantors and that there are reasonable grounds for believing that the transaction will benefit the issuer and the U.K. guarantors. The provision of the guarantees by U.K. guarantors could, however, be challenged by a liquidator or administrator and a court might not support management's analysis.

        Where it can be shown that a transaction was at an undervalue and was made for the purposes of putting assets beyond the reach of a person who is making, or may make, a claim against a company, or of otherwise prejudicing the interests of a person in relation to the claim, the transaction may be set aside by the court as a transaction defrauding creditors. This provision may be used by any person who claims to be a "victim" of the transaction and is not therefore limited to liquidators or other insolvency officers. There is no statutory time limit in the English insolvency legislation within which the challenge must be made and the relevant company does not need to be insolvent at the time of the transaction.

The market price for the notes may be volatile.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes, if any, may be subject to similar disruptions, which could adversely affect the value of your notes.

Risks Associated with the Exchange Offer

Any outstanding old notes after the consummation of the exchange offer will continue to be subject to existing transfer restrictions, and the holders of old notes after the consummation of the exchange offer may not be able to sell their old notes.

        We did not register the old notes under the Securities Act or any state securities laws, nor do we intend to register the old notes after the exchange offer. As a result, the old notes may only be transferred in limited circumstances under the securities laws. If you do not exchange your old notes in the exchange offer, you will lose your right to have the old notes registered under the Securities Act, subject to limitations. If you continue to hold old notes after the exchange offer, you may be unable to sell the old notes. Old notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to existing transfer restrictions.

Lack of an active market for the new notes may adversely affect the liquidity and market price of the new notes.

        While the old notes are presently eligible for trading in the PORTAL® Market, there is no existing market for the new notes. We do not intend to apply for a listing of the new notes on any securities exchange. We do not know if an active public market for the new notes will develop or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and liquidity of the new notes may be adversely affected. We cannot make any assurances regarding the liquidity of the market for the new notes, the ability of holders to sell their new notes or the price at which holders may sell their new notes. In addition, the liquidity and the market price of the new notes may be adversely affected by changes in the overall market for securities similar to the new notes, by changes in our financial performance or prospects and by changes in conditions in our industry.

If you fail to comply with the procedures for tendering old notes, your old notes may remain outstanding after the consummation of the exchange offer.

        The new notes will be issued in exchange for the old notes only after timely receipt by the exchange agent of the old notes or a book-entry confirmation related thereto, or compliance with requirements for guaranteed delivery, a properly completed and executed letter of transmittal or an agent's message, and all other required documentation. If you want to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent are under any duty to give you notification of defects or irregularities with respect to tenders of old notes for exchange. Old notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the old notes in the exchange offer to participate in a distribution of the new notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections of this prospectus entitled "The Exchange Offer" and "Plan of Distribution and Selling Restrictions."

THE TRANSACTIONS

Overview

        On February 27, 2004, effective February 22, 2004, Solo Cup Company acquired 100% of the equity of SF Holdings Group, Inc. The acquisition, the leased asset purchase and the repayment of all the then-outstanding indebtedness of Solo Cup and Sweetheart, except for certain indebtedness relating to our Japanese operations, and the payment of related fees and expenses were financed with the proceeds from the offering of the old notes, borrowings under our credit facilities and the contribution to the common equity capital of the issuer by Solo Cup Investment Corporation of the net proceeds from the issuance and sale of shares of convertible preferred stock of Solo Cup Investment Corporation. As a result of the transactions, Solo (Illinois) and SF Holdings Group, Inc. are now direct, wholly-owned subsidiaries of the issuer.

Acquisition and Leased Asset Purchase

Acquisition

        The aggregate purchase price, inclusive of transaction fees, for the acquisition of SF Holdings Group, Inc. was $697.9 million, excluding $217.1 million relating to the leased asset purchase as described below, subject to a post-closing working capital adjustment. This aggregate purchase price consisted of amounts applied to purchase all of the common stock and common stock equivalents of SF Holdings Group, Inc., to repay all the then-outstanding debt of Sweetheart and to purchase and cancel the preferred stock of SF Holdings Group, Inc.

        At the closing of the acquisition, $15.0 million of the acquisition consideration was placed in a retention escrow fund for a post-closing working capital adjustment to the purchase price, based on changes in SF Holdings Group, Inc.'s consolidated working capital and for post-closing claims by us for indemnification. Under the acquisition agreement, which contains customary representations, warranties and covenants, we are indemnified, subject to specified exceptions, for losses arising from breaches by SF Holdings Group, Inc. of its representations, warranties, covenants and agreements in the acquisition agreement, but only to the extent of the funds held in the retention escrow fund. The $15.0 million placed in the retention escrow fund at closing will be reduced to zero through up to five periodic releases over a period of two years after the closing of the acquisition. Claims for breaches of representations and warranties are subject to a $2.0 million aggregate deductible, subject to specified exceptions, and a two-year limit. We and representatives of the selling stockholders of SF Holdings Group, Inc. are in the process of determining the final working capital adjustment.

Leased Asset Purchase

        In addition, we purchased from the lessors certain leased manufacturing equipment and other assets that Sweetheart used in its operations prior to the acquisition for an aggregate cash purchase price of approximately $209.1 million, plus $8.0 million of accrued rent on the leases and the payment of documentation expenses.

Equity Investment

        On February 27, 2004, Solo Cup Investment Corporation received $229.6 million, net of associated fees and expenses, from the issuance of $240.0 million initial aggregate liquidation preference of its convertible preferred stock to Vestar Capital Partners. On February 27, 2004, Solo Cup Investment Corporation contributed $229.6 million to the common equity capital of the issuer. See "Arrangements with Vestar Capital Partners—Terms of the Convertible Preferred Stock" for a description of the terms of the convertible preferred stock of Solo Cup Investment Corporation and "Security Ownership" for information regarding the ownership of Solo Cup Investment Corporation.

        Solo Cup Investment Corporation is the owner of all of the capital stock of the issuer. As a result of its ownership of the convertible preferred stock described above, which will be convertible into Solo Cup Investment Corporation common stock, Vestar Capital Partners controls 32.7% of the voting stock of Solo Cup Investment Corporation, has designated two of Solo Cup Investment Corporation's seven directors (and in some circumstances will have the right to designate a majority of the directors, including the chairman of the board) and has the ability, by withholding its approval, to block specified business activities by us. In addition, pursuant to the stockholders' agreement, Vestar is entitled to appoint two of the seven directors of the issuer.

        Solo Cup Investment Corporation received, and contributed to the issuer, the shares of Solo (Illinois) and the shareholders of Solo (Illinois) immediately prior to the consummation of the acquisition received, directly or indirectly, 100% of the common stock of Solo Cup Investment Corporation, representing 67.2% of Solo Cup Investment Corporation's voting stock. These shareholders hold their shares of Solo Cup Investment Corporation common stock through SCC Holding Company LLC, in which they will own membership interests corresponding to their pre-transactions ownership of Solo (Illinois) voting and non-voting common stock.

Financings

        As described elsewhere in this prospectus, the issuer issued the old notes in an aggregate principal amount of $325.0 million. The old notes are guaranteed by the issuer's domestic subsidiaries, with certain exceptions. For purposes of the note guarantees, the term "domestic subsidiaries" includes, subject to exceptions, non-U.S. subsidiaries that are not either controlled foreign corporations, as defined under the U.S. Internal Revenue Code, or subsidiaries of controlled foreign corporations.

        In connection with the acquisition, the issuer entered into new credit facilities with a syndicate of lenders. The credit facilities consist of a secured revolving credit facility in the amount of $150.0 million, which expires in 2010, and a secured term loan facility in the amount of $650.0 million, which becomes due and payable pursuant to an amortization schedule with the final payment being due in 2011. The credit facilities are guaranteed by Solo Cup Investment Corporation and, with certain exceptions, by the issuer's domestic subsidiaries. In addition, Solo Cup Investment Corporation's guarantee is secured by the capital stock of the issuer, borrowings under the credit facilities are secured by substantially all the assets of, and shares of capital stock held by, the issuer, and each guarantee by a subsidiary guarantor under the credit facilities is secured by substantially all the assets of, and shares of capital stock held by, the applicable subsidiary guarantor.

        See "Description of Other Indebtedness—Credit Facilities" for additional details concerning the terms of the credit facilities.

Our Structure

        The following chart illustrates our ownership and corporate structure:

(1)
Represents persons who were the shareholders of Solo (Illinois) immediately prior to the transactions. The voting and non-voting membership interests of SSC Holding Company LLC are owned by John F. and Robert L. Hulseman and their respective children in the same proportions in which those individuals held the voting and non-voting stock of Solo Cup Company immediately prior to the transactions.

(2)
Represents shares of convertible preferred stock of Solo Cup Investment Corporation held by executive officers of the issuer.

USE OF PROCEEDS

        We will not receive any proceeds from the exchange offer. Because we are exchanging the new notes for the old notes, which have substantially identical terms, the issuance of the new notes will not result in any increase in our indebtedness. The exchange offer is intended to satisfy our obligations under the registration rights agreement. Gross proceeds from the offering of the old notes were $325.0 million. The net proceeds from the issuance of the old notes were approximately $311.7 million after deducting the initial purchasers' discount and offering expenses. The net proceeds from the offering of the old notes, together with the proceeds from the other financings described in this prospectus, were used to finance the transactions as described under "The Transactions" and for general corporate purposes.

CAPITALIZATION

        The following table sets forth the issuer's unaudited consolidated cash and cash equivalents and capitalization as of March 31, 2004. You should read this table in conjunction with "Unaudited Pro Forma Condensed Combined Financial Statements," "Selected Financial Data," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Solo Cup Company's audited and unaudited consolidated financial statements and related notes, in each case included elsewhere in this prospectus.

March 31, 2004
(in millions)
Cash and cash equivalents	$15.3

Total debt:
Credit facilities:
Revolving credit facility(1)	$53.0
Term loan facility	650.0
Other debt(2)	11.1
8 1/2% Senior Subordinated Notes due 2014	325.0

Total debt	1,039.1
Total shareholders' equity	410.9

Total capitalization	$1,450.0

(1)
The credit facilities provide for $150.0 million of revolving borrowings. At March 31, 2004 we had $2.3 million of outstanding letters of credit and $94.7 million available for borrowing under the revolving portion of the credit facilities.

(2)
As of March 31, 2004, our other debt consisted of $3.9 million of capital lease obligations and $7.2 million of Yen-denominated borrowings under short-term lines of credit, in each case related to our operations in Japan.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2003 and the quarter ended March 31, 2004 are based on the consolidated financial statements of Solo Cup Company and Sweetheart after giving effect to the transactions, including the acquisition of Sweetheart and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. As the transaction occurred during the quarter ended March 31, 2004, the balance sheet as presented within the interim financial statements included elsewhere within this document reflects the effects of the transactions, and therefore a pro forma balance sheet is not presented.

        The unaudited pro forma condensed combined financial statements present the most recent fiscal year and interim period of Solo Cup Company, the acquirer, whose fiscal year is on a calendar year basis. Sweetheart's fiscal year was either a fifty-two or fifty-three week period ending on the last Sunday in September. As a result, Sweetheart's operations presented for the fifty-two weeks ended December 31, 2003 were derived from the operations for the fifty-two weeks ended September 28, 2003, plus the operations for the thirteen weeks ended December 28, 2003, less the operations for the thirteen weeks ended December 29, 2002. The unaudited pro forma condensed combined statements of operations exclude non-recurring items directly attributable to the transactions.

        The unaudited condensed combined financial statements are based on preliminary estimates and assumptions set forth in the accompanying notes. Pro forma adjustments are necessary to reflect the estimated purchase price and the new debt and equity structure and to adjust amounts related to Sweetheart's assets and liabilities to their fair values, pending final valuations. Pro forma adjustments are also necessary to reflect the changes in depreciation and amortization expense resulting from fair value adjustments to assets, interest expense due to the new debt structure and income taxes due to the change in Solo Cup Company's tax status as a result of the transactions as well as the tax effect related to the pro forma adjustments.

        The pro forma adjustments and allocation of purchase price are preliminary and are based on the fair value of the assets acquired and liabilities assumed. The final purchase price allocation will be completed after certain actuarial valuations and working capital adjustments are finalized.

        The unaudited pro forma condensed combined financial statements should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes of Solo Cup Company and Sweetheart included elsewhere in this prospectus.

        The pro forma adjustments, as described in the notes to the unaudited pro forma condensed combined financial statements, are based on currently available information and certain adjustments that we believe are reasonable. They are not necessarily indicative of our combined financial position or results of operations that would have occurred had the transactions taken place on the dates indicated, nor are they necessarily indicative of our future consolidated financial position or the results of operations.

Unaudited Pro Forma Condensed Combined Statement of Operations
Year Ended December 31, 2003
(in millions)

	Historical Solo Cup Company Year Ended December 31, 2003	Historical Sweetheart Fifty-Two Weeks Ended December 28, 2003	Pro Forma Adjustments		Condensed Combined Pro Forma Year Ended December 31, 2003
Net sales	$879.7	$1,309.1	$—		$2,188.8
Cost of goods sold	768.7	1,137.8	(10.7)	(a)	1,895.8

Gross profit	111.0	171.3	10.7		293.0
Selling, general and administrative and other operating expenses	99.1	103.6	15.9	(b)	218.6

Operating income	11.9	67.7	(5.2)		74.4

Other income (expense):
Interest expense, net	(14.4)	(55.1)	15.9	(c)	(53.6)
Loss on debt extinguishment	—	(2.8)	—		(2.8)
Foreign currency exchange gain	2.8	—	—		2.8
Other, net	0.3	—	—		0.3

Total other expense	(11.3)	(57.9)	15.9		(53.3)

Income before income taxes and minority interest	0.6	9.8	10.7		21.1
Income tax benefit (expense)	(3.2)	(3.8)	(1.3)	(d)	(8.3)
Minority interest	(0.1)	(0.2)	—		(0.3)

Income (loss) from continuing operations	$(2.7)	$5.8	$9.4		$12.5

See accompanying notes to the unaudited pro forma condensed combined statements of operations.

Unaudited Pro Forma Condensed Combined Statement of Operations
Quarter Ended March 31, 2004
(in millions)

	Historical Solo Cup Company Quarter Ended March 31, 2004	Historical Sweetheart Thirteen Weeks Ended March 28, 2004	Pro Forma Adjustments		Condensed Combined Pro Forma Quarter Ended March 31, 2004
Net sales	$197.9	$296.9	$—		$494.8
Cost of goods sold	180.0	270.2	(1.8)	(a)	448.4

Gross profit	17.9	26.7	1.8		46.4
Selling, general and administrative and other operating expenses	34.3	34.4	(7.4)	(b)	61.3

Operating income (loss)	(16.4)	(7.7)	9.2		(14.9)

Other income (expense):
Interest expense, net	(34.3)	(10.5)	31.0	(c)	(13.8)
Loss on debt extinguishment	(0.9)	—	—		(0.9)
Foreign currency exchange gain	1.0	0.4	—		1.4
Other, net	(0.8)	—	—		(0.8)

Total other expense	(35.0)	(10.1)	31.0		(14.1)

Income before income taxes and minority interest	(51.4)	(17.8)	40.2		29.0
Income tax benefit (expense)	(9.2)	7.1	13.7	(d)	11.6
Minority interest	—	—	—		—

Income (loss) from continuing operations	$(60.6)	$(10.7)	$53.9		$(17.4)

See accompanying notes to the unaudited pro forma condensed combined statements of operations.

Notes to Unaudited Pro Forma Condensed Combined Statements of Operations
(in millions)

        The unaudited pro forma condensed combined statements of operations for the quarter ended March 31, 2004 and the year ended December 31, 2003 include adjustments necessary to reflect the estimated effect of the transactions as if they had occurred on January 1, 2003.

        The non-recurring charges directly resulting from the transactions of $54.3 million incurred during the quarter ended March 31, 2004 have been excluded from the unaudited pro forma condensed combined statements of operations. This amount is comprised of the following, net of applicable income taxes (in millions):

One-time retention payments(1)	$6.1
Prepayment penalties on debt extinguishments	18.4
Subchapter C corporation tax election	29.8

$54.3

  1.
  Represents management retention payments made during February, 2004 before the acquisition to key employees by Sweetheart's prior owners.

(a)
Reflects pro forma adjustments for purchase accounting, contractual pricing differences and the elimination of certain operating leases as follows:

	Year Ended December 31, 2003	Quarter Ended March 31, 2004
Increase in depreciation after purchase accounting(1)	$6.2	$1.0
Contractual vendor pricing differences(2)	(2.3)	(0.4)
Reduction in manufacturing operating lease costs(3)	(32.0)	(5.3)
Incremental depreciation on owned assets(3)	17.4	$2.9

	$(10.7)	$(1.8)

  1.
  Solo Cup Company adjusted the value of acquired property, plant and equipment to estimated fair value in purchase accounting. The adjustment reflects the additional depreciation expense related to manufacturing fixed assets resulting from the basis step up.

  2.
  Solo Cup and Sweetheart purchase the same goods from common suppliers under terms that provide for reduced pricing if specified volume levels are achieved. The adjustment applies the lowest historical contracted pricing to actual volumes purchased during the pro forma periods presented.

  3.
  In connection with the transactions, we purchased from the lessors certain leased manufacturing equipment and other assets that Sweetheart has historically used in its operations. See "The Transactions." The leased asset purchase resulted in the elimination of related operating lease costs and the recognition of depreciation expense on the acquired assets. The equipment's useful life is estimated to be twelve years. On a pro forma basis, depreciation and amortization would have been $25.4 million and $103.0 million for the quarter ended March 31, 2004 and for the year ended December 31, 2003, respectively.

(b)
Reflects pro forma adjustments resulting from purchase accounting, the elimination of certain operations and leases, and various adjustments to costs directly attributable to the transactions.

	Year Ended December 31, 2003	Quarter Ended March 31, 2004
Annual management fees(1)	$3.3	$0.5
Reduction in operating lease costs(2)	(0.7)	—
Intangible asset amortization(3)	10.8	1.8
Costs eliminated on consummation(4)	(7.6)	(1.3)
Elimination of sale leaseback gain amortization(5)	10.1	1.7
Elimination of one-time retention payments(6)	—	(10.1)

	$15.9	$(7.4)

  1.
  Reflects annual management fee payable to Vestar Capital Partners and SCC Holding Company LLC of $0.8 million and $2.5 million, respectively, following the transactions.

  2.
  Reflects a decrease in operating lease costs and an increase in depreciation expense relating to certain of the assets acquired in the leased asset purchase.

  3.
  Reflects the additional amortization expense related to acquired intangible assets.

  4.
  Sweetheart administrative and other costs to be eliminated, $1.8 million of which relates to the closing of two of Sweetheart's executive offices. This adjustment reflects the impact of those actions on historical operating expenses.

  5.
  Reflects the elimination of the amortization of the deferred gain relating to the Sweetheart sale-leaseback transaction as a result of the leased asset purchase.

  6.
  Retention payments made by Sweetheart to key employees prior to the acquisition by Solo Cup Company.

(c)
Reflects the estimated annual reduction in interest expense, including amortization of debt issuance costs, resulting from the transactions. See "Capitalization." The pro forma interest expense related to the senior credit facilities, the notes, the capital leases and short-term debt facilities relating to our Japanese operations that will remain outstanding immediately after the transactions and associated fees and debt issuance costs is calculated in the table below:

	Year Ended December 31, 2003	Quarter Ended March 31, 2004
Senior credit facilities(1)	$23.5	$5.9
Notes(2)	27.6	6.9
Retained Solo Cup debt(3)	0.1	—
Commitment fees(4)	0.8	0.2

Total cash interest expense	52.0	13.0

Amortization of debt issuance costs(5)	3.8	0.9

Total pro forma interest expense	55.8	13.9
Less historical interest expense(6)	71.7	44.9

Net adjustment to interest expense	$(15.9)	$(31.0)

Impact of a 1/8 percentage point change in interest rates	$1.2	$0.3

  1.
  Represents pro forma interest expense incurred under our credit facilities, which include a $150 million revolving credit facility and a $650.0 million term loan facility at an assumed eurodollar rate plus 2.50%. A total of $650.0 million is assumed to be outstanding under these facilities for all periods.

  2.
  Represents pro forma interest expense for the $325.0 million aggregate principal amount of the notes at a rate equal to 8.5% per annum.

  3.
  Represents pro forma interest expense for (i) the short-term debt facilities relating to our Japanese operations which bear interest at a variable rate that was approximately 0.83% on a weighted-average basis as of December 31, 2003 and (ii) capital lease obligations relating to the lease of machinery and equipment for our Japanese operations with an implied interest rate of approximately 1.4%.

  4.
  Represents commitment fees of 0.5% on an assumed $150.0 million average available and undrawn balance under the new revolving credit facility.

  5.
  Represents non-cash amortization of capitalized debt issuance costs over the terms of the related indebtedness under our credit facilities and the notes: six years for the revolving credit facility, seven years for the term loan facility and ten years for the notes.

  6.
  Represents interest expense and amortization of debt issuance costs eliminated as a result of the repayment of certain existing outstanding debt of Solo Cup and Sweetheart in connection with the transactions.

(d)
Historically, Solo Cup Company was subject to taxation under subchapter S of the Internal Revenue Code in the United States and, consequently, federal income tax liabilities of Solo Cup Company flowed through to the pre-acquisition shareholders of Solo (Illinois). Effective January 1, 2004, Solo Cup Company became subject to taxation under subchapter C of the Internal Revenue Code in the United States. Consequently, we, pursuant to GAAP, recorded a one-time, $29.8 million non-cash tax expense to establish a $29.8 million net deferred income tax liability for the future tax consequences attributed to differences between the financial statement and income tax bases of our assets and liabilities as of January 1, 2004. The pro forma adjustment reflects the estimated incremental U.S. federal and state income tax provision and deferred income tax amounts as if Solo Cup Company had been subject to taxation under subchapter C of the Internal Revenue Code from January 1, 2003.

  The tax effect of the pro forma adjustments described in (a)-(c) above was calculated at an assumed combined federal and state effective rate of 40%, resulting in an additional adjustment to the income tax provision as follows:

	Year Ended December 31, 2003	Quarter Ended March 31, 2004
Pro forma subchapter C corporation benefit (provision)	$2.9	$29.8
Tax effect of other pro forma adjustments	(4.2)	(16.1)

Total benefit (expense)	$(1.3)	$13.7

SELECTED FINANCIAL DATA

        The following table sets forth selected historical consolidated financial data for Solo Cup Company and its subsidiaries. The selected historical consolidated financial data as of December 31, 2002 and 2003 and for each of the years in the three-year period ended December 31, 2003 have been derived from Solo Cup Company's audited consolidated financial statements appearing elsewhere in this prospectus. The selected historical consolidated financial data as of December 31, 2000 and 2001 and for the year ended December 31, 2000 have been derived from Solo Cup Company's audited consolidated financial statements which have been restated and do not appear in this prospectus. The selected historical consolidated financial data as of and for the year ended December 31, 1999 have been derived from Solo Cup Company's unaudited consolidated financial statements which were previously audited but have since been restated and do not appear in the prospectus. The selected historical consolidated financial data as of and for the quarters ended March 31, 2003 and 2004 have been derived from Solo Cup Company's unaudited consolidated financial statements included elsewhere in this prospectus. The historical results of Solo Cup Company included below and elsewhere in this prospectus are not necessarily indicative of Solo Cup Company's future performance, and results of operations for the respective quarters ended March 31, 2003 and 2004 are not necessarily indicative of the results of operations of Solo Cup Company for the full years. The unaudited selected historical consolidated financial data reflect all adjustments (consisting of normal, recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of Solo Cup Company's financial position, results of operations and cash flows at the end of and for the periods presented.

        The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Solo Cup Company's consolidated financial statements, including the related notes, included elsewhere in this prospectus.

	Year Ended December 31,					Quarter Ended March 31,
	1999	2000	2001	2002	2003	2003	2004
	(dollars in millions)
Statement of Income Data:
Net sales	$607.7	$706.8	$779.5	$836.6	$879.7	$176.8	$327.3
Cost of goods sold	515.8	582.2	652.7	710.5	768.7	160.0	290.4

Gross profit	91.9	124.6	126.8	126.1	111.0	16.8	36.9
Selling, general and administrative expenses	71.2	96.5	100.4	102.1	100.7	19.8	45.7
Other operating expense (income), net	4.9	5.9	8.0	(4.3)	(1.6)	—	—

Operating income (loss)	15.8	22.3	18.4	28.3	11.9	(3.0)	(8.8)
Other income (expense)	(6.4)	(13.2)	(12.6)	(10.6)	(11.3)	(4.1)	(39.3)
Income taxes(1)	(0.1)	(1.1)	(2.0)	(0.8)	(3.2)	(.5)	(10.5)
Minority interest	—	—	0.2	0.3	(.1)	—	—
Cumulative effect of changes in accounting principles	—	—	(0.2)	(0.2)	—	—	—

Net income (loss)	$9.3	$8.0	$3.9	$17.0	$(2.7)	$(7.6)	$(58.6)

Balance Sheet Data (at period end):
Cash and cash equivalents	$13.3	$15.4	$2.4	$12.6	$3.3	$5.8	$15.3
Working capital	96.0	52.4	86.3	73.4	62.7	64.2	423.1
Property, plant, and equipment, net	262.6	279.6	305.5	302.3	299.3	302.9	870.5
Total assets	495.1	563.7	607.2	623.3	629.6	609.9	1,825.6
Total debt, including current maturities	179.6	233.1	255.0	235.5	253.0	242.3	1,039.1
Total shareholders' equity	255.2	256.9	252.1	258.5	250.7	250.4	410.9
Other Financial Data:
Net cash provided by (used in) operating activities	$38.9	$33.8	$55.2	$71.3	$34.2	$(2.6)	$(76.7)
Net cash used in investing activities	(51.2)	(78.9)	(50.3)	(29.6)	(44.7)	(10.9)	(883.7)
Net cash provided by (used in) financing activities	22.5	47.5	(16.7)	(31.6)	3.3	6.6	972.4
Capital expenditures	56.8	26.0	28.6	47.9	34.7	11.5	9.9
Depreciation and amortization	31.9	37.1	44.7	38.1	41.7	11.0	15.8
Interest expense, net	8.2	13.5	13.0	15.2	14.4	2.6	8.3
Ratio of earnings to fixed charges(2)	1.55	1.41	1.25	1.75	1.03	—	—

(1)
Historically, Solo Cup Company was subject to taxation under subchapter S of the Internal Revenue Code in the United States. Effective January 1, 2004, Solo Cup Company became subject to taxation under subchapter C of the Internal Revenue Code in the United States and, consequently, federal income tax liabilities of Solo Cup Company that previously flowed through to the pre-acquisition shareholders of Solo (Illinois) are included as liabilities of Solo Cup Company after January 1, 2004.

(2)
For purposes of calculating the ratio of earnings to fixed charges, (i) earnings is defined as income before income taxes and minority interest plus fixed charges and (ii) fixed charges is defined as interest expense (including capitalized interest and amortization of debt issuance costs) and the portion of operating rental expense which management believes is representative of the interest component of rent expense. Earnings were insufficient to cover fixed charges for the quarters ended March 31, 2003 and March 31, 2004 by $7.1 million and $48.1 million, respectively.

Solo Cup Company
Selected Quarterly Financial Data
(Unaudited)

	Quarter Ended
	2002					2003					2004
	Mar. 31	June 30	Sep. 30	Dec. 31	Total	Mar. 31	June 30	Sep. 30	Dec. 31	Total	Mar. 31
	(dollars in millions)
Net sales	$174.3	$235.2	$223.8	$203.3	$836.6	$176.8	$240.0	$228.4	$234.5	$879.7	$327.3
Gross profit	26.8	40.7	35.7	22.9	126.1	16.8	39.5	25.5	29.3	111.0	36.9
Income before income taxes, minority interest, and cumulative effect of changes in accounting principles	(2.6)	7.5	11.3	1.5	17.7	(7.1)	12.1	(1.3)	(3.1)	0.6	(48.1)
Net income (loss)	$(3.1)	$6.8	$10.9	$2.3	$17.0	$(7.5)	$10.8	$(3.6)	$(2.3)	$(2.7)	$(58.7)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        Management's discussion and analysis should be read in conjunction with the consolidated financial statements of Solo Cup Company and subsidiaries and the accompanying notes contained therein included elsewhere in this prospectus.

Introduction

        On February 27, 2004, with an effective date of February 22, 2004, Solo Cup Company completed its acquisition of Sweetheart. In connection with the acquisition, the issuer became the parent company of Solo Cup and Sweetheart. The issuer is a holding company, the material assets of which are 100% of the capital stock of Solo (Illinois) and 100% of the capital stock of SF Holdings Group, Inc.

Overview of Solo Cup Company Prior to the Transactions

        Solo Cup Company is a leading global producer and marketer of disposable foodservice products including disposable cups, lids, food containers, plates, bowls, cutlery, straws, napkins and tablecovers. For the year ended December 31, 2003 net sales were $879.7 million with a gross profit of $111.0 million or 12.6% of net sales. Solo Cup Company's products, marketed primarily under the Solo brand, are known for their quality, reliability and consistency. Prior to the transactions, the Hulseman family privately held Solo Cup Company since its founding in 1936. Prior to the transactions, Solo Cup Company's principal manufacturing facilities and warehouse/distribution centers were located in North America, Japan and the United Kingdom.

        In addition to the acquisition, Solo Cup Company has made three other key acquisitions in the past six years in order to add to its product line and increase its presence as a global provider of disposable foodservice products. In July 1998, Solo Cup Company acquired Clear Shield National, Inc., a maker of plastic cutlery and straws, at a purchase price of approximately $145 million. The acquisition added cutlery and straws to its product lines and diversified its quick service restaurant ("QSR") customer base. In July 2000, Solo Cup Company strengthened its presence in the United Kingdom and the European marketplace with its acquisition of Insulpak Holdings Limited ("Solo Europe"), a United Kingdom-based manufacturer of plastic containers and lids for the foodservice and dairy packaging industries, for approximately $53 million. In May 2001, Solo Cup Company established operations in Asia through its acquisition of approximately 94% of Japan-based Sanyo Pax Co., Ltd. ("Solo Asia Pacific"), a manufacturer and seller of paper containers for yogurt, ice cream and other foods, plastic food containers, straws and milk bottle covers, at a purchase price of approximately $30 million. These three acquisitions have given Solo Cup Company the ability to offer a broader product line, meet global customer needs and enter new market segments while also achieving planned cost reductions. See note 12 to the audited consolidated financial statements of Solo Cup Company, included elsewhere in this prospectus, for financial information about geographic areas.

        Solo (Illinois) outsources its warehousing and transportation of products to and from distribution centers to DSC under a five-year agreement executed in November 2001. Solo (Illinois) is currently seeking, through arbitration, to recoup from DSC amounts that Solo (Illinois) believes are in excess of those required by the DSC agreement and an order rescinding or allowing it to terminate the DSC agreement. Pending the outcome of the arbitration, Solo (Illinois) has paid and recorded as an expense the full invoiced amounts claimed by DSC, including portions that Solo (Illinois) has paid under protest. See "Business—Legal Proceedings" and "Risk Factors—Risks Relating to Our Business—Solo (Illinois) is currently involved in an arbitration with the company to which it outsourced its logistical operations, and we cannot predict the outcome of the arbitration."

        Seasonality has a limited impact on Solo Cup Company's business. In the past, Solo Cup Company has experienced seasonality in its business as more of its products are sold in the warmer months for picnics, outdoor parties and outdoor sporting events. However, with the increase in popularity of hot drinks and the introduction of more indoor sporting events, this seasonality is decreasing in significance. On a quarterly basis, Solo Cup Company's net sales are on average 2% to 3% lower in the first quarter compared to net sales in the second, third and fourth quarters. The lower first-quarter sales, together with the building of inventory for the summer months, typically results in a use of working capital in the first half of the year, with sources of working capital higher in the second half of the year. In the past, Solo Cup Company has managed this seasonality through the use of a short-term bank credit facility.

        Prior to the transactions, Solo Cup Company was subject to taxation under subchapter S of the Internal Revenue Code in the United States. Effective January 1, 2004, Solo Cup Company has been subject to taxation under subchapter C of the Internal Revenue Code in the United States and, consequently, federal income tax liabilities of Solo Cup Company that previously would have flowed through to the pre-acquisition shareholders of Solo (Illinois) have become liabilities of Solo Cup Company.

Overview of Sweetheart Prior to the Transactions

        Sweetheart is a leading producer and marketer of disposable foodservice and food packaging products in North America, with over 90 years of operating history. For the year ended September 28, 2003 net sales were $1.3 billion with a gross profit of $165.5 million or 12.7% of net sales. Sweetheart sells a broad line of disposable paper, plastic and foam foodservice and food packaging products at all major price points under both branded and private labels to institutional foodservice, consumer and food packaging customers located throughout the United States, Canada and Mexico.

        Prior to the transactions, Sweetheart manufactured its products at 22 plants located throughout North America. In Fiscal 2003, Sweetheart continued to address cost reduction opportunities in its manufacturing operations and to leverage market demands for selective new products. These initiatives include the expansion of process capabilities for manufacturing low cost expanded polystyrene products, the introduction of a new line of rolled rimmed plastic portion containers and equipment enhancements to increase the effectiveness of both paper and plastic productions systems. The consolidation of productions lines into fewer manufacturing sites, which began in Fiscal 2001, was also successfully completed in Fiscal 2003.

        Sweetheart's business is seasonal with a majority of its net cash flows from operations realized during the last six months of its fiscal year. Sales for such periods reflect the high seasonal demand of the summer months when outdoor and away-from-home consumption increases.

Overview of Solo Cup and Sweetheart Combined

        We expect the combination of Solo Cup and Sweetheart to enhance our position as an industry leader in disposable foodservice products. We believe:

  •
  the combined entity will better serve a diverse customer base through more efficient distribution, the sharing of best practices between the two companies and a broader product portfolio that combines Solo Cup's relative strength in plastic products and Sweetheart's relative strength in paper products;

  •
  there are significant potential savings opportunities to be derived from reducing overlapping and redundant corporate and administrative offices, rationalizing under-utilized machinery and manufacturing locations, negotiating improved terms with vendors and optimizing our distribution network; see "Business—Our Strategy—Achieve Cost Savings and Implement Integration Plan"; and

  •
  the risks involved in the combination of Solo Cup and Sweetheart are mitigated by Solo Cup's and Sweetheart's minimal overlap in top customers, similar manufacturing footprints, complementary strengths in manufacturing and distribution and complementary product lines in plastic, paper and foam products.

        Our business is subject to a number of uncertainties and trends, including the following:

  •
  Successful integration of Sweetheart's operations with those of Solo Cup will depend on our ability to manage the combined operations, to realize opportunities for revenue growth presented by broader product offerings and expanded geographic coverage and to eliminate redundant and excess costs. If our integration efforts are not successful, we may not be able to maintain the levels of revenue, earnings or operating efficiencies that Solo Cup and Sweetheart have achieved or might achieve separately.

  •
  Prices of the raw materials we use can fluctuate significantly and can have a significant impact on our profitability. The prices at which we sell our products have historically varied with raw material price increases and decreases, with a lag for increases. The impact of raw material price changes is affected by a number of factors, including the level of inventories at the time of price changes, the specific timing and frequency of price changes and the lead and lag time that generally accompanies the implementation of both raw material price changes and subsequent selling price changes. In keeping with general industry practice, we generally do not enter into long-term supply contracts with our suppliers of raw materials and historically have not hedged our exposure to fluctuations in raw material prices.

  •
  We believe the disposable foodservice products industry has experienced annual increases in unit sales each year from 1990 to 2002. This growth has been largely driven by the increase in away-from-home food purchases, where the majority of disposable foodservice products are used. It is expected that away-from-home food purchases will continue to grow in the future which will benefit and contribute to the growth of unit sales in the disposable foodservice industry.

  •
  In recent years, our industry has seen consolidation among disposable foodservice product customers. If, as we expect, this trend continues, our customers will likely seek more favorable terms, including better pricing for their purchases of our products, which would limit our ability to raise prices, including to offset raw material and other cost increases.

  •
  As competition in the foodservice industry has increased, foodservice operators have focused on differentiating their product offerings. As a result, customization and innovation of disposable foodservice products have become increasingly important. We believe that product innovation and advanced printing capabilities will play an important role in enabling disposable foodservice products manufacturers to continue to add value to customers.

  •
  The strategy of retailers with respect to sales of disposable foodservice products has been evolving toward offering private label products and leading brands. From 1999 to 2003, sales of private label plates, cups and bowls to retailers have increased from 32% to 36%, respectively, of total sales of plates, cups and bowls to retailers. As retailers continue to refine this strategy, we expect the growth of private label sales to be consistent with the overall growth of the industry. As a result, we believe that manufacturers that can provide both a strong brand and a broad line of private label products will be positioned to benefit from this trend.

        We describe additional uncertainties and trends affecting our business under "Risk Factors" and "Business—Industry."

General

        Our first quarter financial results were suppressed by the expenses related to the acquisition of Sweetheart. Since that time management has been focused on (1) protecting our position with key customers, (2) refining detailed synergy plans for all major functional areas and (3) developing systems and processes that will enable us to consolidate the financial reporting systems. All of these efforts are against a background of rapidly rising material costs (resin) and energy costs.

        We reported a $58.7 million net loss after taxes and minority interest for the quarter. Over $52.4 million of charges directly attributed to the acquisition are included in this reported loss. The charges incurred (net of taxes) were:

  •
  $18.4 million in prepayment penalties for the extinguishment of Solo (Illinois) debt which was required to be eliminated for the issuance of the new debt,

  •
  $29.8 million of income tax provision resulting from our change to a "C" corporation tax status, and

  •
  $4.2 million of non-capitalizable charges related to integration efforts.

        In addition to these acquisition related charges, resin and energy prices continued to rise throughout the quarter, influenced by the price of petroleum. These increases occurred at such a rate that we were unable to pass them on to the customers in a timely manner. Historically, the prices at which we sell our products have varied with raw material price increases and decreases, with a lag for increases. We have implemented a number of price increases in 2004 to offset the higher raw material prices. We have announced two plastic price increases of 8% each, effective on March 15, 2004 and July 12, 2004. We have also announced one price increase on paper products of 6%, effective May 15, 2004, and we have announced a price increase across our retail products of 4.4%, effective July 12, 2004. Although there can be no assurance that we will achieve the full effect of these increases, if the increases are accepted in the market place, it will offset a portion of the raw material increases we have incurred.

Results of Operations

        The following table presents Solo Cup Company's results of operations for the periods indicated.

	Year Ended December 31,			For the Quarter Ended March 31,
	2001	2002	2003	2003	2004
				(unaudited)
	(in millions)
Net sales	$779.5	$836.6	879.7	$176.8	$327.3
Cost of goods sold	652.7	710.5	768.7	160.0	290.4

Gross profit	126.8	126.1	111.0	16.8	36.9
Selling, general, and administrative expenses	100.4	102.1	100.7	19.8	45.7
Other operating expense (income), net	8.0	(4.3)	(1.6)	—	—

Operating income (loss)	18.4	28.3	11.9	(3.0)	(8.8)

Other income (expense):
Interest expense, net	(13.0)	(12.2)	(14.4)	(2.6)	(8.3)
Prepayment penalties	—	(3.0)	—	—	(30.7)
Loss on extinguishment of debt	—	—	—	—	(0.9)
Foreign currency exchange gain, net	0.7	4.5	2.8	(1.6)	1.4
Other, net	(0.3)	0.1	0.3	0.1	(0.8)

Total other expense	(12.6)	(10.6)	(11.3)	(4.1)	(39.3)

Income (loss) before income taxes, minority interest and cumulative effect of changes in accounting principles	5.8	17.7	0.6	7.1	(48.1)
Income taxes	(2.0)	(0.8)	(3.2)	(0.4)	(10.6)
Minority interest	0.2	0.3	(0.1)	—	—

Income (loss) before cumulative effect of changes in accounting principles	4.0	17.2	(2.7)	(7.5)	(58.7)
Cumulative effect of changes in accounting principles	(0.1)	(0.2)	—	—	—

Net income (loss)	$3.9	$17.0	(2.7)	$(7.5)	$(58.7)

Quarter Ended March 31, 2004 Compared to Quarter Ended March 31, 2003

  Net sales

        Net sales increased $150.5 million, or 85.1%, to $327.3 million for the quarter ended March 31, 2004 compared to $176.8 million for the quarter ended March 31, 2003, reflecting a 4.4% increase in average realized sales prices and a 80.7% increase in sales volume. The increase in average realized sales prices reflects the implementation of several price increases to customers as a result of higher raw material costs. Sales volume growth was primarily a result of the acquisition. Excluding the impact of the acquisition, net sales increased $21.1 million, or 12.0% reflecting a 4.4% increase in average realized sales prices and a 7.6% increase in sales volume as compared to the quarter ended March 31, 2003.

  Gross profit

        Gross profit increased $20.1 million, or 119.6%, to $36.9 million for the quarter ended March 31, 2004 compared to $16.8 million for the quarter ended March 31, 2003. As a percentage of net sales, gross profit increased to 11.3% for the quarter ended March 31, 2004 from 9.5% for the quarter ended March 31, 2003. Gross profit increased primarily as a result of the acquisition. Gross profit increased $1.1 million, or 6.5%, to $17.9 million for the quarter ended March 31, 2004 compared to $16.8 million for the quarter ended March 31, 2003 when excluding the results of the acquisition, primarily due to increased sales volume offset by higher raw material prices.

  Selling, general and administrative expenses

        Selling, general and administrative expenses increased $25.9 million, or 130.8%, to $45.7 million for the quarter ended March 31, 2004 compared to $19.8 million for the quarter ended March 31, 2003. This increase includes $11.3 million of expenses associated with the Sweetheart operations. The remaining increase of $14.6 million resulted primarily from (i) $7.0 million of costs associated with the integration of support functions and systems of Sweetheart in connection with the acquisition, (ii) $2.8 million of costs associated with higher employee health insurance benefits and (iii) $1.4 million of professional services.

  Operating loss

        Operating loss increased $5.8 million, or 193.3%, to $8.8 million for the quarter ended March 31, 2004 compared to $3.0 million for the quarter ended March 31, 2003, due to the reasons stated above.

  Interest expense

        Interest expense, net increased $5.7 million, or 219.2%, to $8.3 million for the quarter ended March 31, 2004 compared to $2.6 million for the quarter ended March 31, 2003. This increase is primarily attributed to borrowings under our senior credit facilities and the issuance of the old notes as part of the transactions in February 2004.

  Prepayment penalties

        Prepayment penalties were $30.7 million for the quarter ended March 31, 2004. This expense was primarily attributed to the prepayment fees and interest associated with early extinguishment of $160.0 million of 7.08% senior notes due 2011 and $40.5 million of 3.67% Yen-denominated senior notes due 2008.

  Loss on extinguishment of debt

        Loss on debt extinguishment was $0.9 million for the quarter ended March 31, 2004. This loss was due to write off of debt issuance costs related to the extinguishment of the 7.08% senior notes due 2011 and the 3.67% Yen-denominated senior notes due 2008.

  Foreign currency exchange (gain) loss, net

        Foreign currency exchange (gain) loss, net changed $3.0 million, or 187.5%, to a gain of $1.4 million for the quarter ended March 31, 2004 compared to a loss of $1.6 million for the quarter ended March 31, 2003. This change is primarily attributed to fluctuations in the U.K. pound sterling denominated inter-company debt.

  Income tax expense

        Income tax expense increased $10.2 million, or 2,550.0%, to $10.6 million for the quarter ended March 31, 2004 compared to $0.4 million for the quarter ended March 31, 2003. This increase resulted primarily from a $29.8 million expense due to Solo Cup Company's change in tax filing status from subchapter S to subchapter C of the Internal Revenue Code in the United States. This expense was offset by an increased tax benefit of $19.8 million resulting primarily from increased operating losses.

  Minority interest

        Minority interest changed $47,000, or 130.6%, to an expense of $11,000 for the quarter ended March 31, 2004 compared to income of $36,000 for the quarter ended March 31, 2003. This amount represents a 20.0% ownership in Global Cup, S.A. de C.V. and a 2.0% ownership in Sanyo Pax Operations Company, LTD for the quarter ended March 31, 2004.

  Net loss

        Net loss increased $51.2 million, or 682.7%, to $58.7 million for the quarter ended March 31, 2004 compared to $7.5 million for the quarter ended March 31, 2003, due to the reasons stated above.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

  Net sales

        Net sales increased $43.1 million, or 5.2%, to $879.7 million in the year ended December 31, 2003 compared to $836.6 million in the year ended December 31, 2002. This reflects a 2.7% increase in sales volume and 0.9% decrease in average sales prices. Volume growth was across all major product lines and the majority of our customer base. Average net selling price declined slightly due to the competitive market pressures, particularly for retail customers.

  Gross profit

        Gross profit decreased $15.1 million, or 12.0%, to $111.0 million in the year ended December 31, 2003 compared to $126.1 million in the year ended December 31, 2002. As a percentage of net sales, gross margin decreased 2.5 percentage points to 12.6% in 2003 versus 15.1% in 2002. The decline in gross margin was primarily the result of higher resin costs without a contemporaneous increase in sales price. Resin prices increased approximately 15% on average for the year ended 2003 versus 2002. Additionally, increased transportation and distribution expenses related to outsourcing these services adversely affected gross profit.

  Selling, general and administrative expenses

        Selling, general and administrative expenses decreased $1.4 million, or 1.4%, to $100.7 million in 2003 compared to $102.1 million in 2002. As a percentage of net sales, selling, general and administrative expenses decreased to 11.4% of net sales in 2003 versus 12.2% of net sales in 2002. The decrease was primarily the result of lower health and welfare expenses achieved from better experience history and a change in service providers.

  Operating income

        Operating income decreased $16.4 million, or 58.0%, to $11.9 million for the year ended December 31, 2003 compared to $28.3 million for the year ended December 31, 2002, due to the reasons stated above.

  Interest expense

        Interest expense, net increased $2.2 million, or 18.0%, to $14.4 million for the year ended December 31, 2003 compared to $12.2 million for the year ended December 31, 2002. This increase is primarily attributed to higher average revolver debt balances resulting from lower operating profits.

  Foreign currency exchange (gain) loss, net

        Foreign currency exchange (gain) loss, net changed $1.7 million, or 37.8%, to a gain of $2.8 million for the year ended December 31, 2003 compared to a gain of $4.5 million for year ended December 31, 2002. This change is primarily attributed to currency fluctuations in the United Kingdom pound sterling denominated inter-company debt.

  Income taxes

        Income tax expense increased $2.4 million to $3.2 million in 2003, compared to $.8 million in 2002 due primarily to the increased earnings in foreign jurisdictions.

  Minority interest

        Minority interest reflects the minority interest that resulted from the Solo Asia Pacific acquisition on April 12, 2001. As of December 31, 2003, the minority interest was 4.5%. The minority share totaled $0.1 million of income in 2003 and $0.3 million loss in 2002.

  Cumulative effect of changes in accounting principles

        Solo Cup Company recognized an impairment loss of $0.2 million in 2002 (included in cumulative effect adjustment for changes in accounting principles), as a result of the adoption of SFAS No. 142 on January 1, 2002, which resulted in an impairment of goodwill at the time of adoption.

  Net income

        Net income decreased $19.7 million to a net loss of $2.7 million in 2003 compared to net income of $17.0 million in 2002 as a result of the factors described above.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

  Net sales

        Net sales increased $57.1 million, or 7.3%, to $836.6 million in the year ended December 31, 2002 compared to $779.5 million in the year ended December 31, 2001. Sales growth was primarily the result of a full year contribution during 2002 from Solo Asia Pacific, which was acquired in the second quarter of 2001. Also contributing to the growth were increased sales from Solo Europe as further integration with Solo Cup Company continued. Furthermore, the fourth quarter of 2002 experienced strong volume growth as compared to the fourth quarter of 2001, which was depressed by the effects of the events of September 11th.

  Gross profit

        Gross profit decreased $0.7 million, or 0.6%, to $126.1 million in 2002 compared to $126.8 million in 2001. As a percentage of net sales, gross margin decreased 1.2% to 15.1% in 2002 versus 16.3% in 2001. The decline in gross margin percentage was primarily the result of additional transportation and distribution costs related to the outsourcing of these activities to DSC. Raw material prices decreased without a contemporaneous decline in our sales prices. Transportation and distribution costs increased in 2002 by $35.8 million versus 2001. Approximately $7.0 million of this increase was a result of higher sales volume, with the balance of $28.8 million resulting from a full year of DSC charges for transportation and distribution and associated start-up fees.

  Selling, general and administrative expenses

        Selling, general and administrative expenses increased $1.7 million, or 1.7%, to $102.1 million in 2002 compared to $100.4 million in 2001. As a percentage of sales, selling, general and administrative expenses decreased to 12.2% of net sales in 2002 versus 12.9% of net sales in 2001. The sale of two properties in California resulted in gains of $5.1 million in 2002, which were included in selling, general and administrative expenses.

  Other operating expenses (income), net

        Goodwill amortization expense was $7.8 million in 2001 and zero in 2002 as a result of the adoption of SFAS No. 142, Goodwill and Other Intangible Assets in 2002.

  Operating income

        Operating income in 2002 increased by $9.9 million, or 53.8%, versus 2001, primarily due to the discontinuation of goodwill amortization and the gains on the sales of the California properties realized in 2002.

  Interest expense

        Interest expense, net decreased $0.8 million, or 6.2%, to $12.2 million for the year ended December 31, 2002 compared to $13.0 million for the year ended December 31, 2001. This was primarily the result of lower interest rates, combined with lower average revolver debt.

  Prepayment penalties

        Prepayment penalties were $3.0 million for the year ended December 31, 2002. This expense was attributed to the prepayment fees and interest associated with early extinguishment of $30.0 million of senior notes.

  Foreign currency exchange (gain) loss, net

        Foreign currency exchange (gain) loss, net changed $3.8 million, or 542.9%, to a gain of $4.5 million for the year ended December 31, 2002 compared to a gain of $0.7 million for the year ended December 31, 2001. This change is primarily attributed to fluctuations in the United Kingdom pound sterling denominated inter-company debt.

  Income taxes

        Income tax expense decreased $1.2 million to $0.8 million in 2002, compared to $2.0 million in 2001 as a result of decreased taxable income at the foreign subsidiaries.

  Minority interest

        Minority interest reflects the minority interest that resulted from the Solo Asia Pacific acquisition on April 12, 2001. As of December 31, 2002, the minority interest was 5.5%. The minority share of losses totaled $0.3 million in 2002 and $0.2 million in 2001.

  Cumulative effect of changes in accounting principles

        Solo Cup Company recognized an impairment loss of $0.2 million in 2002 (included in cumulative effect adjustment for changes in accounting principles), as a result of the adoption of SFAS No. 142 on January 1, 2002, which resulted in an impairment of goodwill at the time of adoption. The $0.1 million charge in 2001 related to adoption of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities.

  Net income

        Net income increased $13.1 million to $17.0 million in 2002 compared to $3.9 million in 2001 as a result of the factors described above.

Liquidity and Capital Resources

        Historically, Solo Cup Company has relied on cash flows from operations and revolving credit borrowings to finance its working capital requirements and capital expenditures. During the quarter ended March 31, 2004, we funded the business acquisition, retirement of pre-acquisition debt and capital expenditures primarily from (i) borrowings under our $800.0 million senior credit facilities, (ii) the issuance of 8.5% senior subordinated notes due 2014 and (iii) proceeds from the sale of common stock. We expect to fund our capital expenditures for the remainder of 2004 from a combination of cash generated from operations, funds generated from asset sales and revolving credit borrowings.

        Net cash used in operating activities during the quarter ended March 31, 2004 was $76.7 million compared to $2.6 million during the quarter ended March 31, 2003. This increase primarily resulted from $30.7 million prepayment penalties paid for the early extinguishment of debt, higher losses, higher trade account receivable balances and lower accounts payable balances.

        Net cash used in investing activities during the quarter ended March 31, 2004 was $883.7 million compared to $10.9 million during the quarter ended March 31, 2003. This increase is primarily due to the acquisition.

        Net cash provided by financing activities during the quarter ended March 31, 2004 was $972.4 million compared to $6.6 million during the quarter ended March 31, 2003. This increase resulted primarily from (i) additional borrowing under our senior credit facilities, (ii) the issuance of the 8.5% senior subordinated notes due 2014 and (iii) proceeds from the sale of common stock. These increases were partially offset by (i) repayment of the 7.08% senior notes due 2011, (ii) repayment of the 3.67% Yen-denominated senior notes due 2008, (iii) repayment of a $27.8 million securitization facility, (iv) repayment of other debt, (v) incurred debt issuance costs and (vi) payment of dividends.

        Working capital increased $360.4 million to $423.1 million at March 31, 2004 from $62.7 million at December 31, 2003. This increase resulted primarily due to the acquisition.

        Capital expenditures during the quarter ended March 31, 2004 were $9.9 million compared to $11.5 million during the quarter ended March 31, 2003. Capital expenditures during the quarter ended March 31, 2004 included $6.9 million for new production equipment, $1.0 million for routine capital improvements, $0.6 million for building and land improvements and $1.4 million for various projects. Cash from revolving credit borrowings primarily provided funding during the quarter ended March 31, 2004 for capital expenditures. For the remainder of 2004, we intend to rely on cash provided by operations, the sale of assets and revolving credit borrowings for our capital expenditures.

        On February 27, 2004, we entered into credit facilities comprised of a $150.0 million revolving credit facility maturing in 2010 and a $650.0 million term loan facility maturing in 2011. The revolver is principally used for working capital purposes, and the term loan was used to finance the acquisition and related transactions. For purposes of calculating interest, loans under the credit facilities are designated as eurodollar rate loans or, in certain circumstances, base rate loans. Eurodollar rate loans bear interest at the British Bankers Association Interest Settlement Rate for deposits in dollars plus a borrowing margin as described below. Interest on eurodollar rate loans is payable at the end of the applicable interest period of one, two, three or six months, but not less frequently than quarterly. Base rate loans bear interest at (a) the greater of (i) the rate most recently announced by Bank of America as its "prime rate" or (ii) the Federal Funds Rate plus 1/2 of 1% per annum, plus (b) a borrowing margin as described below. The margin varies from 2.0% to 2.75% on eurodollar rate loans and from 1.0% to 1.75% on base rate loans, depending on our leverage ratio. As of March 31, 2004, the weighted average annual interest rate applicable to eurodollar rate loans was 3.62% and the weighted average annual interest rate applicable to base rate loans was 5.75%. During the quarter ended March 31, 2004, the weighted average annual interest rate for the credit facilities was 3.69%. A commitment fee of 0.50% on the unused portion of the credit facilities is payable on a quarterly basis. As of March 31, 2004, $94.7 million was available under the credit facilities.

        Our obligations under the credit facilities are guaranteed by Solo Cup Investment Corporation and each existing direct and indirect subsidiary of Solo Cup Investment Corporation other than the issuer, subject to certain exceptions. In addition, each significant domestic subsidiary of the issuer formed after the closing date is required to guaranty those obligations. The credit facilities are secured by (1) all present and future property and assets, real and personal, of the issuer and each guarantor, subject to certain exceptions, (2) a pledge of 100% of the stock of each of Solo Cup Investment Corporation's present and future direct and indirect domestic subsidiaries and a lien on 66% of the stock of each first-tier foreign subsidiary; (3) all present and future intercompany debt of the issuer and each guarantor; and (4) all proceeds of the assets described in clauses (1), (2) and (3) of this sentence. Under the credit facilities, we are required to meet specified restrictive financial covenants, including a maximum consolidated leverage ratio, minimum consolidated interest coverage ratio and maximum capital expenditures. The credit facilities also contain various other covenants that limit our ability to, among other things:

  •
  incur additional indebtedness, including guarantees;

  •
  create, incur, assume or permit to exist liens on property and assets;

  •
  make loans and investments and enter into acquisitions and joint ventures;

  •
  engage in sales, transfers and other dispositions of our property or assets;

  •
  prepay, redeem or repurchase our debt, or amend or modify the terms of certain material debt or certain other agreements;

  •
  declare or pay dividends to, make distributions to, or make redemptions and repurchases from, equity holders; and

  •
  restrict the ability of our subsidiaries to pay dividends and make distributions.

        We are currently in compliance with all covenants under the credit facilities. However, if our results of operations do not improve in the next quarter, there can be no assurances that we will be in compliance with our bank covenants at such time. See "Risk Factors—Risks Relating to Our Business."

        The term loans under the credit facilities are amortized quarterly from February 27, 2004 through the date of maturity, with the first amortization payment of $1.625 million paid on May 27, 2004. The scheduled quarterly amortization payments are $1.625 million per quarter through February 27, 2006, $6.25 million per quarter from May 27, 2006 through February 27, 2008 and $12.5 million per quarter from May 27, 2008 through November 27, 2010, with a balloon payment of $449.5 million due on February 27, 2011.

        We are required to make a mandatory annual prepayment of the term loans and the revolving loans in an amount equal to 50% of excess cash flow as defined in the loan documentation when the consolidated leverage ratio is 3.5x or greater, or 25% of excess cash flow when the consolidated leverage ratio is less than 3.5x. In addition, we are required to make a mandatory prepayment of the term loans and the revolving loans with, among other things:

  •
  100% of the net cash proceeds of any property or asset sale, subject to certain exceptions and reinvestment requirements;

  •
  100% of the net cash proceeds of certain extraordinary receipts as defined in the loan documentation, such as tax refunds, pension plan reversions, proceeds of insurance and condemnation awards, subject to certain exceptions and reinvestment requirements;

  •
  100% of the net cash proceeds of certain debt issuances, subject to certain exceptions; and

  •
  50% of the net cash proceeds from the issuance of additional equity interests when the consolidated leverage ratio is 3.5x or greater, or 25% of such proceeds when the consolidated leverage ratio is less than 3.5x.

        Mandatory prepayments will be applied first to the term loans on a pro rata basis, and thereafter to the revolving loans.

        The credit facilities require us to hedge a portion of the borrowings under the credit facilities and on March 10, 2004 with an effective date of March 31, 2004, we entered into a swap arrangement to hedge $180.0 million of eurodollar rate loans at an average rate of 2.375% plus applicable margin for three years. As of March 31, 2004, there was $53.0 million drawn on the revolving credit facility and $650.0 million outstanding under the term loan facility. At March 31, 2004, the interest rate on borrowings under the term loan was 3.6%, and the interest rate on borrowings under the revolving credit facility was 4.6%.

        On February 27, 2004, the issuer issued $325.0 million of 8.5% Senior Subordinated Notes due 2014. The 8.5% Senior Subordinated Notes mature on February 15, 2014, with interest paid semi-annually every February 15 and August 15. Under the indenture governing the 8.5% Senior Subordinated Notes, subject to exceptions, we must meet a minimum fixed charge coverage ratio to incur additional indebtedness. Prior to February 15, 2007, the issuer may, on any one or more occasion, redeem up to 35% of the aggregate principal amount of the notes issued under the indenture at a redemption price of 108.5% of the principal amount thereof, plus accrued and unpaid interest. Otherwise, the notes under the indenture are not redeemable until February 15, 2009. Starting on February 15, 2009, we have the option to redeem all or a portion of the 8.5% Senior Subordinated Notes at a redemption price equal to a percentage of the principal amount thereof plus accrued and unpaid interest. In the event of this kind of an optional redemption, the redemption price would be 104.250% for twelve-month period beginning on February 15, 2009; 102.833% for the twelve month period beginning on February 15, 2010, 101.417% for the twelve month period beginning on February 15, 2011 and 100% thereafter. If we experience specific kinds of changes of control, we must offer to purchase the 8.5% Senior Subordinated Notes at a price of 101% of their principal amount, plus accrued and unpaid interest. The indenture governing the 8.5% Senior Subordinated Notes contains various covenants which, subject to exceptions, limit the ability of the issuer and its restricted subsidiaries to, among other things:

  •
  borrow money, guarantee debt and, in the case of restricted subsidiaries, sell preferred stock;

  •
  create liens;

  •
  pay dividends on or redeem or repurchase stock;

  •
  make specified types of investments;

  •
  restrict dividends or other payments from restricted subsidiaries;

  •
  enter into transactions with affiliates; and

  •
  sell assets or merge with other companies.

        On February 27, 2004, we extinguished $160.0 million of 7.08% senior notes due June 30, 2011 and $44.2 million of 3.67% Yen-denominated senior notes due July 16, 2008 resulting in prepayment penalties of $26.9 million and $3.8 million, respectively. As a result of early extinguishment of debt, we incurred a $0.9 million loss from the write off of deferred finance fees.

        At March 31, 2004, we have approximately 750.0 million yen ($7.2 million) of short-term borrowings with Japanese banks. These borrowings have various termination dates and have no restrictive covenants. The interest rate on these borrowings ranges between 0.83% and 0.88% per year.

        We have capital leases of approximately 408.4 billion yen ($3.9 million) of which approximately 68.9 billion yen ($0.7 million) is classified as short term.

        The following summarizes our contractual obligations at March 31, 2004, and the effect such obligations are expected to have on our liquidity and cash flows in future periods (in 000's):

	Payments Due in Year
	Total	2004	2005	2006	2007	2008	2009	Thereafter
Non-cancelable operating leases	$272,503	$22,885	$23,612	$21,006	$18,420	$16,345	$15,412	$154,823
Total debt	1,035,187	12,062	6,500	20,375	25,000	43,750	50,000	877,500
Capital leases	3,913	494	656	645	613	532	450	523

Total obligations	$1,311,603	$35,441	$30,768	$42,026	$44,033	$60,627	$65,862	$1,032,846

        In November 2001, Solo Cup Company began outsourcing its logistical operations, including warehousing and transportation of products to and from distribution centers, to DSC. As part of this outsourcing arrangement, in November 2001, Solo Cup Company and DSC executed an agreement that provides for a five-year term, subject to earlier termination in certain circumstances. After DSC began providing services under the agreement in 2002, the compensation claimed by DSC under the agreement significantly exceeded the amounts that Solo Cup Company had contemplated, and disputes arose regarding various aspects of the outsourcing arrangement, including the amounts that Solo Cup Company would be required to pay under the agreement. In 2002, Solo Cup Company invoked the arbitration provisions of the agreement, submitting a demand for arbitration to the American Arbitration Association in Chicago, Illinois. Solo Cup Company submitted an amended demand for arbitration in 2003. In the arbitration, Solo Cup Company is seeking to recoup from DSC amounts that Solo Cup Company believes are in excess of those required by the agreement and an order rescinding or allowing Solo Cup Company to terminate the agreement. DSC has asserted counterclaims in the arbitration against Solo Cup Company seeking damages, costs and expenses of less than $2.0 million in the aggregate.

        DSC recently has claimed that its outsourcing arrangement with Solo (Illinois) entitles DSC to provide customary warehousing and transportation services for Sweetheart and has sought to amend its counterclaim in the arbitration to include Sweetheart and Sweetheart's distribution facilities. In June 2004, Sweetheart filed a declaratory judgment action in the Circuit Court for Baltimore County, Maryland, seeking a declaratory judgment that Sweetheart is not bound by, subject to or obligated under the outsourcing arrangement between DSC and Solo (Illinois) or the pending arbitration. Management believes that there is no contractual basis for DSC's claim. However, there can be no assurances that Sweetheart will be successful in receiving its declaratory judgment.

        We have entered into an agreement with the State of Illinois relating to the development of certain properties. We received grants under this agreement of approximately $5.0 million and $7.0 million for the years ended December 31, 2003 and 2001, respectively. Under this agreement, we are required to fulfill certain obligations, which, if not fulfilled, would result in the repayment of amounts granted.

        Management believes that cash generated by operations and amounts available under our senior credit facilities and funds generated from asset sales should be sufficient to meet our expected operating needs, planned capital expenditures, payments in conjunction with our lease commitments and debt service requirements in the next twelve months.

Net Operating Loss Carry Forwards

        As of March 31, 2004, we had approximately $63.0 million of net operating loss carry forwards for federal income tax purposes that expire between 2016 and 2023 that are subject to the provisions of Internal Revenue Code Section 382. Although future earnings cannot be predicted with certainty, management currently believes that realization of the net deferred tax asset is more likely than not.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to market risk in the ordinary course of business, which consists primarily of interest rate risk associated with its variable rate debt. The senior credit facilities contain a revolving and term credit facility, which bear interest at a variable rate. The interest rate on both facilities is either eurodollar rate based (1, 2, 3 or 6 months) plus a margin or the bank's base rate plus a margin, whichever we select. The margin varies from 2.0% to 2.75% on the eurodollar rate borrowing and from 1.0% to 1.75% on the base rate borrowings depending on our leverage ratio. As of March 31, 2004, the outstanding indebtedness under the revolving credit facility was $53.0 million. As of March 31, 2004, $94.7 million was available under the senior credit facilities. Based upon these amounts, the annual net income would change by approximately $3.1 million for each one-percentage point change in the interest rates applicable to the variable rate debt. The level of the exposure to interest rate movements may fluctuate significantly as a result of changes in the amount of indebtedness outstanding under the revolving credit facilities.

Critical Accounting Policies

        In preparing our consolidated financial statements in conformity with GAAP, we must make decisions which impact the reported amounts of assets, liabilities, revenues and expenses, and related disclosures. Such decisions include the selection of the appropriate accounting principles to be applied and the assumptions on which to base accounting estimates. In reaching such decisions, we apply judgments based on our understanding and analysis of the relevant circumstances, current developments and historical experience. Actual amounts could differ from those estimated at the time the consolidated financial statements are prepared.

        Solo Cup Company's significant accounting policies are described in Note 2 to the consolidated financial statements of Solo Cup Company included elsewhere in this prospectus. Not all of these significant accounting policies require us to make difficult, subjective or complex judgments or estimates. An accounting estimate is considered to be critical if it meets both of the following criteria: (i) the estimate requires assumptions about matters that are highly uncertain at the time the accounting estimate is made and (ii) different estimates reasonably could have been used or changes in the estimate that are reasonably likely to occur from period to period would have a material impact on the presentation of our financial position, changes in financial position or results of operation. Our critical accounting estimates include the following:

        Accounts receivable valuation.    We value accounts receivable, net of an allowance for doubtful accounts. Each quarter, we estimate our ability to collect outstanding receivables and establish an allowance for doubtful accounts that reflects our best estimate of the amount of probable credit losses in its existing accounts receivable. In doing so, we evaluate the age of our receivables, past collection history, current financial conditions of key customers and economic conditions. Based on this evaluation, we establish a reserve for specific accounts receivable that we believe are uncollectible, as well as an estimate of uncollectible receivables not specifically known. Our estimate of the allowance for doubtful accounts is a critical accounting estimate because it is highly susceptible to change from period to period. In addition, it requires management to make judgments about the future financial condition of our customers.

        Deterioration in the financial condition of any key customer or a significant slowdown in the economy could have a material negative impact on our ability to collect a portion or all of the accounts receivable. We believe that analysis of historical trends and current knowledge of potential collection problems provides us with sufficient information to establish a reasonable estimate of an allowance for doubtful accounts. However, since we cannot predict with certainty future changes in the financial stability of our customers, our actual future losses from uncollectible accounts may differ from our estimates. In the event we determined that a smaller or larger balance of the allowance for uncollectible accounts was appropriate, we would record a credit or charge to selling, general and administrative expense in the period in which it made such a determination.

        Customer discounts and allowances.    Certain customer discounts and allowances are earned and payable to customers if a specified level of annual sales volume is met. We record such customer discounts and allowances based on the estimated and probable sales volume for the annual period. The amounts are recorded as a reduction of net sales based on the actual customers' sales volume during the period. If actual annual sales volume differs from management estimates, gross margin and operating income could be adversely affected.

        Vendor incentives.    Certain vendor incentives are earned only if a specified level of annual purchases is achieved. We record such incentives during the interim periods based on the actual results achieved on a year-to-date basis compared to targets or specified levels of purchases. The amounts are recorded as a reduction of cost of goods sold based on the purchase volume during the interim period. If actual purchase volume differs from management estimates, gross margin and operating income could be affected.

        Raw materials.    Raw materials are critical components of our cost structure. The prices for these raw materials may fluctuate. When raw material prices decrease, selling prices have historically decreased. The actual impact from raw material price changes is affected by a number of factors including the level of inventories at the time of a price change, the specific timing and frequency of price changes, and the lead and lag time that generally accompanies the implementation of both raw materials and subsequent selling price changes. In the event that raw material prices decrease over a period of several months, we may suffer margin erosion on the sale of such inventory.

        Inventory reserves.    We establish reserves for our inventory to reflect those conditions when the cost of the inventory is not expected to be recovered. We review such circumstances when products are not expected to be saleable based on standards established by our quality assurance standards. The reserve for these products is equal to all or a portion of the cost of the inventory based on the specific facts and circumstances. We monitor inventory levels on a regular basis and record changes in inventory reserves as part of costs of goods sold.

        Goodwill impairment.    Goodwill is tested for impairment at least annually. In performing these tests, we first estimate the fair value of the reporting units primarily using discounted estimated future cash flows. If the carrying value exceeds the fair value of the reporting unit, the second step of the goodwill impairment test is performed to measure the amount of the potential loss. Goodwill impairment is measured by comparing the "implied fair value" of goodwill with its carrying amount. We must estimate the fair value of all reporting unit assets and liabilities in determining the "implied fair value" of goodwill. The impairment evaluation requires the use of considerable management judgment to determine the fair value of the reporting units using discounted future cash flows, including estimates and assumptions regarding the amounts and timing of cash flows, cost of capital and growth rates.

        Pension.    Pension costs and obligations are dependent on assumptions used in calculating such amounts. These assumptions include discount rates, benefits earned, interest cost, expected return on plan assets, mortality rates and other factors. In accordance with GAAP, actual results that differ from the assumptions are accumulated and amortized over future periods and, therefore, generally affect recognized expense and the recorded obligation in future periods. While we believe that the assumptions used are appropriate, differences in actual experience or changes in assumptions may affect pension obligations and future expense.

        Income taxes.    Prior to January 1, 2004, Solo Cup Company was subject to taxation under the provisions of subchapter S of the Internal Revenue Code in the United States and the federal and certain state income tax liabilities of the company were the responsibility of its shareholders. As of January 1, 2004, we revoked our subchapter S status and became a subchapter C corporation, which is subject to the United States federal and state income tax. Consequently, we, pursuant to GAAP, recorded a one-time, $29.8 million non-cash tax expense to earnings to establish a $29.8 million deferred income tax liability for the future tax consequences attributed to differences between the financial statement and income tax bases of its assets and liabilities as of January 1, 2004.

        No provision has been made for future income taxes on the undistributed earnings of certain foreign subsidiaries, as they are considered indefinitely reinvested in such operations.

        We account for income taxes in accordance with the asset and liability method under SFAS No. 109, Accounting for Income Taxes. Deferred income tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement and income tax bases of assets and liabilities and tax credit and operating loss carry forwards using enacted tax rates expected to apply to taxable income in the years in which the differences are expected to be recovered or settled. The effect on deferred income tax asset and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The recoverability of deferred tax assets is dependent upon our assessment of whether it is more likely than not that sufficient future taxable income will be generated in the relevant tax jurisdiction to utilize the deferred tax asset. We review our internal forecasted sales and pre-tax earnings estimates to make our assessment about the utilization of deferred tax assets. In the event, we determine that our future taxable income will not be sufficient to utilize the deferred tax asset, a valuation allowance will be recorded. If that assessment changes, a charge or a benefit would be recorded in the income statement.

Impact of Recently Issued Accounting Standards

        In December 2003, the FASB issued SFAS No. 132-R, Employers' Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88, and 106. SFAS No. 132-R, revises disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans, but it requires additional disclosures for assets, obligations, cash flows and net periodic benefit costs. We plan to adopt the disclosure provisions of SFAS No. 132-R for the year ended December 31, 2004.

BUSINESS

Overview

        We are a leading global producer and marketer of disposable foodservice products and have served our industry for over 60 years. We manufacture one of the broadest product lines of cups, lids, food containers, plates, bowls, straws, cutlery, napkins and tablecovers in the industry, with products available in plastic, paper and foam. We are recognized for product innovation and customer service, and our products are known for their quality, reliability and consistency. Our products are marketed primarily under the Solo and Sweetheart brands, as well as Jack Frost, Lily, Trophy, Jazz, Hoffmaster, Creative Expressions and All Occasions. We are the leading supplier of branded disposable cups and plastic plates and bowls to consumer customers in the United States. In addition to our branded products, we provide a majority of our product lines to our customers under private label. We currently operate 40 manufacturing facilities, 20 distribution centers and 37 warehouses in North America, Japan and the United Kingdom, and we sell our products worldwide. For the year ended December 31, 2003, we generated $2,188.8 million of pro forma net sales.

        We serve two primary customer groups:

    •
    Foodservice: Sales to foodservice customers accounted for approximately 82% of our pro forma net sales for the year ended December 31, 2003. Our foodservice customers include (1) broadline distributors, such as Sysco Corporation and Bunzl Distribution USA, Inc., (2) quick service restaurants, or QSRs, such as McDonald's Corporation, Wendy's International, Inc. and Burger King Corporation, (3) national accounts, such as Starbucks Corporation and 7-Eleven, Inc., and (4) dairy and food processors, such as Nissin Food Products Company Ltd. and Blue Bell Creameries Inc. We believe we have developed strong relationships with leading foodservice customers due to our emphasis on product innovation and customer service and the fact that we have one of the broadest product offerings in the industry. We sell our products to foodservice customers through our regionally-organized, in-house direct sales force and national account representatives.

    •
    Consumer: Sales to consumer customers accounted for approximately 18% of our pro forma net sales for the year ended December 31, 2003. Our consumer customers include (1) grocery stores, such as Publix Supermarkets Inc., The Kroger Co. and Albertson's, Inc., (2) mass merchandisers, such as Wal-Mart Stores, Inc. and Target Corporation, (3) warehouse clubs, such as Costco Wholesale Corporation and BJ's Wholesale Club, and (4) other retail outlets, such as drug stores, party stores and dollar stores. We are the leading supplier of branded disposable cups and plastic plates and bowls to consumer customers in the United States, which we sell under the Solo and Jack Frost brand names. In addition, we sell paper and party goods under the brand names Creative Expressions and All Occasions. Our sales and marketing strategy for consumer customers is designed around supporting our strong brand names, as well as selling private label products. We sell our products to consumer customers through both regional broker networks and our in-house direct sales force.

Competitive Strengths

        Leading Industry Position.    We believe we are the leading producer and marketer of disposable foodservice products in North America, with pro forma net sales for the year ended December 31, 2003 of $2,188.8 million. Our broad product line, high quality products and reliable customer service have helped to establish our strong position within the industry. In addition, we believe our ability to quickly roll out promotions for our QSR customers, innovate and introduce new products and supply both branded and private label product lines provides us with a competitive advantage over other suppliers in our industry. Our scale also provides us with a low-cost manufacturing base and allows us to continually seek additional efficiencies in purchasing, manufacturing and distribution. The combination of these factors allows us to maintain a strong leadership position.

        Strong Customer Relationships.    We have strong relationships with the leading companies in the channels through which we sell our products. In the foodservice channel, our customers include McDonald's Corporation, Bunzl Distribution USA, Inc., Sysco Corporation, Network Services Company, Starbucks Corporation, U.S. Foodservice Inc., Wendy's International, Inc., ARAMARK Corporation and Burger King Corporation. In the consumer channel, our customers include Wal-Mart Stores, Inc., Costco Wholesale Corp., Publix Supermarkets Inc., Target Corporation, Albertson's, Inc., The Kroger Co., BJ's Wholesale Club, The Stop & Shop Supermarket Co., The Great Atlantic & Pacific Tea Company, Inc., Safeway Inc. and Food Lion LLC. Our top ten customers, on the basis of pro forma net sales for the year ended December 31, 2003, have been customers of ours for an average of 20 years, and we are aligned with customers whose demand for disposable foodservice products is growing. These qualities, together with a broad product portfolio, have helped us maintain long-standing customer relationships, attract new customers and diversify our customer base.

        Broad Product Portfolio.    We believe we have the most extensive product portfolio in the channels through which we sell our products. Our diversified product mix includes cups, lids, plates, bowls, food containers, cutlery and straws as well as food packaging products. Our manufacturing flexibility enables us to meet our customers' demands for plastic, paper and foam products and offer these products in a variety of sizes, designs and colors. In addition, we believe our product portfolio includes many of the leaders in their respective product categories. Our broad portfolio of products enables us to offer our customers a choice of products at various price points within each product category.

        Branded and Private Label Presence.    The Solo and Sweetheart brands, under which we sell the majority of our products, are well-established names in our industry. Our products have developed strong brand recognition among customers and end-users. For example, the Maritz report found that the Solo disposable cup brand was recognized by 89% of end-users surveyed. This brand recognition helps to sustain the appeal of our products and to generate repeat purchases. In addition, we offer a broad line of private label products and believe we are one of the leading suppliers of private label disposable foodservice products. This combination of branded and private label presence enables us to gain sales by being a "one-stop" provider for our customers.

        Innovative New Products.    We have a history of innovation that has helped establish us as an industry leader. We believe our manufacturing expertise, printing capabilities and market knowledge have been integral to our track record of commercially successful product innovations. We currently have approximately 300 U.S. and foreign patents and have introduced some of the most distinctive products in our industry, including the plastic cold cup referred to by customers as the "Party" cup; the APET cup; the patented Galaxy cup; the Trophy cup; and the Traveler lid. Most recently, we introduced our patented Traveler Plus lid, an enhanced version of our Traveler lid that is re-closeable, spill-resistant and durable, and our STS cup, which offers improved insulation and excellent print capabilities. In addition, we recently introduced SoloGrips cups (patents pending) and plates (patents issued), an ergonomic improvement to our existing line of "Party" cups and plates. We continually seek to introduce new products at reasonable costs both as extensions of existing product lines and as new product categories.

        Experienced Management Team.    We have an experienced senior management team led by our President and Chief Operating Officer, Ronald L. Whaley, who has over 20 years of industry experience at Solo Cup Company. This senior management team has grown our business by developing and introducing new products, improving operational efficiencies and acquiring and integrating new businesses. During the past six years, our management team has integrated three key acquisitions where Solo Cup Company reduced costs by consolidating purchasing under global supply contracts and by eliminating duplicative selling, general and administrative functions. In addition, this management team has reduced costs by implementing lean manufacturing techniques and improvements in procurement over the past three years through consolidation of suppliers, inventory consignment within plants and implementation of just-in-time deliveries. We believe that the addition of several members of Sweetheart's senior management, who are participating in the implementation of our integration plan relating to the acquisition, has further strengthened our management team.

Our Strategy

        In addition to integrating Sweetheart, we intend to grow our sales by capitalizing on our broad product portfolio and our ability to develop innovative new products to take advantage of favorable industry trends.

        The following are components of our strategy:

        Achieve Cost Savings and Implement Integration Plan.    We believe there will be substantial cost savings and other benefits from the combination of Solo Cup and Sweetheart.

        We intend to implement certain changes that we expect will lead to cost savings within the first twelve months following the closing of the acquisition. Giving effect to these proposed changes, for the year ended December 31, 2003, we would have realized approximately $15.4 million of cost savings. Of this amount, approximately $8.9 million relates to expenses associated with two of Sweetheart's executive offices, both of which were closed shortly after the acquisition, and approximately $6.5 million relates to procurement savings to be derived from purchasing raw materials, goods and services under the lowest cost contract of the two companies. As of March 31, 2004, we have realized approximately $9.9 million of cost savings on an annual basis, of which $7.6 million relates to expenses associated with the closure of Sweetheart's two executive offices and approximately $2.3 million relates to procurement savings.

        In addition, with input from outside advisors, we have developed an extensive four-year integration plan that identifies significant synergy opportunities. Upon full implementation of this plan, we project generating a further $35 million to $45 million in annualized cost savings and efficiency improvements, net of ongoing annual costs to achieve those savings and efficiencies. We intend to implement this integration plan in carefully staged phases in order to minimize any disruptions to our ongoing operations. We believe that up to half of these additional annualized cost savings and efficiency improvements could be achieved by the second anniversary of the acquisition.

        The integration plan is focused on the following aspects of our business:

    •
    integrating various selling, general and administrative functions;

    •
    consolidating purchases of raw materials and implementing more favorable purchase agreements with our suppliers;

    •
    improving utilization of equipment across all manufacturing technologies, in light of current utilization rates that range between 30% and 80%, depending on the particular technology;

    •
    optimizing operations across over five million square feet of manufacturing space and rationalizing our space according to the best geographic locations for serving our overall customer base;

    •
    reducing freight costs by maximizing full truck loads and taking advantage of our national manufacturing and warehouse footprint;

    •
    utilizing the estimated 35% excess warehousing space in Sweetheart's distribution centers; and

    •
    reducing overlapping stockkeeping units.

        In order to realize these synergies and cost savings, we estimate that we will incur approximately $20 million in one-time cash expenses and that we will make capital expenditures of approximately $20 million. The majority of these expenses and expenditures are expected to be made in the earlier years of the integration plan and relate to relocation of staff, severance, relocation and upgrade of equipment and information technology.

        In addition to the $35 million to $45 million of cost savings discussed above, we believe that there are additional opportunities arising from the combination of Solo Cup and Sweetheart. As we seek to take advantage of these opportunities, we expect to incur additional costs.

        We may not ultimately be able to realize the anticipated cost savings or other benefits from the integration of Solo Cup and Sweetheart, either in the amount or time frame we currently expect, and the costs of achieving these benefits may be higher than, and the timing may differ from, what we currently expect.

        Continue Product Innovation.    We intend to drive increased customer demand through the development of new and improved products. We plan to continue our research and development efforts to increase product differentiation and offer enhanced value to customers through new design and improved functionality. For example, we are currently researching methods to use PLA in a line of biodegradable cups to appeal to customers' desire for an environmentally-friendly product. In addition, we are partnering with raw materials suppliers, customers and universities to create new applications for our raw materials and develop applications for new technologies.

        Increase Sales Through Expanded Customer Relationships and Broadened Product Offering. We intend to increase our sales as a result of the broader product offering resulting from the combination of Solo Cup and Sweetheart. As the consolidation of broadline distributors continues, we believe that distributors will increasingly value suppliers that are able to offer the broadest product lines. We expect that our position as an industry leader will allow us to benefit from this trend. In addition, we intend to capture incremental sales by expanding our relationships with the combined customer bases of Solo Cup and Sweetheart. We believe that the strong customer relationships of both Solo Cup and Sweetheart will facilitate the cross-selling of our full line of products to the combined customer bases of the two companies. We also intend to capitalize on existing relationships with our global customers and benefit from their international growth. We believe our strong relationships with mass merchandisers will also be a potential source of increased sales as this group of retailers continues to account for a growing portion of our sales to consumer customers.

Background of the Issuer

        The issuer of the notes was incorporated in Delaware in January 2004 to be the holding company for Solo Cup and for Sweetheart in connection with the transactions. See "The Transactions." Prior to the transactions, the issuer had no operations other than in connection with its formation and the authorization of the transactions. The issuer is a wholly-owned subsidiary of Solo Cup Investment Corporation. See "The Transactions—Equity Investment," "Security Ownership" and "Arrangements with Vestar Capital Partners."

        Solo Cup traces its origins to a predecessor company established in 1936. Sweetheart's operating history dates from the founding of a predecessor company in 1911.

Products

        We produce a broad range of plastic, paper and foam disposable foodservice products. We also produce food packaging containers for the dairy and food processing industries. Our plastic products include a wide range of cups, lids, food containers, plates, bowls, cutlery, portion cups, straws and stirrers as well as food packaging containers. Our paper products include cups, plates, bowls, food containers, napkins, tablecovers, placemats and portion cups. Our foam products include cups, plates, bowls and food containers. Our plastic, paper and foam products are offered in a variety of sizes, designs and colors and at a range of price points. In addition, we design, manufacture and lease container filling and lidding equipment to dairies and other food processors to package food items, such as ice cream, factory-filled jacketed ice cream cones, cottage cheese, yogurt, sour cream and squeeze-up desserts, in our containers at their plants.

Customers

        We serve two primary customer groups, foodservice and consumer.

        Our foodservice customers include (1) broadline distributors, such as Sysco Corporation, Bunzl Distribution USA Inc., Network Services Company, U.S. Foodservice, Inc., UniPro Foodservice, Inc and ARAMARK Corporation, (2) QSRs, such as McDonald's Corporation (through its packaging and supply chain coordinator, Perseco), Wendy's International, Inc., Burger King Corporation, Dunkin' Donuts, Yum! Brands, Inc. (the parent company for Kentucky Fried Chicken, Pizza Hut and Taco Bell) and Baskin-Robins, (3) national accounts, such as Starbucks Corporation, 7-Eleven, Inc. and Perrier, and (4) dairy and food processors, such as Nissin Food Products Company Ltd. and Blue Bell Creameries Inc.

        Our consumer customers include (1) grocery stores, such as Publix Supermarkets Inc., The Kroger Co. and Albertson's, Inc., (2) mass merchandisers, such as Wal-Mart Stores, Inc. and Target Corporation, (3) warehouse clubs, such as Costco Wholesale Corporation and BJ's Wholesale Club, and (4) other retail outlets, such as drug stores, party stores and dollar stores, such as Family Dollar and Dollar General.

        On a pro forma basis, based on data for Solo Cup's and Sweetheart's respective fiscal years ended in 2003, our five largest customers represented approximately 28% of net sales, with no one customer accounting for more than 7.5% of net sales. See "Risk Factors—Risks Relating to Our Business—The loss of one or more of our principal customers could have a material adverse effect on our business, financial condition or results of operations."

Sales and Marketing

        We sell our products to foodservice customers through our regionally-organized, in-house direct sales force and through national account representatives. Broadline distributors sell the products they purchase from us to institutions such as restaurants, hospitals, schools and other large organizations that have food service operations. As a result of this selling structure, stocking decisions are made by our distributors based on demand driven by purchasing decisions made by foodservice operators. Our sales force calls on local branches of national broadline distributors to sell our existing range of product offerings as well as new, innovative products. Through our national account representatives, we sell our products to QSRs and to our national accounts, which include gourmet coffee retailers and convenience stores. Our national account representatives work closely with these customers to develop unique product offerings and promotional programs.

        We sell our products to consumer customers primarily through regional broker networks. In the case of some of our larger customers, such as Wal-Mart and Costco, we use our in-house direct sales force, rather than brokers. Our consumer customers sell our products to end-users who make the ultimate purchasing decisions. Accordingly, our sales and marketing strategy for consumer customers is designed around supporting our strong brand names, such as Solo and Jack Frost, as well as selling private label products. In addition, we sell paper and party goods under the brand names All Occasions and Creative Expressions.

        We sell our food packaging products directly to customers in the dairy and food processing industries using an in-house sales force organized on the basis of customer relationships.

        We support the Solo brand with couponing, print advertisements and public relations efforts.

Raw Materials

        The principal raw materials for our plastic operations are resins, including polystyrene, polypropylene, polyethylene and APET. We purchase resins from large petrochemical and resin producers such as Dow, ATOFINA, Eastman, Nova and BASF. Resin prices fluctuate with oil, natural gas and other input prices, capacity changes and changes in demand.

        The principal raw materials for our paper operations include paperboard, bond paper and waxed bond paper. Our paper-based products are typically converted from bleached paperboard, which we purchase from integrated paper manufacturers such as International Paper, MeadWestvaco and Gulf States. Paper prices are driven by energy costs, capacity changes and changes in demand.

        We obtain raw materials, approximately 60% of which consist of resins and 40% are paper-based, from multiple vendors. We cultivate strong relationships with our major suppliers and believe that these relationships, together with our purchasing volumes, provide pricing benefits in raw materials purchasing. While we have experienced brief delays in the availability of our raw materials from time to time, we have not experienced any sustained delays.

        Raw material costs make up a significant portion of our cost of goods sold. As a result, we are exposed to changes in raw material prices. In line with industry practice, we generally do not enter into long-term supply contracts with our suppliers of raw materials and historically have not hedged our exposure to fluctuations in raw material prices. See "Risk Factors—Risks Relating to Our Business—We could be adversely affected by raw material availability and pricing."

Manufacturing

        Our manufacturing strategy is to reduce costs through process improvement and innovation, while meeting our customers' needs and maintaining our standard for quality. We employ many different technologies and are able to manufacture and supply products in various plastic resins, paper and foam. Our flexibility and expertise in these technologies enable us to respond quickly to customer and market needs.

        The primary processes employed in manufacturing our products are as follows:

    •
    Plastic Cups, Plates, Bowls and Food Containers. Plastic extrusion is used to convert plastic resin from a palletized form to a flat extruded sheet. We then use plastic thermoforming to convert the extruded sheet into the final product. The product is then automatically trimmed and packaged in various quantities depending on customer requirements. We have the capability to use a large variety of resins, including polystyrene, APET and polypropylene in order to meet market demands.

    •
    Paper Cups, Plates and Food Containers. Paper is fed into a forming machine that forms the cup side and cup bottom. These machines can be adjusted to meet market and customer demands. We also have the capability to print either inline or offline, depending on the complexity of the print and size of the run.

    •
    Plastic Cutlery. We utilize injection molding machines to manufacture plastic cutlery. The plastic pellets are melted, and the molten resin is injected into the mold. The parts are automatically cooled, trimmed and ejected from the machine. The product is then either packaged in bulk or individually wrapped. We have the capability to manufacture cutlery using either polypropylene or polystyrene resin.

        In addition to these manufacturing processes, we have a wide variety of printing capabilities, including flexography, letter press, paper lithography and plastic dry offset. We operate printing presses capable of producing high quality, customized graphics to meet our customers' requirements.

Distribution

        Solo (Illinois)'s U.S. distribution centers and warehouses are located in proximity to its manufacturing facilities as well as major population centers. Under the DSC arrangement, DSC is responsible for the operation of substantially all of Solo (Illinois)'s U.S. distribution centers and primarily performs customary warehousing and transportation services. The DSC agreement provides that DSC is entitled to provide transportation services with respect to all shipments of products to or from facilities covered by the outsourcing arrangement, subject to certain exceptions. Generally, the DSC agreement provides that a party may terminate the agreement in the event of the other party's material default, as defined in the DSC agreement. DSC and Solo (Illinois) are currently in arbitration over various matters relating to the DSC agreement, including the basis for DSC's compensation. DSC recently has claimed that its outsourcing arrangement with Solo (Illinois) entitles DSC to provide customary warehousing and transportation services for Sweetheart and has sought to amend its counterclaim in the arbitration to include Sweetheart and Sweetheart's distribution facilities. In June 2004, Sweetheart filed a declaratory judgment action in the Circuit Court for Baltimore County, Maryland, seeking a declaratory judgment that Sweetheart is not bound by, subject to or obligated under the outsourcing arrangement between DSC and Solo (Illinois) or the pending arbitration between those two companies. Management believes that there is no contractual basis for DSC's claim. However, there can be no assurance that Sweetheart will succeed in obtaining the declaratory judgment it is seeking. See "—Legal Proceedings" and "Risk Factors—Risks Relating to Our Business—Solo (Illinois) is currently involved in an arbitration with the company to which it outsourced its logistical operations, and we cannot predict the outcome of the arbitration."

        Solo (Illinois)'s foreign subsidiaries operate out of owned or leased warehouses and manage the related distribution and transportation networks.

        Sweetheart operates its own distribution system. It has invested approximately $75 million over the past six years in modern facilities, some of which incorporate robotics and automated tracking systems, forming a hub-and-spoke network allowing for prompt deliveries to locations throughout the continental United States. Many of Sweetheart's distribution centers are located near Sweetheart and Solo Cup manufacturing plants. Our integration plan is focused on utilizing the estimated 35% excess warehousing space in Sweetheart's distribution centers.

Competition

        The disposable foodservice products industry is extremely competitive and highly fragmented. We compete for foodservice customers based on price, quality, customer service, breadth of product offering and development partnerships. We compete for consumer customers based on price, brand reputation, quality, product differentiation and innovation. We compete for food packaging customers based on price, product breadth, quality, service and filling equipment capabilities. Our competitors include large multinational companies as well as regional manufacturers. Some of our competitors compete across the full line of our products, while others compete with only some of our products. A few of our competitors are integrated in the manufacture of plastic or paper raw materials which reduces their costs for these materials and gives them greater access to these materials in periods of short supply. Increases in productivity, combined with surplus capacity in the industry, have maintained competitive pricing pressures. Our current or potential competitors may offer products at a lower price or products and service that are superior to ours. In addition, our competitors may be more effective and efficient in integrating new technologies. Our products also compete with metal, glass and other packaging materials, as well as plastic packaging materials made through different manufacturing processes. Our largest competitors include Pactiv Corporation, Dart Container Corporation, Huhtamäki Oyj (CHINET® branded products), Dixie Foodservice Corp., a division of Georgia Pacific Corp., International Paper Food Service Business, a division of International Paper Co., Berry Plastics Corporation, Interbake Foods Inc. and Polytainer, Ltd. See "Risk Factors—Risks Relating to Our Business—We operate in a highly competitive environment and may not be able to compete successfully."

Intellectual Property

        We rely on a combination of trade secrets, confidentiality agreements and patent, trademark, copyright, unfair competition and other intellectual property laws to protect our intellectual property and other proprietary rights. We currently have approximately 300 U.S. and foreign patents. Although they are collectively important to our business, no single one of them is material to our business. Litigation may be necessary to enforce our intellectual property rights, or to defend against claims by third parties that our products infringe their intellectual property rights and could result in substantial costs and diversion of our resources. Even if our proprietary rights are held enforceable, others may be able to design around our patents or independently develop products and processes equivalent to our proprietary and confidential information. See "Risk Factors—Risks Relating to Our Business—We may not be able to adequately protect our intellectual property and other proprietary rights."

Research and Development

        We believe we have a strong reputation for creativity and new product innovation. Our research and development strategy has three goals: (1) to create innovative value-added products which target both new and existing customers, (2) to differentiate our products in the marketplace and (3) to explore the use of alternative substances to create new market opportunities and enhance overall market position.

        This year, we introduced our new Traveler Plus lid which is an innovative new product that is re-closeable and spill-resistant. This year, we also introduced our STS cup, which offers improved insulation and excellent print capabilities. Two examples of product variations that differentiate our products in the marketplace are our recently introduced SoloGrips products, which are an ergonomic improvement on our existing line of party cups offered at an equivalent price point, and the clear polypropylene cup produced initially for Perrier for use with water coolers. We are currently researching methods to utilize PLA in a line of biodegradable cups to appeal to customers' desire to have an environmentally friendly product. In addition, we are partnering with raw materials suppliers, customers and universities to create new applications for our materials and develop applications for new technology.

Employees

        As of March 31, 2004, we had approximately 11,900 employees worldwide, including approximately 10,400 in the United States and 1,500 in other countries; 9,000 of these employees worldwide as of March 31, 2004 were hourly workers. As of March 31, 2004, approximately 2,000 of our hourly employees were covered by collective bargaining agreements. We currently have collective bargaining agreements in effect at its facilities in Appleton, Wisconsin; Augusta, Georgia; Indianapolis, Indiana; Kensington, Connecticut; Oshkosh, Wisconsin; St. Albans, Vermont; Springfield, Missouri; Williamsburg, Pennsylvania; Scarborough, Ontario, Canada; and Cuautitlan, Mexico. These agreements cover all production, maintenance and distribution hourly-paid employees at each facility and contain standard provisions relating to, among other things, management rights, grievance procedures, strikes and lockouts, seniority and union rights. The current expiration dates of the Appleton; Augusta; Indianapolis; Kensington; Oshkosh; St. Albans; Springfield; Williamsburg; Ontario; and Cuautitlan agreements are March 31, 2006, October 30, 2005, December 1, 2007, September 30, 2004, May 31,

2007, January 31, 2005, February 28, 2007, June 13, 2005, November 30, 2008 and December 31, 2004, respectively. In an election held on August 21, 2003, the employees of Sweetheart's El Cajon, California facility voted to bargain collectively and to be represented by the United Food and Commercial Workers Union. The proposed agreement affects approximately 165 hourly employees. We anticipate that we will reach an agreement with these employees by the end of September 2004. Other than under the agreements described above, none of our employees is covered by a collective bargaining agreement. We believe that we have good relationships with our employees.

Properties

        Our executive offices are located in Highland Park, Illinois. We own and operate manufacturing and distribution facilities throughout North America and in Japan, Panama and the United Kingdom, and we lease third party distribution centers in North America.

        The table below provides summary information regarding our material manufacturing, distribution, office and warehouse properties. We believe these properties, which are being used for their intended purposes, are adequate and well-maintained. As part of our integration strategy, we anticipate that a number of our manufacturing and warehouse facilities will be closed. On May 11, 2004, we announced the closure of our facilities located in Kensington, Connecticut and Lakeland, Florida. On May 19, 2004, we announced the closure of our facilities in Augusta, Georgia and the closure of our machine shop in Highland Park, Illinois.

Facilities
Location		Function	Owned/Leased	Size (Approximate Square Footage)
California	El Cajon (2 facilities)	Manufacture/Warehouse/ Distribution Center	Leased	183,670
	Ontario	Distribution Center	Leased	395,954
Connecticut	Kensington (4 facilities)	Manufacture/Warehouse/ Distribution Center	Leased	272,100
Florida	Lakeland	Manufacture/Warehouse	Leased	45,000
Georgia	Augusta (2 facilities)	Manufacture/Warehouse	Owned	444,000
	Conyers (2 facilities)	Manufacture/Warehouse/ Distribution Center	Owned	905,000
	Jonesboro	Distribution Center	Owned	305,000
Idaho	Twin Falls	Manufacture/Warehouse	Owned	140,000
Illinois	Chicago (2 facilities)	Manufacture/Warehouse	Owned	551,000
	Chicago (97th St.)	Distribution Center	Leased	534,000
	Chicago (S. Kostner)	Manufacture/Warehouse	Owned	824,000
	Highland Park (2 facilities)	Executive Office/ Manufacture	Owned	317,000
	University Park	Distribution Center	Leased	908,000
	Urbana	Corporate Office/ Manufacture	Owned	313,000
	Wheeling (2 facilities)	Manufacture/Warehouse	Owned	260,000
Indiana	Goshen	Manufacture/Warehouse	Owned	63,000
	Indianapolis	Distribution Center	Leased	735,450
Louisiana	Shreveport	Manufacture/Warehouse	Owned	148,000
Maryland	Federalsburg	Manufacture/Warehouse	Owned	391,000
	Hampstead (Owings Mills)	Distribution Center	Leased	1,035,000
	Havre de Grace	Distribution Center	Owned	502,000
	Owings Mills (2 facilities)	Manufacture/Warehouse/ Distribution Center	Owned	1,753,000

Massachusetts	Leominster	Manufacture/Warehouse	Owned		135,000
	North Andover	Manufacture/Warehouse	Leased		248,500
Missouri	Springfield	Manufacture/Warehouse	Owned		942,000
Nevada	North Las Vegas (2 facilities)	Manufacture/Warehouse	Leased		195,100
New Mexico	Belen	Manufacture/Warehouse	Owned		175,000
New York	Glen Falls	Manufacture/Warehouse	Owned		59,000
Oklahoma	Ada	Manufacture/Warehouse	Owned		243,000
Pennsylvania	Williamsburg	Manufacture/Warehouse	Owned		146,000
Texas	Dallas	Manufacture/Warehouse/ Distribution Center	Owned		1,304,000
Vermont	St. Albans	Manufacture	Owned		115,000
	St. Albans	Distribution Center	Leased	(1)	186,000
Wisconsin	Appleton	Manufacture/Warehouse	Owned		271,000
	Appleton	Distribution Center	Leased		117,682
	Oshkosh	Manufacture/Warehouse	Owned		486,000
Non-U.S.	Mississauga, Ontario, Canada	Distribution Center/ Warehouse/Office	Leased		262,000
	Scarborough, Ontario, Canada	Manufacture/Warehouse	Owned		400,000
	Japan—Fuji	Manufacture	Owned		51,000
	Japan—Jirocho (2 facilities)	Manufacture/Warehouse	Leased		124,000
	Japan—Kumamoto	Manufacture	Owned		141,000
	Japan Kumamoto	Warehouse	Leased		38,000
	Japan—Shiga	Manufacture	Owned		93,000
	Japan—Shiga	Warehouse	Leased		5,000
	Panama (2 facilities)	Manufacture	Owned		130,000
	United Kingdom (4 facilities)	Manufacture/Warehouse/ Distribution Center	Leased	(2)	287,000

(1)
Subject to purchase option expiring March 31, 2007.

(2)
At one of these facilities we own a building on leased land.

        We also use third party warehouses on a pay for use basis.

Environmental Regulation

        In the normal course of business, we are required to comply with federal, state, foreign and local environmental and occupational health and safety laws and regulations, including laws and regulations governing emissions of air pollutants, discharges of waste and storm water and the disposal of hazardous wastes. Historical capital and operating expenditures deemed necessary to remain in compliance have not had a material impact on our financial position, and we believe that we are in material compliance with applicable standards and regulations of the various regulatory agencies.

        We are presently, and may in the future be, subject to liability for the investigation and remediation of environmental contamination, including contamination caused by other parties, at properties that we own or operate or that we formerly owned or operated and at other properties where we or our predecessors have arranged for the disposal of hazardous substances. As a result, we are involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. Any present or future investigations and remedial efforts relating to environmental matters could entail material costs or otherwise result in material liabilities. Any amount of future clean up costs and other environmental liabilities could also be material. We believe that, except as noted below, there are currently no material pending environmental investigations at our plants or sites or at third party sites for which we are liable. However, there can be no assurance that we will not be involved in any such proceedings in the future and that any amount of future clean up costs and other environmental liabilities will not be material. On a pro forma basis, we spent approximately $1.5 million for environmental and occupational health and safety compliance and remediation in the year ended December 31, 2003.

        We cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted, or what environmental conditions may be found to exist at our facilities or at third party sites for which we are liable. Enactment of stricter laws or regulations, a stricter interpretation of existing laws and regulations or the requirement to undertake the investigation or remediation of currently unknown environmental contamination at our own or third party sites may require us to make additional expenditures, some of which could be material.

        The Clean Air Act requires the phase out of certain refrigerant compounds. Therefore, we must upgrade or retrofit air conditioning and chilling systems we use during the next few years. We have decided to replace units as they become inefficient or unserviceable. We expect to complete the replacement of all such units within the next five to ten years, at an estimated total cost of less than $1.3 million.

        Some of our facilities contain asbestos. Although there may be no current legal requirement to remove it, we monitor such asbestos on an ongoing basis and maintain and/or remove it as appropriate to prevent the release of friable asbestos. We believe the costs associated with such program will not be material to our business or financial condition.

        We have received a number of requests for information or notifications of potential liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 regarding the investigation or cleanup of environmental contamination at third party sites. We have no reason to believe that the final outcome with respect to these matters will have a material adverse effect on our financial condition or result of operations. However, no assurance can be given about the ultimate effect, if any, of such matters on us. See "Risk Factors—Risks Relating to Our Business—We are subject to extensive environmental regulation and significant potential environmental liabilities."

Legal Proceedings

        In November 2001, Solo (Illinois) began outsourcing its logistical operations, including warehousing and transportation of products to and from distribution centers, to DSC. As part of this outsourcing arrangement, in November 2001 Solo (Illinois) and DSC executed an agreement that provides for a five-year term, subject to earlier termination under certain circumstances. See "Business—Distribution." After DSC began providing services under the DSC agreement in 2002, the compensation claimed by DSC under the DSC agreement significantly exceeded the amounts that Solo (Illinois) had contemplated, and a dispute arose as to the amounts that Solo (Illinois) would be required to pay under the DSC agreement. Disputes also arose regarding other aspects of the outsourcing arrangement, including DSC's customer service obligations and compliance by DSC with various requirements of the DSC agreement. On September 24, 2002, Solo (Illinois) invoked the arbitration provisions of the agreement, submitting a demand for arbitration to the American Arbitration Association in Chicago, Illinois (Solo Cup Company v. DSC Logistics, Inc., Claim No. 51 Y 181 10640 02). Solo (Illinois) submitted an amended demand for arbitration in March 2003. In its amended demand, Solo (Illinois)

requested relief in the form of (1) damages and a ruling that Solo (Illinois) may terminate the DSC agreement based on material breaches of the agreement by DSC; (2) various declarations, including that Solo (Illinois) may withhold reasonably disputed charges pending final resolution of the dispute; (3) rescission of the DSC agreement based on a failure of the parties to reach a meeting of the minds on essential contract terms; (4) damages and a ruling that the DSC agreement may be terminated based on fraud in the inducement on the part of DSC; and (5) damages, a declaration that the DSC agreement is voidable, attorneys' fees and costs resulting from DSC's violation of the Illinois Consumer Fraud and Deceptive Business Practices Act.

        Based on DSC's assertion that it would cut services at Solo Cup facilities in response to Solo (Illinois)'s withholding of reasonably disputed invoiced charges, Solo (Illinois) has stopped withholding disputed amounts from DSC and has been paying disputed amounts in full to DSC under protest and is expensing such amounts. Solo (Illinois) continues to withhold approximately $1.3 million disputed from the August 2003 invoice that is the subject of an interim hearing as to the reasonableness of Solo Cup Company's withholding. We expect that the final hearing will begin some time during fall 2004.

        DSC has asserted counterclaims in the arbitration against Solo (Illinois), seeking damages, costs and expenses of less than $2 million in the aggregate.

        DSC recently has claimed that its outsourcing arrangement with Solo (Illinois) entitles DSC to provide customary warehousing and transportation services for Sweetheart and has sought to amend its counterclaim in the arbitration to include Sweetheart and Sweetheart's distribution facilities. In June 2004, Sweetheart filed a declaratory judgment action in the Circuit Court for Baltimore County, Maryland, seeking a declaratory judgment that Sweetheart is not bound by, subject to or obligated under the outsourcing arrangement between DSC and Solo (Illinois) or the pending arbitration between those two companies. Management believes that there is no contractual basis for DSC's claim. However, there can be no assurance that Sweetheart will succeed in obtaining the declaratory judgment it is seeking.

        We are subject to various federal, state and local environmental laws and regulations. We believe we are in substantial compliance with all such environmental laws which are applicable to our operations. See "—Environmental Regulation."

        We are subject to litigation from time to time in the ordinary course of business. The amount of any liability with respect to any litigation to which we are now subject cannot currently be determined. Other than the matters set forth above, we are not party to any pending legal proceedings which, in our opinion, are material to our business or financial condition.

MANAGEMENT

        The following table sets forth the name, age and position of our executive officers and directors as of July 1, 2004.

Name	Age	Position
Robert L. Hulseman	72	Chairman, Chief Executive Officer and Director
John F. Hulseman	73	Vice Chairman, Secretary and Director
Ronald L. Whaley	50	President, Chief Operating Officer and Director
Susan H. Marks	40	Chief Financial Officer, Executive Vice President and Assistant Secretary
William R. Coad	59	Executive Vice President/Sales and Marketing
Kathleen C. Wolf	59	Executive Vice President/Human Resources and Assistant Secretary
Patrick H. Bye	45	Senior Vice President/Operations Integration
Hans H. Heinsen	50	Senior Vice President and Treasurer
Robert M. Korzenski	49	Senior Vice President—Integration; Hoffmaster-Fonda Brands
Stephen R. LaHood	57	Senior Vice President/Supply Chain
Thomas Pasqualini	46	Senior Vice President—Integration: Sweetheart Brands
Anil R. Shah	52	Senior Vice President/Operations
Sheila M. Hulseman	69	Director
Georgia S. Hulseman	72	Director
Daniel S. O'Connell	50	Director
Norman W. Alpert	45	Director

        Robert L. Hulseman is a director and has served as Chairman and Chief Executive Officer of the issuer since January 2004. Mr. Hulseman has served as Chairman and Chief Executive Officer of Solo (Illinois) since January 1998. He began his career in the disposable foodservice and food packaging products industry with Solo Cup Company in 1950. Mr. Hulseman is also the husband of Sheila M. Hulseman, the brother of John F. Hulseman and the brother-in-law of Georgia S. Hulseman.

        John F. Hulseman is a director and has served as Vice Chairman of the issuer since January 2004. Mr. Hulseman has served as a director of Solo Cup Company since March 1955. He served as President of Solo (Illinois) from January 1998 to January 2004, he has served as Vice Chairman of Solo (Illinois) since January 2004 and as Secretary of Solo (Illinois) since January 1999. Mr. Hulseman began his career in the disposable foodservice and food packaging products industry with Solo Cup Company in 1950. Mr. Hulseman is also the husband of Georgia S. Hulseman, the brother of Robert L. Hulseman and the brother-in-law of Sheila M. Hulseman.

        Ronald L. Whaley is a director and has served as President and Chief Operating Officer of the issuer since January 2004. He has served as President and Chief Operating Officer of Solo (Illinois) since January 2004. Mr. Whaley served Solo (Illinois) as Chief Operating Officer and Chief Financial Officer from November 2003 to January 2004, as Chief Operations Officer and Chief Financial Officer from August 2001 to November 2003 and as Chief Financial Officer and Executive Vice President from January 1999 to August 2001. Mr. Whaley has been a director of Solo (Illinois) since April 1987.

        Susan H. Marks has served as Chief Financial Officer and Executive Vice President of the issuer since January 2004 and as Assistant Secretary since February 2004. She has served as Chief Financial Officer and Executive Vice President of Solo (Illinois) since January 2004. From July 2002 to January 2004, Ms. Marks served as Senior Vice President, Global Finance, of Solo (Illinois). From February 1999 to July 2002, Ms. Marks was the Vice President/Controller of Solo (Illinois). Prior to joining Solo Cup Company, Ms. Marks served as the Chief Financial Officer of MST Analytics, Inc., a supplier of semiconductor gas monitoring system products, from October 1998 until January 1999.

        William R. Coad has served as Executive Vice President/Sales and Marketing of the issuer since January 2004. Mr. Coad has served as Executive Vice President/Sales and Marketing of Solo (Illinois) since November 2003. He has been with Solo Cup Company since 1997 in various selling and marketing positions. Mr. Coad manages all of our selling and marketing functions.

        Kathleen C. Wolf has served as Executive Vice President/Human Resources of the issuer and as Assistant Secretary of the issuer since January 2004. Ms. Wolf has served as Executive Vice President/Human Resources of Solo (Illinois) since January 2004 and as Assistant Secretary since February 2004. From July 2002 to January 2004, she served as Senior Vice President, Global Human Resources, of Solo (Illinois) and prior to that was Vice President, Human Resources beginning in March 2001. Prior to joining Solo Cup Company, Ms. Wolf worked for Equity Residential Properties Trust, a real estate investment trust, as Senior Vice President, Human Resources and Administration, from 1997 to March 2000.

        Patrick H. Bye has served as Senior Vice President/Operations Integration of the issuer since January 2004. Mr. Bye has served as Senior Vice President/Operations, of Solo (Illinois) since July 2002 and has been responsible for our lean strategy integration and all engineering and quality management, as well as paper operations. From September 2001 to July 2002, Mr. Bye served as Vice President, Operations, for Solo (Illinois) and was responsible for manufacturing operations in paper plants. Prior to joining Solo Cup Company, Mr. Bye worked for Acco Brands, Inc., a manufacturer of office products and subsidiary of Fortune Brands, Inc., in various engineering and plant management roles and served as its Vice President, Operations, from March 2000 to June 2001 and as its Vice President, Engineering, from April 1997 to March 2000.

        Hans H. Heinsen has served as Senior Vice President and Treasurer of the issuer and Solo (Illinois) since February 2004. Mr. Heinsen has served as Senior Vice President and Treasurer of Sweetheart Cup Company Inc. since February 2004 and served as Senior Vice President-Finance and Chief Financial Officer of Sweetheart from March 1998 until February 2004. From June 1996 until March 2002, he was Chief Financial Officer of The Fonda Group, Inc., an affiliate of Sweetheart. Prior to joining Fonda, Mr. Heinsen spent 21 years in a variety of corporate finance positions with The Chase Manhattan Bank, N.A.

        Robert M. Korzenski has served as Senior Vice President—Integration; Hoffmaster-Fonda Brands of the issuer and Solo (Illinois) since February 2004. He has served as Senior Vice President—Integration; Hoffmaster-Fonda Brands of Sweetheart Cup Company Inc. since February 2004. Mr. Korzenski served as President of the Hoffmaster brand of Sweetheart from March 2002 until February 2004. Prior to that, Mr. Korzenski served as President and Chief Operating Officer of The Fonda Group, Inc. from March 1998 until March 2002. Prior to that, he was Senior Vice President of The Fonda Group, Inc. since January 1997 and President of the Hoffmaster division since its acquisition by The Fonda Group, Inc. in March 1995.

        Stephen R. LaHood has served as Senior Vice President/Supply Chain of the issuer since January 2004. Mr. LaHood has served as Senior Vice President/Supply Chain, for Solo (Illinois) since September 2003. Prior to joining Solo Cup Company, Mr. LaHood worked for IKON Office Solutions, Inc., a distributor of copiers and printer technologies and provider of document management services, as its Vice President, Supply Chain, from September 1999 to January 2003, and prior to that, for Henry Schein, Inc., a distributor of healthcare products to office-based practitioners, as its Senior Vice President, Supply Chain, from July 1991 to September 1999.

        Thomas Pasqualini has served as Senior Vice President—Integration: Sweetheart Brands of the issuer and Solo (Illinois) since February 2004. He has served as Senior Vice President—Integration: Sweetheart Brands of Sweetheart Cup Company Inc. since February 2004. Mr. Pasqualini served as Senior Vice President—Manufacturing and Logistics of Sweetheart since August 2002. Prior to that, he was Vice President of Logistics and Distribution and director of Distribution for five years at Sweetheart.

        Anil R. Shah has served as Senior Vice President/Operations of the issuer since January 2004. Mr. Shah has served as Senior Vice President/Operations, of Solo (Illinois) since July 2002. From September 1999 to July 2002, Mr. Shah served as Vice President of Thermoforming of Solo (Illinois). Prior to joining Solo Cup Company, Mr. Shah worked at Owens-Illinois, Inc., a manufacturer of glass and plastic packaging products, as a regional manager in charge of manufacturing operations and new product development from November 1995 to September 1999.

        Sheila M. Hulseman is a director of the issuer since January 2004. Ms. Hulseman has served as a director of Solo (Illinois) since April 1989. Ms. Hulseman is also the wife of Robert L. Hulseman and the sister-in-law of John F. Hulseman and Georgia S. Hulseman.

        Georgia S. Hulseman is a director of the issuer since January 2004. Ms. Hulseman has served as a director of Solo (Illinois) since April 1989. Ms. Hulseman is also the wife of John F. Hulseman and the sister-in-law of Robert L. Hulseman and Sheila M. Hulseman.

        Daniel S. O'Connell is a director of the issuer since February 2004. Mr. O'Connell founded Vestar Capital Partners in April 1988 and has served as its Chief Executive Officer since that time. Prior to founding Vestar Capital Partners, Mr. O'Connell was a Managing Director and Co-Head of the Management Buyout Group at The First Boston Corporation. Mr. O'Connell is currently a director of Birds Eye Foods, Inc., Cluett American Group, FL Selenia SpA, Insight Communications Company, Inc., Sunrise Medical, Inc. and St. John Knits International, Inc. In addition, he is a trustee of Brown University and Greenwich Academy and is on the Advisory Board of the Yale University School of Management.

        Norman W. Alpert is a director of the issuer since February 2004. Mr. Alpert was a founding partner of Vestar Capital Partners and has served as its Managing Director since April 1988. Prior to founding Vestar Capital Partners, Mr. Alpert was a commercial banker at Manufacturers Hanover Trust Company and later was a member of the Management Buyout Group at The First Boston Corporation. Mr. Alpert is currently a director of MCG Capital Corporation and Cluett American Group.

Compensation of Executive Officers

        The following table provides a summary of compensation earned by Solo (Illinois)'s Chief Executive Officer and its four other highest-paid executive officers during the year ended December 31, 2003, for services rendered in all capacities to Solo Cup Company:

		Annual Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	All Other Compensation
Robert L. Hulseman Chairman and Chief Executive Officer	2003	$1,100,000	$—	$55,963(1)	$—
John F. Hulseman Vice Chairman	2003	$1,100,000	$—	$28,957(2)	$—
Ronald L. Whaley President and Chief Operating Officer	2003	$750,000	$837,560(3)	$232,684(4)	$9,182(9)
William R. Coad Executive Vice President	2003	$415,000	$266,450(5)	$46,445(6)	$10,340(10)
Susan H. Marks Executive Vice President and Chief Financial Officer	2003	$268,750	$84,580(7)	$11,376(8)	$2,423(11)

(1)
Represents a $27,006 automobile allowance, personal tax and accounting services valued at $25,000 rendered by Solo (Illinois) and $3,957 of paid health insurance premiums.

(2)
Represents personal tax and accounting services valued at $25,000 rendered by Solo (Illinois) and $3,957 in paid health insurance premiums.

(3)
Represents a $343,958 performance-based annual bonus earned in the year ended December 31, 2003 and deferred benefit, as defined in the employment agreement between Mr. Whaley and Solo (Illinois) as amended August 4, 1999, in the amount of $493,602 accrued during the year ended December 31, 2003. See "—Employment Agreements."

(4)
Represents $96,304 of reimbursement for vacation expenses; $85,797 of tax gross-ups; $19,910 reflecting the market rate of interest on an interest-free loan granted to Mr. Whaley pursuant to his employment agreement, as amended August 4, 1999 (see "—Employment Agreements"); a $19,862 automobile allowance; $5,000 granted as a scholarship for Mr. Whaley's child pursuant to Solo Cup Company's policy of granting higher education scholarships to children of employees who have worked for more than five years at the company; $4,063 of paid health insurance premiums; and $1,748 of reimbursement for health club fees.

(5)
Represents a $52,500 performance-based annual bonus earned in the year ended December 31, 2003 and deferred benefit, as defined in the employment agreement between Mr. Coad and Solo (Illinois) dated July 27, 1999, in the amount of $213,950 accrued during the year ended December 31, 2003. See "—Employment Agreements."

(6)
Represents a $17,378 automobile allowance; $15,536 of tax gross-ups; $7,584 of reimbursement for vacation expenses; $4,063 of paid health insurance premiums; and $1,884 of reimbursement for health club fees.

(7)
Represents a $63,375 performance-based annual bonus earned in the year ended December 31, 2003 and deferred benefit, as defined in the employment agreement between Ms. Marks and Solo (Illinois) dated March 24, 2003, in the amount of $21,205 accrued during the year ended December 31, 2003. See "—Employment Agreements."

(8)
Represents a $5,804 automobile allowance, $4,063 of paid health insurance premiums and $1,510 of tax gross-ups.

(9)
Represents whole life insurance premiums paid on behalf of Mr. Whaley.

(10)
Represents whole life insurance premiums paid on behalf of Mr. Coad.

(11)
Represents whole life insurance premiums paid on behalf of Ms. Marks.

Director Compensation

        In 2003, each of the directors of Solo (Illinois) received annual compensation of $30,000, in addition to reimbursement for related travel expenses.

Employment Agreements

        Solo Cup Investment Corporation and Solo (Illinois) entered into employment agreements with the issuer's executive officers, as described below. The following summaries are qualified in their entirety by the employment agreements filed as exhibits to the registration statement of which this prospectus is a part.

        On February 27, 2004, Solo Cup Investment Corporation and Solo (Illinois) entered into an employment agreement with Ronald Whaley whereby Mr. Whaley will be employed as Chief Operating Officer and President for a term of five years, which term will automatically be extended for successive one-year periods commencing at the end of the initial term unless earlier terminated by Solo Cup Investment Corporation or Mr. Whaley. In addition to base salary, which is reviewed annually and can be increased but not decreased, Mr. Whaley is eligible to receive an annual bonus equal to a percentage of annual salary based on the achievement target EBITDA levels with a target bonus equal to 95% of his base salary. The employment agreement supercedes the prior employment agreement between Mr. Whaley and Solo (Illinois).

        Pursuant to his employment agreement, Mr. Whaley received a grant of 376,953 non-qualified stock options under the Management Investment and Incentive Plan, subject to vesting requirements and other terms and conditions as set forth in the executive's option award agreement. In addition, Mr. Whaley converted amounts formerly accrued to his deferred compensation account with Solo (Illinois) pursuant to the prior employment agreement into 1,907 convertible preferred units, with terms and conditions as set forth in the executive's convertible preferred unit award agreement.

        Upon a termination of employment due to death or disability, the employment agreement provides that Mr. Whaley will be paid all accrued and unpaid base salary and bonus and a pro rated annual bonus for the year in which the termination occurs.

        If Mr. Whaley terminates his employment for "good reason" or Solo Cup Investment Corporation terminates Mr. Whaley's employment without "cause," Solo Cup Investment Corporation will pay to Mr. Whaley all accrued and unpaid base salary and bonus, a pro rated annual bonus for the year in which the termination occurs, and a lump sum severance amount equal to two times (or, if such termination of employment occurs within 60 days prior to or two years following a change of control, three times) the sum of his annual base salary and target bonus. Additionally, Solo Cup Investment Corporation will provide Mr. Whaley with continued coverage under the welfare benefit programs covering Mr. Whaley at the time of his termination for one year or until Mr. Whaley obtains similar coverage by a new employer.

        Pursuant to his employment agreement, Solo Cup Investment Corporation will reimburse Mr. Whaley for legal fees associated with negotiating and obtaining benefits under his employment agreement, including amounts necessary to make Mr. Whaley whole for income taxes imposed on the reimbursements.

        On April 14, 2004, Solo Cup Investment Corporation and Solo (Illinois) entered into employment agreements with William Coad and Susan Marks, as well as certain other executive officers, each of which has a term of three years, which term will automatically be extended for successive one-year periods commencing at the end of the initial term unless earlier terminated by Solo Cup Investment Corporation or the executive. In addition to base salary (which is reviewed annually and can be increased but not decreased), each executive is eligible to receive an annual bonus equal to a percentage of annual salary which in the case of Mr. Coad and Ms. Marks is 65% based on the achievement target EBITDA levels.

        Pursuant to the employment agreements, each executive received a grant of non-qualified stock options under the Management Investment and Incentive Plan, subject to vesting requirements and other terms and conditions as set forth in the executive's option award agreement. Mr. Coad received a grant of 62,826 options and Ms. Marks received a grant of 125,651 options, each as of April 14, 2004 with an exercise price of $47.32 per share. In addition, some executives, including Mr. Coad and Ms. Marks, converted amounts formerly accrued to deferred compensation accounts pursuant to the executive's prior employment agreement with Solo (Illinois) into convertible preferred units, with terms and conditions as set forth in each executive's convertible preferred unit award agreement. Mr. Coad converted his deferred compensation account into 1,267 convertible preferred units and Ms. Marks converted her deferred compensation account into 32 convertible preferred units, each as of April 14, 2004.

        Upon a termination of employment due to death or disability, the employment agreements provide that the executive will be paid all accrued and unpaid base salary and bonus, and a pro rated annual bonus for the year in which the termination occurs.

        If the executive terminates his employment for "good reason" or Solo Cup Investment Corporation terminates the executive's employment without "cause," as such terms are defined in the employment agreements, Solo Cup Investment Corporation will pay to the executive all accrued and unpaid base salary and bonus, and a severance amount equal to the greater of (A) the amount of base salary that would have been paid over the remainder of the then current agreement term and (B) one and one-half times annual base salary, each payable in accordance with the normal payroll practices of Solo Cup Investment Corporation. Additionally, Solo Cup Investment Corporation will provide the executive with continued coverage under the welfare benefit programs covering the executive at the time of termination for the above-described severance period or until the executive obtains similar coverage by a new employer.

Management Investment and Incentive Compensation Plan

        On February 27, 2004, the board of directors of Solo Cup Investment Corporation approved and adopted the Management Investment and Incentive Compensation Plan, or the plan, the material terms of which are described below. The following summary of the plan is qualified in its entirety by the plan which has been filed as Exhibit 10.1 to the registration statement of which this prospectus forms a part.

  Background Information

        The purposes of the plan are to provide long-term incentive opportunities to employees, to provide additional incentive opportunities to certain key employees whose deferred compensation accounts will be converted into units that will be distributed in the form of Solo Cup Investment Corporation's convertible participating preferred stock, and to aid Solo Cup Investment Corporation and its subsidiaries in attracting and retaining employees and other service providers who will largely be responsible for the success of Solo Cup Investment Corporation. The plan provides for the grant of non-qualified stock options and convertible preferred units, or CPUs, discussed in more detail below.

Certain grants of stock options made under the plan will be subject to Solo Cup Investment Corporation's attainment of performance goals.

  Eligibility

        Employees and other service providers of Solo Cup Investment Corporation and its subsidiaries, including the issuer and its subsidiaries, are eligible to receive a grant of stock options under the plan. Only employees of Solo Cup Investment Corporation who are listed in a schedule to the plan approved by the board are eligible for grants of CPUs under the plan.

  Plan Administration and General Plan Provisions

        The plan is administered by the board of directors of Solo Cup Investment Corporation. The board has broad authority to administer and interpret the plan, including, without limitation, the authority to determine who is eligible to receive a grant of stock options under the plan, to determine the terms and conditions of any award, and to modify, amend or adjust the terms and conditions of any award. Terms of awards made under the plan may differ from grant to grant, and from employee to employee. The board also has the authority to make or change any rules for the administration of the plan. All decisions and actions of the board are final, unless otherwise specified in an award agreement. Subject to certain limitations, the board has the authority to delegate the administration of the plan to a committee of its members and, in the event a committee is established, the plan permits the board to exercise such committee's powers. Each award under the plan will be evidenced by an award agreement, which will be executed by both the recipient and Solo Cup Investment Corporation. The board has the authority to prescribe the form and, subject to the terms of the plan, to determine the content of all award agreements.

  Amendment or Termination of the Plan

        The board has the right to amend, alter, suspend, or terminate the plan at any time. The board may also amend outstanding awards. However, no amendment may be made that would adversely affect the rights of a recipient under an outstanding award without the recipient's written consent.

  Awards

        The plan authorizes the board to grant nonstatutory stock options to eligible employees. Nonstatutory stock options are options to purchase shares of Solo Cup Investment Corporation's common stock that do not qualify as "incentive stock options" under the Internal Revenue Code of 1986, as amended. The plan also authorizes the board to grant CPUs to those key employees who have elected to convert their deferred compensation accounts with Solo Cup Company into CPUs. Each award made under the plan will be evidenced by an award agreement executed by Solo Cup Investment Corporation and the eligible employee.

  Transferability of Awards and Equity Securities of the Company

        In general, an optionee cannot transfer stock options, except by will or the laws of descent and distribution or to family members, as defined in the stockholders' agreement. In the event that a permitted transfer is made to a family member, the transferee will be bound by all of the terms and conditions of the option to the same extent they were applicable to the optionee. CPUs are generally not transferable by the recipient until such time that the underlying shares of the convertible participating preferred stock or other consideration may be distributed to the recipient in accordance with the provisions of the plan and award agreement. Any stock held by a person is subject to the terms and conditions of the stockholders' agreement.

  Adjustments

        With respect to the occurrence of extraordinary corporate events, such as a reorganization, recapitalization, stock split, stock dividend or similar corporate event, the board may make equitable adjustments to the number or kind of securities subject to an award, the exercise price of an award or the fair market value of the securities underlying an award, as the board deems appropriate, to prevent the dilution or enlargement of rights under any award.

        The material terms of the stock options award agreements accompanying grants made generally under the plan are as follows:

  Vesting

        To date, each award of stock options made under the plan is comprised in part of options that vest and become exercisable over time, so long as the optionee remains employed by Solo Cup Investment Corporation or one of its subsidiaries on the applicable vesting dates, which are referred to as time options and in part of options that vest and become exercisable based on Solo Cup Investment Corporation's achievement of performance goals over a specified period of time, which are referred to as performance options. Time Options vest in annual installments of 25% per year over the first four anniversaries of the date of grant. Grants of performance options made in 2004 will become exercisable in the applicable fiscal year if Solo Cup Investment Corporation attains a specified cumulative EBITDA target for each such year (50%) and a specified cumulative debt paydown target for each such year (50%). The specific performance goals are set forth in each optionee's award agreement. In the event of a liquidity event as defined in the plan, or an optional contingent redemption, or "OCR," as defined in the plan, 100% of the outstanding Time Options will vest and become exercisable. Further, in the event of a liquidity event or OCR, 100% of the outstanding performance options will vest and become exercisable if Solo Cup Investment Corporation has met the cumulative EBITDA target and cumulative debt paydown target for the most recently completed fiscal year prior to the year of such event.

  Option Expiration Date

        Each award agreement will specify the expiration date of the option, generally expected to be the 10th anniversary of the date of grant. Options granted under the plan may expire earlier as provided in the optionee's award agreement.

  Termination by Solo Cup Investment Corporation without Cause or by the Optionee for Good Reason

        In general, if an optionee's employment is terminated by Solo Cup Investment Corporation other than for cause, death or disability, as such terms are defined in the optionee's award agreement, or by the optionee for good reason, all vested options then held by the optionee generally will remain exercisable for one year following such termination of employment and any unvested portion of the option will expire as of the date of such termination.

  Termination due to Death or Disability

        In general, if an optionee's employment is terminated by reason of the optionee's death or disability, as defined in the plan, all vested options then held by the optionee generally will remain exercisable until the expiration date of the option and any unvested portion of the option will expire as of the date of termination.

  Termination of Employment by Solo Cup Investment Corporation for Cause or by the Optionee without Good Reason

        In general, if an optionee's employment is terminated by Solo Cup Investment Corporation for cause, all vested and unvested options will immediately expire and be forfeited. If an optionee terminates his employment other than for good reason, all vested options then held by the optionee generally will remain exercisable for 30 days following such termination of employment and any unvested portion of the option will expire as of the date of such termination.

        The material terms of the CPU award agreements accompanying grants made generally under the plan are as follows:

  Nature of the Award

        Recipients of CPUs are those key employees of Solo Cup Investment Corporation or its subsidiaries who have previously entered into an employment agreement with Solo (Illinois) and who have deferred compensation account balances pursuant to such employment agreements. As of the date that the recipient of a CPU award and Solo Cup Investment Corporation enter into a convertible preferred unit award agreement, such recipient's deferred compensation account under the prior employment agreement will be converted into a number of CPUs under the plan, which is equal to the number of shares of Solo Cup Investment Corporation's convertible participating preferred stock that could have been purchased with such balance at the purchase price of $1,000 per share, and that number of CPUs will be credited to the account of the recipient under the plan. Following the recipient's execution of the award agreement, the recipient will no longer have a deferred compensation account with Solo Cup Investment Corporation and its affiliates.

        CPUs represent a deferred obligation of Solo Cup Investment Corporation to deliver shares of the Solo Cup Investment Corporation's convertible participating preferred stock to the recipient under the terms and conditions set forth in the recipient's award agreement. Recipients are always 100% vested in the CPUs credited to their accounts under the plan.

  Form of Payment with respect to CPUs

        The payment with respect to the CPUs credited to the account of the recipient will be made in shares of Solo Cup Investment Corporation's convertible participating preferred stock equal to the number of CPUs credited to such account immediately prior to the distribution date, as defined below. In the event that the convertible participating preferred stock of the company is to be converted into the right to receive cash or marketable securities of another corporation or entity in connection with a transaction constituting a liquidity event, or is to be converted into common stock of Solo Cup Investment Corporation in connection with an IPO, as defined in the plan, each CPU will also be converted into such right, without the intervening need to distribute the underlying convertible participating preferred stock to the recipient.

  Distribution Events

        A recipient will receive a distribution with respect to the CPUs credited to his account upon the occurrence of a liquidity event or, if earlier, the termination of his employment with Solo Cup Investment Corporation or its subsidiaries for any reason, in each case as soon as practicable after such event. In addition, a recipient of CPUs generally is entitled to participate on the same terms and conditions with Vestar Capital Partners in certain liquidation preferences, redemption rights, tag-along rights, purchase rights and stockholder registration rights under the stockholder registration rights agreement. See "Arrangements with Vestar Capital Partners."

  Dividend Equivalents

        A recipient of CPUs will be entitled to receive a cash payment, as and when cash dividends are paid with respect to Solo Cup Investment Corporation's convertible participating preferred stock, in an amount equal to such cash dividend. In the event that there are accrued and unpaid dividends on Solo Cup Investment Corporation's convertible participating preferred stock on the recipient's distribution date, the recipient will be entitled to receive an equivalent payment with respect to the aggregate amount of such accrued and unpaid dividends on the number of shares of convertible participating preferred stock underlying the CPUs credited to his account or, if less, the number of such shares being distributed to him, calculated as if the shares had been outstanding since the grant date. The "distribution date" means the date as of which, pursuant to the award agreement, the recipient becomes entitled to a distribution of the convertible participating preferred shares underlying the CPUs credited to his account.

Other Compensation and Benefit Plans

        Generally, certain Hulseman family members, including family members serving as directors and executive officers of ours, participate in the Solo Management Company Benefit Plan provided by Solo (Illinois) for the purpose of protecting plan participants against certain health expenses. The plan generally provides reimbursement for 100% of medical expenses incurred by the participant and his dependents. See "Certain Relationships and Related Transactions."

SECURITY OWNERSHIP

        All of the issuer's outstanding capital stock is owned by its parent company, Solo Cup Investment Corporation. The following table presents the beneficial ownership of Solo Cup Investment Corporation's voting stock as of July 1, 2004 by the issuer's directors, Chief Executive Officer and four other highest-paid executive officers during the year ended December 31, 2003, by the issuer's directors and executive officers as a group and by other persons that beneficially own in excess of 5% of Solo Cup Investment Corporation's voting stock. As of July 1, 2004, 10,425,100 shares of common stock of Solo Cup Investment Corporation and 240,900 shares of convertible preferred stock of Solo Cup Investment Corporation were outstanding.

        All persons listed in the table below have sole voting and investment power with respect to their shares, except as indicated otherwise. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Solo Cup Company, 1700 Old Deerfield Road, Highland Park, Illinois 60035. Beneficial ownership is determined in accordance with the rules of the SEC under which, in general, persons having voting or investment power with respect to a security are beneficial owners of that security. Shares of capital stock issuable pursuant to options or convertible securities, to the extent those options or convertible securities are exercisable or convertible, as applicable, within 60 days, are treated as beneficially owned and outstanding for the purpose of computing the percentage ownership of the person holding the option or convertible security, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

	Common Stock			Convertible Preferred Stock
Name of Beneficial Owner	Shares Beneficially Owned		Percent of Class Beneficially Owned	Shares Beneficially Owned	Percent of Class Beneficially Owned
SCC Holding Company LLC(1)	10,425,100		100.0%	—	—
Vestar Capital Partners IV, L.P. and affiliates(2)	5,071,200	(3)	32.7% (3)	240,000	99.6%
Robert L. Hulseman(4)	10,425,100		100.0%	—	—
Ronald L. Whaley	—		—	—	—
John F. Hulseman(4)	10,425,100		100.0%	—	—
William R. Coad	—		—	—	—
Susan H. Marks	2,113	(3)	* (3)	100	*
Sheila M. Hulseman(5)	10,425,100		100.0%	—	—
Georgia M. Hulseman(6)	10,425,100		100.0%	—	—
Daniel S. O'Connell(2)	5,071,200	(3)	32.7% (3)	240,000	99.6%
Norman W. Alpert(2)	5,071,200	(3)	32.7% (3)	240,000	99.6%
All directors and executive officers as a group (16 persons)(2)(3)(4)(5)(6)	15,515,317	(7)	100.0%	240,900	100.0%

*
Indicates less than 1% ownership.

(1)
Each of Robert L. and John F. Hulseman hold 50% of the voting membership interests of SCC Holding Company LLC.

(2)
Vestar Capital Partners IV, L.P. owns 216,071 shares of convertible preferred stock, Vestar Cup Investment, LLC owns 18,929 shares of convertible preferred stock and Vestar Cup Investment II, LLC owns 5,000 shares of convertible preferred stock. Vestar Capital Partners IV, L.P. is the managing member of both Vestar Cup Investment, LLC and Vestar Cup Investment II, LLC. Vestar Capital Partners IV, L.P. is a Delaware limited partnership the general partner of which is Vestar Associates IV, L.P., a Delaware limited partnership. The general partner of Vestar Associates IV, L.P. is Vestar Associates Corporation IV, a Delaware corporation. The board of directors of Vestar Associates Corporation IV consists solely of Daniel S. O'Connell, who also serves as its President and Chief Executive Officer. Norman W. Alpert serves as a Managing Director of Vestar Capital Partners. Mr. O'Connell, as an executive officer and the sole director of Vestar Associates Corporation IV, and Mr. Alpert, as a Managing Director of Vestar Capital Partners, may be deemed to share beneficial ownership of Vestar Capital Partners IV, L.P.'s shares of Solo Cup Investment Corporation common stock and convertible preferred stock. Each of Mr. O'Connell and Mr. Alpert disclaims beneficial ownership of those shares except to the extent of his pecuniary interest therein. The address of Vestar Capital Partners IV, L.P. is 245 Park Avenue, 41st Floor, New York, New York 10167.

(3)
Represents beneficial ownership of shares of common stock issuable upon conversion of convertible preferred stock. See "Arrangements with Vestar Capital Partners—Terms of the Convertible Preferred Stock."

(4)
Each of Robert L. and John F. Hulseman hold 50% of the voting membership interests of SCC Holding Company LLC and, as a result, may be deemed to beneficially own the shares of Solo Cup Investment Corporation common stock held by SCC Holding Company LLC. Each of Robert L. and John F. Hulseman disclaims beneficial ownership of those shares except to the extent of his pecuniary interest therein.

(5)
Consists of shares owned by Robert L. Hulseman, Sheila M. Hulseman's husband, that may be deemed to be beneficially owned by her. Sheila M. Hulseman disclaims beneficial ownership of those shares except to the extent of her pecuniary interest therein.

(6)
Consists of shares owned by John F. Hulseman, Georgia M. Hulseman's husband, that may be deemed to be beneficially owned by her. Georgia M. Hulseman disclaims beneficial ownership of those shares except to the extent of her pecuniary interest therein.

(7)
Includes 5,090,217 shares of common stock issuable upon conversion of convertible preferred stock. See "Arrangements with Vestar Capital Partners—Terms of the Convertible Preferred Stock."

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Robert L. Hulseman, who is John F. Hulseman's brother and the husband of Sheila M. Hulseman, is the Chairman and Chief Executive Officer of the issuer. John F. Hulseman, who is Robert L. Hulseman's brother and the husband of Georgia S. Hulseman, is the Vice Chairman of the issuer. Robert L. and John F. Hulseman also each hold 50% of the voting membership interests of SCC Holding Company LLC, which owns 67.2% of the voting stock of Solo Cup Investment Corporation, the parent company of the issuer. In addition, Robert L., Sheila M., John F. and Georgia S. Hulseman are directors of the issuer.

        In connection with the transactions, Solo Cup Investment Corporation and the issuer entered into a management agreement with SCC Holding Company LLC providing for, among other things, the payment by Solo Cup Investment Corporation to SCC Holding Company LLC or an affiliate or successor of SCC Holding Company LLC of an annual advisory fee of $2.5 million. SCC Holding Company LLC is also party to a stockholder registration rights agreement with Solo Cup Investment Corporation and Vestar Capital Partners. See "Arrangements with Vestar Capital Partners—Registration Rights." In addition, SCC Holding Company LLC; Vestar Capital Partners; Ronald L. Whaley, our President and Chief Operating Officer; Susan H. Marks, our Executive Vice President, Chief Financial Officer and Assistant Secretary; William R. Coad, our Executive Vice President—Sales and Marketing; Kathleen C. Wolf, our Executive Vice President—Human Resources and Assistant Secretary; Patrick H. Bye, our Senior Vice President—Operations Integration; Stephen R. LaHood, our Senior Vice President—Supply Chain; Anil R. Shah, our Senior Vice President—Operations; Hans H. Heinsen, our Senior Vice President and Treasurer; Robert M. Korzenski, our Senior Vice President—Integration—Hoffmaster-Fonda Brands; and Thomas Pasqualini, our Senior Vice President—Integration: Sweetheart Brands, are parties to a stockholders' agreement and the stockholder registration rights agreement with Solo Cup Investment Corporation relating to, among other things, ownership of and registration rights with respect to voting stock in Solo Cup Investment Corporation. See "Arrangements with Vestar Capital Partners—Stockholders' Agreement" and "Arrangements with Vestar Capital Partners—Registration Rights." Robert L. Hulseman and John F. Hulseman, as a result of their ownership of voting and non-voting membership interests in SCC Holding Company LLC, have economic interests of .2758% and .8512%, respectively, in SCC Holding Company LLC. Ten children of Robert L. and Sheila M. Hulseman each have economic interests in SCC Holding Company LLC, either directly or as beneficiaries of trusts, of 4.9765%; and six children of John F. and Georgia S. Hulseman each have economic interests in SCC Holding Company LLC, either directly or as beneficiaries of trusts, of 8.1859% (in the case of two of the children), 8.1841% (in the case of three of the children) and 8.1849% (in the case of the remaining child).

        Solo Cup Company retains as consultants from time to time various children of Robert L. and Sheila M. Hulseman and of John F. and Georgia S. Hulseman. These consultants receive consulting fees from Solo Cup Company and health insurance at Solo Cup Company's expense. During each of 2003 and 2001, Solo Cup Company retained as consultants six children of Robert L. and Sheila M. Hulseman and five children of John F. and Georgia S. Hulseman, paying aggregate consulting fees and benefits of approximately $175,000 in 2003 and approximately $246,000 in 2001 in connection with these consulting arrangements. During 2002, Solo Cup Company retained as consultants six children of Robert L. and Sheila M. Hulseman and four children of John F. and Georgia S. Hulseman, paying aggregate consulting fees and benefits of $203,000 in connection with these consulting arrangements.

        Robert L. and Sheila M. Hulseman's son, Paul J. Hulseman, is currently employed by Solo Cup Company as Senior Vice President. In this capacity, he received salary and benefits of approximately $524,000 in 2003, $471,000 in 2002 and $390,000 in 2001. Robert L. and Sheila M. Hulseman's son, Thomas J. Hulseman, is currently employed by Solo Cup Company as a market manager. In this capacity, he received salary and benefits of approximately $228,000 in 2003 and $196,000 in 2002. Robert L. and Sheila M. Hulseman's son in law, Joseph P. Kovach, is currently employed by Solo Cup

Company as a Vice President. In this capacity, he received salary and benefits of $408,000 in 2003, $797,000 in 2002 and $412,000 in 2001. In addition, in 2003, Mr. Kovach received, and repaid in full, an interest-free loan from Solo Cup Company of $90,000 in connection with his tax obligations in Japan, where he had been employed by Solo Cup Company in a managerial capacity. Robert L. and Sheila M. Hulseman's son, Richard L. Hulseman, is currently employed by Solo Cup Company as a Vice President. In this capacity, he received salary and benefits of $263,000 in 2003, $240,000 in 2002 and $222,000 in 2001. John F. and Georgia S. Hulseman's son, James R. Hulseman, is currently employed by Solo Cup Company as Vice President, Global Quality Initiatives. In this capacity, he received salary and benefits of $389,000 in 2003, $323,000 in 2002 and $259,000 in 2001. John F. and Georgia S. Hulseman's son, John D. Hulseman, is currently employed by Solo Cup Company as a facility manager. In this capacity, he received salary and benefits of $67,000 in 2003.

        In connection with the transactions, Solo Cup Investment Corporation paid to Vestar Capital Partners a one-time $4.0 million advisory fee and reimbursed specified out of pocket expenses of Vestar Capital Partners. Solo Cup Investment Corporation and the issuer entered into a management agreement with Vestar Capital Partners pursuant to which Solo Cup Investment Corporation and the issuer will pay Vestar Capital Partners an $800,000 annual advisory fee, plus reimbursement of its expenses. See "Arrangements with Vestar Capital Partners—Preferred Stock Purchase Agreement and Management Agreement." Vestar Capital Partners also became party to a stockholder registration rights agreement with Solo Cup Investment Corporation and SCC Holding Company LLC. See "Arrangements with Vestar Capital Partners—Registration Rights." In addition, Vestar Capital Partners and SCC Holding Company LLC entered into a stockholders' agreement relating to, among other things, their ownership of voting stock of Solo Cup Investment Corporation. See "Arrangements with Vestar Capital Partners—Stockholders' Agreement." Vestar Capital Partners owns convertible preferred stock representing 32.7% of the voting stock of Solo Cup Investment Corporation, the parent company of the issuer. Daniel S. O'Connell and Norman W. Alpert, who are directors of the issuer, are employees and equity owners of Vestar Capital Partners.

        On August 4, 1999, we extended an interest free loan in the amount of $1.7 million to Ronald L. Whaley, our President and Chief Operating Officer, pursuant to his employment agreement. The employment agreement provides for the loan to be repaid out of the net proceeds of Mr. Whaley's annual bonuses through the term of the agreement, which expires August 3, 2009. To the extent that Mr. Whaley's annual bonus falls below the amount corresponding to the annual prorated portion of the initial principal amount of the loan, the employment agreement provides that the loan will be forgiven as if a bonus in the amount of that annual prorated portion had been paid. As of March 31, 2004, the outstanding principal amount of the loan was approximately $1.3 million.

        During each of the last three fiscal years, Solo Cup performed various functions free of charge on behalf of the holders of Solo (Illinois)'s voting and nonvoting stock, comprising Robert F. and John L. Hulseman and their respective children, including preparation of personal income tax returns and accounting and tax return preparation for the Solo Cup Foundation. Solo Cup Company has maintained those arrangements on behalf of these individuals and their family members during 2004.

        In 2001, Solo Cup purchased approximately $73,000 of materials and services from entities owned by members of the Hulseman family, and made approximately $93,000 in payments for related services.

        Solo Cup Company was a limited partner in a Hulseman family limited partnership, in which Solo Cup Company's capital account balance was approximately $0.1 million as of December 31, 2003, 2002 and 2001. Solo Cup Company liquidated its interest on February 13, 2004 for $0.1 million.

        We may from time to time engage in other transactions with related parties.

ARRANGEMENTS WITH VESTAR CAPITAL PARTNERS

        As part of the transactions, Vestar Capital Partners purchased for cash $240.0 million in convertible preferred stock of Solo Cup Investment Corporation, the parent of the issuer. In connection with its equity investment, Vestar Capital Partners entered into a preferred stock purchase agreement with Solo Cup Investment Corporation; a stockholders' agreement with Solo Cup Investment Corporation, the issuer, SCC Holding Company LLC and other stockholders of Solo Cup Investment Corporation; and a registration rights agreement, which we refer to as the stockholder registration rights agreement, with Solo Cup Investment Corporation and SCC Holding Company LLC and other stockholders of Solo Cup Investment Corporation; and a management agreement with Solo Cup Investment Corporation and the issuer. The summaries set forth below of these agreements and the terms of the convertible preferred stock are qualified in their entirety by reference to the complete text of the applicable documents. In the following summary, $240.0 million is sometimes referred to as the initial investment amount.

Terms of the Convertible Preferred Stock

        The terms of the convertible preferred stock are set forth in a certificate of designations, a copy of which we have filed as Exhibit 4.5 to the registration statement of which this prospectus is a part.

Dividends

        The convertible preferred stock is to pay cash dividends at a rate of 10% per annum on an amount equal to the sum of the original purchase price of the convertible preferred stock plus all accrued and unpaid dividends (in each case as adjusted for stock dividends, splits, combinations and similar events) when, as and if, declared by the board of directors and otherwise, except in limited circumstances, upon conversion. Dividends will accumulate to the extent not paid, whether or not earned or declared. In addition, the convertible preferred stock will participate with the common stock of Solo Cup Investment Corporation on an as converted basis in any common stock dividend or distribution.

        Upon conversion of the convertible preferred stock, all accrued and unpaid dividends will be payable; provided such dividends will not be payable in the event an initial public offering results in a valuation of the common stock held by Vestar Capital Partners that at least equals the average of the minimum and the ceiling optional contingent redemption prices set forth below with respect to the relevant period and in certain circumstances relating to an all cash change of control. To the extent the payment of cash dividends would violate certain debt instruments or would not be legally permissible, the amount of the remaining accrued dividends will be payable, if the conversion is in connection with an initial public offering, in common stock with a fair market value equal to such accrued amount, or, otherwise, in redeemable preferred stock of Solo Cup Investment Corporation with substantially the same terms as the convertible preferred stock other than the rights relating to participation, convertibility and in certain cases board representation. The terms of the redeemable preferred stock are set forth in a certificate of designations, a copy of which we have filed as Exhibit 4.6 to the registration statement of which this prospectus is a part.

Mandatory Redemption; Redemption at the Option of the Stockholder

        Solo Cup Investment Corporation is required to redeem the convertible preferred stock for an amount in cash equal to its original purchase price plus all accrued and unpaid dividends (in each case as adjusted for stock dividends, splits, combinations and similar events), which we refer to as the base liquidation preference, on the eleventh anniversary of its issuance to the extent it is legally permissible to do so. In addition, if an event of default occurs under certain debt instruments and the lenders thereunder accelerate the indebtedness, to the extent it is legally permissible to do so, the convertible preferred stock will be subject to redemption, at the option of the holders of the convertible preferred stock, for an amount in cash equal to the greater of (a) the greater of (i) the base liquidation preference and (ii) an amount equal to the amount such holders of the convertible preferred stock would have received upon liquidation if the holders converted such shares into common stock, which greater amount we refer to as the liquidation preference and (b) (i) its original purchase price plus (ii) an 18% per annum return thereon, compounded on a quarterly basis from the date of issuance taking into account dividends paid thereon (excluding participating dividends) in whatever form (cash, redeemable preferred stock or otherwise), which amount specified in this clause (b)(ii) we refer to as the per share minimum rate of return.

Offer to Purchase upon a Change of Control or Event of Bankruptcy

        In the event of a change of control of Solo Cup Investment Corporation or an event of bankruptcy involving Solo Cup Investment Corporation, Solo Cup Investment Corporation would be required to offer to purchase all outstanding shares of the convertible preferred stock for an amount in cash equal to the greater of the (x) fair market value of the convertible preferred stock, or in certain circumstances, the common stock underlying the convertible preferred stock, (y) the liquidation preference and (z) its original purchase price plus the per share minimum rate of return.

Optional Contingent Redemption

        Beginning on or after the third anniversary of the issuance of the convertible preferred stock, Solo Cup Investment Corporation has the option to redeem the convertible preferred stock and any other securities issued in respect thereof purchased by Vestar Capital Partners (whether then held by Vestar Capital Partners or certain transferees) except following certain transfers thereof, in whole or in part, subject to a specified minimum redeemable amount, for an amount in cash equal to the fair market value of the common stock if common stock is being redeemed or the fair market value of the underlying common stock if convertible preferred stock is being redeemed, less cash dividends received on the convertible preferred stock or, in the case of common stock, on the convertible preferred stock in respect of which such common stock was issued, to the date of redemption so long as the redemption price exceeds a specified multiple of the initial investment amount. The redemption price will not exceed another specified multiple of the initial investment amount. The table below details the minimum and maximum redemption multiples for each year.

	Multiple of the Initial Investment Amount
Period Relative to Date of Issuance of Convertible Preferred Stock in Which Optional Contingent Redemption Occurs	Threshold that the Redemption Price Must Exceed for Redemption Right to be Exercised		Ceiling on Redemption Price
On and after 3rd anniversary and prior to 4th anniversary	2		3
On and after 4th anniversary and prior to 5th anniversary	2	1/3	3	1/3
On and after 5th anniversary and prior to 6th anniversary	2	2/3	3	2/3
On and after 6th anniversary and prior to 7th anniversary	3		4

        In the event that Solo Cup Investment Corporation does not, on or prior to the seventh anniversary of the date of issuance of the convertible preferred stock (subject to a 90-day extension under specified circumstances), exercise its right to redeem all of the convertible preferred stock and any other securities issued in respect thereof held by Vestar Capital Partners and certain transferees, the holders representing a majority of the convertible preferred stock, voting as a separate class, will have the right to elect a majority of Solo Cup Investment Corporation's and the issuer's board of directors, including the chairman of the board, except that, if no convertible preferred stock is then outstanding, Vestar Capital Partners IV, L.P. or certain transferees will be entitled to designate such additional board members.

Redemption in Lieu of Initial Public Offering

        If Vestar Capital Partners exercises its right under the stockholders' agreement to trigger an initial public offering after the fifth anniversary of the issuance of the convertible preferred stock and prior to the seventh anniversary of the issuance of the convertible preferred stock, Solo Cup Investment Corporation or its designee will have the option, in lieu of proceeding with the public offering, to redeem all, but not less than all, of the common stock and other equity securities of Solo Cup Investment Corporation or its successor held by Vestar Capital Partners and certain transferees after conversion of the convertible preferred stock and any other securities issued in respect thereof held by any of the foregoing persons. The redemption would be made at the maximum proposed initial public offering price proposed by the independent lead underwriter selected in accordance with the stockholder registration rights agreement.

Conversion

        Each share of preferred stock is convertible, at the option of the holder thereof, into a number of shares of Solo Cup Investment Corporation common stock equal to the original purchase price (as adjusted for stock dividends, splits, combinations and similar events) divided by the conversion price, which is subject to weighted average antidilution adjustment. Upon an initial public offering, all shares of convertible preferred stock will automatically be converted into shares of common stock.

        The outstanding convertible preferred stock is currently convertible into 32.7% of the Solo Cup Investment Corporation common stock; provided, however, in the event there is a liquidity event of Solo Cup Investment Corporation or SCC Holding Company LLC and Vestar Capital Partners has not been redeemed pursuant to the optional contingent redemption provisions, Vestar Capital Partners' percentage beneficial ownership of Solo Cup Investment Corporation or the redemption price, as the case may be, shall be increased to the amount necessary so that Vestar Capital Partners achieves the per share minimum rate of return on the securities sold by Vestar Capital Partners in connection with a liquidity event.

Voting Rights

        Each share of convertible preferred stock is entitled to the number of votes per share equal to the number of shares of Solo Cup Investment Corporation common stock then issuable upon its conversion. The convertible preferred stock is entitled to vote on all matters to be voted upon by holders of Solo Cup Investment Corporation common stock, voting together with the holders of common stock as a single class.

        Holders of a majority of the outstanding shares of convertible preferred stock, voting together as a separate class, are entitled to elect two of the seven members of the Solo Cup Investment Corporation's and the issuer's board of directors (and in certain instances, a majority of the board of directors, including the chairman of the board). In addition, so long as any shares of the convertible preferred stock are outstanding, holders of a majority of the convertible preferred stock, voting as a separate class, must approve the following with respect to Solo Cup Investment Corporation and its subsidiaries (including Solo), subject to limited exceptions:

  •
  issuances of indebtedness, grants of liens and negative pledges;

  •
  transactions with affiliates;

  •
  amendments to the certificate of incorporation and bylaws of Solo Cup Investment Corporation;

  •
  transactions that change the rights, preferences or privileges of the convertible preferred stock;

  •
  reclassifications of the common stock of Solo Cup Investment Corporation;

  •
  redemptions and repurchases of and payments and distributions (or declarations thereof) to any class of equity securities of Solo Cup Investment Corporation; and

  •
  authorizations or issuances of capital stock or equity securities or rights to acquire capital stock or equity securities of Solo Cup Investment Corporation or any subsidiary of Solo Cup Investment Corporation.

Stockholders' Agreement

        The stockholders' agreement, a copy of which we have filed as Exhibit 10.18 to the registration statement of which this prospectus is a part, provides, among other things, that after the fifth anniversary of the issuance of the convertible preferred stock, and so long as Vestar Capital Partners and certain transferees beneficially own on a fully diluted basis 35% or more of the Solo Cup Investment Corporation common stock originally issuable upon conversion of the preferred stock initially issued to Vestar Capital Partners, Vestar Capital Partners may provide notice to Solo Cup Investment Corporation of its desire to conduct an initial public offering of Solo Cup Investment Corporation common stock (or that of a successor corporation resulting from a reorganization of Solo Cup Investment Corporation). Upon receipt of such notice, Solo Cup Investment Corporation must take all action to cause such initial public offering within one hundred and eighty days.

        The board of directors of Solo Cup Investment Corporation consists of seven individuals, two designated by Vestar Capital Partners and the remaining five designated by SCC Holding Company LLC. Mr. Robert Hulseman is the chairman of the board of directors of Solo Cup Investment Corporation. Vestar Capital Partners is entitled to appoint a majority of the directors of Solo Cup Investment Corporation including the chairman, and the size of the board will be immediately increased to permit the requisite appointments, if any of the following occurs:

  •
  an event of default occurs under specified debt instruments and the lenders accelerate the indebtedness;

all outstanding shares of convertible preferred stock required to be redeemed are not legally permitted to be redeemed or repurchased on the applicable redemption date as required by the provisions of the convertible preferred stock described under "—Terms of the Convertible Preferred Stock—Mandatory Redemption; Redemption at the Option of the Stockholder" or "—Terms of the Convertible Preferred Stock—Offer to Purchase upon a Change of Control or Event of Bankruptcy";

  •
  Solo Cup Investment Corporation does not perform its obligations described under "—Terms of the Convertible Preferred Stock—Mandatory Redemption; Redemption at the Option of the Stockholder" or "—Terms of the Convertible Preferred Stock—Offer to Purchase upon a Change of Control or Event of Bankruptcy" or does not pay dividends declared by the Solo Cup Investment Corporation board of directors or otherwise payable;

  •
  Solo Cup Investment Corporation substantially underperforms based on financial covenants, including minimum EBITDA targets and maximum leverage ratios; or

  •
  Solo Cup Investment Corporation does not exercise its optional contingent redemption right prior to the seventh anniversary of the original issuance of convertible preferred stock to Vestar Capital Partners so as to redeem all outstanding shares of the convertible preferred stock and other equity securities issued with respect thereto held by Vestar Capital Partners and certain transferees.

In the event that Vestar Capital Partners controls the Solo Cup Investment Corporation board of directors, SCC Holding Company LLC has the right to approve transactions between Solo Cup Investment Corporation and its subsidiaries, on the one hand, and Vestar Capital Partners and its affiliates, on the other hand.

        The affirmative vote of a majority of Solo Cup Investment Corporation's board of directors, including one Vestar Capital Partners designee, is required in connection with the following actions of Solo Cup Investment Corporation or any of its subsidiaries, subject to limited exceptions:

  •
  any material change in business or purpose;

  •
  authorizations or issuances of capital stock or equity securities or rights to acquire capital stock or equity securities of Solo Cup Investment Corporation or any subsidiary of Solo Cup Investment Corporation;

  •
  the consummation of specified liquidity events;

  •
  the hiring or termination of the Chief Executive Officer, the Chief Operating Officer or the Chief Financial Officer;

  •
  setting the remuneration payable to officers if such officers' aggregate annual remuneration exceeds a specified amount;

  •
  a filing for bankruptcy or the seeking of similar relief;

  •
  the selection or replacement of independent public accountants;

  •
  the acquisition or disposition of an entity, business or assets in excess of a specified amount (including any spin-off or in kind distribution);

  •
  issuances of indebtedness, grants of liens and negative pledges;

  •
  transactions with affiliates;

  •
  amendments to debt instruments;

  •
  restricted payments and investments (including loans and advances), mergers, consolidations and acquisitions;

  •
  payments and distributions (or declarations thereof) to the holders of preferred stock;

  •
  amendments to the certificate of incorporation and bylaws;

  •
  transactions that change the rights, preferences or privileges of the convertible preferred stock;

  •
  reclassifications of common stock; or

  •
  redemptions and repurchases of and payments and distributions (or declarations thereof) to any class of equity securities of Solo Cup Investment Corporation.

Registration Rights

        Under the stockholder registration rights agreement, following an initial public offering by Solo Cup Investment Corporation, SCC Holding Company LLC, Vestar Capital Partners and Ronald L. Whaley, the issuer's President and Chief Executive Officer, will each have the right, from time to time, to require Solo Cup Investment Corporation to register under the Securities Act shares of Solo Cup Investment Corporation common stock held by SCC Holding Company LLC, Vestar Capital Partners or Mr. Whaley, as applicable. Other management stockholders have specified piggyback registration rights under the stockholder registration rights agreement. We have filed a copy of the stockholder registration rights agreement as Exhibit 10.20 to the registration statement of which this prospectus is a part.

Preferred Stock Purchase Agreement and Management Agreement

        The preferred stock purchase agreement contains customary representations and warranties and indemnification of Vestar Capital Partners for breaches of such representations and warranties.

        Pursuant to the terms of the preferred stock purchase agreement, Solo Cup Investment Corporation paid to Vestar Capital Partners at the closing of the transactions a $4.0 million initial advisory fee and reimbursed certain of Vestar Capital Partners' out-of-pocket expenses. Pursuant to the management agreement, after the closing of the transactions, Solo Cup Investment Corporation and the issuer have agreed jointly and severally to pay Vestar Capital Partners an $800,000 annual advisory fee, plus reimbursement of its out-of-pocket expenses. We have filed a copy of the management agreement as Exhibit 10.16 to the registration statement of which this prospectus is a part.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Facilities

        On February 27, 2004, the issuer and Solo Cup Investment Corporation entered into a credit agreement in the amount of up to $800.0 million, referred to as the credit facilities, with Bank of America, N.A., as administrative agent and swing line lender and as a letter of credit issuer, Banc of America Securities LLC and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunning managers, Citicorp North America, Inc., as syndication agent, Harris Trust and Savings Bank, as documentation agent and as a letter of credit issuer, and various lending institutions, of which $661.0 million was utilized upon consummation of the acquisition.

        The following is a description of the general terms that are included in the credit facilities. This information relating to the credit facilities is qualified in its entirety by reference to the complete text of the documents entered into in connection therewith. We have filed a copy of the credit agreement as Exhibit 10.15 to the registration statement of which this prospectus is a part.

        The credit facilities are composed of the following:

  •
  a secured term loan facility in the amount of $650.0 million that will mature in 2011, referred to as the term loan facility; and

  •
  a secured revolving credit facility in the amount of $150.0 million that will mature in 2010, which includes sub-facilities for letters of credit and swing-line loans, collectively referred to as the revolving credit facility.

Amortization Payments

        The term loans will be amortized quarterly from February 27, 2004 through the date of maturity for the term loan facility according to the following schedule:

Term Loan Facility
(in millions)
Year 1	$6.5
Year 2	6.5
Year 3	25.0
Year 4	25.0
Year 5	50.0
Year 6	50.0
Year 7	487.0

Interest

        For purposes of calculating interest, loans under the credit agreement are designated as eurodollar rate loans or, in certain circumstances, base rate loans.

        Eurodollar rate loans bear interest at the British Bankers Association Interest Settlement Rate for deposits in dollars plus a borrowing margin as described below. Interest on eurodollar rate loans is payable at the end of the applicable interest period of one, two, three or six months, but not less frequently than quarterly.

        Base rate loans bear interest at (a) the greater of (i) the rate most recently announced by Bank of America as its "prime rate" or (ii) the Federal Funds rate plus 1/2 of 1% per annum, plus (b) a borrowing margin as described below.

        Letters of credit issued under the credit facility accrue fees at the borrowing margin for eurodollar rate loans described below times the daily maximum amount available to be drawn under such letter of credit, plus a fee payable to the issuing bank.

        The credit agreement provides that the initial borrowing margins for the revolving credit facility and for the term loan facility will be as follows:

	Eurodollar Rate Loans	Base Rate Loans
Term Loan Facility	2.50%	1.50%
Revolving Credit Facility	2.75%	1.75%

        The borrowing margins for the term loan facility will be subject to the following pricing grid commencing six months after the closing date:

Consolidated Leverage Ratio	Eurodollar Rate Loans	Base Rate Loans
Less than or equal to 3.75x	2.25%	1.25%
Greater than 3.75x	2.50%	1.50%

        The borrowing margins for the revolving credit facility will be subject to the following pricing grid commencing six months after the closing date:

Consolidated Leverage Ratio	Eurodollar Rate Loans	Base Rate Loans
Less than or equal to 3.5x	2.00%	1.00%
Greater than 3.5x but less than or equal to 4.0x	2.25%	1.25%
Greater than 4.0x but less than or equal to 4.5x	2.50%	1.50%
Greater than 4.5x	2.75%	1.75%

Security and Guarantees

        Our obligations under the credit facilities and any treasury management, interest protection or other hedging arrangements entered into with any of the lenders or any affiliate of the lenders are guaranteed by Solo Cup Investment Corporation and each existing direct and indirect domestic subsidiary of Solo Cup Investment Corporation other than the issuer, subject to certain exceptions. In addition, each significant domestic subsidiary of the issuer formed after the closing date is required to guaranty those obligations.

        The credit facilities are secured by (i) a valid first priority perfected lien or pledge on 100% of the stock of each of Solo Cup Investment Corporation's present and future direct and indirect domestic subsidiaries and a lien on 66% of the stock of each first-tier foreign subsidiary; (ii) all present and future intercompany debt of the issuer and each guarantor; (iii) all present and future property and assets, real and personal, of the issuer and each guarantor, subject to certain exceptions; and (iv) all proceeds of the assets set forth in clauses (i), (ii) and (iii) of this sentence.

Covenants

        The loan documentation contains customary affirmative and negative covenants and financial covenants. During the term of the credit facilities, the negative covenants restrict our ability to do certain things, including but not limited to:

  •
  incur additional indebtedness, including guarantees;

  •
  create, incur, assume or permit to exist liens on property and assets;

  •
  make loans and investments and enter into acquisitions and joint ventures;

  •
  engage in sales, transfers and other dispositions of our property or assets;

  •
  prepay, redeem or repurchase our debt, or amend or modify the terms of certain material debt or certain other agreements;

  •
  declare or pay dividends to, make distributions to, or make redemptions and repurchases from, equity holders; and

  •
  restrict the ability of our subsidiaries to pay dividends and make distributions.

        The credit facilities also include the following financial covenants:

  •
  maximum consolidated leverage ratio;

  •
  maximum capital expenditures; and

  •
  minimum consolidated interest coverage ratio.

Mandatory Prepayment

        The issuer is required to make a mandatory annual prepayment of the term loans and the revolving loans in an amount equal to 50% of excess cash flow as defined in the loan documentation when the consolidated leverage ratio is 3.5x or greater, or 25% of excess cash flow when the consolidated leverage ratio is less than 3.5x. In addition, the issuer is required to make a mandatory prepayment of the term loans and the revolving loans with, among other things:

  •
  100% of the net cash proceeds of any property or asset sale, subject to certain exceptions and reinvestment requirements;

  •
  100% of the net cash proceeds of certain extraordinary receipts as defined in the loan documentation, such as tax refunds, pension plan reversions, proceeds of insurance and condemnation awards, subject to certain exceptions and reinvestment requirements;

  •
  100% of the net cash proceeds of certain debt issuances, subject to certain exceptions; and

  •
  50% of the net cash proceeds from the issuance of additional equity interests when the consolidated leverage ratio is 3.5x or greater, or 25% of such proceeds when the consolidated leverage ratio is less than 3.5x.

        Mandatory prepayments will be applied first to the term loans on a pro rata basis, and thereafter to the revolving loans.

Events of Default

        The loan documentation for the credit facilities contains customary events of default, including, but not limited to, cross defaults to our other material debt and certain change of control events.

Capital Leases and Short-Term Debt Facilities

        We have capital lease obligations relating to the lease of machinery and equipment for our Japanese operations. As of March 31, 2004, our outstanding obligations under the leases totaled approximately $3.9 million at an implied interest rate of approximately 2.75%. In addition, we maintain two short-term debt facilities in Japan to meet working capital needs associated with our activities in that country. These debt facilities bear variable rates of interest, the weighted average of which was approximately 0.83% at March 31, 2004. As of March 31, 2004, the full $7.2 million available under these debt facilities had been drawn.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

        In connection with the issuance and sale of the old notes on February 27, 2004, the issuer and the guarantors that were party to the indenture when the old notes were issued entered into a registration rights agreement with the initial purchasers of the old notes—Banc of America Securities LLC, Citigroup Global Markets Inc., Harris Nesbitt Corp., ABN AMRO Incorporated, Rabo Securities USA, Inc. and Tokyo-Mitsubishi International plc. Under the registration rights agreement, the issuer and the guarantors agreed, among other things, to:

  •
  file with the SEC an exchange offer registration statement relating to the new notes on or prior to June 27, 2004;

  •
  use their commercially reasonable efforts to cause the registration statement to become effective on or prior to September 25, 2004; and

  •
  use their commercially reasonable efforts to consummate an exchange offer, in which new notes will be issued in exchange for old notes, within 30 business days after the exchange offer registration statement is declared effective.

        The issuer and the guarantors are conducting the exchange offer to satisfy these obligations under the registration rights agreement.

        Under some circumstances, the issuer and the guarantors may be required to use their commercially reasonable efforts to file and cause to be declared effective, in addition to or in lieu of the exchange offer registration statement, a shelf registration statement covering resales of the old notes. If the issuer and the guarantors fail to meet specified deadlines under the registration rights agreement, then the issuer will be obligated to pay liquidated damages to holders of the old notes. See "—Registration Rights; Liquidated Damages."

Terms of the Exchange Offer

        The issuer and the guarantors are offering to exchange an aggregate principal amount of up to $325.0 million of new notes and guarantees thereof for a like aggregate principal amount of old notes and guarantees thereof. The new notes will evidence the same debt as the old notes for which they are exchanged and will, like the old notes, be issued under and entitled to the benefits of the indenture. The form and terms of the new notes issued in the exchange offer will be identical in all material respects to the form and terms of the old notes, except that the new notes:

  •
  will have been registered under the Securities Act;

  •
  will not bear restrictive legends restricting their transfer under the Securities Act;

  •
  will not entitle holders to the registration rights that apply to the old notes; and

  •
  will not contain provisions relating to liquidated damages in connection with the old notes under circumstances related to the timing of the exchange offer.

        The exchange offer is not extended to holders of old notes in any jurisdiction where the exchange offer would not comply with the securities or blue sky laws of that jurisdiction.

        As of the date of this prospectus, $325.0 million aggregate principal amount of old notes is outstanding and registered in the name of Cede & Co., as nominee for DTC. Only registered holders of the old notes, or their legal representatives or attorneys-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. The issuer and the guarantors will not set a fixed record date for determining registered holders of the old notes entitled to participate in the exchange offer. This prospectus, together with the letter of transmittal, is being sent to all registered holders of old notes and to others believed to have beneficial interests in the old notes.

        Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, the issuer will accept for exchange old notes which are properly tendered on or before the expiration date and not withdrawn as permitted below. The exchange offer expires at 5:00 p.m., New York City time, on August 10, 2004 or such later date and time to which the issuer may extend the exchange offer, such date referred to as the expiration date.

        Old notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple of $1,000 in excess thereof. The exchange offer is not conditioned upon holders tendering a minimum principal amount of old notes.

        If you do not tender your old notes or if you tender old notes that are not accepted for exchange, your old notes will remain outstanding. Existing transfer restrictions would continue to apply to old notes that remain outstanding. See "—Consequences of Failure to Exchange Old Notes" for more information regarding old notes outstanding after the exchange offer. Holders of the old notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

        None of the issuer and the guarantors, their respective boards of directors or their management recommends that you tender or not tender old notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender old notes in the exchange offer and, if you decide to tender, the aggregate amount of old notes to tender.

        The issuer has the right, in its reasonable discretion and in accordance with applicable law, at any time:

  •
  to extend the expiration date;

  •
  to delay the acceptance of any old notes;

  •
  to terminate the exchange offer and not accept any old notes for exchange if the issuer determines that any of the conditions to the exchange offer described below under "—Conditions to the Exchange Offer" have not occurred or have not been satisfied; and

  •
  to amend the terms of the exchange offer in any manner.

        During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by the issuer.

        We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment to the exchange agent as promptly as practicable and make a public announcement of the extension, delay, non-acceptance, termination or amendment. In the case of an extension, the announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        If the issuer amends the exchange offer in a manner that we consider material, we will as promptly as practicable distribute to the holders of the old notes a prospectus supplement or, if appropriate, an updated prospectus from a post-effective amendment to the registration statement of which this prospectus is a part, disclosing the change and extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Procedures for Tendering Old Notes

Valid Tender

        When the holder of old notes tenders, and the issuer accepts, old notes for exchange, a binding agreement between the issuer and the guarantors, on the one hand, and the tendering holder, on the other hand, is created, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal.

        Except as described below under "—Guaranteed Delivery," a holder of old notes who wishes to tender old notes for exchange must, on or prior to the expiration date:

  •
  transmit a properly completed and duly executed letter of transmittal, together with all other documents required by the letter of transmittal, to the exchange agent at the address provided below under "—Exchange Agent"; or

  •
  if old notes are tendered in accordance with the book-entry procedures described below under "—Book-Entry Transfers," arrange with DTC to cause an agent's message to be transmitted to the exchange agent at the address provided below under "—Exchange Agent."

        The term "agent's message" means a message transmitted to the exchange agent by DTC which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that the issuer and the guarantors may enforce the letter of transmittal against that holder.

        In tendering old notes, you must warrant in the letter of transmittal or in an agent's message that:

  •
  you have full power and authority to tender, exchange, sell, assign and transfer old notes;

  •
  we will acquire good, marketable and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and other encumbrances; and

  •
  the old notes tendered for exchange are not subject to any adverse claims or proxies.

You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by us or the exchange agent to complete the exchange, sale, assignment and transfer of the old notes.

        In addition, on or prior to the expiration date:

  •
  the exchange agent must receive the certificates for the old notes being tendered; or

  •
  the exchange agent must receive a confirmation, referred to as a "book-entry confirmation," of the book-entry transfer of the old notes being tendered into the exchange agent's account at DTC, and the book-entry confirmation must include an agent's message; or

  •
  the holder must comply with the guaranteed delivery procedures described below under "—Guaranteed Delivery."

        If you beneficially own old notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your old notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the old notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

        The method of delivery of certificates for the old notes, the letter of transmittal and all other required documents is at your election and sole risk. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service. In all cases, you should allow sufficient time to ensure delivery to the exchange agent before the expiration date.

Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent. Do not send letters of transmittal, certificates representing old notes or other documents to the issuer or any guarantor.

        The issuer and the guarantors will not accept any alternative, conditional or contingent tenders. Each tendering holder, by execution of a letter of transmittal or by causing the transmission of an agent's message, waives any right to receive any notice of the acceptance of such tender.

Signature Guarantees

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

  •
  by a registered holder of old notes, unless such holder has completed either the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible institution.

        An "eligible institution" is a firm or other entity which is identified as an "Eligible Guarantor Institution" in Rule 17Ad-15 under the Exchange Act, including:

  •
  a bank;

  •
  a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

  •
  a credit union;

  •
  a national securities exchange, registered securities association or clearing agency; or

  •
  a savings association.

        If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution.

        If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the issuer and the guarantors in their sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution, and must also be accompanied by such opinions of counsel, certifications and other information as the issuer and the guarantors or the trustee under the indenture for the old notes may require in accordance with the restrictions on transfer applicable to the old notes.

Book-Entry Transfers

        For tenders by book-entry transfer of old notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program, or ATOP, procedures to tender old notes. Accordingly, any participant in DTC may make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent's account at DTC in accordance with DTC's ATOP procedures.

        Notwithstanding the ability of holders of old notes to effect delivery of old notes through book-entry transfer at DTC, either:

  •
  the letter of transmittal or an agent's message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents, such as endorsements, bond powers, opinions of counsel, certifications and powers of attorney, if applicable, must be transmitted to and received by the exchange agent prior to the expiration date at the address given below under "—Exchange Agent"; or

  •
  the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery

        If a holder wants to tender old notes in the exchange offer and (1) the certificates for the old notes are not immediately available or all required documents are unlikely to reach the exchange agent before the exchange offer expires or (2) a book-entry transfer cannot be completed on time, the old notes may be tendered if:

  •
  the tender is made by or through an eligible institution;

  •
  the eligible institution delivers a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided, to the exchange agent by hand, facsimile, mail or overnight delivery service on or prior to the expiration date:

  •
  stating that the tender is being made;

  •
  setting forth the name and address of the holder of the old notes being tendered and the amount of the old notes being tendered; and

  •
  guaranteeing that, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal, or an agent's message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

  •
  the exchange agent receives the certificates for the old notes, or a book-entry confirmation, and a properly completed and duly executed letter of transmittal, or an agent's message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Determination of Validity

        The issuer, in its sole discretion, will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered old notes. The determination of these questions by the issuer, as well as its interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. A tender of old notes is invalid until all defects and irregularities have been cured or waived. Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as the issuer and the guarantors will determine, unless they waive the defects or irregularities. None of the issuer and the guarantors, any of their respective affiliates or assigns, the exchange agent or any other person is under any obligation to give notice of any defects or irregularities in tenders, nor will any of them be liable for failing to give any such notice.

        The issuer reserves the absolute right, in its sole and absolute discretion:

  •
  to reject any tenders determined to be in improper form or unlawful;

  •
  to waive any of the conditions of the exchange offer; or

  •
  to waive any condition or irregularity in the tender of old notes by any holder, whether or not the issuer waives similar conditions or irregularities in the case of other holders.

        If any letter of transmittal, certificate, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing. In addition, unless waived by the issuer, the person must submit proper evidence satisfactory to the issuer, in its sole discretion, of the person's authority to so act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, the issuer will, promptly after the expiration date, accept for exchange and cancel all old notes properly tendered and issue new notes registered under the Securities Act. See "—Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied or waived before old notes are accepted for exchange. The exchange agent might not deliver the new notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.

        For purposes of the exchange offer, the issuer will be deemed to have accepted properly tendered old notes for exchange when it gives oral or written notice to the exchange agent of acceptance of the tendered old notes, with written confirmation of any oral notice to be given promptly thereafter. The exchange agent is the agent of the issuer for receiving tenders of old notes, letters of transmittal and related documents.

        In all cases, the issuer will issue new notes in the exchange offer for old notes that are accepted for exchange only after the exchange agent timely receives:

  •
  certificates for those old notes or a timely book-entry confirmation of the transfer of those old notes into the exchange agent's account at DTC;

  •
  a properly completed and duly executed letter of transmittal or an agent's message; and

  •
  all other required documents, such as endorsements, bond powers, opinions of counsel, certifications and powers of attorney, if applicable.

        For each old note accepted for exchange and cancelled, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered old note. Accordingly, registered holders of new notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes or, if no interest has been paid on the old notes, from February 27, 2004. Old notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer and will be cancelled promptly after the expiration of the exchange offer.

        If for any reason under the terms and conditions of the exchange offer the issuer does not accept any tendered old notes, or if a holder submits old notes for a greater principal amount than the holder desires to exchange, the issuer will return the unaccepted or non-exchanged old notes without cost to the tendering holder promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer through DTC, any unexchanged old notes will be credited to an account maintained with DTC.

Resales of New Notes

        Based on interpretive letters issued by the SEC staff to other, unrelated issuers in transactions similar to the exchange offer, we believe that a holder of new notes, other than a broker-dealer, may offer new notes (together with the guarantees thereof) for resale, resell or otherwise transfer the new notes (and the related guarantees) without delivering a prospectus to prospective purchasers, if the holder:

  •
  acquired the new notes in its ordinary course of business;

  •
  is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in a "distribution," as defined under the Securities Act, of the new notes; and

  •
  is not an "affiliate," as defined under the Securities Act, of the issuer or any guarantor.

We will not seek our own interpretive letter. As a result, we cannot assure you that the SEC staff would take the same position with respect to this exchange offer as it did in interpretive letters to other parties in similar transactions.

        If the holder is an affiliate of the issuer or any guarantor or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the new notes, that holder or other person may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        By tendering old notes, the holder of those old notes will represent to the issuer and the guarantors that, among other things, the holder:

  •
  is acquiring the new notes in its ordinary course of business;

  •
  is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in a distribution of the new notes;

  •
  is not an affiliate of the issuer or any guarantor; and

  •
  is not acting on behalf of any person who could not truthfully make the foregoing representations.

        Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by it as a result of market-making activities or other trading activities, may be deemed to be an "underwriter" within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, the broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution and Selling Restrictions" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer and the new notes.

Withdrawal Rights

        You can withdraw tenders of old notes at any time prior to the expiration date. For a withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent or comply with the appropriate procedures of ATOP. Any notice of withdrawal must:

  •
  specify the name of the person that tendered the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the principal amount of those old notes; and

  •
  where certificates for old notes are transmitted, the name of the registered holder of the old notes, if different from that of the person withdrawing the old notes.

        If you delivered or otherwise identified certificated old notes to the exchange agent, you must submit the serial numbers of the old notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of old notes tendered for the account of an eligible institution. See "—Procedures for Tendering Old Notes—Signature Guarantees" for further information on the requirements for guarantees of signatures on notices of withdrawal. If you tendered old notes in accordance with applicable book-entry transfer procedures, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and you must deliver the notice of withdrawal to the exchange agent. You may not rescind withdrawals of tender; however, old notes properly withdrawn may again be tendered at any time on or prior to the expiration date in accordance with the procedures described under "—Procedures for Tendering Old Notes."

        The issuer will determine, in its sole and absolute discretion, all questions regarding the validity, form and eligibility, including time of receipt, of notices of withdrawal. Its determination of these questions as well as its interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. None of the issuer and the guarantors, any of their respective affiliates or assigns, the exchange agent or any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will any of them be liable for failing to give any such notice.

        Withdrawn old notes will be returned to the holder as promptly as practicable after withdrawal without cost to the holder. In the case of old notes tendered by book-entry transfer through DTC, the old notes withdrawn will be credited to an account maintained with DTC.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, the issuer is not required to accept for exchange, or to issue new notes in exchange for, any old notes, and the issuer may terminate or amend the exchange offer, if at any time prior to the expiration date, the issuer determines that the exchange offer violates applicable law or SEC policy. In addition, with respect to any holder, the exchange offer is conditioned on the tender of the old notes to us by such holder in accordance with the terms and conditions set forth in this prospectus and the accompanying letter of transmittal.

        The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we choose, in our reasonable discretion. The foregoing rights are not deemed waived because we fail to exercise them, but continue in effect, and we may still assert them whenever or as many times as we choose. If we determine that a waiver of conditions materially changes the exchange offer, the prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under "—Terms of the Exchange Offer."

        In addition, at a time when any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes.

        If the issuer and the guarantors are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy, the registration rights agreement requires that the issuer and the guarantors use commercially reasonable efforts to file a shelf registration statement to cover resales of the old notes by the holders thereof who satisfy specified conditions relating to the provision of information in connection with the shelf registration statement. See "—Registration Rights; Liquidated Damages."

Exchange Agent

        U.S. Bank National Association is serving as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent. Holders of old notes seeking to tender old notes in the exchange offer should send certificates for old notes, letters of transmittal and any other required documents to the exchange agent by registered, certified or regular mail, hand delivery, overnight delivery service or facsimile, as follows:

For all forms of delivery:

U.S. Bank National Association
60 Livingston Avenue
St. Paul, Minnesota 55107
Attention: Specialized Finance

Facsimile:
(651) 495-8097

For confirmation call
(800) 934-6802

        If you deliver the letter of transmittal or any other required documents to an address other than as set forth above or transmit the letter of transmittal or any other required documentation via facsimile to a number other than as indicated above, your tender of old notes will be invalid.

Fees and Expenses

        The registration rights agreement provides that the issuer and the guarantors will bear all expenses in connection with the performance of their obligations relating to the registration of the new notes and the conduct of the exchange offer. These expenses include, among others, registration and filing fees, accounting and legal fees and printing costs. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of old notes and for handling or tendering for those clients.

        We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of old notes pursuant to the exchange offer.

Transfer Taxes

        Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, new notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with the exchange offer, then any such transfer taxes, whether imposed on the registered holder or on any other person, will be payable by the holder or such other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

        The new notes will be recorded at the same carrying value as the old notes. Accordingly, we will not recognize any gain or loss for accounting purposes. We intend to amortize the expenses of the exchange offer and the issuance of the old notes over the term of the new notes.

Consequences of Failure to Exchange Old Notes

        Holders of the old notes do not have any appraisal or dissenters' rights in the exchange offer. Old notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, remain outstanding and continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legends on the old notes. In general, the old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Following the consummation of the exchange offer, except in limited circumstances with respect to specific types of holders of old notes in accordance with the registration rights agreement, the issuer and the guarantors will have no further obligation to provide for the registration under the Securities Act of the old notes. See "—Registration Rights; Liquidated Damages." We do not currently anticipate that we will take any action following the consummation of the exchange offer to register the old notes under the Securities Act or under any state securities laws.

        Consummation of the exchange offer may have adverse consequences to non-tendering old note holders, including that the reduced amount of outstanding old notes as a result of the exchange offer may adversely affect the trading market, liquidity and market price of the old notes. See "Risk Factors—Risks Associated with the Exchange Offer—Any outstanding old notes after the consummation of the exchange offer will continue to be subject to existing transfer restrictions, and the holders of old notes after the consummation of the exchange offer may not be able to sell their old notes" for further information.

        The new notes and any old notes which remain outstanding after consummation of the exchange offer will vote together for all purposes as a single class under the indenture.

Registration Rights; Liquidated Damages

        If:

  •
  the issuer and the guarantors are not required to file the exchange offer registration statement or permitted to consummate the exchange offer because, in either case, the exchange offer is not permitted by applicable law or SEC policy; or

  •
  for any reason the exchange offer is not consummated within 30 business days of the effectiveness target date (as defined below); or

  •
  any holder of old notes notifies the issuer in writing prior to the 20th day following consummation of the exchange offer that:

  •
  such holder is prohibited by applicable law or SEC policy from participating in the exchange offer;

  •
  such holder may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales; or

  •
  such holder is a broker-dealer and holds old notes acquired directly from the issuer or an affiliate of the issuer,

then the issuer and the guarantors will be required under the registration rights agreement to file with the SEC a shelf registration statement to cover resales of the old notes by the holders thereof who satisfy specified conditions relating to the provision of information in connection with the shelf registration statement.

        If a shelf registration statement is required, the issuer and the guarantors must:

  •
  file the shelf registration statement with the SEC on or prior to 90 days after the filing obligation arises;

  •
  use their commercially reasonable efforts to cause the shelf registration statement to become effective on or prior to the 180th day after the date they become obligated to file the shelf registration statement; and

  •
  keep the shelf registration statement continuously effective for a period of at least two years following the date of the registration rights agreement or for such shorter period that will terminate when all of the old notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement.

        If:

  •
  the issuer and the guarantors fail to file any of the registration statements required by the registration rights agreement on or prior to the date specified for such filing;

  •
  any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness, referred to as the effectiveness target date;

  •
  the issuer and the guarantors fail to consummate the exchange offer within 30 business days of effectiveness target date; or

  •
  any registration statement required by the registration rights agreement is filed and declared effective but thereafter ceases to be effective or fails to be usable in connection with resales of the old notes during the periods specified in the registration rights agreement for effectiveness without being succeeded within two business days by a post-effective amendment to such Registration Statement that cures such failure and that is itself immediately declared effective (each such event specified above is referred to as a "registration default"), then the issuer will be obligated to pay liquidated damages to each holder of the old notes, with respect to the first 90-day period immediately following the occurrence of any registration default, in an amount equal to one quarter of one percent (0.25%) per annum on the principal amount of the old notes held by such holder.

        The amount of liquidated damages will increase by an additional one quarter of one percent (0.25%) per annum at the end of each subsequent 90-day period, until all registration defaults have been cured, up to a maximum amount of liquidated damages for all registration defaults of 1.00% per annum. Following the cure of all registration defaults, the accrual of liquidated damages will cease.

        All accrued liquidated damages will be paid to the holders of record of the old notes entitled to receive liquidated damages in the manner provided for the payment of interest in the indenture on each interest payment date. See "Description of New Notes—Methods of Receiving Payments on the Notes."

        Holders of the old notes will be required to make specified representations to the issuer in order to participate in the exchange offer. In order to have their old notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth above, holders of the old notes will be required to deliver specified information to be used in the shelf registration statement. By acquiring old notes or new notes, a holder will be deemed to have agreed to indemnify the issuer and the guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of old notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of written notice to that effect from the issuer.

        For further information concerning the registration rights of holders of old notes, you should refer to the registration rights agreement, which we have filed as Exhibit 4.1 to the registration statement of which this prospectus is a part.

DESCRIPTION OF NEW NOTES

        The issuer issued the old notes, and will issue the new notes, under an indenture, dated February 27, 2004 (the "Indenture"), among the issuer, the initial Guarantors and U.S. Bank National Association, as trustee (the "Trustee"). The parties to the Indenture and the U.K. guarantors executed the First Supplemental Indenture, dated as of June 18, 2004, amending the Indenture to include the U.K. guarantors as additional Guarantors. We have filed copies of the Indenture and the First Supplemental Indenture as Exhibit 4.2 and Exhibit 4.4, respectively, to the registration statement of which this prospectus is a part. Except where the context requires otherwise, references in this prospectus to the Indenture are to the Indenture as amended by the First Supplemental Indenture.

        The terms of the Notes (as defined below) include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, which is referred to in this prospectus as the "Trust Indenture Act." The terms of the new notes are the same as the terms of the old notes, except that (1) we registered the new notes under the Securities Act, (2) the new notes will not bear restrictive legends restricting their transfer under the Securities Act, (3) holders of the new notes are not entitled to certain rights under the registration rights agreement and (4) the new notes will not contain provisions relating to liquidated damages in connection with the old notes under circumstances related to the timing of the exchange offer.

        The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture in its entirety because it, and not this description, defines your rights as a holder of the Notes.

        You can find the definitions of certain terms used in this description under "—Certain Definitions." Certain defined terms used in this description but not defined below under the caption "—Certain Definitions" have the meanings assigned to them in the Indenture. In this description, the word "issuer" refers only to Solo Cup Company, a Delaware corporation, and not to any of its subsidiaries, and "the Notes" refers to the new notes.

Brief Description of the Notes

        The Notes:

  •
  will be general unsecured obligations of the issuer;

  •
  will be subordinated in right of payment to all existing and future Senior Debt of the issuer, including the Indebtedness of the issuer under the Credit Agreement;

  •
  will rank equally, or be pari passu, in right of payment with any future senior subordinated Indebtedness of the issuer;

  •
  will rank senior in right of payment to any future Indebtedness of the issuer that expressly provides for its subordination to the Notes; and

  •
  will be guaranteed by the Guarantors as described under "—Note Guarantees."

        In the event that our secured creditors, including the lenders under the Credit Agreement, exercise their rights with respect to our assets, our secured creditors would be entitled to be repaid in full from the proceeds from the sale of those assets before those proceeds would be available for distribution to other creditors, including Holders of the Notes. In addition, the assets of Subsidiaries of the issuer that are not Guarantors will be subject to the prior claims of all creditors, including trade creditors, of those Subsidiaries. See "Risk Factors—Risks Relating to the Notes—Our secured creditors will be entitled to be paid in full from the proceeds of our pledged assets before those proceeds will be available for payment on the notes" and "Risk Factors—Risks Relating to the Notes—Not all of the issuer's subsidiaries guarantee the notes. The assets of the non-guarantor subsidiaries are subject to the prior claims of all creditors of those non-guarantor subsidiaries."

        As of March 31, 2004:

  •
  the issuer and its Subsidiaries had $1,039.1 million principal amount of Indebtedness on a consolidated basis (including the Notes), of which:

  •
  $703.0 million was Senior Debt, comprised of borrowings and Guarantees under the Credit Agreement (excluding $2.3 million in letters of credit); and

  •
  $706.9 million was secured, including $703.0 million under the Credit Agreement (excluding $2.3 million in letters of credit); and

  •
  an additional $94.7 million was available for borrowing under the Credit Agreement, which Indebtedness would be Senior Debt and would be secured; and

  •
  Subsidiaries of the issuer that are not Guarantors had $68.2 million of Indebtedness and other liabilities, including trade payables but excluding intercompany liabilities.

        As of the date of the Indenture, all of the issuer's Subsidiaries were "Restricted Subsidiaries." However, under the circumstances described below under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," the issuer will be permitted to designate certain of its subsidiaries as "Unrestricted Subsidiaries." Any Unrestricted Subsidiaries will not be subject to any of the covenants in the Indenture and will not Guarantee the Notes.

Principal, Maturity and Interest

        The Indenture provides for the issuance by the issuer of Notes with an unlimited principal amount, of which $325.0 million will be issued in this offering. The issuer may issue additional notes (the "Additional Notes") from time to time after this offering. Any offering of Additional Notes is subject to the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The issuer will issue Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on February 15, 2014.

        Interest on the Notes will accrue at the rate of 8.5% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on August 15, 2004. The issuer will make each interest payment to the Holders of record on the immediately preceding February 1 and August 1.

        Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a Holder has given wire transfer instructions to the issuer, the issuer will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder's Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

        The Trustee will initially act as paying agent and registrar. The issuer may change the paying agent or registrar without prior notice to the Holders, and the issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The issuer is not required to transfer or exchange any Note selected for redemption. Also, the issuer is not required to transfer or exchange any Note (1) for a period of 15 days before a selection of Notes to be redeemed or (2) tendered and not withdrawn in connection with a Change of Control Offer or an Asset Sale Offer.

        The registered Holder of a Note will be treated as the owner of it for all purposes.

Note Guarantees

        The Notes will be guaranteed, jointly and severally, by all of the Domestic Subsidiaries of the issuer (other than any Excluded Subsidiary). The Note Guarantee of each Guarantor:

  •
  will be a general unsecured obligation of that Guarantor;

  •
  will be subordinated in right of payment to all existing and future Senior Debt of that Guarantor, including the Guarantee by that Guarantor of Indebtedness under the Credit Agreement;

  •
  will rank pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor; and

  •
  will rank senior in right of payment to any future Indebtedness of that Guarantor that expressly provides for its subordination to that Guarantor's Note Guarantee.

        Each Note Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Risks Relating to the Notes—Laws governing the rights of debtors and creditors could impede enforcement of the guarantees under some circumstances." Assuming the Transactions had been completed as of March 31, 2004, the Guarantors would have had $703.0 million of Senior Debt (excluding $2.3 million in letters of credit under the Credit Agreement), all of which would have been Guarantees of Indebtedness under the Credit Agreement.

        If the issuer or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary (other than any Excluded Subsidiary) on or after the date of the Indenture, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee. In addition, any Restricted Subsidiary of the issuer that Guarantees any Indebtedness of the issuer or any Guarantor must become a Guarantor, execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee.

        The Note Guarantee of a Guarantor will be released under specified circumstances, including in connection with a disposition of the Guarantor's Capital Stock if various conditions are satisfied. See"—Certain Covenants—Guarantees."

Subordination

        The payment of principal, interest and premium and Liquidated Damages, if any, on the Notes will be subordinated to the prior payment in full in cash or Cash Equivalents (which for purposes hereof excludes any Cash Equivalents specified in clause (8) of the definition of Cash Equivalents) of all Senior Debt of the issuer, including Senior Debt of the issuer incurred after the date of the Indenture.

        The holders of Senior Debt of the issuer will be entitled to receive payment in full in cash or Cash Equivalents (which for purposes hereof excludes any Cash Equivalents specified in clause (8) of the definition of Cash Equivalents) of all Obligations due in respect of Senior Debt of the issuer (including interest after the commencement of any bankruptcy proceeding at the rate specified in the documentation for the applicable Senior Debt of the issuer) before the Holders of Notes will be entitled to receive any payment with respect to the Notes (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described below under the caption "—Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of the issuer:

  (1)
  in any liquidation or dissolution of the issuer;

  (2)
  in any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the issuer or its property;

  (3)
  in any assignment for the benefit of creditors; or

  (4)
  in any marshaling of the issuer's assets and liabilities.

        The issuer also may not make any payment in respect of the Notes (except in Permitted Junior Securities or from the trust described below under the caption "—Legal Defeasance and Covenant Defeasance") if:

  (1)
  a payment default on Designated Senior Debt of the issuer occurs and is continuing beyond any applicable grace period; or

  (2)
  any other default, referred to as a "non-payment default," occurs and is continuing on any series of Designated Senior Debt of the issuer that permits holders of that series of Designated Senior Debt of the issuer to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from a representative of the holders of such Designated Senior Debt.

        Payments on the Notes may and shall be resumed:

  (1)
  in the case of a payment default on Designated Senior Debt of the issuer, upon the date on which such default is cured or waived; and

  (2)
  in case of a non-payment default on Designated Senior Debt of the issuer, the earlier of (x) the date on which such default is cured or waived, (y) 179 days after the date on which the applicable Payment Blockage Notice is received and (z) the date the Trustee receives notice from the representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of such Designated Senior Debt of the issuer has been accelerated.

        No new Payment Blockage Notice may be delivered unless and until:

  (1)
  360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

  (2)
  all scheduled payments of principal, interest and premium and Liquidated Damages, if any, on the Notes that have come due have been paid in full in cash.

        No non-payment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

        If the Trustee or any Holder of the Notes receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trust described below under the caption "—Legal Defeasance and Covenant Defeasance") when:

  (1)
  the payment is prohibited by these subordination provisions; and

  (2)
  the Trustee or the Holder has actual knowledge that the payment is prohibited; provided that such actual knowledge shall not be required in the case of any payment default on Designated Senior Debt;

the Trustee or the Holder, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Debt of the issuer. Upon the proper written request of the holders of Senior Debt of the issuer or if there is any payment default on any Designated Senior Debt, the Trustee or the Holder, as the case may be, shall deliver the amounts in trust to the holders of Senior Debt of the issuer or their proper representative.

        The issuer must promptly notify holders of its Senior Debt if payment of the Notes is accelerated because of an Event of Default.

        As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the issuer, Holders of Notes may recover less ratably than creditors of the issuer who are holders of Senior Debt of the issuer.

        Payments under the Note Guarantee of each Guarantor will be subordinated to the prior payment in full of all Senior Debt of such Guarantor, including Senior Debt of such Guarantor incurred after the date of the Indenture, on the same basis as provided above with respect to the subordination of payments on the Notes by the issuer to the prior payment in full of Senior Debt of the issuer. See "Risk Factors—Risks Relating to the Notes—Your right to receive payments on the notes will be junior to the issuer's existing and future senior indebtedness, and the guarantees of the notes will be junior to all of the guarantors' existing and future senior indebtedness."

        "Designated Senior Debt" means:

  (1)
  any Indebtedness outstanding under the Credit Agreement; and

  (2)
  after payment in full of all Obligations under the Credit Agreement, any other Senior Debt permitted under the Indenture the principal amount of which is $50.0 million or more and that has been designated by the issuer as "Designated Senior Debt."

        "Permitted Junior Securities" means:

  (1)
  Equity Interests in the issuer; and

  (2)
  debt securities of the issuer or any Guarantor or any other business entity provided for by a plan of reorganization that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Note Guarantees are subordinated to Senior Debt under the Indenture.

        "Senior Debt" means:

  (1)
  all Indebtedness of the issuer or any Guarantor outstanding under the Credit Agreement and all Hedging Obligations with respect thereto, whether outstanding on the date of the Indenture or incurred thereafter;

  (2)
  any other Indebtedness of the issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Note Guarantee; and

  (3)
  all Obligations with respect to the items listed in the preceding clauses (1) and (2) (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law).

        Notwithstanding anything to the contrary in the preceding paragraph, Senior Debt will not include:

  (1)
  any Indebtedness of the issuer or any Guarantor to any of their Subsidiaries or other Affiliates;

  (2)
  the portion of any Indebtedness that is incurred in violation of the Indenture;

  (3)
  any Indebtedness of the issuer or any Guarantor that, when incurred, was without recourse to the issuer or such Guarantor;

  (4)
  any repurchase, redemption or other obligation in respect of Disqualified Stock; or

  (5)
  any Indebtedness owed to any employee of the issuer or any of its Subsidiaries.

Mandatory Redemption

        The issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Optional Redemption

        At any time prior to February 15, 2007, the issuer may, on any one or more occasion, redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) at a redemption price of 108.5% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, with the net cash proceeds of one or more Qualified Equity Offerings; provided that:

  (1)
  at least 65% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the issuer and its Subsidiaries); and

  (2)
  the redemption must occur within 90 days of the date of the closing of such Qualified Equity Offering.

        Except pursuant to the preceding paragraph, the Notes will not be redeemable at the issuer's option prior to February 15, 2009.

        On or after February 15, 2009, the issuer may redeem all or a part of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below:

Year	Percentage
2009	104.250%
2010	102.833%
2011	101.417%
2012 and thereafter	100.000%

        If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

  (1)
  if the Notes are listed on any national securities exchange, in compliance with the requirements of such national securities exchange; or

  (2)
  if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

        No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

        The issuer may acquire Notes by means other than a redemption, whether pursuant to an issuer tender offer, open market purchase or otherwise, so long as the acquisition does not otherwise violate the terms of the Indenture.

Repurchase at the Option of Holders

Change of Control

        If a Change of Control occurs, each Holder of Notes will have the right to require the issuer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, thereon, to the date of purchase. Within 30 days following any Change of Control, the issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

        On the Change of Control Payment Date, the issuer will, to the extent lawful:

  (1)
  accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof properly tendered; and

  (3)
  deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the issuer.

        The paying agent will promptly mail or wire transfer to each Holder of Notes properly tendered and so accepted the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. Any Note so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date.

        Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 30 days following a Change of Control, the issuer will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The Credit Agreement will prohibit the issuer from purchasing any Notes, and will also provide that certain change of control events with respect to the issuer would constitute a default under the Credit Agreement. Any future credit agreements or other agreements relating to Senior Debt to which the issuer becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the issuer is prohibited from purchasing Notes, the issuer could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the issuer does not obtain such a consent or repay such borrowings, the issuer will remain prohibited from purchasing Notes. In such case, the issuer's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, likely constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

        The provisions described above that require the issuer to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        The issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the issuer and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer or (2) a notice of redemption has been given for all of the Notes pursuant to the Indenture as described above under the caption "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of the issuer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the issuer to repurchase such Notes as a result of a sale, transfer, conveyance or other disposition of less than all of the assets of the issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

        The issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  the issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

  (2)
  such fair market value is determined in accordance with the provisions of the definition of fair market value; and

  (3)
  at least 75% of the consideration therefor received by the issuer or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination of both. For purposes of this provision, each of the following shall be deemed to be cash:

  (a)
  any liabilities (as shown on the issuer's or such Restricted Subsidiary's most recent balance sheet), of the issuer or any Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms subordinated to the Notes or any Note Guarantee and liabilities to the extent owed to the issuer or any Restricted Subsidiary of the issuer) that are assumed by the transferee of any such assets or Equity Interests pursuant to an agreement that releases the issuer or such Restricted Subsidiary, as the case may be, from further liability; and

  (b)
  any securities, notes or other obligations received by the issuer or any such Restricted Subsidiary, as the case may be, from such transferee that are converted by the issuer or such Restricted Subsidiary into Cash Equivalents within 180 days (to the extent of the Cash Equivalents received in that conversion).

        Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the issuer or such Restricted Subsidiary may apply such Net Proceeds at its option and to the extent it so elects:

  (1)
  to repay (a) Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto and (b) if there is no Senior Debt outstanding, any outstanding Indebtedness of any Restricted Subsidiary of the issuer that is not a Guarantor and, if such Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments thereunder;

  (2)
  to purchase Replacement Assets or make a capital expenditure in or that is used or useful in a Permitted Business; or

  (3)
  any combination of the foregoing;

provided that the issuer will be deemed to have complied with the provision described in clause (2) of this paragraph if and to the extent that, within 365 days after the Asset Sale that generated the Net Proceeds, the issuer has entered into and not abandoned or rejected a binding agreement to purchase Replacement Assets or make a capital expenditure in compliance with the provision described in clause (2) of this paragraph, and that purchase or capital expenditure is thereafter completed within

90 days after the end of such 365-day period. Pending the final application of any such Net Proceeds, the issuer may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." Within 10 days after the aggregate amount of Excess Proceeds exceeds $10.0 million, the issuer will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes or any Note Guarantee containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price for the Notes and any pari passu Indebtedness in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes and any pari passu Indebtedness to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the issuer may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness shall be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        The issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the Indenture, the issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

        The Credit Agreement will prohibit the issuer from purchasing any Notes, and will provide that certain asset sale events with respect to the issuer would constitute a default under the Credit Agreement. Any future credit agreements or other agreements relating to Senior Debt to which the issuer becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the issuer is prohibited from purchasing Notes, the issuer could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the issuer does not obtain such a consent or repay such borrowings, the issuer will remain prohibited from purchasing Notes. In such case, the issuer's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, likely constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

Certain Covenants

Restricted Payments

  (A)
  The issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of the issuer's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of the issuer's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of the issuer or to the issuer or a Restricted Subsidiary of the issuer);

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the issuer) any Equity Interests of the issuer or any Restricted Subsidiary thereof held by Persons other than the issuer or any Restricted Subsidiary thereof;

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the Notes or the Note Guarantees, except payments of interest or principal at the Stated Maturity thereof; or

  (4)
  make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

  (2)
  the issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the issuer and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (2), (3), (5) and (6) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

  (a)
  50% of the Consolidated Net Income of the issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

  (b)
  100% of the aggregate net cash proceeds and the fair market value of assets other than cash received by the issuer since the Transactions Consummation Date as a contribution to its equity capital or from the issue or sale of Equity Interests of the issuer (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the issuer that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the issuer), plus

  (c)
  the lesser of (i) the net cash proceeds and the fair market value of assets other than cash, net of disposition costs, received by the issuer or any Restricted Subsidiary of the issuer from the disposition, sale, liquidation, retirement or redemption of all or any portion of any Restricted Investment made after the Transactions Consummation Date and (ii) the original value of the issuer's or such Restricted Subsidiary's Investment in such Restricted Investment that was previously treated as a Restricted Payment, plus if (i) exceeds (ii), 50% of the amount by which (i) exceeds (ii), except, in each case, to the extent that any such proceeds or such fair market value of assets other than cash are included in the calculation of Consolidated Net Income, plus

    (d)
    without duplication, (i) to the extent that any Unrestricted Subsidiary of the issuer that was designated as such after the Transactions Consummation Date is redesignated as a Restricted Subsidiary, the lesser of (A) the fair market value of the issuer's direct or indirect Investment in such Subsidiary as of the date of such redesignation and (B) the original value of the Investment in such Subsidiary that was previously treated as a Restricted Payment, plus, if (A) exceeds (B), 50% of the amount by which (A) exceeds (B), plus (ii) an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from payments of dividends, repayments of the principal of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the issuer to the issuer or any Restricted Subsidiary of the issuer after the Transactions Consummation Date, except, in each case, to the extent that any such Investment or net reduction in Investment is included in the calculation of Consolidated Net Income, plus

    (e)
    without duplication, in the event the issuer or any Restricted Subsidiary of the issuer makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount equal to the lesser of (i) the fair market value of the existing Investment in such Person that was previously treated as a Restricted Payment and (ii) the issuer's or any such Restricted Subsidiary's existing Investment in such Person that was previously treated as a Restricted Payment, plus, if (i) exceeds (ii), 50% of the amount by which (i) exceeds (ii).

  (B)
  The preceding provisions will not prohibit:

  (1)
  the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

  (2)
  the payment, redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the issuer or any Guarantor or of any Equity Interests of the issuer or any Restricted Subsidiary thereof in exchange for, or out of the net cash proceeds of contributions to the equity capital of the issuer or a substantially concurrent sale (other than to a Restricted Subsidiary of the issuer) of, Equity Interests of the issuer (other than Disqualified Stock); provided that the amount of any such net cash proceeds and the fair market value of any assets that are utilized for any such payment, redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph (A);

  (3)
  the payment, defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness or Disqualified Stock of the issuer or any Restricted Subsidiary thereof in exchange for, or out of the net cash proceeds from, an incurrence of Permitted Refinancing Indebtedness;

  (4)
  the payment of any dividend by a Restricted Subsidiary of the issuer to the holders of its common Equity Interests on a pro rata basis;

  (5)
  Restricted Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of contributions to the equity capital of the issuer or a substantially concurrent sale (other than to a Restricted Subsidiary of the issuer) of, Equity Interests of the issuer (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such acquisition and the fair market value of any assets so acquired or exchanged shall be excluded from clause (3)(b) of the preceding paragraph (A);

  (6)
  the repurchase of Equity Interests deemed to occur upon the exercise of options or warrants if such Equity Interests represents all or a portion of the exercise price thereof;

  (7)
  in the event that, and for each taxable year in which, the Parent is treated as an association taxable as a corporation for Federal, state and local income tax purposes and the issuer and its Subsidiaries are included in a consolidated or combined tax group with the Parent, the payment of dividends or distributions by the issuer to the Parent in an amount equal to the share of the consolidated or combined income tax liability allocable to the issuer and its Subsidiaries in accordance with applicable Treasury Regulations; provided that any refunds received by the Parent attributable to the issuer and its Subsidiaries shall promptly be paid by the Parent to the issuer;

  (8)
  dividends, distributions or loans from the issuer or any Restricted Subsidiary thereof to the Parent to satisfy the Parent's advisory fee and expense reimbursement obligations in connection with the Transactions under the Stock Purchase Agreement as in effect on the Transactions Consummation Date and as described in this prospectus under "Arrangements with Vestar Capital Partners"; provided that the aggregate amount of all such dividends, distributions or loans, together with all other direct or indirect payments by the issuer or any of its Restricted Subsidiaries on account of the Stock Purchase Agreement, does not exceed $4.0 million plus expenses in accordance with the terms of the Stock Purchase Agreement as in effect on the Transactions Consummation Date;

  (9)
  dividends, distributions or loans from the issuer or any Restricted Subsidiary of the issuer to the Parent to satisfy the Parent's payment obligations under the Vestar Management Agreement and the SCC Holding Management Agreement, in each case, as in effect on the Transactions Consummation Date and as described in the prospectus under "Arrangements with Vestar Capital Partners" or "Certain Relationships and Related Transactions," as the case may be, or any amendments, modifications or supplements thereto or replacements thereof, so long as such agreements, as so amended, modified, supplemented or replaced, taken as a whole, are not materially more disadvantageous to the issuer and its Restricted Subsidiaries than such original agreements as in effect on the Transactions Consummation Date; provided that the aggregate amount of all such dividends, distributions or loans, together with all other direct or indirect payments by the issuer or any of its Restricted Subsidiaries on account of such agreements (as they may be so amended, modified, supplemented or replaced), in any calendar year shall not exceed $3.3 million plus expenses in accordance with the terms of such agreements (as they may be so amended, modified, supplemented or replaced);

  (10)
  the purchase, redemption or other acquisition or retirement for value of any Equity Interests of the issuer or the Parent held by any current or former director, officer, consultant or employee of the issuer, the Parent or any Restricted Subsidiary of the issuer, or their estates or the beneficiaries of such estates, in an amount not to exceed $3.0 million in any calendar year; provided that the issuer may carry over and make in subsequent calendar years, in addition to the amounts permitted for such calendar year, the amount of purchases, redemptions, acquisitions or retirements for value permitted to have been but not made in any preceding calendar year up to a maximum of $9.0 million in any calendar year;

  (11)
  the distribution, as a dividend or otherwise, of Equity Interests of, or Indebtedness owed to the issuer or a Restricted Subsidiary thereof by, any Unrestricted Subsidiary;

  (12)
  upon the occurrence of a Change of Control and within 90 days after completion of the offer to repurchase Notes pursuant to the covenant described above under the caption "—Repurchase at the Option of Holders—Change of Control" (including the purchase of all Notes tendered), any purchase or redemption of Indebtedness of the issuer subordinated to the Notes that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest and liquidated damages, if any);

  (13)
  within 90 days after completion of any offer to repurchase Notes pursuant to the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales" (including the purchase of all Notes tendered), any purchase or redemption of Indebtedness of the issuer subordinated to the Notes that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Sale, at a purchase price not greater than 100% of the outstanding principal amount thereof (plus accrued and unpaid interest and liquidated damages, if any);

  (14)
  payments or distributions, in the nature of satisfaction of dissenters' rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all the property and assets of the issuer;

  (15)
  the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of the issuer;

  (16)
  dividends, distributions or loans from the issuer or any Restricted Subsidiary thereof to the Parent in amounts sufficient to pay the Parent's actual out-of-pocket administrative and operating expenses so long as the Parent has no operations and no Investments other than its ownership of Equity Interests of the issuer and cash or Cash Equivalents; provided that the aggregate amount of all such dividends, distributions or loans in any calendar year shall not exceed $1.0 million; or

  (17)
  other Restricted Payments in an amount which, taken together with all other Restricted Payments made pursuant to this clause (17), do not exceed $35.0 million;

provided that, in the case of clauses (4), (8), (9), (10), (11), (12), (13) and (17) above, no Default or Event of Default has occurred and is continuing.

        The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment that, together with any Restricted Payments not previously reported hereunder, exceeds $10.0 million, the issuer shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any opinion or appraisal required by the Indenture. In determining whether any Restricted Payment is permitted by this covenant, the issuer and its Restricted Subsidiaries may allocate all or any portion of such Restricted Payment among the categories described in clauses (1) through (17) of the immediately preceding paragraph or among such categories and the types of Restricted Payments described in the first paragraph under "—Restricted Payments"; provided that at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

        The issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt), and the issuer will not permit any of its Restricted Subsidiaries to issue any preferred stock; provided, however, that the issuer or any Guarantor may incur Indebtedness, including Acquired Debt, and any Guarantor may issue preferred stock, if the Fixed

Charge Coverage Ratio for the issuer's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence or issuance of any of the following (collectively, "Permitted Debt"):

  (1)
  the incurrence by the issuer or any Guarantor of Indebtedness under Credit Facilities (and the incurrence by the Guarantors of Guarantees thereof) in an aggregate principal amount at any one time outstanding pursuant to this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the issuer and its Restricted Subsidiaries thereunder) not to exceed $850.0 million, less (x) the aggregate amount of all Net Proceeds of Asset Sales applied by the issuer or any Restricted Subsidiary to permanently repay any such Indebtedness (and, in the case of any revolving credit Indebtedness, to effect a corresponding commitment reduction thereunder) pursuant to the covenant described below under the caption "—Repurchase at the Option of Holders—Asset Sales" and (y) the aggregate amount of all permanent repayments of any such Indebtedness (and, in the case of any revolving credit Indebtedness, corresponding commitment reductions thereunder) required under the terms of such Indebtedness upon any sale, conveyance or other transfer of any accounts receivable of the issuer or any of its Restricted Subsidiaries;

  (2)
  the incurrence of Existing Indebtedness;

  (3)
  the incurrence by the issuer and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of the Indenture and the Exchange Notes and the related Note Guarantees to be issued pursuant to the Registration Rights Agreement;

  (4)
  the incurrence by the issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the issuer or such Restricted Subsidiary, in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (x) 3% of Consolidated Net Tangible Assets of the issuer and (y) $35.0 million;

  (5)
  the incurrence by the issuer or any Restricted Subsidiary of the issuer of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), or (13) of this paragraph;

  (6)
  the incurrence by the issuer or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by the issuer or any of its Restricted Subsidiaries; provided, however, that:

  (a)
  if the issuer or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the issuer, or the Note Guarantee, in the case of a Guarantor; and

    (b)
    (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the issuer or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the issuer or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

  (7)
  the Guarantee by the issuer or any of the Guarantors of Indebtedness of the issuer or a Restricted Subsidiary of the issuer that was permitted to be incurred by another provision of this covenant;

  (8)
  the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to the issuer or to any Restricted Subsidiary thereof or their assets, other than such Receivables Subsidiary and its assets and, as to the issuer or any Restricted Subsidiary of the issuer, other than pursuant to representations, warranties, covenants and indemnities customary for such transactions, and is not guaranteed by the issuer or any other Restricted Subsidiary thereof;

  (9)
  Indebtedness of the issuer or any Restricted Subsidiary thereof, to the extent the net proceeds thereof are promptly used to purchase Notes tendered pursuant to a Change of Control Offer;

  (10)
  the incurrence of Acquired Debt; provided that, after giving effect to the transactions that result in the incurrence or issuance thereof, the issuer's Fixed Charge Coverage Ratio for the four-quarter period immediately preceding such incurrence would not be less than immediately prior to such transactions;

  (11)
  the 9 1/2% Senior Subordinated Notes due 2007 of Sweetheart Cup Company Inc. and the 9 1/2% Senior Secured Notes due 2007 of Sweetheart Cup Company Inc.; provided that such notes are either (x) covenant defeased on the Transactions Consummation Date and redeemed in full within 40 days after the Transactions Consummation Date or (y) satisfied and discharged on the Transactions Consummation Date;

  (12)
  the issuance of preferred stock of a Restricted Subsidiary of the issuer to the issuer or another Restricted Subsidiary of the issuer; provided that (x) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the issuer or a Restricted Subsidiary thereof and (y) any sale or other transfer of any such preferred stock to a Person that is not either the issuer or a Restricted Subsidiary thereof will be deemed, in each case, to constitute an issuance of such preferred stock that was not permitted by this clause (12); and

  (13)
  the incurrence by the issuer or any Restricted Subsidiary of the issuer of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (13), not to exceed the greater of (x) 3% of the Consolidated Net Tangible Assets of the issuer and (y) $50.0 million.

        For purposes of determining compliance with this covenant, in the event that any proposed Indebtedness or preferred stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred or issued pursuant to the first paragraph of this covenant, the issuer, in its sole discretion, will be permitted to classify at the time of its incurrence or issuance such item of Indebtedness or preferred stock in any manner that complies with this covenant. Indebtedness under the Credit Agreement outstanding immediately following the Transactions Consummation Date shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

        Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that may be incurred pursuant to this covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

Limitation on Senior Subordinated Debt

        The issuer will not incur any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of the issuer unless it is pari passu or contractually subordinate in right of payment to the Notes to the same extent. No Guarantor will incur any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Debt of such Guarantor unless it is pari passu or contractually subordinate in right of payment to such Guarantor's Note Guarantee to the same extent; provided that no Indebtedness of the issuer or any Guarantor will be deemed to be subordinated in right of payment to any other Indebtedness of the issuer or any of its Subsidiaries solely by virtue of being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

        The issuer will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured (or, in the case of subordinated Indebtedness, contractually prior or senior thereto, with the same relative priority as the Notes shall have with respect to such subordinated Indebtedness) until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the issuer or any of its Restricted Subsidiaries or pay any liabilities owed to the issuer or any of its Restricted Subsidiaries;

  (2)
  make loans or advances to the issuer or any of its Restricted Subsidiaries; or

  (3)
  transfer any of its properties or assets to the issuer or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions:

  (1)
  existing under, by reason of or with respect to the Credit Agreement, Existing Indebtedness, the Stockholders' Agreement or any other agreements in effect on the Transactions Consummation Date and any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, than those in effect on the Transactions Consummation Date;

  (2)
  existing under, by reason of or with respect to any other Credit Facility of the issuer permitted under the Indenture; provided that the applicable encumbrances and restrictions contained in the agreement or agreements governing the other Credit Facility are not materially more restrictive, taken as a whole, than those contained in the Credit Agreement, as in effect on the Transactions Consummation Date;

  (3)
  existing under, by reason of or with respect to applicable law, rule, regulation or administrative or court order;

  (4)
  with respect to any Person or the property or assets of a Person acquired by the issuer or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacements or refinancings thereof; provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, than those contained in the Credit Agreement, Existing Indebtedness or such other agreements as in effect on the date of the acquisition;

  (5)
  in the case of clause (3) of the first paragraph of this covenant:

  (a)
  that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

  (b)
  existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the issuer or any Restricted Subsidiary thereof not otherwise prohibited by the Indenture,

  (c)
  existing under, by reason of or with respect to purchase money obligations for property acquired in the ordinary course of business, or

  (d)
  arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the issuer or any Restricted Subsidiary thereof in any manner material to the issuer or any Restricted Subsidiary thereof;

  (6)
  existing under, by reason of or with respect to customary provisions with respect to the disposition or distribution of assets or property contained in joint venture and similar agreements entered into in the ordinary course of business;

  (7)
  existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the capital stock of, or property and assets of, a Restricted Subsidiary that restricted distributions by that Restricted Subsidiary pending such sale or other disposition;

  (8)
  existing under, by reason of or with respect to Permitted Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

  (9)
  on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

  (10)
  existing under, by reason of or with respect to Indebtedness or other contractual requirements of a Receivables Subsidiary in connection with a Qualified Receivables Transaction; provided that the encumbrances and restrictions apply only to that Receivables Subsidiary;

  (11)
  existing under, by reason of or with respect to the Indenture, the Notes and the Note Guarantees; and

  (12)
  existing under, by reason of or with respect to, Indebtedness of a Restricted Subsidiary not prohibited to be incurred under the Indenture; provided that (a) such encumbrances or restrictions are ordinary and customary in light of the type of Indebtedness being incurred and the jurisdiction of the obligor and (b) such encumbrances or restrictions will not affect the issuer's or any Guarantor's ability to make principal and interest payments on the Notes, as determined in good faith by the Board of Directors of the issuer.

Merger, Consolidation or Sale of Assets

        The issuer will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the issuer is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person or Persons, unless:

  (1)
  either: (a) the issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided that if such Person is a limited liability company or partnership, a corporate Wholly Owned Restricted Subsidiary of such Person organized or existing under the laws of the United States, any state thereof or the District of Columbia becomes a co-issuer of the Notes in connection therewith and (ii) assumes all the obligations of the issuer under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the Trustee;

  (2)
  immediately after giving effect to such transaction no Event of Default exists;

  (3)
  immediately after giving effect to such transaction on a pro forma basis, the issuer or the Person formed by or surviving any such consolidation or merger (if other than the issuer), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; and

  (4)
  each Guarantor, unless such Guarantor is the Person with which the issuer has entered into a transaction under this covenant, shall have by amendment to its Note Guarantee confirmed that its Note Guarantee shall apply to the obligations of the issuer or the surviving Person in accordance with the Notes and the Indenture.

        In addition, neither the issuer nor any Restricted Subsidiary may, directly or indirectly, lease all or substantially all of the properties or assets of the issuer and its Restricted Subsidiaries, considered as one entity, in one or more related transactions, to any other Person. Clause (3) above of this covenant will not apply to any merger, consolidation or sale, assignment, lease, transfer, conveyance or other disposition of assets between or among the issuer and any of its Restricted Subsidiaries.

Transactions with Affiliates

        The issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

  (1)
  such Affiliate Transaction is on terms that are no less favorable to the issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm's-length transaction by the issuer or such Restricted Subsidiary with a Person that is not an Affiliate of the issuer; and

  (2)
  the issuer delivers to the Trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of the issuer set forth in an Officers' Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to the issuer of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.

        The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  transactions between or among the issuer and/or its Restricted Subsidiaries;

  (2)
  payment of reasonable fees to, and reasonable indemnification and similar payments on behalf of, directors of the Parent, the issuer or any Restricted Subsidiary of the issuer;

  (3)
  Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "—Restricted Payments" and Permitted Investments;

  (4)
  any sale of Equity Interests (other than Disqualified Stock) of the issuer;

  (5)
  loans and advances to officers and employees of the issuer or any of its Restricted Subsidiaries for bona fide business purposes in the ordinary course of business;

  (6)
  any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the issuer or any of its Restricted Subsidiaries with officers and employees of the issuer or any of its Restricted Subsidiaries and the payment of compensation to officers and employees of the issuer or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;

  (7)
  transactions with a Person that is an Affiliate of the issuer solely because the issuer, directly or indirectly, owns Equity Interests in, or controls, such Person;

  (8)
  payments by the issuer or any of its Restricted Subsidiaries to Vestar Capital Partners IV, L.P. and its Affiliates made for any financial advisory services, financing, underwriting or placement services or in respect of other investment banking services, including without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the disinterested members of the Board of Directors of the issuer in good faith;

  (9)
  transactions pursuant to the Stock Purchase Agreement, the Vestar Management Agreement, the SCC Holding Management Agreement, the Stockholders' Agreement, the Stockholders' Registration Rights Agreement and other agreements or arrangements in each case as in effect on the Transactions Consummation Date and as described in this prospectus, or any amendment, modification or supplement thereto or any replacement thereof, as long as such agreement or arrangement as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to the issuer and its Restricted Subsidiaries than the original agreement or arrangement as in effect on the Transactions Consummation Date; and

  (10)
  any other agreements or arrangements in effect on the date of the Indenture, or any amendment, modification or supplement thereto, in an aggregate amount not to exceed $250,000 in any calendar year.

Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of the issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that:

  (1)
  any Guarantee by the issuer or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated will be deemed to be an incurrence of Indebtedness by the issuer or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such incurrence of Indebtedness would be permitted under the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (2)
  the aggregate fair market value of all outstanding Investments owned by the issuer and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the issuer or any Restricted Subsidiary of any Indebtedness of such Subsidiary) will be deemed to be an Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under the caption "—Certain Covenants—Restricted Payments";

  (3)
  such Subsidiary does not own any Equity Interests of, or hold any Liens on any property of, the issuer or any Restricted Subsidiary;

  (4)
  the Subsidiary being so designated:

  (a)
  is not party to any agreement, contract, arrangement or understanding with the issuer or any Restricted Subsidiary of the issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the issuer;

  (b)
  is a Person with respect to which neither the issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (c)
  has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the issuer or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation; and

  (5)
  no Event of Default would be in existence following such designation.

        Any designation of a Restricted Subsidiary of the issuer as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the Indenture. If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements described in clause (4) above, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness, Investments or Liens on the property of such Subsidiary shall be deemed to be incurred or made by a Restricted Subsidiary of the issuer as of such date and, if such Indebtedness, Investments or Liens are not permitted to be incurred or made as of such date under the Indenture, the issuer shall be in default under the Indenture.

        The Board of Directors of the issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

  (1)
  such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the issuer of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock"; calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period;

  (2)
  all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such Investments shall only be permitted if such Investments would be permitted under the covenant described above under the caption "—Certain Covenants—Restricted Payments";

  (3)
  all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption "—Certain Covenants—Liens"; and

  (4)
  no Default or Event of Default would be in existence following such designation.

Guarantees

        If the issuer or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary (other than an Excluded Subsidiary) on or after the date of the Indenture, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee within 30 days of the date of such acquisition or creation.

        The issuer will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the issuer or any Guarantor unless such Restricted Subsidiary is a Guarantor or simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary's Guarantee of such other Indebtedness unless such other Indebtedness is Senior Debt, in which case the Guarantee of the Notes may be subordinated to the Guarantee of such Senior Debt to the same extent as the Notes are subordinated to such Senior Debt. In addition, in the event that any Restricted Subsidiary that is an Excluded Subsidiary ceases to be an Excluded Subsidiary, then such Restricted Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee within 30 days of the date of such event. The form of the Note Guarantee will be attached as an exhibit to the Indenture.

        A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the issuer or another Guarantor, unless:

  (1)
  immediately after giving effect to that transaction, no Default or Event of Default exists; and

  (2)
  either:

  (a)
  the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

  (b)
  such sale or other disposition or consolidation or merger complies with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

        The Note Guarantee of a Guarantor will be released:

  (1)
  in connection with any sale or other disposition of Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the issuer, such that, immediately after giving effect to such transaction, such Guarantor would no longer constitute a Subsidiary of the issuer, if the sale of such Capital Stock of that Guarantor complies with the covenants described above under the caption "—Repurchase at the Option of Holders—Asset Sales" and "Certain Covenants—Restricted Payments";

  (2)
  if the issuer properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary under the Indenture; or

  (3)
  solely in the case of a Note Guarantee created pursuant to the second paragraph of this covenant, upon the release or discharge of the Guarantee which resulted in the creation of such Note Guarantee pursuant to this covenant, except a discharge or release by or as a result of payment under such Guarantee.

Business Activities

        The issuer will not, and will not permit any of its Restricted Subsidiaries (other than any Receivables Subsidiary) to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the issuer and its Restricted Subsidiaries taken as a whole.

Payments for Consent

        The issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        At all times from and after the earlier of (1) the date of the commencement of the Exchange Offer or the effectiveness of the Shelf Registration Statement and (2) the date that is 210 days after the date the Notes are originally issued, in either case, whether or not required by the SEC, so long as any Notes are outstanding, the issuer will prepare and furnish to the Holders of Notes, within the time periods specified in the SEC's rules and regulations:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the issuer were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the issuer's certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if the issuer were required to file such reports.

        In addition, whether or not required by the SEC, the issuer will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the issuer and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        If the issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this covenant shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the financial condition and results of operations of the issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the issuer.

Events of Default and Remedies

        Each of the following is an Event of Default:

  (1)
  default for 30 consecutive days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes whether or not prohibited by the subordination provisions of the Indenture;

  (2)
  default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

  (3)
  failure by the issuer or any of its Restricted Subsidiaries to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Change of Control," "—Repurchase at the Option of Holders—Asset Sales" or "—Certain Covenants—Merger, Consolidation or Sale of Assets" or the provisions described in the third paragraph under the caption "—Certain Covenants—Guarantees";

  (4)
  failure by the issuer or any of its Restricted Subsidiaries for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of the other agreements in the Indenture;

  (5)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the issuer or any of its Significant Subsidiaries (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary of the issuer), or the payment of which is Guaranteed by the issuer or any of its Significant Subsidiaries (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary of the issuer), whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default:

    (a)
    is caused by a failure to make any payment when due at the final maturity of such Indebtedness (a "Payment Default"); or

    (b)
    results in the acceleration of such Indebtedness prior to its express maturity,

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

  (6)
  failure by the issuer or any of its Significant Subsidiaries (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary of the issuer) to pay final judgments aggregating in excess of $15.0 million (excluding amounts covered by insurance provided by a carrier that has acknowledged coverage in writing and has the ability to perform), which judgments are not paid, discharged or stayed for a period of 60 days;

  (7)
  the Pledge Agreement shall cease to be in full force and effect or enforceable in accordance with its terms (other than in accordance with its terms) or the issuer denies or disaffirms its obligations under the Pledge Agreement or the obligations under the Pledge Agreement cease to be secured by a perfected first priority security interest in any portion of the collateral purported to be pledged under the Pledge Agreement (other than in accordance with its terms);

  (8)
  except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

  (9)
  certain events of bankruptcy or insolvency with respect to the issuer, any Guarantor or any Significant Subsidiary of the issuer (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary).

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the issuer, any Guarantor or any Significant Subsidiary of the issuer (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary), all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided, however, that so long as any Indebtedness permitted to be incurred pursuant to the Credit Agreement shall be outstanding, that acceleration shall not be effective until the earlier of (1) an acceleration of Indebtedness under the Credit Agreement; and (2) five Business Days after receipt by the issuer and the agent under the Credit Agreement of written notice of the acceleration of the Notes.

        Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages) if it determines that withholding notice is in their interest.

        The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the Notes. The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

  (1)
  the Holder gives the Trustee written notice of a continuing Event of Default;

  (2)
  the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

  (3)
  such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

  (4)
  the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

  (5)
  during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

        However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium or Liquidated Damages, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

        The issuer is required to deliver to the Trustee annually within 90 days after the end of each fiscal year a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the issuer is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the issuer or any Guarantor, as such, shall have any liability for any obligations of the issuer or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        The issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees ("Legal Defeasance") except for:

  (1)
  the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below;

  (2)
  the issuer's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the Trustee, and the issuer's and the Guarantors' obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the Indenture.

        In addition, the issuer may, at its option and at any time, elect to have the obligations of the issuer and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute Events of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, the issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit; or (b) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the issuer or any of its Subsidiaries is a party or by which the issuer or any of its Subsidiaries is bound;

  (6)
  the issuer must have delivered to the Trustee an Opinion of Counsel to the effect that (1) assuming no intervening bankruptcy of the issuer or any Guarantor between the date of deposit and the 123rd day following the deposit and assuming that no Holder is an "insider" of the issuer under applicable bankruptcy law, after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, including Section 547 of the

    United States Bankruptcy Code and (2) the creation of the defeasance trust does not violate the Investment Company Act of 1940;

  (7)
  the issuer must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the issuer with the intent of preferring the Holders of Notes over the other creditors of the issuer with the intent of defeating, hindering, delaying or defrauding creditors of the issuer or others;

  (8)
  if the Notes are to be redeemed prior to their Stated Maturity, the issuer must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

  (9)
  the issuer must deliver to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the Indenture, the Pledge Agreement or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

        Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

  (1)
  reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes, other than provisions relating to the covenants described under "—Repurchase at the Option of Holders" (except to the extent provided in clause (9) below);

  (3)
  reduce the rate of or change the time for payment of interest on any Note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any Note payable in money other than U.S. dollars;

  (6)
  make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes;

  (7)
  release any Guarantor from any of its obligations under its Note Guarantee or the Indenture or release any collateral under the Pledge Agreement, except in accordance with the terms of the Indenture or the Pledge Agreement, respectively;

  (8)
  impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Note Guarantees;

  (9)
  amend, change or modify the obligation of the issuer to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the covenant described under the caption "—Repurchase at the Option of Holders—Asset Sales" after the obligation to make such Asset Sale Offer has arisen, or the obligation of the issuer to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the covenant described under the caption "—Repurchase at the Option of Holders—Change of Control" after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

  (10)
  except as otherwise permitted under the covenants described under the captions "—Merger, Consolidation and Sale of Assets" and "—Certain Covenants—Guarantees," consent to the assignment or transfer by the issuer or any Guarantor of any of their rights or obligations under the Indenture;

  (11)
  amend or modify any of the provisions of the Indenture or the related definitions affecting the subordination or ranking of the Notes or any Note Guarantee in any manner adverse to the holders of the Notes or any Note Guarantee; and

  (12)
  make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any Holder of Notes, the issuer, the Guarantors and the Trustee may amend or supplement the Indenture, the Pledge Agreement or the Notes:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated Notes in addition to or in place of certificated Notes;

  (3)
  to provide for the assumption of the issuer's or any Guarantor's obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the issuer's or such Guarantor's assets;

  (4)
  to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder;

  (5)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

  (6)
  to comply with the provision described under "—Certain Covenants—Guarantees";

  (7)
  to conform the text of the Indenture or the Notes to any provision of this Description of New Notes to the extent that such provision in this Description of New Notes was intended to be a verbatim recitation of a provision of the Indenture or the Notes;

  (8)
  to evidence and provide for the acceptance of appointment by a successor Trustee; or

  (9)
  to provide for the issuance of Additional Notes in accordance with the Indenture.

        The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if the consent approves the substance of the proposed amendment.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

  (1)
  either:

  (a)
  all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the issuer) have been delivered to the Trustee for cancellation; or

  (b)
  all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the issuer or any Guarantor is a party or by which the issuer or any Guarantor is bound;

  (3)
  the issuer or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

  (4)
  the issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

        In addition, the issuer must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the Trustee becomes a creditor of the issuer or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

        In addition to serving as Trustee, U.S. Bank National Association will, if the proceeds from the offering of the notes are initially placed in a secured proceeds account, act as the collateral agent and securities intermediary for the secured proceeds account and will receive customary fees and reimbursement of expenses for its service in those capacities.

Concerning the U.K. Guarantors

        There are currently no limitations, either under English law or in the certificate of incorporation or the memorandum of association and articles of association of any of the U.K. guarantors, on the rights of non-resident holders of the notes and the guarantees to hold or vote their securities. In addition, there are currently no U.K. foreign exchange control restrictions on the remittance of interest and other payments on the notes and the guarantees to non-resident holders of the notes and the guarantees.

        To the extent that a payment made by a U.K. guarantor with respect to its guarantee of the notes is treated as consisting of interest or an annual payment, the payment would be subject to withholding or deduction for or on account of U.K. tax (currently at the rate of 20%) unless an exemption applies. Exemptions include (1) where the U.K.'s tax authority, the Inland Revenue, has issued a direction in accordance with an applicable double taxation treaty permitting the relevant U.K. guarantor to make the payment without such withholding or deduction and (2) where the beneficial owner of the interest has satisfied the payer that such beneficial owner (and all of its partners, if any) is subject to U.K. corporation tax in respect of that interest. U.K. paying and collecting agents can be obliged to provide Inland Revenue with details of interest payments including the amount of the interest and the name and address of the person entitled to it. The Inland Revenue may, in certain cases, pass that information on to the tax authorities in which such person is resident for tax purposes.

Book-Entry, Delivery and Form

        Except as set forth below, new notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. New notes will be issued at the closing of the exchange offer only against surrender of old notes.

        The new notes initially will be represented by one or more notes in registered, global form without interest coupons attached (the "Global Note"). On the date of the closing of the exchange offer, the Global Note will be deposited with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Unless definitive new notes are issued, the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Note may be exchanged for Notes in certificated form. See "—Exchange of Global Note for Certificated Notes."

        Ownership of interests in the Global Note ("Book-Entry Interests") will be limited to persons that have accounts with DTC, or persons that hold interests through such Participants (as defined below). Except under the limited circumstances described below, beneficial owners of Book-Entry Interests will not be entitled to physical delivery of new notes in definitive form.

        Book-Entry Interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC or DTC's nominees and Participants. In addition while the new notes are in global form, holders of Book-Entry Interests will not be considered the owners or "holders" of new notes for any purpose. So long as the new notes are held in global form, DTC or its nominees will be considered the sole holders of the Global Note for all purposes under the Indenture. In addition, Participants must rely on the procedures of DTC and Indirect Participants (as defined below) must rely on the procedures of DTC and the Participants through which they own Book-Entry Interests to transfer their interests or to exercise any rights of holders under the indenture. Transfers of beneficial interests in the Global Note will be subject to the applicable rules and procedures of DTC and its Participants or Indirect Participants, which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change. Neither we nor the trustee take any responsibility for or are liable for these operations and procedures, including the records relating to Book-Entry Interests, and we urge investors to contact DTC or its Participants directly to discuss these matters.

        DTC has advised the issuer that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised the issuer that, pursuant to procedures established by it:

  (1)
  upon deposit of the Global Note, DTC will credit the accounts of Participants pursuant to the corresponding letters of transmittal with portions of the principal amount of the Global Note; and

  (2)
  ownership of these interests in the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Note).

        We understand that under existing industry practice, in the event that we request any action of holders of new notes, or an owner of a beneficial interest in the Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take the action and the Participants would authorize beneficial owners owning through the Participants to take the action or would otherwise act upon the instruction of the beneficial owners. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

        All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some jurisdictions, including certain states of the United States, require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of themselves and Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge or transfer such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the Global Note will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder of the

Global Note under the Indenture. Under the terms of the Indenture, the issuer and the Trustee will treat the Persons in whose names the Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the issuer, the Trustee nor any agent of the issuer or the Trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Note or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Note; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised the issuer that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the issuer. Neither the issuer nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds.

        DTC has advised the issuer that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Note and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Note for legended Notes in certificated form, and to distribute such Notes to its Participants.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Note among participants in DTC, DTC is under obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing DTC's operations.

Exchange of Global Note for Certificated Note

        A Global Note is exchangeable for definitive Notes in registered certificated form ("Certificated Notes") if:

  (1)
  DTC (a) notifies the issuer that it is unwilling or unable to continue as depositary for the Global Note and the issuer fails to appoint a successor depository within 90 days after receiving such notice or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the issuer fails to appoint a successor depositary within 90 days after becoming aware of this condition;

  (2)
  the issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  (3)
  there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in the Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Note

        Certificated Notes may not be exchanged for beneficial interests in the Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Redemption of the Global Note

        In the event the Global Note, or any portion thereof, is redeemed, DTC will redeem an equal amount of the Book-Entry Interests in such Global Note from the amount received by it in respect of the redemption of such Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by DTC in connection with the redemption of such Global Note or any portion thereof. We understand that, under existing practices of DTC, if fewer than all of the Notes are to be redeemed at any time, DTC will credit its Participants' accounts on a proportionate basis, with adjustments to prevent fractions, or by lot or on such other basis as DTC deems fair and appropriate; provided, however, that no Book-Entry Interest of $1,000 principal amount or less may be redeemed in part.

Same Day Settlement and Payment

        The issuer will make payments in respect of the Notes represented by the Global Note (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The issuer will make all payments of principal, interest and premium with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Notes represented by the Global Note are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into, or becomes a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by the specified Person, to the extent of the fair market value of the asset where the Indebtedness so secured is not the Indebtedness of the specified Person.

        "Acquisition" means Solo Cup Company's acquisition of (i) SF Holdings Group, Inc. pursuant to the terms of a definitive acquisition agreement dated as of December 22, 2003 and (ii) certain leased manufacturing equipment and other assets that SF Holdings Group, Inc. and its subsidiaries use in their operations, in each case as described in this prospectus under "The Transactions."

        "Affiliate" of any specified Person means (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (2) any executive officer or director of such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings. No Person, other than the issuer or any of its Subsidiaries, in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of the issuer or any of its Subsidiaries solely by reason of such Investment.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any property or assets, other than Equity Interests of the issuer; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the covenant described under the caption "—Repurchase at the Option of Holders—Asset Sales"; and

  (2)
  the issuance of Equity Interests by any of the issuer's Restricted Subsidiaries or the sale by the issuer or any Restricted Subsidiary thereof of Equity Interests in any of its Restricted Subsidiaries (other than directors' qualifying shares).

Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

  (1)
  any single transaction or series of related transactions that involves property or assets having a fair market value of less than $2.0 million;

  (2)
  a transfer of property or assets between or among the issuer and its Restricted Subsidiaries;

  (3)
  an issuance of Equity Interests by a Restricted Subsidiary of the issuer to the issuer or to another Restricted Subsidiary thereof;

  (4)
  the sale, lease, assignment, license or sublease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

  (5)
  the lease or sublease of property and assets in connection with the integration of SF Holdings Group Inc.; provided that any such lease or sublease complies with the requirements of clauses (1) and (2) of the first paragraph of the covenant described above under the caption "Repurchase at the Option of Holders—Asset Sales";

  (6)
  the sale or other disposition of cash or Cash Equivalents;

  (7)
  a Restricted Payment that is permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments" or a Permitted Investment;

  (8)
  any sale, exchange or other disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of the issuer or its Restricted Subsidiaries;

  (9)
  the licensing of intellectual property in the ordinary course of business;

  (10)
  any sale or other disposition deemed to occur with creating or granting a Lien not otherwise prohibited by the Indenture;

  (11)
  sales, conveyances or other transfers of accounts receivable and related assets of the type specified in the definition of Qualified Receivables Transaction to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP;

  (12)
  any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

  (13)
  the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

  (14)
  sales, conveyances or other transfers of accounts receivable and related assets, or fractional undivided interests therein, by a Foreign Subsidiary in connection with factoring or other receivables financing transactions by such Foreign Subsidiary in conjunction with an incurrence of Indebtedness permitted by clause (13) of the second paragraph of the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that each such sale, conveyance or other transfer shall be subject to clause (1) of the first paragraph of the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales"; and

  (15)
  transfers of accounts receivable and related assets and grants of security interests or creation of Liens of the type specified in the definition of Qualified Receivables Transaction, or a fractional undivided interest therein, by a Receivables Subsidiary in a Qualified Receivables Transaction.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation;

  (2)
  with respect to a partnership, the Board of Directors of the general partner of the partnership; and

  (3)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Business Day" means any day other than a Legal Holiday.

        "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

  (1)
  United States dollars;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

  (3)
  time deposits, demand deposits, money market deposits, certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within one year after the date of acquisition;

  (6)
  securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services;

  (7)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

  (8)
  in the case of any Foreign Subsidiary:

  (a)
  local currency held by such Foreign Subsidiary from time to time in the ordinary course of business;

    (b)
    securities issued or directly and fully guaranteed by the sovereign nation or any agency thereof (provided that the full faith and credit of such sovereign nation is pledged in support thereof) in which such Foreign Subsidiary is organized and is conducting business having maturities of not more than one year from the date of acquisition; and

    (c)
    investments of the type and maturity described in clauses (3) through (5) above of foreign obligors, which investments or obligors satisfy the requirements and have ratings described in such clauses;

    provided that the aggregate amount of any obligations and investments that are at any time outstanding pursuant to subclauses (b) and (c) of this clause (8) may not exceed the U.S. dollar equivalent of $15.0 million.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the issuer and its Restricted Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than one or more of the Principals and their Related Parties;

  (2)
  the adoption of a plan relating to the liquidation or dissolution of the issuer;

  (3)
  prior to the first public offering of common stock of the issuer or the Parent, the Principals and their Related Parties cease to be the ultimate Beneficial Owner, directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the issuer, on a fully diluted basis, whether as a result of issuance of securities of the issuer or the Parent, any merger, consolidation, liquidation or dissolution of the issuer or the Parent, or any direct or indirect transfer of securities by the issuer or the Parent, or otherwise;

  (4)
  on and following the first public offering of common stock of the issuer or the Parent, any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more of the Principals and their Related Parties, becomes the ultimate Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of the issuer;

  (5)
  the first day on which a majority of the members of the Board of Directors of the issuer or the Parent are not Continuing Directors; or

  (6)
  the issuer or the Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the issuer or the Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the issuer, the Parent or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the issuer or the Parent outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) (i) prior to the first public offering of common stock of the issuer or the Parent, immediately after such transaction, the Principals and their Related Parties are the Beneficial Owner, directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of such surviving or transferee Person and (ii) on and following the first public offering of common stock of the issuer or the Parent, immediately after such transaction, no "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than one or more of the Principals and their Related Parties becomes, directly or indirectly, the ultimate Beneficial Owner of 50% or more of the voting power of the Voting Stock of such surviving or transferee Person;

provided that, notwithstanding the above, the consummation of the Transactions on the Transactions Consummation Date will not constitute a Change of Control.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

  (1)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (2)
  Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

  (3)
  depreciation, amortization (including amortization or impairment write-offs of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (excluding any such non-cash expense or charge to the extent that it represents an accrual of or reserve for cash expenses or charges in any future period or amortization of a prepaid cash expense or charge that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

  (4)
  the amount of fees and related expenses paid pursuant to the Vestar Management Agreement and the SCC Holding Management Agreement as in effect on the Transactions Consummation Date during such period, in an aggregate amount in any calendar year not to exceed $3.3 million plus expenses paid pursuant to the terms of such agreements as in effect on the Transactions Consummation Date or, in each case, pursuant to any amendment, modifications or supplements thereto or replacements thereof, so long as such agreements, as so amended, modified, supplemented or replaced, taken as a whole, are not materially more disadvantageous to the issuer and its Restricted Subsidiaries than such original agreements as in effect on the Transactions Consummation Date, to the extent that such fees and related expenses were deducted in computing Consolidated Net Income; minus

  (5)
  non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

        Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Fixed Charges of and the depreciation and amortization and other non-cash expenses or charges of, a Restricted Subsidiary of the issuer shall be added to, and the non-cash items of a Restricted Subsidiary increasing Consolidated Net Income shall be subtracted from, Consolidated Net Income to compute Consolidated Cash Flow of the issuer (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the issuer and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the issuer by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders, unless such restrictions with respect to the declaration and payment of dividends or distributions have been properly waived for such entire period.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income of any Person, other than the specified Person, that is not a Restricted Subsidiary of the specified Person or that is accounted for by the equity method of accounting shall not be included, except (a) if the Net Income of such Person for such period is greater than zero, to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof during such period, and (b) if the Net Income of such Person for such period is less than zero, to the extent of the amount of Investments made by the specified Person or any Restricted Subsidiary thereof in such Person during such period;

  (2)
  the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders, unless such restrictions with respect to the declaration and payment of dividends or distributions have been properly waived for such entire period;

  (3)
  the cumulative effect of a change in accounting principles shall be excluded;

  (4)
  (i) any amortization of fees or expenses that have been capitalized and (ii) any one-time charges, in each case incurred in connection with the Transactions, together with any related provision for taxes, shall be excluded;

  (5)
  any one-time non-cash charges resulting from the write-off of unamortized debt issuance costs relating to Indebtedness that is retired as part of the Transactions, together with any related provision for taxes, shall be excluded;

  (6)
  any restructuring charges incurred in connection with the integration of SF Holdings Group, Inc. and its subsidiaries and disclosed as such in the issuer's audited financial statements prepared in accordance with GAAP, together with any related provision for taxes, in an aggregate amount since the date of the Indenture not to exceed $40.0 million, shall be excluded;

  (7)
  non-cash charges relating to employee benefit or management compensation plans of the issuer or any Restricted Subsidiary thereof or any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards for the benefit of the members of the Board of Directors of the issuer or employees of the issuer and its Restricted Subsidiaries (excluding in each case any non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense incurred in a prior period) shall be excluded; and

  (8)
  any goodwill impairment charges shall be excluded.

        "Consolidated Net Tangible Assets" of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption "Total Assets" (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which internal financial statements are available, less (1) all intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises, and research and development costs and (2) current liabilities.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the issuer or the Parent, as the case may be, who:

  (1)
  was a member of such Board of Directors on the Issue Date or Transactions Consummation Date;

  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

  (3)
  was nominated for election or elected to that Board of Directors by the Principals or their Related Parties.

        "Credit Agreement" means that certain Credit Agreement, dated as of the Transactions Consummation Date, by and among the issuer, Bank of America, N.A., as Administrative Agent, Citicorp North America, Inc. and the other Lenders named therein providing for up to $650.0 million in term loan borrowings and $150.0 million of revolving credit borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, restated, restructured, increased, supplemented or refinanced in whole or in part from time to time, regardless of whether such amendment, modification, renewal, refunding, replacement, restatement, restructuring, increase, supplement or refinancing is with the same financial institutions or otherwise.

        "Credit Facilities" means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or indentures, in each case with banks, other lenders or trustees, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, notes or other borrowings, in each case, as amended, restated, modified, renewed, refunded, restated, restructured, increased, supplemented, replaced or refinanced in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the date on which the Notes mature; provided, however, that only the portion of the Capital Stock which so matures, is mandatorily redeemable or is redeemable at the option of the holder prior to such date shall be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments." The term "Disqualified Stock" shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the Notes mature.

        "Domestic Subsidiary" means any Restricted Subsidiary of the issuer other than a Restricted Subsidiary that is (1) a "controlled foreign corporation" under Section 957 of the Internal Revenue Code or (2) a Subsidiary of any such controlled foreign corporation.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Excluded Subsidiary" means:

  (1)
  Global Cup S.A. de C.V. and Servicios Tanairi S.A. de C.V., so long as any such entity is not a Wholly Owned Restricted Subsidiary;

  (2)
  any Restricted Subsidiary of the issuer that, on the date of the Indenture, is organized or existing under any laws other than the laws of the United States, any state thereof or the District of Columbia; provided that no such Restricted Subsidiary shall be deemed to be an Excluded Subsidiary under this clause (2) at any time following the date that is 90 days after the Transactions Consummation Date;

  (3)
  any Foreign Subsidiary;

  (4)
  any Receivables Subsidiary; and

  (5)
  any Restricted Subsidiary of the issuer that is organized or existing under any laws other than the laws of the United States, any state thereof or the District of Columbia; provided that the total assets of all Restricted Subsidiaries that are Excluded Subsidiaries solely as a result of this clause (5), as reflected on their respective most recent balance sheets prepared in accordance with GAAP, do not in the aggregate at any time exceed $1.0 million.

        "Existing Indebtedness" means the aggregate principal amount of Indebtedness of the issuer and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence immediately following the Transactions Consummation Date after giving effect to the application of the proceeds of the Notes and any Indebtedness under the Credit Agreement borrowed on the Transactions Consummation Date, until such amounts are repaid.

        "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair market value will be determined (1) if with respect to a security registered under the Exchange Act, based on the average of the closing prices, regular way, of such security for the 20 consecutive trading days immediately preceding the acquisition or sale of such security, (2) if such Person or assets, other than cash and Cash Equivalents, have a fair market value equal to or in excess $5.0 million, by the issuer's Board of Directors and evidenced by a board resolution and set forth in an Officers' Certificate, dated within 30 days of the relevant transaction, and (3) if such Person or assets (other than cash and Cash Equivalents) have a fair market value equal to or in excess of $15.0 million, by an independent accounting, appraisal, financial advisory or investment banking firm of national standing and set forth in a written opinion of such firm which shall be delivered to the Trustee.

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

  (2)
  the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

  (3)
  any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

  (4)
  the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the issuer (other than Disqualified Stock) or to the issuer or a Restricted Subsidiary of the issuer, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  acquisitions and dispositions of business entities or property and assets constituting facilities or a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis, including Pro Forma Cost Savings; if since the beginning of such period any Person that subsequently becomes a Restricted Subsidiary of the issuer or was merged with or into the issuer or any Restricted Subsidiary thereof since the beginning of such period shall have made any acquisition or disposition of business entities or property and assets constituting facilities or a division or line of business, including through mergers or consolidations that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such transaction had occurred at the beginning of the applicable four-quarter period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis, including Pro Forma Cost Savings;

  (2)
  the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded;

  (3)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Fixed

    Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date; and

  (4)
  consolidated interest expense attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

        "Foreign Subsidiary" means any Restricted Subsidiary of the issuer other than a Domestic Subsidiary.

        "GAAP" means generally accepted accounting principles in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

        "Government Securities" means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

        "Guarantee" means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.

        "Guarantors" means:

  (1)
  each direct or indirect Domestic Subsidiary of the issuer on the date of the Indenture; and

  (2)
  any other Restricted Subsidiary of the issuer that executes a Note Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns until released from their obligations under their Note Guarantees and the Indenture in accordance with the terms of the Indenture.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping interest rate risk;

  (2)
  commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of fixing, hedging or swapping commodity price risk; and

  (3)
  foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping foreign currency exchange rate risk.

        "Holder" means a Person in whose name a Note is registered.

        "incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the issuer will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the issuer and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) shall be considered an incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges of the issuer or its Restricted Subsidiary as accrued and the amount of any such accretion or payment of interest in the form of additional Indebtedness or additional shares of Disqualified Stock is for all purposes included in the Indebtedness of the issuer or its Restricted Subsidiary as accreted or paid.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments;

  (3)
  evidenced by letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in clause (1) or (2) above or clause (4), (5), (6), (7) or (8) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement;

  (4)
  in respect of banker's acceptances;

  (5)
  in respect of Capital Lease Obligations and Attributable Debt;

  (6)
  in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

  (7)
  representing Hedging Obligations, other than Hedging Obligations that are incurred in the normal course of business and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; or

  (8)
  representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price.

In addition, the term "Indebtedness" includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock.

        The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

  (1)
  the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

  (2)
  the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness;

provided that Indebtedness shall not include:

    (i)
    any liability for federal, state, local or other taxes,

    (ii)
    performance, bid, surety, appeal and similar bonds and completion of performance guarantees provided by the issuer or any Restricted Subsidiary thereof in the ordinary course of business,

    (iii)
    any liability arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such liability is extinguished within five Business Days of its incurrence,

    (iv)
    any liability owed to any Person in connection with workers' compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business,

    (v)
    any indebtedness existing on the date of the Indenture that has been satisfied and discharged or defeased by legal defeasance, or

    (vi)
    agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the issuer or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by the issuer or any Restricted Subsidiary in connection with such disposition.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans or other extensions of credit (including Guarantees, but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the issuer or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business), advances (excluding commission, payroll, travel and similar advances to officers and employees made in the ordinary course of business), capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

        If the issuer or any Restricted Subsidiary of the issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the issuer, the issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Investment in such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The acquisition by the issuer or any Restricted Subsidiary of the issuer of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the issuer or such Restricted Subsidiary in such third Person only if such Investment was made in contemplation of, or in connection with, the acquisition of such Person by the issuer or such Restricted Subsidiary and the amount of any such Investment shall be determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Issue Date" means the date of original issuance of the Notes under the Indenture.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

        "Lien" means, with respect to any asset (except in connection with any Qualified Receivables Transaction), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Liquidated Damages" means all liquidated damages then owing pursuant to the Registration Rights Agreement.

        "Net Income" means, with respect to any specified Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  (1)
  any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale of assets outside the ordinary course of business of such Person; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

  (2)
  any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

        "Net Proceeds" means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by the issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale and the sale or other disposition of any non-cash consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities, secured by a Lien on the asset or assets that were the subject of such Asset Sale, or required to be paid as a result of such sale, and (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

        "Note Guarantee" means a Guarantee of the Notes pursuant to the Indenture.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Senior Vice President, any Vice President or any Assistant Vice President of such Person.

        "Officers' Certificate" means a certificate signed on behalf of the issuer by at least two Officers of the issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the issuer, that meets the requirements of the Indenture.

        "Opinion of Counsel" means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of the issuer) that meets the requirements of the Indenture.

        "Parent" means Solo Cup Investment Corporation, a Delaware corporation.

        "Permitted Business" means any business conducted or proposed to be conducted (as described in the prospectus) by the issuer and its Restricted Subsidiaries on the Transactions Consummation Date and other businesses reasonably related, complementary or ancillary thereto and reasonable expansions or extensions thereof.

        "Permitted Investments" means:

  (1)
  any Investment in the issuer or in a Restricted Subsidiary of the issuer;

  (2)
  any Investment in Cash Equivalents;

  (3)
  any Investment by the issuer or any Restricted Subsidiary of the issuer in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of the issuer; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the issuer or a Restricted Subsidiary of the issuer;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

  (5)
  Investments to the extent acquired in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the issuer;

  (6)
  Hedging Obligations that are incurred in the normal course of business and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

  (7)
  Investments received in satisfaction of judgments or in settlements of debt or compromises of obligations incurred in the ordinary course of business;

  (8)
  loans or advances to employees of the issuer or any of its Restricted Subsidiaries that are approved by a majority of the disinterested members of the Board of Directors of the issuer, in an aggregate principal amount of $2.0 million at any one time outstanding;

  (9)
  Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

  (10)
  Investments in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person, in each case, in connection with a Qualified Receivables Transaction; and

  (11)
  other Investments in any Person that is not an Affiliate of the issuer (other than a Restricted Subsidiary or any Person that is an Affiliate of the issuer solely because the issuer, directly or indirectly, owns Equity Interests in or controls such Person) having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) since the date of the Indenture, not to exceed $20.0 million.

        "Permitted Liens" means:

  (1)
  Liens on the assets of the issuer and any Guarantor securing Senior Debt that was permitted by the terms of the Indenture to be incurred;

  (2)
  Liens in favor of the issuer or any Restricted Subsidiary;

  (3)
  Liens on property of a Person existing at the time such Person is acquired by, merged with or into or consolidated, combined or amalgamated with the issuer or any Restricted Subsidiary of the issuer; provided that such Liens were in existence prior to, and were not incurred in connection with or in contemplation of, such merger, acquisition, consolidation, combination or amalgamation and do not extend to any assets other than those of the Person acquired by or merged into or consolidated, combined or amalgamated with the issuer or the Restricted Subsidiary;

  (4)
  Liens on property existing at the time of acquisition thereof by the issuer or any Restricted Subsidiary of the issuer, provided that such Liens were in existence prior to, and were not incurred in connection with or in contemplation of, such acquisition and do not extend to any property other than the property so acquired by the issuer or the Restricted Subsidiary;

  (5)
  Liens existing on the Transactions Consummation Date;

  (6)
  Liens incurred in the ordinary course of business of the issuer or any Restricted Subsidiary of the issuer with respect to obligations that do not exceed $10.0 million at any one time outstanding;

  (7)
  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that any such Lien (i) covers only the assets acquired, constructed or improved with such Indebtedness and (ii) is created within 180 days of such acquisition, construction or improvement; and

  (8)
  Liens to secure Indebtedness permitted by clause (8) (but only with regard to the accounts receivable and related assets that are subject to such Qualified Receivables Transaction) and clause (13) of the second paragraph of the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock."

        "Permitted Refinancing Indebtedness" means:

        (A)  any Indebtedness of the issuer or any of its Restricted Subsidiaries (other than Disqualified Stock) issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the issuer or any of its Restricted Subsidiaries (other than Disqualified Stock and intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (4)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Notes or any Note Guarantees, such Permitted Refinancing Indebtedness is pari passu in right of payment with, or subordinated in right of payment to, the Notes or such Note Guarantees; and

  (5)
  such Indebtedness is incurred either by the issuer or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

        (B)  any Disqualified Stock of the issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace or refund other Disqualified Stock of the issuer or any of its Restricted Subsidiaries (other than Disqualified Stock held by the issuer or any of its Restricted Subsidiaries); provided that:

  (1)
  the liquidation or face value of such Permitted Refinancing Indebtedness does not exceed the liquidation or face value of the Disqualified Stock so extended, refinanced, renewed, replaced or refunded (plus all accrued dividends thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final redemption date later than the final redemption date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Disqualified Stock being extended, refinanced, renewed, replaced or refunded;

  (3)
  such Permitted Refinancing Indebtedness has a final redemption date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Disqualified Stock being extended, refinanced, renewed, replaced or refunded;

  (4)
  such Permitted Refinancing Indebtedness is not redeemable at the option of the holder thereof or mandatorily redeemable prior to the final maturity of the Disqualified Stock being extended, refinanced, renewed, replaced or refunded; and

  (5)
  such Disqualified Stock is issued either by the issuer or by the Restricted Subsidiary who is the issuer of the Disqualified Stock being extended, refinanced, renewed, replaced or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "preferred stock" means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions upon liquidation.

        "Principals" means (1) John F. Hulseman, (2) Robert L. Hulseman and (3) Vestar Capital Partners IV, L.P., a Delaware limited partnership.

        "Pro Forma Cost Savings" means, with respect to any period, the reduction in net costs and related adjustments that (1) were directly attributable to an acquisition that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the Calculation Date and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of the date of the Indenture, (2) were actually implemented with respect to the subject acquisition within six months after the date of the acquisition and prior to the Calculation Date that are supportable and quantifiable by underlying accounting records or (3) relate to the acquisition and that the issuer reasonably determines are probable based upon specifically identifiable actions to be taken within six months of the date of the acquisition and, in the case of each of (1), (2) and (3), are described, as provided below, in an Officers' Certificate, as if all such reductions in costs had been effected as of the beginning of such period. Pro Forma Cost Savings described above shall be established by a certificate delivered to the Trustee from the issuer's Chief Financial Officer that outlines the specific actions taken or to be taken and the net cost savings achieved or to be achieved from each such action and, in the case of clause (3) above, that states such savings have been determined to be probable.

        "Qualified Equity Offering" means (1) any public or private placement of Capital Stock (other than Disqualified Stock) of the issuer or the Parent (other than Capital Stock sold to the issuer or a Subsidiary of the issuer); provided that if such public offering or private placement is of Capital Stock of the Parent, 100% of the net cash proceeds therefrom has been contributed to the equity of the issuer or (2) the contribution of cash to the issuer as an equity capital contribution.

        "Qualified Receivables Transaction" means any transaction or series of transactions entered into by the issuer or any of its Subsidiaries pursuant to which the issuer or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to a Receivables Subsidiary, or grants any security interest in, any accounts receivable (whether now existing or arising in the future) of the issuer or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and pursuant to which such Receivables Subsidiary may sell, convey, transfer or grant a security interest in or Lien against such accounts receivable, or interests therein, and related assets to any Person other than an Affiliate of the issuer.

        "Receivables Subsidiary" means a Subsidiary of the issuer which engages in no activities other than in connection with a Qualified Receivables Transaction and which is designated by the Board of Directors of the issuer, as described below, as a Receivables Subsidiary (1) no portion of the Indebtedness or any other Obligations, contingent or otherwise, of which (a) is guaranteed by the issuer or any Restricted Subsidiary of the issuer, excluding Guarantees of Obligations, other than the principal of and interest on Indebtedness, pursuant to reasonably customary representations, warranties, covenants and indemnities entered into in connection with accounts receivable transactions, (b) is recourse to or obligates the issuer or any Restricted Subsidiary of the issuer in any way other than pursuant to reasonably customary representations, warranties, covenants and indemnities entered into in connection with accounts receivable transactions or (c) subjects any property or asset of the issuer or any Restricted Subsidiary of the issuer, other than accounts receivable and related assets as provided in the definition of "Qualified Receivables Transaction," directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to reasonably customary representations, warranties, covenants and indemnities entered into in connection with accounts receivable transactions, (2) with which neither the issuer nor any Restricted Subsidiary of the issuer has any material contract, agreement, arrangement or understanding other than on terms not materially less favorable to the issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the issuer, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and (3) with which neither the issuer nor any Restricted Subsidiary of the issuer has any obligation to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve specified levels of operating results. Any such designation by the Board of Directors of the issuer must be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the issuer giving effect to that designation.

        "Related Party" means

  (1)
  with respect to John F. Hulseman or Robert L. Hulseman (a) his spouse, (b) his descendants and any member of his immediate family, including in each case stepchildren and family members by adoption, (c) his heirs at law and his estate and the beneficiaries thereof, (d) any charitable foundation created by John F. Hulseman or Robert L. Hulseman, as applicable, and (e) any trust, corporation, limited liability company, partnership or other entity, the beneficiaries, stockholders, members, general partners, owners or Persons Beneficially Owning a majority of the interests of which consist of John F. Hulseman or Robert L. Hulseman, as applicable, and/or one or more of the Persons referred to in the immediately preceding clauses (a) through (d); provided that any Person in the immediately preceding clauses (a) through (e) shall only be deemed to be a Related Party to the extent that such Person's Voting Stock of the issuer or the Parent was received from John F. Hulseman, Robert L. Hulseman or any Person referred to in the immediately preceding clauses (a), (b) or (c); and

  (2)
  with respect to Vestar Capital Partners IV, L.P., (a) any investment fund under common control or management with Vestar Capital Partners IV, L.P., (b) any controlling stockholder, general partner or member of Vestar Capital Partners IV, L.P. and (c) any trust, corporation, limited liability company or other entity, the beneficiaries, stockholders, members, general partners or Persons Beneficially Owning an 80% or more interest of which consist of Vestar Capital Partners IV, L.P. and/or the Persons referred to in the immediately preceding clauses (a) and (b).

        "Registration Rights Agreement" means the Registration Rights Agreement, to be dated the date of the Indenture, among the issuer, Banc of America Securities LLC, Citigroup Global Markets Inc. and the other initial purchasers party thereto.

        "Replacement Assets" means (1) non-current tangible assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "sale and leaseback transaction" means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof.

        "SCC Holding" means SCC Holding Company LLC, a Delaware limited liability company.

        "SCC Holding Management Agreement" means the Management Agreement, to be dated the Transactions Consummation Date, among the Parent, the issuer and SCC Holding.

        "Significant Subsidiary" means any Subsidiary that would constitute a "significant subsidiary" within the meaning of Article 1 of Regulation S-X under the Securities Act.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Stock Purchase Agreement" means the Convertible Participating Preferred Stock Purchase Agreement, to be dated as of the Transactions Consummation Date, among the Parent, Vestar Cup Investment, LLC, a Delaware limited liability company, Vestar Cup Investment II, LLC, a Delaware limited liability company, and Vestar Capital Partners IV, L.P., a Delaware limited partnership.

        "Stockholders' Agreement" means the Stockholders' Agreement, to be dated as of the Transactions Consummation Date, among the Parent, Vestar Capital Partners IV, L.P., a Delaware limited partnership, Vestar Cup Investment, LLC, a Delaware limited liability company, Vestar Cup Investment II, LLC, a Delaware limited liability company, members of management of the Parent that own shares of Common Stock, par value $.01 per share, of the Parent as of the closing of the sale and purchase of Capital Stock of the Parent pursuant to the Stock Purchase Agreement and SCC Holding.

        "Stockholders' Registration Rights Agreement" means the registration rights agreement, to be dated as of the Transactions Consummation Date, among SCC Holding, Vestar Capital Partners, IV, L.P., a Delaware limited partnership, Vestar Cup Investment, LLC, a Delaware limited liability company, Vestar Cup Investment II, LLC, a Delaware limited liability company, the Parent and the other parties thereto.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

        "Transactions" means the Acquisition and the other transactions described in this Prospectus under "The Transactions."

        "Transactions Consummation Date" means the date of consummation of the Transactions except that, if the Transactions other than the original issuance of the Notes under the Indenture are consummated after the Issue Date, "Transactions Consummation Date" means the date of consummation of the Transactions other than the original issuance of the Notes under the Indenture.

        "Treasury Regulations" means the Treasury regulations promulgated under the Internal Revenue Code of 1986, as amended from time to time (including any successor law).

        "Unrestricted Subsidiary" means any Subsidiary of the issuer that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with the covenant described under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," and any Subsidiary of such Subsidiary.

        "Vestar Management Agreement" means the Management Agreement, to be dated the Transactions Consummation Date, among the Parent, the issuer and Vestar Capital Partners.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness or Disqualified Stock at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal or liquidation or face value, including payment at final maturity or redemption, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal or liquidation or face value amount of such Indebtedness or Disqualified Stock.

        "Wholly Owned Restricted Subsidiary" of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares or Investments by foreign nationals mandated by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

MATERIAL U.S. TAX CONSIDERATIONS

        The following is a general discussion of material U.S. federal income and, in the case of Non-U.S. Holders (as defined below), estate tax consequences relevant to (i) the exchange of the old notes for the new notes pursuant to the exchange offer to a holder of old notes that acquired its old notes in their original issuance for cash at the initial offering price and (ii) the purchase, ownership and disposition of the new notes as of the date hereof. The discussion is based on the Internal Revenue Code of 1986, as amended (Code), Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (IRS) and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to persons who hold their notes as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This summary does not address all of the tax consequences that may be relevant to a particular holder or to holders that may be subject to special treatment under U.S. federal income tax laws (such as financial institutions, tax-exempt organizations, real estate investment companies, regulated investment companies, insurance companies, and broker-dealers), to persons that hold the new notes through a pass-through entity, to persons that hold the new notes as part of a straddle, hedge or synthetic security transaction for U.S. federal income tax purposes or to U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar. No ruling has been or will be sought from the IRS regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Holders of the notes are urged to consult their own tax advisors as to the U.S. federal income tax consequences of exchanging their old notes for new notes pursuant to the exchange offer and acquiring, holding and disposing of new notes, as well as the effects of state, local and non-U.S. tax laws. Holders who did not acquire their notes in the original issuance are urged to consult their own tax advisors as to the tax consequences to them of the exchange of the old notes for the new notes pursuant to the exchange offer and the acquisition, ownership and disposition of the notes.

        For purposes of this discussion, a "U.S. person" means any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, partnership or other entity created or organized under the laws of the United States or any state or political subdivision thereof;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (i) is subject to the primary supervision of a U.S. court and which has one or more U.S. fiduciaries who have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        As used herein, the term "U.S. Holder" means a beneficial owner of the new notes that is a U.S. person and the term "Non-U.S. Holder" means a beneficial owner of the new notes that is not a U.S. person.

        If a partnership (including any entity treated as a pass through entity for U.S. federal income tax purposes) holds the new notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding the new notes, we suggest that you consult your tax advisor.

Tax Consequences to U.S. Holders

        The following discussion is limited to the material U.S. federal income tax consequences relevant to U.S. Holders. The material U.S. federal income and estate tax consequences relevant to Non-U.S. Holders are discussed separately below.

Exchange Offer

        The exchange of new notes for old notes pursuant to the exchange offer will not be treated as a taxable event for U.S. federal income tax purposes. Rather, the new notes received by a U.S. Holder will be treated as a continuation of the old notes in the hands of such U.S. Holder. Accordingly, the exchanging U.S. Holder will have the same tax basis, holding period and interest income in respect of the new notes as it would have had in the old notes surrendered in the exchange.

Payments of Interest

        Payments of the stated interest on the new notes generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or received, in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

Disposition of New Notes

        A sale, redemption or other disposition of a new note generally will result in capital gain or loss equal to the difference between the amount of cash and fair market value of other property received for the new note and the U.S. Holder's adjusted tax basis in the new note (except to the extent that such cash or other property is attributable to the payment of accrued and unpaid interest not previously included in income, which amount will be taxable as ordinary income). Capital gain or loss recognized on the sale or other disposition of a new note held for more than one year will be long-term capital gain or loss. Under current U.S. federal income tax law, long-term capital gains of certain noncorporate taxpayers (including individuals) may be taxed at preferential rates. Certain limitations apply to the deductibility of capital losses.

Information Reporting and Backup Withholding

        A U.S. Holder of a new note may be subject to information reporting and "backup withholding" with respect to certain "reportable payments," including interest payments and, under certain circumstances, principal payments on and gross proceeds from the disposition of a new note. The backup withholding rules apply if the U.S. Holder, among other things, (i) fails to properly furnish its social security number or other taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails to properly report the receipt of interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such U.S. Holder is not subject to backup withholding. A U.S. Holder that does not provide us with its correct TIN also may be subject to penalties imposed by the IRS. Backup withholding will not apply with respect to payments made to certain U.S. Holders, including corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established. We will report annually to the IRS and to each U.S. Holder of a new note the amount of any reportable payments and the amount, if any, of tax withheld with respect to such payments.

        Backup withholding is not an additional tax. Any amounts we withhold under the backup withholding rules will be allowed as a refund or a credit against such U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed and certain information is provided to the IRS.

Tax Consequences to Non-U.S. Holders

        The following discussion is limited to the material U.S. federal income and estate tax consequences relevant to Non-U.S. Holders.

Exchange Offer

        The exchange of new notes for old notes pursuant to the exchange offer will not be treated as a taxable event for U.S. federal income tax purposes. Rather, the new notes received by a Non-U.S. Holders will be treated as a continuation of the old notes in the hands of such Non-U.S. Holder. Accordingly, the exchanging Non-U.S. Holder will have the same tax basis, holding period and interest income in respect of the new notes as it would have had in the old notes surrendered in the exchange.

U.S. Federal Withholding Tax

        Subject to the discussion below concerning information reporting and backup withholding, payments of interest on a new note to any Non-U.S. Holder will qualify for the "portfolio interest exemption" and therefore will not be subject to U.S. federal income tax or withholding tax, provided that all of the following are true:

  •
  the interest is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder;

  •
  the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  the Non-U.S. Holder is not a bank with respect to which the receipt of interest on the new notes is described in Section 881(c)(3)(A) of the Code;

  •
  the Non-U.S. Holder is not a controlled foreign corporation to which we are a related person for U.S. federal income tax purposes; and

  •
  the Non-U.S. Holder certifies, on Form W-8BEN (or a permissible substitute) under penalties of perjury, that it is a Non-U.S. Holder and provides its name and address.

        In addition, payments of principal and interest on a new note to any Non-U.S. Holder generally will not be subject to withholding of U.S. federal income tax if the Non-U.S. Holder holds its new notes directly through a "qualified intermediary" and the qualified intermediary has sufficient information in its files indicating that the Non-U.S. Holder is not a U.S. Holder. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or a non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

        Interest paid to a Non-U.S. Holder that does not qualify for the above exemption from withholding tax will generally be subject to withholding of U.S. federal income tax at the rate of 30%, unless the Non-U.S. Holder of the new note provides us with a properly executed:

  •
  IRS Form W-8BEN (or a permissible substitute) claiming an exemption from (or reduction in) withholding under the benefit of an applicable income tax treaty; or

  •
  IRS Form W-8ECI stating that the interest paid on the new note is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. If, however, the interest is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, the interest will be subject to U.S. federal income tax imposed on net income on the same basis as applies to U.S. persons generally and, for corporate holders and under certain circumstances, also the branch profits tax.

        Even if a Non-U.S. Holder qualifies for one of the above exemptions, interest paid to it will be subject to withholding tax under any of the following circumstances:

  •
  the withholding agent or an intermediary knows or has reason to know that the Non-U.S. Holder is not entitled to an exemption from withholding tax;

  •
  the IRS notifies the withholding agent that information that the Non-U.S. Holder or an intermediary provided concerning the Non-U.S. Holder's status is false; or

  •
  an intermediary through which the Non-U.S. Holder holds the new notes fails to comply with the procedures necessary to avoid withholding taxes on the new notes. In particular, an intermediary is generally required to forward a copy of the Non-U.S. Holder's Form W-8BEN (or other documentary information concerning its status) to the withholding agent for the new notes. However, if a Non-U.S. Holder holds its new notes through a qualified intermediary, or if there is a qualified intermediary in the chain of title between the Non-U.S. Holder and the withholding agent for the new notes, the qualified intermediary is not required generally to forward this information to the withholding agent.

        Non-U.S. Holders should consult any applicable income tax treaties, which may provide for exemption from or reduction in U.S. withholding, and for other rules different from those described above.

Disposition of New Notes

        Subject to the discussion below concerning information reporting and backup withholding, any gain realized by a Non-U.S. Holder on the sale or other disposition of a new note generally will not be subject to U.S. federal income tax unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

Information Reporting and Backup Withholding

        Payments of principal and interest made in respect of new notes held by a Non-U.S. Holder generally will not be subject to information reporting and backup withholding if the Non-U.S. Holder properly certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. A Non-U.S. Holder generally will provide such information (and other required certifications) on IRS Form W-8BEN. However, the exemption does not apply if the withholding agent or an intermediary knows or has reason to know that the Non-U.S. Holder should be subject to the usual information reporting or backup withholding rules.

        The payment of the proceeds of the sale or other taxable disposition of a new note by or through the U.S. office of a broker is subject to information reporting (and backup withholding unless the Non-U.S. Holder properly certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption). Information reporting requirements, but not backup withholding, generally will also apply to payments of proceeds of sales or other taxable dispositions of new notes by or through non-U.S. offices of U.S. brokers or by or through non-U.S. brokers with certain types of relationships to the United States unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a U.S. person and such broker has no actual knowledge or reason to know to the contrary or the Non-U.S. Holder otherwise establishes an exemption. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a sale or other taxable disposition of a new note by or through a foreign office of a foreign broker not subject to the preceding sentence.

        Backup withholding is not an additional tax. Any amounts we withhold under the backup withholding rules will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed and certain information is provided to the IRS.

Treatment of the New Notes for U.S. Federal Estate Tax Purposes

        New notes held by an individual who is a Non-U.S. Holder at the time of his or her death generally will not be subject to U.S. federal estate tax provided that, at the time of death, the Non-U.S. Holder is exempt from withholding of U.S. federal income tax under the rules described above.

PLAN OF DISTRIBUTION AND SELLING RESTRICTIONS

        The exchange offer is not being made to, nor will we accept surrenders of old notes for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

        This communication is directed solely at persons who (i) are outside the United Kingdom, (ii) have professional experience in matters relating to investments, or (iii) are persons falling within Article 49(2)(a) to (d) of The Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (all such persons together are referred to as relevant persons). This communication must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this communication relates is available only to relevant persons and will be engaged in only with relevant persons.

        The distribution of this prospectus and the offer and sale of the new notes may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the new notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the new notes or possess or distribute this prospectus and, in connection with any purchase, offer or sale by you of the new notes, must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale.

        In reliance on interpretations of the staff of the SEC set forth in no-action letters issued to third parties in similar transactions, we believe that the new notes issued in the exchange offer in exchange for the old notes may be offered for resale, resold and otherwise transferred by holders without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the new notes are acquired in the ordinary course of such holders' business and the holders are not engaged in and do not intend to engage in and have no arrangement or understanding with any person to participate in a "distribution" (within the meaning of the Securities Act) of new notes. This position does not apply to any holder that is

  •
  an "affiliate" of the issuer (as defined under the Securities Act); or

  •
  a broker-dealer.

All broker-dealers receiving new notes in the exchange offer are subject to a prospectus delivery requirement with respect to resales of the new notes. Each broker-dealer receiving new notes for its own account in the exchange offer must represent that the old notes to be exchanged for the new notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the new notes. Any such broker-dealer is referred to as a participating broker-dealer. However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an "underwriter" (as defined under the Securities Act). If a broker-dealer acquired old notes as a result of market-making or other trading activities, it may use this prospectus, as amended or supplemented, in connection with offers to resell, resales or retransfers of new notes received in exchange for the old notes pursuant to the exchange offer. We have agreed that we will use our commercially reasonable efforts to keep the exchange offer registration statement continuously effective and to make this prospectus available to any broker-dealer for use in connection with any such resale for a period ending on the earlier of (l) 180 days from the date on which the exchange offer registration statement of which this prospectus is a part is declared effective and (2) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with such resale. To date, the SEC has taken the position that broker-dealers may use a prospectus such as this one to fulfill their prospectus delivery requirements with respect to resales of new notes received in an exchange such as the exchange pursuant to the exchange offer, if the old notes for which the new notes were received in the exchange were acquired for their own accounts as a result of market-making or other trading activities.

        A broker-dealer intending to use this prospectus in the resale of new notes must so notify us on or prior to the expiration date. This notice may be given in the space provided in the letter of transmittal or may be delivered to the exchange agent.

        We may, in certain cases, issue a notice suspending use of the registration statement of which this prospectus forms a part. If we do so, the period during which the registration statement must remain effective will be extended for a number of days equal to the number of days the registration statement was in suspense.

        We will not receive any proceeds from any sale of the new notes by broker-dealers. Broker-dealers acquiring new notes for their own accounts may sell the notes in one or more transactions in the over-the-counter market, in negotiated transactions, through writing options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of such new notes.

        Any broker-dealer that held old notes acquired for its own account as a result of market-making activities or other trading activities, that received new notes in the exchange offer, and that participates in a distribution of new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. Any profit on these resales of new notes and any commissions or concessions received by a broker-dealer in connection with these resales may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to our participation in the exchange offer, including the reasonable fees and expenses (not to exceed $25,000 without our prior written consent) of not more than one counsel for the holders of old notes and the initial purchasers, other than underwriting discounts and commissions and transfer taxes if any, of holders and will indemnify holders of the old notes, including any broker-dealers, against specified types of liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the new notes offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois and Skadden, Arps, Slate, Meagher & Flom (UK) LLP, London, England.

EXPERTS

        The consolidated financial statements of Solo Cup Company and Subsidiaries as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 have been included in this prospectus, in reliance upon the report of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the 2003 consolidated financial statements includes an explanatory paragraph which describes the adoption of new accounting principles related to goodwill and other intangible assets and derivative instruments and hedging during 2002 and 2001, respectively.

        The consolidated financial statements of SF Holdings Group, Inc. as of September 29, 2002 and September 28, 2003 and for each of the three fiscal years in the period ended September 28, 2003 included in this prospectus, have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of new accounting principles in the year ended September 28, 2003) appearing herein.

CHANGE IN INDEPENDENT ACCOUNTANTS

        On the recommendation of its board of directors, Solo Cup dismissed Arthur Andersen LLP as its independent accountant and engaged the firm of KPMG LLP to audit the books and records of Solo Cup Company and its subsidiaries for 2002.

        From January 1, 2000 through the date of Arthur Andersen LLP's dismissal, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused that firm to make reference to the subject matter of the disagreement in connection with its reports, and there were no "reportable events," as defined in SEC Regulation S-K Item 304(a)(1)(v). Arthur Andersen LLP's reports on Solo Cup's financial statements for 2000 and 2001 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

        During 2000 and 2001, and during 2002 prior to Solo Cup's engagement of KPMG LLP, neither Solo Cup nor anyone acting on behalf of Solo Cup consulted with KPMG LLP regarding either (1) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Solo Cup's financial statements or (2) any matter that was either the subject of a disagreement with Arthur Andersen LLP or a "reportable event," as defined in SEC Regulation S-K Item 304(a)(1)(v).

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Solo Cup Company:

We have audited the accompanying consolidated balance sheets of Solo Cup Company and subsidiaries (the Company) as of December 31, 2002 and 2003, and the related consolidated statements of operations and comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Solo Cup Company and subsidiaries as of December 31, 2002 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as of January 1, 2001 and SFAS No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002.

/s/  KPMG LLP

Chicago, Illinois
May 7, 2004

SOLO CUP COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2002	2003
	(In thousands, except share and per share amounts)
Assets
Current assets:
Cash and cash equivalents	$12,627	$3,269
Cash in escrow	—	10,003
Accounts receivable:
Trade, less allowance for doubtful accounts of $3,500 and $3,900	91,604	88,393
Other	2,752	5,917
Inventories	101,115	99,719
Spare parts	6,998	7,864
Deferred income taxes	1,713	895
Prepaid expenses and other current assets	3,340	4,951

Total current assets	220,149	221,011
Property, plant, and equipment, net	302,337	299,284
Goodwill and intangible assets	91,599	95,495
Restricted cash	1,900	2,139
Other assets	7,275	11,681

Total assets	$623,260	$629,610

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$74,494	$64,140
Accrued payroll and related costs	16,382	15,202
Accrued customer allowances	10,470	10,304
Accrued expenses and other current liabilities	13,919	18,545
Short-term debt	30,694	44,182
Current maturities of long-term debt	788	5,916

Total current liabilities	146,747	158,289
Long-term debt, less current maturities	204,025	202,878
Deferred income taxes	839	1,605
Pensions and post retirement benefits	11,214	12,460
Other liabilities	—	1,656

Total liabilities	362,825	376,888

Minority interest	1,964	2,060

Shareholders' equity:
Class A common stock—Par value $0.01 per share; 10,367,626 shares authorized, issued and outstanding and par value $0.01 per share; 1,000 shares authorized; 100 shares issued and outstanding	103	103
Class B Common Stock—Par value $0.01 per share; 57,474 shares authorized, issued and outstanding	1	1
Additional paid-in capital	24,965	24,965
Retained earnings	237,167	225,244
Accumulated other comprehensive (loss) income	(3,765)	349

Total shareholders' equity	258,471	250,662

Total liabilities and shareholders' equity	$623,260	$629,610

See accompanying notes to consolidated financial statements.

SOLO CUP COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Years ended December 31,
	2001	2002	2003
	(In thousands)
Net sales	$779,502	$836,610	$879,693
Cost of goods sold	652,668	710,527	768,666

Gross profit	126,834	126,083	111,027
Selling, general, and administrative expenses	100,486	102,073	100,701
Other operating expense (income), net	7,951	(4,272)	(1,616)

Operating income	18,397	28,282	11,942
Interest expense, net of interest income of $2,984, $2,547 and $2,040	12,996	15,152	14,419
Foreign currency exchange gain, net	(720)	(4,470)	(2,760)
Other expense (income), net	294	(68)	(309)

Income before income taxes, minority interest and cumulative effect of changes in accounting principles	5,827	17,668	592
Income tax provision	2,031	796	3,175
Minority interest	(245)	(325)	129

Income (loss) before cumulative effect of changes in accounting principles	4,041	17,197	(2,712)
Cumulative effect of changes in accounting principles	154	216	—

Net income (loss)	$3,887	$16,981	$(2,712)

Other comprehensive income (loss):
Net income (loss)	$3,887	$16,981	$(2,712)
Minimum pension liability, net of income tax	(291)	(2,672)	(96)
Foreign currency translation adjustment	(1,286)	1,310	4,210

Comprehensive income	$2,310	$15,619	$1,402

See accompanying notes to consolidated financial statements

SOLO CUP COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Class A Common Stock		Class B Common Stock
							Accumulated other comprehensive income (loss)
					Additional paid-in capital	Retained earnings		Total shareholders' equity
	Shares	Amount	Shares	Amount
	(In thousands, except share amounts)
Balances at December 31, 2000	10,177,126	$101	57,474	$1	$24,967	$232,673	$(826)	$256,916
Net income	—	—	—	—	—	3,887	—	3,887
Dividends declared	—	—	—	—	—	(7,164)	—	(7,164)
Minimum pension liability, net of income tax	—	—	—	—	—	—	(291)	(291)
Foreign currency translation adjustment	—	—	—	—	—	—	(1,286)	(1,286)

Balances at December 31, 2001	10,177,126	101	57,474	1	24,967	229,396	(2,403)	252,062
Net income	—	—	—	—	—	16,981	—	16,981
Dividends declared	—	—	—	—	—	(9,210)	—	(9,210)
Purchase of common stock	(5,524,500)	(55)	—	—	(115,959)	—	—	(116,014)
Issuance of common stock	5,715,000	57	—	—	115,957	—	—	116,014
Minimum pension liability, net of income tax	—	—	—	—	—	—	(2,672)	(2,672)
Foreign currency translation adjustment	—	—	—	—	—	—	1,310	1,310

Balances at December 31, 2002	10,367,626	103	57,474	1	24,965	237,167	(3,765)	258,471
Net loss	—	—	—	—	—	(2,712)	—	(2,712)
Dividends declared	—	—	—	—	—	(9,211)	—	(9,211)
Minimum pension liability, net of income tax	—	—	—	—	—	—	(96)	(96)
Foreign currency translation adjustment	—	—	—	—	—	—	4,210	4,210

Balances at December 31, 2003	10,367,626	$103	57,474	$1	$24,965	$225,244	$349	$250,662

See accompanying notes to consolidated financial statements

SOLO CUP COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2001	2002	2003
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$3,887	$16,981	$(2,712)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	44,726	38,105	41,734
Loss (gain) on sale of property, plant and equipment	188	(4,272)	(1,616)
Minority interest	(565)	(103)	129
Deferred income taxes	(121)	237	1,542
Foreign currency (gain) loss	(391)	637	2,760
Changes in operating assets and liabilities (net of business acquisitions):
Accounts receivable trade	(1,621)	(15,043)	7,661
Inventories	14,300	4,574	2,749
Prepaid expenses and other current assets	570	(550)	3,632
Accounts payable	(9,971)	22,341	(21,186)
Accrued expenses	1,865	5,127	2,444
Other liabilities	(336)	(3,716)	(1,446)
Other	2,662	7,022	(1,508)

Net cash provided by operating activities	55,193	71,340	34,183
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions, net of cash acquired	(22,297)	—	—
Acquisition costs	299	(142)	(5,039)
Cash in escrow	—	—	(10,003)
Purchase of property, plant and equipment	(28,616)	(47,868)	(34,671)
Proceeds from sale of property, plant and equipment	340	18,400	5,049

Net cash used in investing activities	(50,274)	(29,610)	(44,664)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	68,763	—	—
Repayments of long-term debt	(30,789)	(32,027)	(868)
Proceeds from short-term borrowings	778,361	96,000	627,901
Repayments of short-term borrowings	(822,560)	(88,668)	(614,333)
Increase in deferred financing costs	(488)	—	—
Increase in restricted cash	(1,900)	—	(239)
Dividends paid	(8,066)	(6,942)	(9,145)

Net cash (used in) provided by financing activities	(16,679)	(31,637)	3,316

Effect of exchange rate changes on cash	(1,286)	160	(2,193)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(13,046)	10,253	(9,358)
CASH AND CASH EQUIVALENTS, beginning of period	15,420	2,374	12,627

CASH AND CASH EQUIVALENTS, end of period	$2,374	$12,627	$3,269

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid, net of amounts capitalized	$15,253	$15,150	$13,286
Income taxes paid	431	1,554	1,044

See accompanying notes to consolidated financial statements

SOLO CUP COMPANY AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)    Description of Business

        Solo Cup Company, an Illinois corporation, and subsidiaries (Company) is a global producer and marketer of disposable foodservice products. The Company manufactures a broad line of cups, lids, food containers, plates, bowls and cutlery, with a majority of its products available in plastic, paper, or foam. The Company operates manufacturing facilities, distribution centers and warehouses in North America, Japan and the United Kingdom and sells its products worldwide. The Company serves foodservice customers, such as broadline distributors, quick service restaurants, national accounts and dairy and food processors, and consumer customers, such as grocery stores, mass merchandisers, warehouse clubs and other retail outlets. Plastic resins and paper are significant raw materials used by the Company. The Company is subject to price fluctuations in those markets.

(2)    Summary of Significant Accounting Policies

  (a)
  Principles of Consolidation

    The consolidated financial statements include the accounts of Solo Cup Company and its subsidiaries. All of Solo Cup Company's subsidiaries are wholly owned except Sanyo Pax Operations Company, Ltd., which is majority-owned. All significant intercompany balances and transactions have been eliminated in consolidation.

    Assets and liabilities of foreign subsidiaries are translated at current exchange rates with the related translation adjustments reported in shareholders' equity as a component of accumulated other comprehensive income (loss). Income statement accounts are translated at the average exchange rate during the period. Non-monetary assets and liabilities are translated at historical exchange rates. Resulting translation gains and losses are recorded in comprehensive income (loss). Gains or losses resulting from foreign currency transactions are recorded in other income (expense) in the Consolidated Statements of Operations and Comprehensive Income.

    Certain prior year amounts have been reclassified to conform with the current year's presentation. These reclassifications had no effect on previously recorded net income.

  (b)
  Cash and Cash Equivalents

    Cash equivalents were $6.0 million and $0 at December 31, 2002 and 2003, respectively, and consist of highly liquid securities with original maturities of thirty days or less. The Company has entered into an agreement with and received grants from the State of Illinois relating to the development of certain properties and training personnel. The grants received are restricted from withdrawal or usage for any purpose other than that stated in the agreement. See note 11. Restricted cash related to grants was $1.9 million and $2.1 million at December 31, 2002 and 2003, respectively.

  (c)
  Accounts Receivable

    Accounts receivable are stated net of allowances for doubtful accounts and discounts and do not bear interest. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. The Company determines the allowance based on a specific analysis of collectibility and historical write-off experience. Account balances are charged off against the allowance after all reasonable means of collection have been exhausted and the potential for recovery is considered remote.

  (d)
  Inventories

    Inventories are stated at the lower of cost or market, using the first-in, first-out (FIFO) method.

  (e)
  Property, Plant, and Equipment

    Property, plant, and equipment are stated at cost. Plant and equipment under capital leases are stated at the present value of minimum lease payments. Depreciation on property, plant, and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Amortization of assets held under capital leases is included within depreciation expense. Buildings and improvements are depreciated over 15 to 50 years and machinery and equipment is depreciated over three to 10 years. The estimated useful life for building and improvements and machinery and equipment under capital leases is the lesser of the lease term or estimated asset useful life. Costs for repairs and maintenance are expensed as incurred. Gains and losses on the sales of property, plant, and equipment are recorded as a component of operating income.

    The Company capitalizes interest costs, when appropriate, as a component of construction in progress.

  (f)
  Goodwill and Other Intangible Assets

    Goodwill represents the excess of costs over the fair value of net assets of businesses acquired. The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with limited lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company completed its annual impairment evaluation in the fourth quarter of 2002 and 2003, which indicated that goodwill and intangible assets were not impaired. Prior to the adoption of SFAS No. 142, the Company amortized goodwill on a straight-line basis over a period of 15 years.

    In connection with SFAS No. 142's transitional goodwill impairment evaluation, the Company performed an assessment of whether there was an indication that goodwill and intangible assets were impaired as of the date of adoption. To accomplish this, the Company was required to identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of January 1, 2002. To the extent the carrying amount of a reporting unit exceeded the fair value of the reporting unit, the Company was required to perform the second step of the transitional impairment test, as this is an indication that the reporting unit goodwill may be impaired. The second step was required for one reporting unit. In this step, the Company compared the implied fair value of the reporting unit goodwill with the carrying amount of the reporting unit goodwill, both of which were measured as of the date of adoption of SFAS No. 142. The implied fair value of goodwill was determined by allocating the fair value of the reporting unit to all of the assets (recognized and unrecognized) and liabilities of the reporting unit in a manner similar to a purchase price allocation, in accordance with SFAS No. 141, Business Combinations. The residual fair value after this allocation was the implied fair value of the reporting unit goodwill. The implied fair value of goodwill for one reporting unit did not exceed its carrying amount and the Company was required to recognize an impairment loss of $216,000 in 2002. This loss is included as a cumulative effect of a change in accounting principle in the accompanying Consolidated Statements of Operations and Comprehensive Income for the year ended December 31, 2002.

  (g)
  Other Assets

    Other current assets and other assets consist primarily of employee loans and advances, deferred acquisition costs and deferred financing costs. Deferred financing costs include costs incurred to obtain financing. Upon funding of debt offerings, deferred financing costs are capitalized as debt issuance costs and amortized using the effective interest method over the term of the related debt. Deferred financing costs as of December 31, 2002 and 2003 were $1.0 million and $0.9 million, respectively.

    Deferred acquisition costs as of December 31, 2002 and 2003 were $0.1 and $5.2 million, respectively, and relate to the Company's acquisition of SF Holdings Group, Inc. (See note 16).

  (h)
  Preproduction Design and Development Costs

    Design and development costs for products to be sold under long-term supply arrangements are expensed as incurred, with the exception of costs for molds, dies, and other tools that the Company will own or have non-cancelable rights to use in producing the products under long-term supply arrangements, which are capitalized and depreciated as equipment.

  (i)
  Impairment of Long-lived Assets

    SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also changes the criteria for classifying an asset as held for sale, broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations, and changes the timing of recognizing losses on such operations. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not have an impact on the Company's consolidated financial statements.

    In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposal group classified as held for sale would be presented separately in the appropriate asset and liability sections of the consolidated balance sheet.

    Prior to adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, Accounting for Impairment of Long—Lived Assets and Assets to be Disposed Of.

  (j)
  Deferred Rent

    Certain of the Company's operating leases provide for scheduled changes in base rentals over their terms. For these leases, the Company recognizes the total rental amounts due over the lease terms on a straight-line basis and, accordingly, has established corresponding deferred rent liabilities for the differences between the amounts recognized as expense and the amounts paid.

  (k)
  Income Taxes

    The Company's U.S. earnings are subject to taxation under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, the related Federal income taxes are the responsibility of the Company's shareholders. However, the Company is responsible for payment of certain state and foreign income taxes. As of January 1, 2004, the Company elected to be treated as a Subchapter C corporation, which is subject to U.S. federal income taxes.

    The Company accounts for income taxes for foreign entities in accordance with the asset and liability method under SFAS No. 109, Accounting for Income Taxes. Deferred income tax assets and liabilities are recognized for the future tax consequences attributed to differences between the financial statement and income tax bases of assets and liabilities and tax credit and operating loss carryforwards using enacted tax rates expected to apply to taxable income in the years in which the differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (l)
  Derivative Instruments and Hedging Activities

    On January 1, 2001, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Certain Hedging Activities, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of SFAS No. 133. SFAS Nos. 133 and 138 require that all derivative instruments be recorded on the consolidated balance sheet at their respective fair values.

    In accordance with the transition provisions of SFAS No. 133, the Company recorded the cumulative effect of this change in accounting principle of $154,000 in the Consolidated Statements of Operations and Comprehensive Income for the year ended December 31, 2001.

    The Company uses interest rate swap contracts to manage exposure relating to the fair value of its outstanding fixed rate debt. At inception of the derivative contract, the Company designates the derivative contract as a hedge of the fair value of the underlying debt and assesses whether or not the derivative contract qualifies as a highly effective hedge of the underlying hedged item as prescribed by SFAS Nos. 133 and 138. Changes in the fair value of derivative contracts are recorded in earnings. To the extent that a derivate contract is effective as a hedge of an exposure to future changes in fair value, the change in the derivative contract's fair value will be offset in the Consolidated Statements of Operations and Comprehensive Income by the change in the fair value of the item being hedged. The Company has not entered into any contracts which meet the definition of a highly effective hedge and therefore changes in the fair value of the derivative contracts are recorded as interest expense in the Consolidated Statements of Operations and Comprehensive Income.

  (m)
  Financial Instruments

    Financial instruments consist primarily of cash equivalents, accounts receivable, accounts payable, debt, derivative financial instruments, and obligations under capital leases. The carrying values of financial instruments approximate their fair values at December 31, 2002 and 2003, due to their short-term maturities.

    The fair value of the Company's floating rate debt at December 31, 2002 and 2003 approximated its carrying value due to comparable rates in the open market. The Company's fixed rate debt had a carrying value of $200.5 million and an estimated fair value of $200.7 million at the end of 2002. At the end of 2003, the Company's fixed rate debt had a carrying value of $204.8 million and an estimated fair value of $202.0 million. The fair value of the fixed rate debt was determined based on estimates from financial institutions for instruments with similar characteristics.

    See information regarding fair value of derivative financial instruments at note 6.

  (n)
  Revenue Recognition

    The Company recognizes all of its revenue through the sale of manufactured products and records sales when the sales price is fixed or determinable, products are shipped, title and risk of loss has passed to the customer, and collection is reasonably assured.

    The Company records certain expenses that relate to promotional programs and incentive cash rebates as a reduction of sales.

    Shipping and handling costs are included in cost of goods sold in the accompanying Consolidated Statements of Operations and Comprehensive Income.

  (o)
  Research and Development and Advertising Costs

    Research and development and advertising costs are expensed as incurred. Research and development costs amounted to $1.7 million in each of the years ended December 31, 2001 and 2002 and $1.2 million for the year ended December 31, 2003. Advertising costs amounted to $2.1 million, $1.9 million and $1.4 million for the years ended December 31, 2001, 2002 and 2003, respectively.

  (p)
  Use of Estimates

    The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the period. Financial statement elements subject to significant estimation include: the realizable value of accounts receivable, inventories, and deferred tax assets; the carrying value of property, plant, and equipment, goodwill, and intangible and other assets; the measurement of assets and obligations related to employee benefit plans; the determination of the fair value of derivative instruments and debt; and provisions for discounts and rebates provided to customers. Actual results may differ from those estimates.

  (q)
  Recently Issued Accounting Standards

    In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for accounting and financial reporting for certain types of financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. In November 2003, the FASB issued Staff Position (FSP) No. 150-3, Effective Date for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150, which defers certain provisions of SFAS No. 150. The Company adopted the provisions of SFAS No. 150 that were not deferred by FSP No. 150-3 on June 1, 2003, which did not have a significant impact on the Company's consolidated financial statements

    In December 2003, the FASB issued SFAS No. 132-R, Employers' Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88, and 106. SFAS No. 132-R revises disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans, but it requires additional disclosures for assets, obligations, cash flows and net periodic benefit costs. The Company plans to adopt the disclosure provisions of SFAS No. 132-R for its foreign plans by June 15, 2004.

(3)    Goodwill and Other Intangible Assets

        Amortization expense recognized prior to the adoption of SFAS No. 142 was $7.8 million for the year ended December 31, 2001. The following table reconciles reported net income, to that which would have resulted had the provisions of SFAS No. 142 related to the amortization of goodwill and other intangibles been applied for the year ended December 31, 2001 (in thousands):

December 31, 2001
Net income	$3,887
Add back goodwill and other intangibles amortization	7,763

Adjusted net income	$11,650

        The changes in the carrying value of goodwill by reporting unit for 2002 and 2003 were as follows (in thousands):

	North America	Europe	Asia- Pacific	Other	Total
Balance at December 31, 2001	$56,298	$31,747	$(1,437)	$216	$86,824
Purchase accounting adjustments	—	(520)	1,788	—	1,268
Translation adjustment	—	3,353	(156)	—	3,197
Cumulative effect of change in accounting principle	—	—	—	(216)	(216)

Balance at December 31, 2002	56,298	34,580	195	—	91,073
Translation adjustment	—	3,782	21	—	3,803

Balance at December 31, 2003	$56,298	$38,362	$216	$—	$94,876

        The gross carrying amount of nonamortizable intangible assets at December 31, 2002 and 2003 is $526,000 and $619,000, respectively. These amounts include pension plan intangibles of $192,000 and $105,000 at December 31, 2002 and 2003, respectively.

(4)    Inventories

        Inventories at December 31, 2002 and 2003, consist of the following (in thousands):

	December 31, 2002	December 31, 2003
Finished goods	$70,877	$70,249
Raw materials	30,238	29,470

Total inventories	$101,115	$99,719

(5)    Property, Plant, and Equipment

        Property, plant, and equipment at December 31, 2002, and 2003 consists of the following (in thousands):

	December 31, 2002	December 31, 2003
Land	$21,079	$22,350
Buildings and improvements	94,121	95,631
Machinery and equipment	491,307	528,221
Construction in progress	26,868	23,865

	633,375	670,067
Less accumulated depreciation and amortization	(331,038)	(370,783)

Property, plant and equipment, net	$302,337	$299,284

        Depreciation and amortization expense for the years ended December 31, 2001, 2002, and 2003 was $37.0 million, $38.1 million and $41.7 million, respectively.

        The Company capitalized $800,000, $943,000 and $293,000 of interest in construction in progress for the years ended December 31, 2001, 2002 and 2003, respectively.

(6)    Derivative Instruments and Hedging Activities

        On June 30, 1999, the Company issued $160.0 million of 7.08% fixed rate senior notes through a private placement with principal repayments beginning in 2007 and ending on June 30, 2011. To manage interest rate exposure, the Company entered into an interest rate swap contract with Societe Generale, New York on June 30, 1999 for a notional amount of $50.0 million, declining in proportion consistent with the outstanding principal balance of the underlying senior notes beginning in 2007. The contract required the receipt of interest on the notional amount at a rate of 7.08% in exchange for variable rate interest payments at a rate of LIBOR plus a spread over the life of the contract without an exchange of the underlying principal amount. The contract provided the counterparty an option to cancel the arrangement prior to the maturity of the underlying debt. The net fair value of the interest rate swap contract and embedded option was a $1.3 million asset at December 31, 2002 which is included in Other assets in the Consolidated Balance Sheet. On June 30, 2003, the contract was terminated by Societe Generale, New York under the provisions of the agreement.

        On July 1, 2003, the Company entered into an interest rate swap with Bank of America (BOA) for a $50.0 million notional amount, declining in consistent proportion to the balance outstanding under the hedged $160.0 million of senior notes during the period from 2007 through June 30, 2011. The BOA interest rate swap contract involves the receipt of interest on the notional amount at a rate of 7.08% in exchange for variable rate interest payments at a rate of LIBOR plus a spread over the life of the contract without an exchange of the underlying principal amount. The contract provides the counterparty an option to cancel the arrangement prior to the maturity of the underlying debt. The net fair value of the interest rate swap contract was a $1.7 million liability at December 31, 2003 which is included in Other noncurrent liabilities in the Consolidated Balance Sheet.

        The Company assesses at the inception of a hedging contract whether the contract qualifies as a hedge under SFAS Nos. 133 and 138. The Company determined that the Societe Generale, New York interest rate swap contract and the BOA interest rate swap contracts did not meet the hedge criteria. Accordingly, all changes to the fair value of the interest rate swap contract are included in interest expense in the Consolidated Statements of Operations and Comprehensive Income.

        As discussed in note 16, the interest rate swap with BOA was terminated on February 27, 2004.

(7)    Leases

        At December 31, 2002 and 2003, the gross amount of machinery and equipment and related accumulated amortization related to assets held under capital leases were as follows (in thousands):

	December 31, 2002	December 31, 2003
Machinery and equipment	$8,935	$9,726
Less accumulated amortization	(5,150)	(5,558)

	$3,785	$4,168

        Amortization of assets held under capital leases is included in depreciation expense. Such amortization expense was $477,000, $804,000 and $762,000, for the years ended December 31, 2001, 2002, and 2003, respectively.

        Capital lease obligations were $4.3 million and $4.0 million at December 31, 2002 and 2003, respectively, which includes leases for five machines which expired in 2003, and certain other machines with leases expiring between 2009 and 2012.

        The Company also has several noncancelable operating leases that expire over the next 10 years and provide for renewal terms. These include property leases with escalation clauses averaging 2% to 5% annually, one of which expires in 2004 and three of which expire in 2007. The Company also leases certain machinery, office equipment and vehicles.

        Future minimum lease payments under capital leases and noncancelable operating leases as of December 31, 2003 are as follows (in thousands):

	Capital leases	Operating leases
Year ending December 31:
2004	$692	3,652
2005	687	2,543
2006	676	2,340
2007	642	1,263
2008	567	688
Thereafter	1,041	25,602

Total minimum lease payments	4,305	$36,088

Less amounts representing interest	339

Present value of minimum payments on capital leases	$3,966

Current portion of capital lease obligations	$642

        Total rental expense for operating leases, including rentals on month-to-month leases, was $11.4 million $11.2 million and $12.0 million, for the years ended December 31, 2001, 2002, and 2003, respectively.

(8)    Income Taxes

        The Company's deferred tax assets and liabilities as of December 31, 2002 and December 31, 2003 are as follows (in thousands):

	December 31, 2002	December 31, 2003
Deferred tax assets:
Net operating loss carryforwards	$2,249	$1,073
Employee benefit accruals	1,486	1,445
Pensions	1,425	1,361
Other	618	251

Gross deferred tax assets	5,778	4,130
Valuation allowance	(738)	(427)

Net deferred tax assets	5,040	3,703
Deferred tax liabilities—
Property, plant and equipment	4,166	4,413

Net deferred tax assets (liabilities)	$874	$(710)

        The Company establishes a valuation allowance for deferred tax assets when the amount of expected future taxable income is not likely to support the use of the deduction or credit. The Company had a valuation allowance of $738,000 and $427,000 as of December 31, 2002 and 2003, respectively, as it is more likely than not that certain foreign net operating loss carry-forwards and other deferred tax assets will not be fully utilized. The valuation allowance increased for the year ended December 31, 2001 by $1.1 million and decreased for the years ended December 31, 2002 and 2003 by $485,000 and $311,000, respectively.

        Sources of income before income taxes, minority interest, and cumulative effect of changes in accounting principles for the years ended December 31, 2001, 2002, and 2003 are as follows (in thousands):

	Years Ended
	December 31, 2001	December 31, 2002	December 31, 2003
Income (loss) before income taxes, minority interest, and cumulative effect of changes in accounting principles:
United States	$6,243	$14,212	$(8,414)
Foreign	(416)	3,456	9,006

	$5,827	$17,668	$592

Foreign income tax expense:
Current	$1,485	$486	$1,869
Deferred	546	310	1,306

	$2,031	$796	$3,175

        For U.S. tax purposes, the Company is a qualified Subchapter S corporation, which is not subject to U.S. federal income taxes. Therefore, the tax expense recognized in the consolidated financial statements relates primarily to foreign operations. No provision has been made for future income taxes on the undistributed earnings of certain foreign subsidiaries as they are considered indefinitely reinvested in these operations. For the years ended December 31, 2001, 2002, and 2003 such aggregated earnings are $10.8 million, $11.7 million, and $13.9 million, respectively. As of January 1, 2004, the Company elected to be treated as a Subchapter C corporation, which is subject to U.S. federal income taxes.

        The following reconciles the expected Federal statutory income tax expense with the Company's effective tax expense (in thousands):

	Years ended
	December 31, 2001	December 31, 2002	December 31, 2003
Income tax expense at U.S. statutory rate	$2,039	$6,184	$208
Effect of U.S. S-Corp election	(2,185)	(4,975)	2,945
Foreign rate differential	1,039	72	333
Change in valuation allowance	1,138	(485)	(311)

Income tax expense	$2,031	$796	$3,175

(9)    Debt

        A summary of short-term debt at December 31, 2002 and 2003 is as follows (in thousands):

	December 31, 2002	December 31, 2003
Securitization facility	$20,000	$22,800
Yen-denominated short-term bank borrowings	10,694	8,382
364-day revolving credit agreement	—	13,000

Total short-term debt	$30,694	$44,182

        On June 26, 2000, the Company entered into a short-term (364 day) $40.0 million securitization facility with a third-party bank conduit entity which is collateralized by trade accounts receivable. The facility agreement may be renewed annually by amendment to the agreement. In accordance with SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, the Company accounts for the transfer of trade accounts receivable as a secured borrowing as the transfer of financial assets does not meet the criteria for a sale. At December 31, 2002 and 2003, $20.0 million and $22.8 million, respectively, was outstanding under the facility. The $20.0 million and $22.8 million in trade accounts receivable collateralizing the facility are recorded in accounts receivable—trade in the Consolidated Balance Sheets at December 31, 2002 and 2003. The interest rate on the borrowings is based on a spread over 30-day dealer-placed commercial paper and ranged from 2.18% to 2.73% and 1.58% to 2.18% during the years ended December 31, 2002 and 2003, respectively. The Company pays a commitment fee on the unused portion of the facility. Amounts paid related to the facility are included in interest expense in the Consolidated Statements of Operations and Comprehensive Income.

        The Company has 1.270 billion yen ($10.7 million) and 900 million yen ($8.4 million) of short-term (90 day) uncommitted borrowings with Japanese banks at December 31, 2002 and 2003, respectively. These short-term borrowings have various termination dates and have no restrictive covenants. The interest rate on these borrowings ranges between 0.63% and 0.88% per year.

        On December 27, 2000, the Company entered into a 364-day revolving credit agreement with four banks under which it may borrow up to $50.0 million for general working capital purposes. Under the agreement, the Company was required to meet certain restrictive financial covenants, including a maximum leverage ratio, a minimum level of tangible net worth and a minimum fixed charge coverage ratio. A facility fee ranging from 0.25% to 0.40% of the commitment amount is payable on March 31, June 30, September 30 and December 31. The facility fee is determined on a quarterly basis dependent upon the Company's leverage ratio at that time. The Company has the option to reduce the unused commitment amount by a minimum amount of $10.0 million, or more in $5.0 million increments. The interest rate for the outstanding balance under the credit agreement is determined on a monthly basis. Interest rates are based upon LIBOR, plus a margin rate. The applicable margin rate ranges from 1.50% to 2.10%, depending on the Company's leverage ratio at the time. There is also a prime rate borrowing option, the margin rate of which ranges from 0.00% to 0.60%, again depending on the Company's leverage ratio at that time. The credit agreement was amended during 2001 reducing the borrowing limit to $15.0 million with three banks, and extending the maturity to May 31, 2002, at which time the agreement terminated.

        On May 31, 2002, the Company entered into a 364-day revolving credit agreement with four banks under which it may borrow up to $50.0 million for general working capital purposes, repayment of the existing bank debt and permitted acquisitions, replacing the expiring credit agreement. Under the agreement, the Company is required to meet certain restrictive financial covenants, including a fixed charge coverage ratio, a leverage ratio, and a minimum level of consolidated tangible net worth. The interest rate for the outstanding balance under the credit agreement is determined on a monthly basis. Interest rates are based upon LIBOR, plus a margin rate or on the prime rate plus a margin, whichever the Company selects. The applicable margin rate ranges from (0.25)% to 1.50%, depending on the Company's leverage ratio at the time. The facility fee is determined on a quarterly basis dependent upon the Company's leverage ratio at the time. The Company has the option to reduce the unused commitment amount by an aggregate amount of at least $5.0 million or any larger integral multiple of $1.0 million. On December 31, 2002 and 2003, the outstanding balance under the credit agreement was $0 and $13.0 million, respectively.

        A summary of long-term debt at December 31, 2002 and 2003 is as follows (in thousands):

	December 31, 2002	December 31, 2003
Senior notes	$160,000	$160,000
Yen-denominated senior notes	40,528	44,828
Capital lease obligations	4,285	3,966

Total debt	204,813	208,794
Less—current maturities of long-term debt	788	5,916

Total long-term debt	$204,025	$202,878

        Scheduled maturities of long-term debt, excluding capital leases, at December 31, 2003 are as follows (in thousands):

2004	$5,274
2005	10,548
2006	10,548
2007	42,548
2008	39,910
Thereafter	96,000

$204,828

        On January 26, 1999, the Company issued a bank note in the amount of 176 million yen ($1.5 million on January 26, 1999). Principal repayments on this note commenced on February 26, 2002 and were scheduled to conclude in April 2009. The interest rate for the bank note was 1.30% per year. On February 26, 2002, the Company repaid this note.

        On June 30, 1999, the Company authorized, issued and sold $160.0 million of senior notes through a private placement. Scheduled principal repayments on the senior notes commence June 30, 2007, and conclude on June 30, 2011. Under the terms of the note purchase agreement, the Company is required to meet certain restrictive financial covenants, which include maintaining a minimum net worth and a minimum fixed charge coverage ratio. The interest rate for the senior notes is fixed at 7.08% per year with interest payments made semi-annually.

        On April 9, 2001, the Company authorized, issued and sold $6.0 million aggregate principal amount of 7.93% Senior Notes, Series A, due April 1, 2003; $5.0 million aggregate principal amount of 7.93% Senior Notes, Series B, due April 1, 2004; $15.0 million aggregate principal amount of 8.02% Senior Notes, Series C, due April 1, 2005; and $4.0 million aggregate principal amount of 8.12% Senior Notes, Series D, due April 1, 2006. On December 23, 2002, the Company extinguished the $30.0 million in Series A, B, C, and D Senior Notes. The Company paid an extinguishment fee equal to $3.0 million, which is included in interest expense in the accompanying Consolidated Statements of Operations and Comprehensive Income for 2002.

        On July 16, 2001, the Company authorized, issued and sold 4.813 billion yen ($40.5 million and $44.8 million at December 31, 2002 and 2003, respectively) of senior notes through a private placement. Scheduled principal repayments on the senior notes commence July 16, 2004 and conclude on July 16, 2008. Under the terms of the note purchase agreement, the Company is required to meet certain restrictive financial covenants, which include maintaining a minimum net worth, minimum fixed charge coverage ratio and a maximum leverage ratio. The interest rate for the senior notes is fixed at 3.67% per year with interest payments made quarterly.

        The Company also has various capital lease agreements as described in note 7.

        Total interest expense for the years ended December 31, 2001, 2002 and 2003 was $16.0 million, $17.7 million, and $16.5 million, respectively. Interest expense for the year ended December 31, 2002 includes $3.0 million related to an extinguishment fee associated with the retirement of the $30.0 million of Senior Notes on December 23, 2002.

        As discussed in note 16, all of the outstanding debt of the Company, excluding the yen denominated short-term bank borrowings and capital lease obligations, were repaid and the agreements were terminated as of February 27, 2004.

(10)    Benefit Plans

  Defined Benefit Plans

        The Company sponsors noncontributory defined benefit pension plans that cover all Solo Cup Japan (formerly Sanyo Pax Company, Ltd.) and Solo Cup Europe employees who meet certain length of service requirements. Plan benefits are based on participants' compensation during their final year of service. The Company's funding policy is to contribute amounts necessary to satisfy the amounts required by local laws and regulations. Plan assets for the Solo Cup Japan and Solo Cup Europe pension plans are held in retirement trust funds with investments primarily in common stock, corporate bonds and government securities.

        The following table presents the net periodic benefit cost for the Solo Cup Japan and Solo Cup Europe pension plans for the years ended December 31, 2001, 2002 and 2003 (in thousands):

	Years ended
	December 31, 2001	December 31, 2002	December 31, 2003
Service cost	$449	$414	$490
Interest cost	758	791	816
Expected return on plan assets	(801)	(660)	(529)
Amortization of transition (asset) obligation	(221)	97	97
Recognized net actuarial loss	—	—	318

Net periodic benefit cost	$185	$642	$1,192

        The following table presents the benefit obligation, plan assets at fair value and funded status for the Solo Cup Japan and Solo Cup Europe pension plans as of and for the years ended December 31, 2002 and 2003 (dollars in thousands):

	December 31, 2002	December 31, 2003
Change in benefit obligation:
Benefit obligation at beginning of period	$15,585	$20,035
Service cost	414	490
Interest cost	791	816
Net actuarial loss	2,067	437
Foreign exchange	1,661	2,279
Benefits paid	(483)	(740)

Benefit obligation at end of period	$20,035	$23,317

Change in plan assets:
Fair value of plan assets at beginning of period	$11,935	$11,260
Actual return on plan assets	(2,260)	1,440
Foreign exchange	1,269	1,368
Contributions	799	799
Benefits paid	(483)	(740)

Fair value of plan assets at end of period	$11,260	$14,127

Funded status	$(8,774)	$(9,190)
Unrecognized transition obligation	192	105
Unrecognized net actuarial loss	5,382	5,117

Net amount recognized	$(3,200)	$(3,968)

        The following sets forth the amounts recognized in the Consolidated Balance Sheets (in thousands):

	December 31, 2002	December 31, 2003
Accrued benefit liability	$(8,774)	$(9,190)
Intangible assets	192	105
Loss in foreign currency exchange rate	994	697
Deferred income taxes	1,425	1,361
Accrued other comprehensive loss	2,963	3,059

Net amount recognized	$(3,200)	$(3,968)

        The Company recognized a minimum pension liability of $3.9 million and $0.1 million for the years ended December 31, 2002 and 2003, respectively, related to under-funded plans. In connection with the recognition of this minimum liability, the Company recorded a decrease to intangible assets of $69,000 and $86,800 and a charge to other comprehensive income of $2.7 million ($3.9 million, net of $1.2 million in deferred incomes taxes) and $96,000 ($137,000 net of $41,000 in deferred income taxes) at December 31, 2002 and 2003, respectively. The minimum pension liability will change from year to year as a result of revisions to actuarial assumptions, experience gains or losses and settlement rate changes.

        The assumptions used in computing the preceding information are as follows:

	Years ended
	December 31, 2001	December 31, 2002	December 31, 2003
Discount rate	1.91% to 5.90%	1.30% to 5.45%	1.70% to 5.40%
Salary scale	1.81% to 4.10%	1.81%	1.72%
Rate of return on plan assets	1.50% to 6.10%	6.00%	6.40%

  Profit Sharing Plan

        Substantially all U.S. employees of the Company are covered by the Company's employee profit-sharing plan. The amount of Company profit-sharing contributions is at the discretion of the Company's board of directors. During 1998, the profit-sharing plan was amended to qualify under Section 401(k) of the Internal Revenue Code. The amended plan allows employees to contribute up to 10% of their qualified gross wages as defined in the plan, and the Company currently matches 50% of employee contributions up to 4% of eligible compensation as defined. Charges for employer contributions to the 401(k) and profit-sharing plan were $3.6 million, $3.6 million, and $3.2 million for the years ended December 31, 2001, 2002 and 2003, respectively, and are recorded in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations and Comprehensive Income.

(11)    Commitments and Contingencies

  Legal Proceedings

        In November 2001, the Company began outsourcing its logistical operations, including warehousing and transportation of products to and from distribution centers, to DSC Logistics, Inc. (DSC). As part of this outsourcing arrangement, in November 2001, the Company and DSC executed an agreement that provides for a five-year term, subject to earlier termination in certain circumstances. After DSC began providing services under the agreement in 2002, the compensation claimed by DSC under the agreement significantly exceeded the amounts that the Company had contemplated, and disputes arose regarding various aspects of the outsourcing arrangement, including the amounts that the Company would be required to pay under the agreement. In 2002, the Company invoked the arbitration provisions of the agreement, submitting a demand for arbitration to the American Arbitration Association in Chicago, Illinois. The Company submitted an amended demand for arbitration in 2003. In the arbitration, the Company is seeking to recoup from DSC amounts that the Company believes are in excess of those required by the agreement and an order rescinding or allowing the Company to terminate the agreement. DSC has asserted counterclaims in the arbitration against the Company seeking damages, costs and expenses of less than $2.0 million in the aggregate.

        The Company is also involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of the above matters will not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

  Commitments

        The Company has entered into an agreement with the State of Illinois relating to the development of certain properties. The Company received grants under this Agreement of $7.0 million, $0 and $5.0 million for the years ended December 31, 2001, 2002 and 2003, respectively. Under this agreement, the Company is required to fulfill certain obligations, which, if not fulfilled, would result in the repayment of amounts granted.

        In November 1997, the Company entered into an agreement with the state of Maryland relating to the development of certain properties. The Company received a loan under this agreement of $500,000, which was to be forgiven if the Company fulfilled certain required obligations. In the fourth quarter of 2003, the Company determined that the obligations under the agreement had not been met, and repaid the loan and related accrued interest in the amount of $625,771. Prior to that time, the Company believed the probability of repayment was remote.

(12)    Segments

        The Company manages and evaluates its operations in three reportable segments: North America, Europe and Asia-Pacific. The operating segments are managed separately based on the products and requirements of the different markets. North America includes all U.S. entities, Canada, Mexico, Corporate and Puerto Rico; Europe includes all U.K. entities and Denmark; and Asia-Pacific includes all Japanese entities and Australia; Other includes Panama.

        The accounting policies of the operating segments are the same as those described in note 2 in the summary of significant accounting policies. Interest expense, interest income and income taxes are not reported on an operating segment basis because they are not considered in the performance evaluation by the Company's chief operating decision-maker. Segment operating results are measured based on operating income (loss). Intersegment net sales are accounted for on an arm's length pricing basis.

        No individual customer accounted for greater than 10% of consolidated net sales in 2001, 2002, or 2003. It is not practical for the Company to report revenues from external customers for each product and service or each group of similar products.

	North America	Europe	Asia-Pacific	Other	Total Segments	Eliminations	Total
	(In thousands)
Year ended December 31, 2001
Net sales from external customers	$683,867	47,977	45,861	9,372	787,077	(7,575)	$779,502
Intersegment net sales	—	6,082	—	1,493	7,575	—	7,575
Operating income (loss)	16,934	2,001	1,416	(82)	20,269	(1,872)	18,397
Depreciation and amortization	35,507	5,672	2,583	964	44,726	—	44,726
Expenditures for long-lived assets	21,703	4,150	2,421	342	28,616	—	28,616
Property, plant and equipment, net	243,549	22,958	34,409	4,571	305,487	—	305,487
Total assets at year end	532,795	75,603	60,539	11,562	680,499	(98,604)	581,895
Year ended December 31, 2002
Net sales from external customers	$700,584	55,126	82,956	9,906	848,572	(11,962)	$836,610
Intersegment net sales	—	7,055	3,006	1,901	11,962	—	11,962
Operating income (loss)	22,305	4,478	1,859	(302)	28,340	(58)	28,282
Depreciation and amortization	29,571	2,820	4,849	865	38,105	—	38,105
Expenditures for long-lived assets	24,248	4,663	18,803	154	47,868	—	47,868
Property, plant and equipment, net	233,990	24,789	39,775	3,783	302,337	—	302,337
Total assets at year end	572,290	80,708	67,597	11,011	731,606	(108,346)	623,260
Year ended December 31, 2003
Net sales from external customers	$725,518	62,562	94,895	11,020	893,995	(14,302)	$879,693
Intersegment net sales	326	6,411	5,598	1,967	14,302	—	14,302
Operating income (loss)	2,570	5,052	4,150	333	12,105	(163)	11,942
Depreciation and amortization	30,746	3,586	6,613	789	41,734	—	41,734
Expenditures for long-lived assets	28,633	1,427	4,446	165	34,671	—	34,671
Property, plant and equipment, net	231,574	25,439	39,144	3,127	299,284	—	299,284
Total assets at year end	589,122	85,992	80,555	10,911	766,580	(136,970)	629,610

Reconciliations

	Years Ended December 31,
	2001	2002	2003
	(In thousands)
Revenues:
Total segment and other net sales	$787,077	$848,572	$893,995
Elimination of intersegment net sales	(7,575)	(11,962)	(14,302)

Total consolidated net sales	$779,502	$836,610	$879,693

Operating income:
Total segment and other operating income	$20,269	$28,340	$12,105
Elimination of intersegment operating income	(1,872)	(58)	(163)
Interest expense	(15,980)	(17,699)	(16,459)
Interest income	2,984	2,547	2,040
Foreign currency exchange gain, net	720	4,470	2,760
Other, net	(294)	68	309

Total consolidated income before income taxes, minority interest and cumulative effect of changes in accounting principles	$5,827	$17,668	$592

	December 31,
	2002	2003
Assets:
Total segment and other assets	$731,606	$766,580
Eliminations of intersegment receivables	(108,346)	(136,970)

Total consolidated assets	$623,260	$629,610

        Net sales by customer group for the years ended December 31, 2001, 2002 and 2003 were as follows:

	Years Ended December 31,
	2001	2002	2003
Foodservice	$601,100	$657,787	$719,024
Consumer	178,402	178,823	160,669

Total	$779,502	$836,610	$879,693

(13)    Shareholders' Equity

        On January 31, 1992, the Company issued 5,715,000 warrants to certain shareholders of the Company at a price of $3.50 each. The warrants became exercisable on January 31, 1997. On January 31, 2002, the Company repurchased 5,524,500 shares of outstanding common stock at $21 per share. Simultaneously, the 5,715,000 outstanding warrants were exercised and common stock was issued, resulting in the overall shareholders' equity remaining unchanged.

(14)    Minority Interest in Subsidiary

        The Company's consolidated financial statements reflect the minority interest in the Company's subsidiary, Sanyo Pax Operations Company, Ltd.

        The minority interest of $245,000, $325,000, and $(129,000) for the years ended December 31, 2001, 2002 and 2003, respectively, reflected on the Consolidated Statements of Operations and Comprehensive Income, represents the net gain (loss) attributable to the minority shareholders. The minority ownership interest was 5.48%, and 4.50% as of December 31, 2002 and 2003, respectively.

        The $2.0 million and $2.1 million minority interest in subsidiary, reflected on the Consolidated Balance Sheets as of December 31, 2002 and 2003, respectively, consists of the investment by the minority shareholders offset by the minority interest in income (loss) of the subsidiary.

(15)    Related-party Transactions

        Robert L. Hulseman, Chairman of the Board of Directors and Chief Executive Officer of the Company, received salary and benefits of $1.1 million for each of the years ended December 31, 2001, 2002 and 2003. John F. Hulseman, Secretary of the Company, received salary and benefits of $1.1 million for each of the years ended December 31, 2001, 2002 and 2003. Robert L. and John F. Hulseman each own 50% of the voting stock of the Company. In addition, Robert L., Sheila M., John F. and Georgia S. Hulseman and Ronald L. Whaley, the Company's President and Chief Operating Officer, are directors of the Company. The five Board of Directors members were paid $150,000 in total in 2001, 2002 and 2003, and the director compensation is included in selling, general and administrative expense in the Consolidated Statements of Operations and Comprehensive Income.

        The Company retains as consultants six children of Robert L. and Sheila M. Hulseman and five children of John F. and Georgia S. Hulseman. These consultants received consulting fees from the Company and have received health insurance benefits at the Company's expense. During 2001, 2002 and 2003, the total amounts paid by the Company in connection with these consulting arrangements was $224,000, $223,000 and $176,000, respectively.

        The Company employs three children and one son-in-law of Robert L. and Sheila M. Hulseman and two children of John F. and Georgia S. Hulseman. During 2001, 2002 and 2003, the total amounts paid by the Company to these employees was $1.3 million, $2.0 million and $1.8 million, respectively.

        Ronald L. Whaley received salary and benefits of $1.0 million, $1.1 million and $1.3 million in 2001, 2002 and 2003, respectively. In October 2001, the Company extended an interest-free loan in the amount of $1.7 million to Mr. Whaley pursuant to an employment agreement. The employment agreement provides for the loan to be repaid from the net proceeds of Mr. Whaley's annual bonuses through the term of the agreement, which expires August 3, 2009. To the extent that Mr. Whaley's annual bonus falls below the amount corresponding to the annual prorated portion of the initial principal amount of the loan, the employment agreement provides that the loan will be forgiven as if a bonus in the amount of that annual prorated portion had been paid. As of December 31, 2002 and 2003, the outstanding principal amount of the loan was $1.3 million and $1.1 million, respectively, and this amount is included in other assets in the Consolidated Balance Sheets.

        The salary amounts above are included in selling, general and administrative expenses in the Consolidated Statements of Operations and Comprehensive Income. At December 31, 2002 and 2003, no amounts were payable for the salaries and benefits discussed above.

        The Company has a deferred compensation arrangement with Mr. Whaley to pay 30% of his annual salary in the form of a bonus at the end of the term of his employment agreement. The Company is accruing the bonus payment obligation by charges to expense over the life of the agreement, and these amounts are included in selling, general and administrative expenses in the Consolidated Statements of Operations and Comprehensive Income. Amounts payable to Mr. Whaley at December 31, 2002 and 2003 under these arrangements were $1.3 million and $1.8 million, respectively, and are included in accrued expenses in the Consolidated Balance Sheets.

        The Company paid dividends to shareholders in 2001, 2002 and 2003 as disclosed in the Consolidated Statements of Cash Flows. Dividends payable at December 31, 2002 and 2003 were $2.6 million and $2.7 million, respectively, and are included in accrued expenses in the Consolidated Balance Sheets.

        The Company performs certain other functions on behalf of the shareholders, including preparation of personal income tax returns and accounting and tax return preparation for the Solo Cup Foundation.

(16)    Subsequent Events

        On February 27, 2004 with an effective date of February 22, 2004, the Company acquired SF Holdings Group, Inc., referred to in this note as "Sweetheart," a producer and marketer of foodservice products, such as paper and plastic cups, lids, food containers, plates, bowls, cutlery, napkins and tablecovers.

        The aggregate consideration paid for the acquisition including direct costs of the acquisition was $915.0 million, of which $15.0 million is being held in an escrow account pending a final working capital review. The $15.0 million held in escrow was not included in the allocation of the cost to the assets acquired and liabilities assumed as it represents contingent consideration for which the contingency has not been resolved. The consideration was applied to the purchase of all the common stock and common stock equivalents of Sweetheart, as well as the repayment of all outstanding debt of Sweetheart and its subsidiaries and the repurchase and cancellation of its preferred stock. In addition, the Company purchased from a lessor certain leased manufacturing equipment and other assets that Sweetheart uses in its operations for an aggregate purchase price of $209.1 million, plus $8.0 million of accrued rent on the leases and the payment of documentation expenses. These amounts are included in the $915.0 million of aggregate consideration paid.

        As part of the transactions in connection with the acquisition, the Company and Sweetheart became direct, wholly-owned subsidiaries of Solo Cup Company, a newly formed Delaware corporation that is referred to in this note as "Delaware Solo Cup Company," and Delaware Solo Cup Company became a direct, wholly-owned subsidiary of Solo Cup Investment Corporation, a newly formed Delaware corporation.

        The acquisition was financed through issuance of a combination of debt and equity. Solo Cup Investment Corporation issued $240.0 million initial aggregate liquidation preference of mandatory convertible redeemable preferred stock to Vestar Capital Partners IV, L.P. Solo Cup Investment Corporation used the proceeds from the preferred stock issuance to contribute to the common equity capital of Delaware Solo Cup Company.

        Delaware Solo Cup Company financed the remainder of the amounts necessary to consummate the acquisition and the related transactions and to pay related fees and expenses through a combination of financing sources, including senior bank credit facilities and issuance of senior subordinated notes.

        The senior credit facilities were entered into by Delaware Solo Cup Company and a group of lenders including Bank of America, Citicorp North America, Inc. and other banks, financial institutions and institutional lenders. An aggregate principal amount of up to $800.0 million is available through a $650.0 million term loan facility and a $150.0 million revolving credit facility. The interest rates per annum applicable to the senior credit facilities is eurodollar rate plus the applicable margin or, at the option of the borrower, the alternate base rate (defined as the higher of the Bank of America prime rate and the Federal Funds rate plus 0.50%) plus the applicable margin. The applicable margin means (a) with respect to the revolving credit facility, (i) for the first six months after the closing date, 2.75% per annum, in the case of eurodollar rate advances, and 1.75% per annum, in the case of alternate base rate advances, and (ii) thereafter, a percentage per annum to be determined in accordance with a pricing grid based on the leverage ratio and (b) with respect to the term loan facility, 2.75% per annum, in the case of eurodollar rate advances, and 1.75% per annum, in the case of alternate base rate advances. The term loan facility is subject to quarterly amortization of principal with 1.0% of the initial aggregate term loan advances to be payable in each of the first two years and with quarterly amortization to be determined for the last five years, with the final payment of all amounts outstanding, plus accrued interest, being due in 2011. The revolving credit facility will terminate and all amounts outstanding thereunder shall be due and payable in full in 2010. Under the terms of the agreement, Delaware Solo Cup Company is required to meet certain restrictive financial covenants including maintenance of a maximum leverage ratio, maximum capital expenditures and a minimum interest coverage ratio, as defined. As of the acquisition date, the full amount of the $650.0 million term loan facility and $11.23 million of the revolving credit facility capacity were drawn.

        In addition, Delaware Solo Cup Company authorized, issued and sold $325.0 million of senior subordinated notes. The interest rate for the senior notes is fixed at 8.5% per year with interest payments made semi-annually, in cash, in arrears on February 15th and August 15th. The notes are due in February 2014.

        Concurrent with the above transactions, the interest rate swap (see note 6) and all of the outstanding debt of the Company, excluding the yen denominated short-term bank borrowings and capital lease obligations (see note 9), were repaid and the agreements were terminated as of February 27, 2004.

        The following sets forth the payments made to terminate these debt instruments on February 27, 2004 (in thousands).

	Principal	Prepayment Penalties	Interest	Foreign Exchange Loss	Total
Interest rate swap	$1,656	$—	$—	$—	$1,656
Securitization facility	27,800	—	34	—	27,834
364-day revolving credit agreement	29,500	—	—	—	29,500
Senior notes	160,000	26,920	1,713	—	188,633
Yen-denominated senior notes	44,170	3,770	228	679	48,847
Totals	$263,126	$30,690	$1,975	$679	$296,470

(17)    Valuation and qualifying accounts

        Valuation and qualifying accounts are comprised of allowance for doubtful accounts, allowance for discounts and deductions and inventory obsolescence reserves. The changes in these accounts for the years ended December 31, 2001, 2002 and 2003 were as follows (in thousands):

	Beginning balance	Charged to income	Charged to other accounts*	Deductions	Ending balance
Allowance for doubtful accounts
2001	$2,580	$1,147	$205	$(302)	$3,630
2002	3,630	566	153	(849)	3,500
2003	3,500	778	79	(457)	3,900
Allowance for discounts and deductions
2001	$7,365	$5,342	$—	$(2,681)	$10,025
2002	10,025	(1,245)	—	—	8,781
2003	8,781	1,707	—	—	10,488
Inventory obsolescence reserve
2001	$3,469	$(407)	$266	$(559)	$2,769
2002	2,769	(302)	28	(985)	1,510
2003	1,510	1,019	30	(989)	1,570

*
Other accounts charged include allowance for doubtful accounts for recoveries received and cumulative translation adjustment for translation of foreign accounts.

(18)    Guarantors

        On February 27, 2004, with an effective date of February 22, 2004, the Company acquired SF Holdings Group, Inc. The Company partially funded this acquisition through the issuance of the 8.5% senior subordinated notes. The 8.5% senior subordinated notes are guaranteed, jointly and severally, by all of the domestic and European subsidiaries of the Company. The following financial information presents the guarantors and non-guarantors of the 8.5% senior subordinated notes, in accordance with Rule 3-10 of Regulation S-X (in thousands):

	Consolidated Balance Sheet December 31, 2003
	Guarantors	Non Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$1,987	$1,282	$—	$3,269
Cash in escrow	10,003	—	—	10,003
Accounts receivable:
Trade	53,253	35,140	—	88,393
Other	13,135	3,369	(10,587)	5,917
Inventories	90,509	9,279	(69)	99,719
Deferred income taxes	—	895	—	895
Other current assets	10,341	2,474	—	12,815

Total current assets	179,228	52,439	(10,656)	221,011
Property, plant and equipment, net	257,013	42,271	—	299,284
Goodwill	94,660	216	—	94,876
Intangible assets	105	514	—	619
Restricted cash	2,139	—	—	2,139
Other assets	50,097	3,063	(41,479)	11,681

Total assets	$583,242	$98,503	$(52,135)	$629,610

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$46,453	$28,277	$(10,590)	$64,140
Accrued expenses	37,373	6,678	—	44,051
Short-term debt	35,800	8,382	—	44,182
Current maturities of long-term debt	5,274	642	—	5,916

Total current liabilities	124,900	43,979	(10,590)	158,289
Long-term debt, less current maturities	199,554	3,324	—	202,878
Deferred income taxes	2,396	(791)	—	1,605
Other liabilities	10,153	22,918	(18,955)	14,116

Total liabilities	337,003	69,430	(29,545)	376,888

Minority interest	—	2,060	—	2,060

Shareholders' equity:
Class A common stock	103	843	(843)	103
Class B common stock	1	—	—	1
Additional paid-in capital	24,965	14,088	(14,088)	24,965
Retained earnings	222,708	10,195	(7,659)	225,244
Accumulated other comprehensive income (loss)
Minimum pension liability, net of income tax	(3,059)	—	—	(3,059)
Foreign currency translation adjustment	1,521	1,887	—	3,408

Total shareholders' equity	246,239	27,013	(22,590)	250,662

Total liabilities and shareholders' equity	$583,242	$98,503	$(52,135)	$629,610

	Consolidated Balance Sheet December 31, 2002
	Guarantors	Non Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$10,769	$1,858	$—	$12,627
Accounts receivable:
Trade	49,591	42,013	—	91,604
Other	14,209	2,871	(14,328)	2,752
Inventories	91,795	9,343	(23)	101,115
Deferred income taxes	43	1,670	—	1,713
Other current assets	9,865	473	—	10,338

Total current assets	176,272	58,228	(14,351)	220,149
Property, plant and equipment, net	258,779	43,558	—	302,337
Goodwill	90,878	195	—	91,073
Intangible assets	192	334	—	526
Restricted cash	1,900	—	—	1,900
Other assets	42,932	3,410	(39,067)	7,275

Total assets	$570,953	$105,725	$(53,418)	$623,260

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$48,042	$39,334	$(12,882)	$74,494
Accrued expenses	34,871	7,347	(1,447)	40,771
Short-term debt	20,000	10,694	—	30,694
Current maturities of long-term debt	76	712	—	788

Total current liabilities	102,989	58,087	(14,329)	146,747
Long-term debt, less current maturities	200,529	3,496	—	204,025
Deferred income taxes	2,427	(1,588)	—	839
Other liabilities	7,088	20,669	(16,543)	11,214

Total liabilities	313,033	80,664	(30,872)	362,825

Minority interest	—	1,964	—	1,964

Shareholders' equity:
Class A common stock	103	843	(843)	103
Class B common stock	1	—	—	1
Additional paid-in capital	24,965	14,088	(14,088)	24,965
Retained earnings	236,817	7,965	(7,615)	237,167
Accumulated other comprehensive income (loss)
Minimum pension liability, net of income tax	(2,693)	(270)	—	(2,963)
Foreign currency translation adjustment	(1,273)	471	—	(802)

Total shareholders' equity	257,920	23,097	(22,546)	258,471

Total liabilities and shareholders' equity	$570,953	$105,725	$(53,418)	$623,260

	Consolidated Statement of Operations For the Year Ended December 31, 2003
	Guarantors	Non Guarantors	Eliminations	Consolidated
Net sales	$770,909	$116,487	$(7,703)	$879,693
Cost of goods sold	677,682	98,503	(7,519)	768,666

Gross profit	93,227	17,984	(184)	111,027
Selling, general and administrative expenses	87,687	13,152	(138)	100,701
Other operating expense (income), net	(1,629)	13	—	(1,616)

Operating income (loss)	7,169	4,819	(46)	11,942

Other income (expense)
Interest expense	(16,330)	(897)	768	(16,459)
Interest income	2,807	1	(768)	2,040
Foreign currency exchange gain, net	2,760	—	—	2,760
Other, net	2	307	—	309

Total other expense	(10,761)	(589)	—	(11,350)

Income (loss) before income tax, minority interest and cumulative effect of changes in accounting principles	(3,592)	4,230	(46)	592
Income tax provision	(1,303)	(1,872)	—	(3,175)
Minority interest	—	(129)	—	(129)

Income (loss) before cumulative effect of changes in accounting principles	(4,895)	2,229	(46)	(2,712)
Cumulative effect of changes in accounting principles	—	—	—	—

Net income (loss)	$(4,895)	$2,229	$(46)	$(2,712)

	Consolidated Statement of Operations For the Year Ended December 31, 2002
	Guarantors	Non Guarantors	Eliminations	Consolidated
Net sales	$739,202	$102,315	$(4,907)	$836,610
Cost of goods sold	628,132	87,279	(4,884)	710,527

Gross profit	111,070	15,036	(23)	126,083
Selling, general and administrative expenses	88,901	13,172	—	102,073
Other operating expense (income), net	(4,374)	102	—	(4,272)

Operating income (loss)	26,543	1,762	(23)	28,282

Other income (expense)
Interest expense	(17,515)	(898)	714	(17,699)
Interest income	3,195	66	(714)	2,547
Foreign currency exchange gain, net	4,368	102	—	4,470
Other, net	(208)	276	—	68

Total other income (expense)	(10,160)	(454)	—	(10,614)

Income before income tax, minority interest and cumulative effect of changes in accounting principles	16,383	1,308	(23)	17,668
Income tax provision	178	(974)	—	(796)
Minority interest	—	325	—	325

Income before cumulative effect of changes in accounting principles	16,561	659	(23)	17,197
Cumulative effect of changes in accounting principles	—	(216)	—	(216)

Net income	$16,561	$443	$(23)	$16,981

	Consolidated Statement of Operations For the Year Ended December 31, 2001
	Guarantors	Non Guarantors	Eliminations	Consolidated
Net sales	$722,578	$64,499	$(7,575)	$779,502
Cost of goods sold	604,786	55,457	(7,575)	652,668

Gross profit	117,792	9,042	—	126,834
Selling, general and administrative expenses	93,434	7,052	—	100,486
Other operating expense, net	7,613	338	—	7,951

Operating income	16,745	1,652	—	18,397

Other income (expense)
Interest expense	(15,915)	(509)	444	(15,980)
Interest income	3,414	14	(444)	2,984
Foreign currency exchange gain, net	720	—	—	720
Other, net	670	(983)	19	(294)

Total other income (expense)	(11,111)	(1,478)	19	(12,570)

Income before income tax, minority interest and cumulative effect of changes in accounting principles	5,634	174	19	5,827
Income tax provision	(1,523)	(508)	—	(2,031)
Minority interest	—	245	—	245

Income (loss) before cumulative effect of changes in accounting principles	4,111	(89)	19	4,041
Cumulative effect of changes in accounting principles	(154)	—	—	(154)

Net income (loss)	$3,957	$(89)	$19	$3,887

	Consolidated Statement of Cash Flows For the Year Ended December 31, 2003
	Guarantors	Non Guarantors	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by in operating activities	$29,215	$4,968	$—	$34,183

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition costs	(5,039)	—	—	(5,039)
Cash in escrow	(10,003)	—	—	(10,003)
Purchase of property, plant and equipment	(30,059)	(4,612)	—	(34,671)
Proceeds from sale of property, plant and equipment	2,062	2,987	—	5,049

Net cash used in investing activities	(43,039)	(1,625)	—	(44,664)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	—	—	—	—
Repayments of long-term debt	(75)	(793)	—	(868)
Proceeds from short-term borrowings	627,901	—	—	627,901
Repayments of short-term borrowings	(611,151)	(3,182)	—	(614,333)
Increase in restricted cash	(239)	—	—	(239)
Dividends paid	(9,145)	—	—	(9,145)

Net cash provided by (used) in financing activities	7,291	(3,975)	—	3,316

Effect of exchange rate changes on cash	(2,249)	56	—	(2,193)

Net decrease in cash and cash equivalents	(8,782)	(576)	—	(9,358)
Cash and cash equivalents, beginning of period	10,769	1,858	—	12,627

Cash and cash equivalents, end of period	$1,987	$1,282	$—	$3,269

	Consolidated Statement of Cash Flows For the Year Ended December 31, 2002
	Guarantors	Non Guarantors	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by operating activities	$60,441	$10,899	$—	$71,340

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition costs	(142)	—	—	(142)
Purchase of property, plant and equipment	(28,910)	(18,958)	—	(47,868)
Proceeds from sale of property, plant and equipment	8,621	9,779	—	18,400

Net cash used in investing activities	(20,431)	(9,179)	—	(29,610)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	—	—	—	—
Repayments of long-term debt	(30,461)	(1,586)	—	(32,027)
Proceeds from short-term borrowings	96,000	—	—	96,000
Repayments of short-term borrowings	(88,000)	(668)	—	(88,668)
Dividends paid	(6,942)	—	—	(6,942)

Net cash used in financing activities	(29,403)	(2,234)	—	(31,637)

Effect of exchange rate changes on cash	70	90	—	160

Net increase (decrease) in cash and cash equivalents	10,677	(424)	—	10,253
Cash and cash equivalents, beginning of period	92	2,282	—	2,374

Cash and cash equivalents, end of period	$10,769	$1,858	$—	$12,627

	Consolidated Statement of Cash Flows For the Year Ended December 31, 2001
	Guarantors	Non Guarantors	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by operating activities	$26,234	$28,959	$—	$55,193

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions, net of cash acquired	—	(22,297)	—	(22,297)
Acquisition costs	299	—	—	299
Purchase of property, plant and equipment	(25,909)	(2,707)	—	(28,616)
Proceeds from sale of property, plant and equipment	206	134	—	340

Net cash used in investing activities	(25,404)	(24,870)	—	(50,274)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	68,763	—	—	68,763
Repayments of long-term debt	(21,046)	(9,743)	—	(30,789)
Proceeds from short-term borrowings	770,559	7,802	—	778,361
Repayments of short-term borrowings	(822,560)	—	—	(822,560)
Increase in deferred financing costs	(488)	—	—	(488)
Increase in restricted cash	(1,900)	—	—	(1,900)
Dividends paid	(8,066)	—	—	(8,066)

Net cash used in financing activities	(14,738)	(1,941)	—	(16,679)

Effect of exchange rate changes on cash	(300)	(986)	—	(1,286)

Net (decrease) increase in cash and cash equivalents	(14,208)	1,162	—	(13,046)
Cash and cash equivalents, beginning of period	14,300	1,120	—	15,420

Cash and cash equivalents, end of period	$92	$2,282	$—	$2,374

SOLO CUP COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2003	March 31, 2004
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,269	$15,264
Cash in escrow	10,003	15,000
Accounts receivable:
Trade, less allowance for doubtful accounts of $3,900 and $8,330	88,393	215,317
Other	5,917	28,121
Inventories	99,719	341,738
Spare parts	7,864	32,187
Deferred income taxes	895	53,232
Prepaid expenses and other current assets	4,951	19,001

Total current assets	221,011	719,860
Property, plant and equipment, net	299,284	870,474
Spare parts	—	12,187
Goodwill and intangible assets	95,495	184,754
Restricted cash	2,139	1,905
Other assets	11,681	36,388

Total assets	$629,610	$1,825,568

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$64,140	$165,876
Accrued payroll and related costs	15,202	62,957
Accrued customer allowances	10,304	23,815
Accrued expenses and other current liabilities	18,545	29,742
Short-term debt	44,182	7,187
Current maturities of long-term debt	5,916	7,160

Total current liabilities	158,289	296,737
Long-term debt, net of current maturities	202,878	1,024,753
Deferred income taxes	1,605	18,709
Pensions and post retirement benefits	12,460	67,765
Other liabilities	1,656	3,193

Total liabilities	376,888	1,411,157

Minority interest	2,060	3,495

Shareholders' equity:
Class A Common Stock of Solo Delaware—Par value $0.01 per share; 1,000 shares authorized; 100 shares issued and outstanding at March 31, 2004	—	—
Class A Common Stock of Solo Illinois—Par value $0.01 per share; 10,367,626 shares authorized, issued and outstanding at December 31, 2003	103	—
Class B Common Stock of Solo Illinois—Par value $0.01 per share; 57,474 shares authorized, issued and outstanding at December 31, 2003	1	—
Additional paid-in capital	24,965	254,696
Retained earnings	225,244	153,575
Accumulated other comprehensive income	349	2,645

Total shareholders' equity	250,662	410,916

Total liabilities and shareholders' equity	$629,610	$1,825,568

See accompanying Notes to Consolidated Financial Statements.

SOLO CUP COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS

(Unaudited)
(In thousands)

	For the Quarter ended March 31, 2003	For the Quarter ended March 31, 2004
Net sales	$176,757	$327,296
Cost of goods sold	159,995	290,372

Gross profit	16,762	36,924
Selling, general and administrative expenses	19,769	45,688

Operating loss	(3,007)	(8,764)
Interest expense, net of interest income of $89 and $739	2,559	8,346
Prepayment penalties	—	30,690
Loss on debt extinguishment	—	916
Foreign currency exchange loss (gain), net	1,613	(1,374)
Other (income) expense, net	(67)	768

Loss before income taxes and minority interest	(7,112)	(48,110)
Income tax provision	456	10,548
Minority interest	(36)	11

Net loss	$(7,532)	$(58,669)

Comprehensive loss:
Net loss	$(7,532)	$(58,669)
Foreign currency translation adjustment	392	2,296

Comprehensive loss	$(7,140)	$(56,373)

See accompanying Notes to Consolidated Financial Statements.

SOLO CUP COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(Unaudited)

	Class A Common stock		Class B Common stock
					Additional paid-in capital	Retained earnings	Accumulated other comprehensive income (loss)	Total shareholders' equity
	Shares	Amount	Shares	Amount
	(In thousands, except share amounts)
Balances at December 31, 2003	10,367,626	103	57,474	1	24,965	225,244	349	250,662
Net loss (Unaudited)	—	—	—	—	—	(58,669)	—	(58,669)
Dividends declared (Unaudited)	—	—	—	—	—	(13,000)	—	(13,000)
Retirement of common stock—Solo Illinois (Unaudited)	(10,367,626)	(103)	(57,474)	(1)	(24,965)	—	—	(25,069)
Issuance of common stock—Solo Delaware (Unaudited)	100	—	—	—	254,696	—	—	254,696
Foreign currency translation adjustment (Unaudited)	—	—	—	—	—		2,296	2,296

Balances at March 31, 2004 (Unaudited)	$100	$—	—	$—	$254,696	$153,575	$2,645	$410,916

See accompanying Notes to Consolidated Financial Statements.

SOLO CUP COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)
(In thousands)

	For the Quarter ended March 31, 2003	For the Quarter ended March 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(7,532)	$(58,669)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,024	15,812
(Gain) loss on sale of property, plant and equipment	(127)	3
Loss on debt extinguishment	—	916
Minority interest	(36)	11
Deferred income taxes	5,025	9,390
Changes in operating assets and liabilities (net of business acquisitions):
Accounts receivable	15,038	(11,906)
Inventories	(6,716)	(11,296)
Prepaid expenses and other current assets	(1,021)	(5,020)
Accounts payable	(6,292)	(23,794)
Accrued expenses and other current liabilities	(8,632)	4,792
Other liabilities	(2,195)	2,737
Other, net	(1,143)	296

Net cash used in operating activities	(2,607)	(76,728)

CASH FLOWS FROM INVESTING ACTIVITIES
Payment for business acquisition, net of cash acquired	—	(869,814)
Purchase of property, plant and equipment	(11,492)	(9,852)
Proceeds from sale of property, plant and equipment	638	927
Increase in cash in escrow	—	(4,997)

Net cash used in investing activities	(10,854)	(883,736)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under revolving credit facilities	7,774	53,000
Borrowings under the term notes	—	650,000
Borrowings under the 8.5% Senior Subordinated Notes	—	325,000
Borrowings under the Securitization Facility	—	5,000
Borrowings under the 364-day revolving credit agreement	—	16,500
Proceeds from sale of common stock	—	229,627
Repayments of the 7.08% Senior Notes	—	(160,000)
Repayments of the 3.67% Yen-denominated Senior Notes	—	(44,170)
Repayments of the interest rate swap	—	(1,656)
Repayment of the Securitization Facility	—	(27,800)
Repayment of the 364-day revolving credit agreement	—	(29,500)
Repayment of other debt	(245)	(250)
Debt issuance costs	—	(30,584)
Dividends paid	(928)	(13,000)
Decrease in restricted cash	—	234

Net cash provided by financing activities	6,601	972,401

Effect of exchange rate changes on cash	32	58

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(6,828)	11,995
CASH AND CASH EQUIVALENTS, beginning of period	12,627	3,269

CASH AND CASH EQUIVALENTS, end of period	$5,799	$15,264

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid	$496	$2,597

Income taxes paid	$123	$720

See accompanying Notes to Consolidated Financial Statements.

SOLO CUP COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(1)    BASIS OF PRESENTATION

        As used in these notes, unless the context otherwise requires, the "Company" shall refer to Solo Cup Company ("Solo Delaware"), a Delaware corporation which is the holding company for Solo Cup Company ("Solo Illinois"), an Illinois corporation, and its subsidiaries and SF Holdings Group, Inc. ("SF Holdings") and its subsidiaries, including Sweetheart Cup Company Inc. The Company is a wholly owned subsidiary of Solo Cup Investment Corporation ("SCI Corporation"), a Delaware corporation. SCC Holding Company LLC ("SCC Holding"), a Delaware limited liability company and Vestar Capital Partners ("Vestar") own 67.2% and 32.7% of SCI Corporation, respectively.

        Effective February 22, 2004, the predecessor company, Solo Illinois was merged into a newly formed holding company, Solo Delaware. The consolidated financial statements presented herein as of December 31, 2003 and for the quarter ended March 31, 2003 present the financial position and results of operations of the predecessor company, Solo Illinois, which are the same operations as the Company under a different capital structure. In connection with these transactions, 100.0% of the outstanding Class A and Class B Common Stock of Solo Illinois was cancelled and 100 shares of new Class A Common Stock with a par value of $0.01 per share were issued by Solo Delaware.

        On February 27, 2004, with an effective date of February 22, 2004, the Company acquired 100.0% of the outstanding stock of SF Holdings. For the quarter ended March 31, 2004, the financial position and results of operations for the Company include the period from February 22, 2004 to March 28, 2004 for SF Holdings.

        The information included in the foregoing interim financial statements of the Company is unaudited but, in the opinion of management, includes all adjustments (consisting only of normal recurring adjustments and accruals) which the Company considers necessary for a fair presentation of the operating results for these periods. Results for the interim periods are not necessarily indicative of results for the entire year. These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto of the Company for the year ended December 31, 2003.

(2)    INVENTORIES

        The components of inventories are as follows (in thousands):

	December 31, 2003	March 31, 2004
Finished goods	$70,249	$247,723
Work in progress	5,189	16,001
Raw materials and supplies	24,281	78,014

Total inventories	$99,719	$341,738

(3)    INCOME TAXES

        Prior to January 1, 2004, the Company was subject to taxation under the provisions of subchapter S of the Internal Revenue Code in the United States and the federal and certain state income tax liabilities of the Company were the responsibility of its shareholders. As of January 1, 2004, the Company revoked its subchapter S status and became a subchapter C corporation, which is subject to United States federal and state income tax. Consequently, the Company, pursuant to generally accepted accounting principles in the United States, recorded a one-time, $29.8 million non-cash tax expense to establish a $29.8 million net deferred income tax liability for the future tax consequences attributed to differences between the financial statement and income tax bases of its assets and liabilities as of January 1, 2004.

        From December 31, 2003 to March 31, 2004, the net deferred tax assets of the Company increased by $35.2 million from a $0.7 million deferred tax liability to a $34.5 million deferred tax asset, respectively. At March 31, 2004, the balances include the preliminary valuation of deferred tax assets and liabilities resulting from the SF Holdings Acquisition.

        The increase is comprised of the following (in thousands):

Increase (decrease) in net deferred tax asset
Net deferred tax asset of SF Holdings as of acquisition	$44,770
Effect of the Company's change from S corporation to C corporation	(29,792)
Benefit of book loss	19,244
Other	1,011

Increase in net deferred tax assets	$35,233

        The income tax expense includes the following components (in thousands):

	For the Quarter ended March 31, 2003	For the Quarter ended March 31, 2004
Income tax benefit at federal statutory tax rate	$(2,489)	$(16,839)
Effect of United States S corporation status	2,953	—
Effect of change from S corporation to C corporation	—	29,792
State income taxes (net of federal benefit)	—	(2,489)
Foreign tax rates differential	(8)	84

Income tax expenses	$456	$10,548

(4)    PROPERTY, PLANT AND EQUIPMENT

        The Company's major classes of property, plant and equipment, are as follows (in thousands):

	December 31, 2003	March 31, 2004
Land	$22,350	$44,711
Buildings and improvements	95,631	300,616
Machinery and equipment	528,221	882,192
Construction in progress	23,865	28,398

Total property, plant and equipment	670,067	1,255,917
Less—accumulated depreciation and amortization	(370,783)	(385,443)

Property, plant and equipment, net	$299,284	$870,474

        Depreciation of property, plant and equipment was $14.5 million for the quarter ended March 31, 2004. Capitalized interest was $0.1 million for the quarter ended March 31, 2004.

(5)    ACQUISITION

        On February 27, 2004 with an effective date of February 22, 2004, the Company consummated the purchase of 100.0% of the issued and outstanding capital stock of SF Holdings (the "SF Holdings Acquisition"). SF Holdings and its subsidiaries are one of the largest converters and marketers of plastic and paper disposable foodservice and food packaging products in North America. The results of operations of SF Holdings from February 22, 2004 to March 28, 2004 are included in the consolidated financial statements of the Company.

        The aggregate purchase price was $915.0 million, subject to a post closing working capital adjustment, of which $15.0 million is being held in an escrow account pending a final working capital adjustment. The $15.0 million held in escrow is not included in the allocation of the cost of the assets acquired and liabilities assumed as it represents contingent consideration for which the contingency has not been resolved. The consideration was applied to the purchase of all common stock and common stock equivalents of SF Holdings, as well as the repayment of all outstanding debt of SF Holdings and the repurchase and cancellation of its preferred stock. In addition, the Company purchased from a lessor certain leased manufacturing equipment and other assets that SF Holdings uses in its operations for an aggregate purchase price of $209.1 million, plus $8.0 million of accrued rent on the leases and the payment of documentation expenses. These amounts are included in the $915.0 million of aggregate consideration paid.

        The funding of the SF Holdings Acquisition was made through bank financing, bonds and private investment. The SF Holdings Acquisition resulted in goodwill of $41.1 million which is not tax deductible and $43.3 million of acquired intangible assets with a weighted average useful life of approximately four years. These intangible assets consisted of trademarks and trade names of $22.2 million with an estimated useful life of four years and of trophy manufacturing technology valued at $21.1 million with an estimated useful life of four years.

        The following are the amounts assigned to the acquired assets and liabilities at the acquisition date (in millions):

Purchase price	$915.0
Less cash in escrow	(15.0)

Adjusted purchase price	$900.0

Cash	$30.2
Accounts receivable	134.8
Inventories	230.2
Other current assets	55.9
Property, plant and equipment	572.7
Intangible assets	43.3
Other long term assets	45.1

Total assets	$1,112.2

Current liabilities	$190.9
Other long term liabilities	62.4

Total liabilities	$253.3

Excess of purchase price over assets and liabilities acquired	$41.1

        The allocation of purchase price is subject to final determination based on valuations and other determinations that are expected to be completed during 2004. The Company is obtaining valuations of certain actuarially determined liabilities, and finalizing estimates related to income taxes and certain restructuring liabilities.

        The following are the pro-forma results assuming that the acquisition had occurred as of January 1, 2003 (in thousands):

	For the Quarter ended March 31, 2003	For the Quarter ended March 31, 2004
Net sales	$470,102	$494,818

Net loss	$(9,163)	$(17,410)

(6)    GOODWILL AND OTHER INTANGIBLE ASSETS

        The following are changes in the carrying value of goodwill by reporting unit (in thousands):

	North America	Europe	Asia-Pacific	Other	Total
Balance at December 31, 2003	$56,298	$38,362	$216	$—	$94,876
Acquisition of SF Holdings	41,104	—	—	—	41,104
Translation adjustment	—	1,240	6	—	1,246

Balance at March 31, 2004	$97,402	$39,602	$222	$—	$137,226

        The gross carrying amount of nonamortizable intangible assets at December 31, 2003 and March 31, 2004 was $0.6 million and $3.5 million, respectively. The gross carrying amount of amortizable intangible assets at December 31, 2003 and March 31, 2004 was $0.0 million and $44.0 million, respectively.

(7)    DEBT

        Long-term debt, including amounts payable within one year, is as follows (in thousands):

	December 31, 2003	March 31, 2004
Yen-denominated short term bank borrowings	$8,382	$7,187
Securitization facility	22,800	—
364-day revolving credit agreement	13,000	—
Senior Credit Facility	—	703,000
8.5% Senior Subordinated Notes	—	325,000
Capital lease obligations	3,966	3,913
7.08% Senior Notes	160,000	—
3.67% Yen-denominated Senior Notes	44,828	—

Total debt	252,976	1,039,100

Less—Current maturities of long-term debt	50,098	14,347

Total long-term debt	$202,878	$1,024,753

        On February 27, 2004, the Company entered into credit facilities comprised of a $150.0 million revolving credit facility maturing in 2010 and a $650.0 million term loan facility maturing in 2011. The revolver is principally used for working capital purposes, and the term loan was used to finance the acquisition and related transactions. For purposes of calculating interest, loans under the credit facilities are designated as eurodollar rate loans or, in certain circumstances, base rate loans. Eurodollar rate loans bear interest at the British Bankers Association Interest Settlement Rate for deposits in dollars plus a borrowing margin as described below. Interest on eurodollar rate loans is payable at the end of the applicable interest period of one, two, three or six months, but not less frequently than quarterly. Base rate loans bear interest at (a) the greater of (i) the rate most recently announced by Bank of America as its "prime rate" or (ii) the Federal Funds Rate plus 1/2 of 1% per annum, plus (b) a borrowing margin as described below. The margin varies from 2.0% to 2.75% on eurodollar rate loans and from 1.0% to 1.75% on base rate loans, depending on the Company's leverage ratio. As of March 31, 2004, the weighted average annual interest rate applicable to eurodollar rate loans was 3.62% and the weighted average annual interest rate applicable to base rate loans was 5.75%. During the quarter ended March 31, 2004, the weighted average annual interest rate for the credit facilities was 3.69%. A commitment fee of 0.50% on the unused portion of the credit facilities is payable on a quarterly basis. As of March 31, 2004, $94.7 million was available under the credit facilities.

        The Senior Credit Facility is secured by (i) the present and future personal and real property and assets of the Company and its restricted subsidiaries, as defined (ii) a pledge of 100.0% of the stock of each of SCI Corporation's present and future direct and indirect domestic subsidiaries and 66.0% of the stock of each first-tier foreign subsidiary, as defined; (iii) all present and future intercompany debt of the Company and its restricted subsidiaries; and (iv) all proceeds of the foregoing. Under the Senior Credit Facility, the Company is required to meet certain restrictive financial covenants, including a maximum consolidated leverage ratio, minimum consolidated interest coverage ratio and maximum capital expenditures. The Senior Credit Facility also contains other various covenants that limit, or restrict, among other things, indebtedness, dividends, leases, capital expenditures and the use of proceeds from asset sales and certain other business activities. The Company is currently in compliance with all covenants under the Senior Credit Facility. At March 31, 2004, the interest rate on the term loan facility was 3.6% and 3.7% on the revolving credit facility.

        The Company may make optional prepayments to either facility in million dollar increments with a minimum prepayment of $10.0 million. There are mandatory quarterly prepayments for the term loan which the first prepayment of $1.625 million was made on its scheduled due date of May 27, 2004. The quarterly prepayments range from $1.625 million per quarter through February 27, 2006 to $6.25 million per quarter from May 27, 2006 through February 27, 2008 to $12.5 million per quarter from May 27, 2008 through November 27, 2010 with a balloon payment of $449.5 million due on February 27, 2011. The Company is required to make a mandatory annual prepayment of the term loan facility and the revolving credit facility in an amount equal to 50.0% of excess cash flow, as defined when the consolidated leverage ratio, as defined, is 3.5x or greater, or 25.0% of excess cash flow when the company's consolidated leverage ratio is less than 3.5x. In addition, the Company is required to make a mandatory prepayment of the term loan facility and the revolving credit facility with, among other things: (i) 100.0% of the net cash proceeds of any property or asset sale, subject to certain exceptions and reinvestment requirements; (ii) 100.0% of the net cash proceeds of any extraordinary receipts, as defined, subject to certain exceptions and reinvestment requirements; (iii) 100.0% of the net cash proceeds of certain debt issuances, subject to certain exceptions; and (iv) 50.0% of the net cash proceeds from the issuance of additional equity interests when the consolidated leverage ratio is 3.5x or greater, or 25.0% of such proceeds when the consolidated leverage ratio is less than 3.5x.

        The Senior Credit Facility requires the Company to fix the interest rate for a portion of the borrowings. Accordingly, on March 10, 2004, the Company entered into an interest rate swap agreement to hedge the cash flows associated with the interest payments on $180.0 million of the eurodollar rate based borrowings.

        On February 27, 2004, the Company issued $325.0 million of Senior Subordinated Notes with a coupon of 8.5% (the "8.5% Senior Subordinated Notes"). The Company is required to register the

8.5% Senior Subordinated Notes with the Securities and Exchange Commission by September 24, 2004. The 8.5% Senior Subordinated Notes mature on February 15, 2014 with interest paid semi-annually every February 15 and August 15. Under the indenture governing 8.5% Senior Subordinated Notes, the Company must meet a minimum fixed charge coverage ratio to incur additional indebtedness. The 8.5% Senior Subordinated Notes are non-callable for the first five years. Starting on February 15, 2009, the Company has the option to redeem all or a portion of the 8.5% Senior Subordinated Notes at a redemption price equal to a percentage of the principal amount thereof plus accrued interest. If redeemed during the twelve-month period beginning on February 15, 2009 the price is 104.25%, from February 15, 2010 the price is 102.833%, from February 15, 2011 the price is 101.417% and from February 15, 2012 thereafter, the price is 100.0%. The 8.5% Senior Subordinated Notes provide that upon the occurrence of a change of control (as defined), the holders thereof will have an option to require the redemption of the 8.5% Senior Subordinated Notes at a redemption price equal to 101.0% of the principal amount thereof plus accrued interest. The 8.5% Senior Subordinated Notes contain various covenants which prohibit, or limit, among other things, asset sales, change of control, dividend payments, equity repurchases or redemption, the incurrence of additional indebtedness, the issuance of disqualified stock, certain transactions with affiliates, the creation of additional liens and certain other business activities.

        On February 27, 2004, the Company extinguished $160.0 million of 7.08% senior notes due June 30, 2011 (the "7.08% Senior Notes") and $44.2 million of 3.67% Yen-denominated senior notes due July 16, 2008 (the "3.67% Yen-denominated Senior Notes") resulting in prepayment penalties of $26.9 million and $3.8 million, respectively. As a result of early extinguishment of debt, the Company incurred a $0.9 million loss from the write off of deferred finance fees.

        The following sets forth the payments made to terminate the debt instruments on February 27, 2004 (in thousands):

	Principal	Prepayment Penalties	Interest	Foreign Exchange Loss	Total
Interest rate swap	$1,656	$—	$—	$—	$1,656
Securitization facility	27,800	—	34	—	27,834
364-day revolving credit agreement	29,500	—	—	—	29,500
7.08% Senior Notes	160,000	26,920	1,713	—	188,633
3.67% Yen-denominated Senior Notes	44,170	3,770	228	679	48,847

Total	$263,126	$30,690	$1,975	$679	$296,470

(8)    DERIVATIVES AND HEDGING ACTIVITIES

        The Company historically used interest rate swap contracts to manage exposure relating to the fair value of its outstanding fixed rate debt. During 2004, the Company entered into an interest rate swap contract to manage the exposure related to variability in the future interest payments on a portion of its variable rate debt. The Company does not use derivative financial instruments for trading or other speculative purposes.

        All derivative financial instruments, such as interest rate swap agreements, are required to be recorded on the balance sheet at fair value. At inception of the derivative contract, the Company designates the derivative contract as a hedge of the fair value of the underlying debt or a hedge of the future cash flows associated with interest payments on its variable rate debt.

        For those contracts designated as a hedge of the fair value of the underlying debt, the Company assesses whether or not the derivative contract qualifies as a highly effective hedge of the underlying hedged item as prescribed by SFAS Nos. 133 and 138. Changes in the fair value of derivative contracts are recorded in earnings. To the extent that a derivative contract is effective as a hedge of an exposure to future changes in fair value, the change in the derivative contract's fair value will be offset in the Consolidated Statements of Operations and Comprehensive Loss by the change in the fair value of the item being hedged. The Company has not entered into any contracts which meet the definition of a highly effective hedge, and therefore, changes in the fair value of the related derivative contracts are recorded as interest expense in the Consolidated Statements of Operations and Comprehensive Loss.

        If the derivative is designated as a cash flow hedge, the effective portion of changes in the fair value of the derivative are recorded in other comprehensive loss and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings.

        Derivative financial instruments involve elements of market and credit risk not recognized in the financial statements. The market risk that results from these instruments relates to changes in interest rates. Credit risk relates to the risk of nonperformance by a counterparty to one of the Company's derivative transactions. The Company believes that there is no significant credit risk associated with the potential failure of the counterparty to perform under the terms of its derivative financial instrument.

        To limit the variability of a portion of the interest payments under the Senior Credit Facility, on March 10, 2004 the Company entered into receive-variable, pay-fixed interest rate swaps with a total notional amount of $180 million. Under these interest rate swaps, the Company receives variable interest rate payments and makes fixed interest rate payments; thereby fixing the rate on a portion of the outstanding debt. The variable rate of interest received is the eurodollar rate. The fixed rate of interest paid is 2.375% to 2.376%. The swap agreements extend through March 31, 2007. At March 31, 2004 the fair value of these swap agreements was $(166,458) and represents the amount the Company would pay to terminate the agreement.

(9)    PENSIONS AND POST RETIREMENT

        In connection with the acquisition of SF Holdings, the Company assumed the obligations of certain domestic employee benefit plans. The related liabilities recorded in the initial purchase price allocation were $66.5 million, of which $56.5 million is long-term and $10.0 million is short-term, included within accrued payroll and related costs on the balance sheet. Final determination of these liabilities is subject to completion of the related actuarial valuations.

(10)    EQUITY TRANSACTIONS

        On February 27, 2004, the Company received net proceeds of $229,627 from the issuance of 100 shares of Class A common stock to SCI Corporation. SCI Corporation is a holding company that owns 100% of the outstanding stock of the Company. SCI Corporation has no operations and no cash flows, other than those provided by its investors, or resulting from equity transactions with its subsidiaries, which include the Company and its investors. In order to fund the proceeds for this purchase of stock in the Company, SCI Corporation issued $240.0 million of convertible preferred stock to a third-party investor. The convertible preferred stock pays cash dividends at a rate of 10.0% per annum on an amount equal to the sum of the original purchase price of the convertible preferred stock plus all accrued and unpaid dividends. Dividends will accumulate to the extent not paid, whether or not earned or declared. SCI Corporation is further required to redeem the convertible preferred stock for an amount in cash equal to its original purchase price plus all accrued and unpaid dividends on the eleventh anniversary of its issuance, and is subject to other accelerated redemption clauses. The Company provides no guarantees with respect to these obligations of SCI Corporation, and the recourse of the holders of the preferred stock is limited to claims against the common stockholders of SCI Corporation.

(11)    STOCK COMPENSATION

        SCI Corporation, the Company's parent, has a management investment and incentive compensation plan for certain key employees of the Company. Under this plan, SCI Corporation has reserved 1.4 million shares of common stock, and 5,000 shares of convertible participating preferred stock for issuance. During February 2004, SCI Corporation granted 376,953 options to purchase shares of SCI Corporation common stock at a price equal to the fair market value at the date of grant. Included in this grant were 150,781 options that are conditional upon the Company achieving certain defined performance targets for EBITDA and debt reduction. In addition, during February 2004, the Company issued 1,907 Convertible Preferred Units (CPU's) in exchange for certain deferred compensation liabilities. The fair value of the liabilities exchanged was equal to the value of the CPU's granted. The fair value of each CPU is linked to the fair market value of one share of SCI Corporation convertible participating preferred stock. CPU's do not have voting rights and are in certain circumstances convertible to common stock or convertible preferred participating stock of SCI Corporation.

        The Company accounts for these stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the measurement date, between the estimated fair value of the Company's stock and the exercise price of options to purchase that stock. The compensation expense is amortized on a straight-line basis over the vesting period of the options. For performance-based options, compensation expense is recognized periodically based on changes in the fair value of the stock relative to the exercise price of the option, the ratable vesting schedule, and management's estimate regarding the Company's ability to meet the performance criteria. To date, no compensation expense has been recorded related to stock-based compensation agreements with employees.

(12)    ACCUMULATED OTHER COMPREHENSIVE INCOME

        The components of accumulated other comprehensive income are as follows (in thousands):

	December 31, 2003	March 31, 2004
Foreign currency translation adjustment	$3,408	$5,704
Minimum pension liability adjustment	(3,059)	(3,059)

Accumulated other comprehensive income	$349	$2,645

(13)    RELATED PARTY TRANSACTIONS

        Robert L. Hulseman, who is John F. Hulseman's brother and the husband of Sheila M. Hulseman, is the Chairman and Chief Executive Officer of the Company, received salary and benefits of $275,850 and $276,184 for the quarter ended March 31, 2003 and March 31, 2004, respectively. John F. Hulseman, who is Robert L. Hulseman's brother and the husband of Georgia S. Hulseman, is the Vice Chairman and Secretary of the Company, received salary and benefits of $275,850 and $276,184 for the quarter ended March 31, 2003 and March 31, 2004 respectively. Robert L. and John F. Hulseman each hold 50.0% of the voting membership interests of SCC Holding, which owns 67.2% of the voting stock of SCI Corporation. In addition, Robert L., Sheila M., John F., Georgia S. Hulseman and Ronald L. Whaley, the Company's President and Chief Operating Officer, are directors of the Company.

        In the quarter ended March 31, 2004, the Company and SCI Corporation entered into a management agreement with SCC Holding providing for, among other things, the payment by SCI Corporation to SCC Holding an annual advisory fee of $2.5 million. In addition, SCC Holding and Vestar entered into a stockholders' agreement relating to their ownership of voting stock of SCI Corporation. Robert L. Hulseman and John F. Hulseman as a result of their ownership of voting and non-voting membership interests in SCC Holding, have economic interests of 0.2758% and 0.8512%, respectively, in SCC Holding. Ten children of Robert L. and Sheila M. Hulseman each have economic interests in SCC Holding, either directly or as beneficiaries of trusts, of 4.9765%; and six children of John F. and Georgia S. Hulseman each have economic interests in SCC Holding, either directly or as beneficiaries of trusts, of 8.1859% (in the case of two of the children), 8.1841% (in the case of three of the children) and 8.1849% (in the case of the remaining child).

        In the quarter ended March 31, 2004, SCI Corporation paid to Vestar a one-time $4.0 million advisory fee and reimbursed $0.3 million of out of pocket expenses of Vestar. SCI Corporation also entered into a management agreement with Vestar pursuant to which SCI Corporation will pay Vestar an $800,000 annual advisory fee, plus reimbursement of its expenses. Vestar also is party to a registration rights agreement with SCI Corporation and SCC Holding. In addition, Vestar and SCC Holding entered into a stockholders' agreement relating to, among other things, their ownership of voting stock of SCI Corporation. Vestar owns convertible preferred stock representing 32.7% of the voting stock of SCI Corporation. Daniel S. O'Connell and Norman W. Alpert are directors of the Company and are both employees and equity owners of Vestar.

        The Company paid dividends of $0.9 million and $13.0 million to shareholders for the quarter ended March 31, 2003 and March 31, 2004, respectively.

(14)    LEASES

        The Company leases certain transportation vehicles, warehouse and office facilities and machinery and equipment under both cancelable and non-cancelable operating leases, most of which expire within ten years and may be renewed by the Company. The full amount of lease rental payments are charged to expense using the straight-line method over the term of the lease. Future minimum rental commitments under non-cancelable operating leases in effect at March 31, 2004 are as follows (in thousands):

Remainder of 2004	$22,885
2005	23,612
2006	21,006
2007	18,420
2008	16,345
2009	15,412
Thereafter	154,823

Total	$272,503

(15)    SEGMENTS

        The Company manages and evaluates its operations in three reportable segments: North America, Europe and Asia-Pacific. The operating segments are managed separately based on the products and requirements of the different markets. North America includes all U.S. entities, Canada, Mexico, Corporate and Puerto Rico; Europe includes all U.K. entities and Denmark; and Asia-Pacific includes all Japanese entities and Australia; Other includes Panama.

        The accounting policies of the operating segments are the same as those described in note 2 in the summary of significant accounting policies in the Company's annual financial statements. Interest expense, interest income and income taxes are not reported on an operating segment basis because they are not considered in the performance evaluation by the Company's chief operating decision-maker. Segment operating results are measured based on operating income (loss). Intersegment net sales are accounted for on an arm's length pricing basis.

	North America	Europe	Asia-Pacific	Other	Total Segments	Eliminations	Total
	(in thousands)
For the quarter ended March 31, 2003
Net sales from external customers	$143,531	$13,638	$20,250	$2,707	$180,126	$(3,369)	$176,757
Intersegment net sales	3,144	—	—	225	3,369	3,369	—
Operating income (loss)	(4,526)	966	543	18	(2,999)	(8)	(3,007)
For the quarter ended March 31, 2004
Net sales from external customers	$288,344	$17,080	$23,258	$3,027	$331,709	$(4,413)	$327,296
Intersegment net sales	4,053	—	—	360	4,413	4,413	—
Operating income (loss)	(11,034)	1,382	660	228	(8,764)	—	(8,764)
Depreciation and amortization	13,347	923	1,351	191	15,812	—	15,812
Expenditures for long-lived assets	7,768	64	1,964	56	9,852	—	9,852
At March 31, 2004
Property, plant and equipment, net	801,892	25,401	40,208	2,973	870,474	—	870,474
Total assets	1,901,405	87,971	78,588	12,432	2,080,396	(254,828)	1,825,568

For the Quarter ended March 31, 2004
(in thousands)
Revenues:
Total segments and other net sales	$331,709
Eliminations of intersegment net sales	(4,413)

Total consolidated net sales	$327,296

Operating income:
Total segment operating loss	$(8,764)
Interest expense, net of interest income of $89	8,346
Prepayment penalties	30,690
Loss on debt extinguishment	916
Foreign currency exchange gain, net	(1,374)
Other expense, net	768

Total consolidated loss before income taxes and minority interest	$(48,110)

Assets:
Total segment and other assets	$2,080,396
Elimination of intersegment receivables	(254,828)

Total consolidated assets	$1,825,568

(16)    GUARANTOR NOTE

        On February 27, 2004, with an effective date of February 22, 2004, the Company acquired SF Holdings. The Company partially funded this acquisition through the issuance of the 8.5% Senior Subordinated Notes. The 8.5% Senior Subordinated Notes are guaranteed, jointly and severally, by all of the domestic and European subsidiaries of the Company. The consolidated guarantors include: Solo Cup Company, Solo Management Company, P.R. SOLO CUP, INC., SOLO TEXAS, LLC, SF Holdings Group, Inc., Sweetheart Cup Company Inc., Lily-Canada Holding Corporation, EMERALD LADY INC., Solo Cup (UK) Limited, Insulpak Holdings Limited and Solo Cup Europe Limited. The

following financial information presents the consolidated guarantors and non-guarantors of the 8.5% Senior Subordinated Notes, in accordance to Rule 3-10 of Regulation S-X (in thousands):

	Consolidated Balance Sheet December 31, 2003
	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$1,987	$1,282	$—	$3,269
Cash in escrow	10,003	—	—	10,003
Accounts receivable:
Trade	53,253	35,140	—	88,393
Other	13,135	3,369	(10,587)	5,917
Inventories	90,509	9,279	(69)	99,719
Deferred income taxes	—	895	—	895
Other current assets	10,341	2,474	—	12,815

Total current assets	179,228	52,439	(10,656)	221,011
Property, plant and equipment, net	257,013	42,271	—	299,284
Goodwill and intangible assets	94,765	730	—	95,495
Restricted cash	2,139	—	—	2,139
Other assets	50,097	3,063	(41,479)	11,681

Total assets	$583,242	$98,503	$(52,135)	$629,610

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$46,453	$28,277	$(10,590)	$64,140
Accrued expenses	37,373	6,678	—	44,051
Short-term debt	35,800	8,382	—	44,182
Current maturities of long-term debt	5,274	642	—	5,916

Total current liabilities	124,900	43,979	(10,590)	158,289
Long-term debt	199,554	3,324	—	202,878
Deferred income taxes	2,396	(791)	—	1,605
Other liabilities	10,153	22,918	(18,955)	14,116

Total liabilities	212,013	69,430	(29,545)	376,888

Minority interest	—	2,060	—	2,060

Shareholders' equity:
Class A Common Stock	103	843	(843)	103
Class B Common Stock	1	—	—	1
Additional paid-in capital	24,965	14,088	(14,088)	24,965
Retained earnings	222,708	10,195	(7,659)	225,244
Accumulated other comprehensive (loss) income	(1,538)	1,887	—	349

Total shareholders' equity	246,239	27,013	(22,590)	250,662

Total liabilities and shareholders' equity	$583,242	$98,503	$(52,135)	$629,610

	Consolidated Balance Sheet March 31, 2004
	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$8,123	$7,141	$—	$15,264
Cash in escrow	15,000	—	—	15,000
Accounts receivable:
Trade	184,455	41,855	(10,993)	215,317
Other	36,249	229	(8,357)	28,121
Inventories	319,611	22,430	(303)	341,738
Deferred income taxes	52,071	1,161	—	53,232
Other current assets	45,482	5,706	—	51,188

Total current assets	660,991	78,522	(19,653)	719,860
Property, plant and equipment, net	802,954	67,520	—	870,474
Goodwill and intangible assets	180,336	4,418	—	184,754
Restricted cash and cash in escrow	1,905	—	—	1,905
Other assets	110,267	3,323	(65,015)	48,575

Total assets	$1,756,453	$153,783	$(84,668)	$1,825,568

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$144,039	$41,187	$(19,350)	$165,876
Accrued expenses and other current liabilities	105,300	11,214	—	116,514
Short-term debt	—	7,187	—	7,187
Current maturities of long-term debt	6,500	660	—	7,160

Total current liabilities	255,839	60,248	(19,350)	296,737
Long-term debt	1,008,360	16,393	—	1,024,753
Deferred income taxes	17,314	1,395	—	18,709
Other liabilities	67,767	45,960	(42,769)	70,958

Total liabilities	1,349,280	123,996	(62,119)	1,411,157

Minority interest	—	3,495	—	3,495

Shareholders' equity:
Class A Common Stock	—	843	(843)	—
Additional paid-in capital	254,696	14,088	(14,088)	254,696
Retained earnings	149,991	11,202	(7,618)	153,575
Accumulated other comprehensive income	2,486	159	—	2,645

Total shareholders' equity	407,173	26,292	(22,549)	410,916

Total liabilities and shareholders' equity	$1,756,453	$153,783	$(84,668)	$1,825,568

	Consolidated Statement of Operations Quarter Ended March 31, 2003
	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net sales	$153,398	$25,276	$(1,917)	$176,757
Cost of goods sold	140,561	21,351	(1,917)	159,995

Gross profit	12,837	3,925	—	16,762
Selling, general and administrative expenses	16,927	2,842	—	19,769

Operating income (loss)	(4,090)	1,083	—	(3,007)
Interest expense, net	2,343	216	—	2,559
Foreign currency exchange loss, net	1,613	—	—	1,613
Other (income) expense, net	(346)	102	177	(67)

Income (loss) before income tax and minority interest	(7,700)	765	(177)	(7,112)
Income tax expense	282	174	—	456
Minority interest in subsidiary	—	(36)	—	(36)

Net income (loss)	$(7,982)	$627	$(177)	$(7,532)

	Consolidated Statement of Operations Quarter Ended March 31, 2004
	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net sales	$294,356	$37,616	$(4,676)	$327,296
Cost of goods sold	263,326	31,615	(4,569)	290,372

Gross profit	31,030	6,001	(107)	36,924
Selling, general and administrative expenses	41,843	3,875	(30)	45,688

Operating income (loss)	(10,813)	2,126	(77)	(8,764)
Interest expense, net	8,047	299	—	8,346
Prepayment penalties	30,690	—	—	30,690
Foreign currency exchange gain, net	(1,042)	(332)	—	(1,374)
Other expense, net	960	724	—	1,684

Income (loss) before income tax and minority interest	(49,468)	1,435	(77)	(48,110)
Income tax expense	9,740	808	—	10,548
Minority interest	—	11	—	11

Net income (loss)	$(59,208)	$616	$(77)	$(58,669)

	Consolidated Statement of Cash Flows Quarter Ended March 31, 2003
	Guarantors	Non-Guarantors	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash (used in) provided by operating activities	$(4,551)	$1,944	$—	$(2,607)

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(11,950)	458	—	(11,492)
Proceeds from sale of property, plant and equipment	439	199	—	638

Net cash (used in) provided by investing activities	(11,511)	657	—	(10,854)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings (repayments) under revolver credit facilities	10,000	(2,226)	—	7,774
Repayment of other debt	(45)	(200)	—	(245)
Dividends paid	(928)	—	—	(928)

Net cash provided by (used in) financing activities	9,027	(2,426)	—	6,601

Effect of exchange rate changes on cash	20	12	—	32

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(7,015)	187	—	(6,828)
Cash and cash equivalents, beginning of period	10,769	1,858	—	12,627

Cash and cash equivalents, end of period	$3,754	$2,045	$—	$5,799

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid	$466	$30	$—	$496

Income taxes paid	$5	$118	$—	$123

	Consolidated Statement of Cash Flows Quarter Ended March 31, 2004
	Guarantors	Non-Guarantors	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash (used in) provided by operating activities	$(79,991)	$3,263	$—	$(76,728)

CASH FLOWS FROM INVESTING ACTIVITIES
Payment for business acquisition	(869,814)	—	—	(869,814)
Additions to property, plant and equipment	(7,810)	(2,042)	—	(9,852)
Proceeds from sale of property, plant and equipment	251	676	—	927
Decrease in restricted cash and cash in escrow	(4,997)	—	—	(4,997)

Net cash used in investing activities	(882,370)	(1,366)	—	(883,736)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under revolver credit facilities	53,000	—	—	53,000
Borrowings under the term notes	650,000	—	—	650,000
Borrowings under the 8.5% Senior Subordinated Notes	325,000	—	—	325,000
Borrowings under the Secuiritization Facility	5,000	—	—	5,000
Borrowings under the 364-day revolving credit agreement	16,500	—	—	16,500
Proceeds from sale of common stock	229,627	—	—	229,627
Repayments of the 7.08% Senior Notes	(160,000)	—	—	(160,000)
Repayments of the 3.67% Yen-denominated Senior Notes	(44,170)	—	—	(44,170)
Repayments of interest rate swap	(1,656)	—	—	(1,656)
Repayment of the Securitization Facility	(27,800)	—	—	(27,800)
Repayment of the 364-day revolving credit agreement	(29,500)	—	—	(29,500)
Repayment of other debt	(4,164)	3,914	—	(250)
Debt issuance costs	(30,584)	—	—	(30,584)
Dividends paid	(13,000)	—	—	(13,000)
Increase in restricted cash	234	—	—	234

Net cash provided by (used in) financing activities	968,487	3,914	—	972,401

Effect of exchange rate changes on cash	10	48	—	58

NET INCREASE IN CASH AND CASH EQUIVALENTS	6,136	5,859	—	11,995
Cash and cash equivalents, beginning of period	1,987	1,282	—	3,269

Cash and cash equivalents, end of period	$8,123	$7,141	$—	$15,264

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid	$2,573	$24	$—	$2,597

Income taxes paid	$494	$226	$—	$720

(17)    SUBSEQUENT EVENTS

       On May 11, 2004, the Company announced the closing of its manufacturing and warehousing facilities in Kensington, Connecticut. Certain equipment from these facilities will be relocated to the Company's Owings Mills and Federalsburg, Maryland facilities. Also on this date, the Company announced the closing of its manufacturing and warehousing facility in Lakeland, Florida. Certain equipment from this facility will be relocated to one of the Company's facilities in Augusta, Georgia. The Company expects to complete these closures by July 2004.

        On May 19, 2004, the Company announced the closing of one of its manufacturing and warehousing facilities in Augusta, Georgia. Certain equipment from this facility will be relocated to the Company's Oshkosh, Wisconsin facility. Also on May 19, 2004, the Company announced the closing of its machine shop in Highland Park, Illinois.

        On May 20, 2004, SF Holdings and Sweetheart Cup Company purchased the remaining issued and outstanding 20.0% interest in Global Cup, S.A. de C.V.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
SF Holdings Group, Inc.

        We have audited the accompanying consolidated balance sheets of SF Holdings Group, Inc. and subsidiaries (the "Company") as of September 29, 2002 and September 28, 2003, and the related consolidated statements of operations and other comprehensive income (loss), cash flows, and shareholders' deficit for each of the three fiscal years in the period ended September 28, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 29, 2002 and September 28, 2003, and the results of its operations and its cash flows for each of the three fiscal years in the period ended September 28, 2003 in conformity with accounting principles generally accepted in the United States of America.

        As described in Note 1 to the consolidated financial statements, effective September 30, 2002, the Company adopted Statement of Financial Accounting Standards, ("SFAS") No. 145, Recission of FASB No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 requires that a gain or loss on extinguishment of debt that does not meet the criteria in Accounting Principles Board Opinion No. 30 no longer be classified as an extraordinary item. As a result, the accompanying consolidated financial statements have been restated for all periods presented to no longer classify gains or losses on extinguishment of debt as an extraordinary item. As described in Note 7 to the consolidated financial statements, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, effective September 30, 2002.

/s/ DELOITTE & TOUCHE LLP
Baltimore, Maryland
December 22, 2003

SF HOLDINGS GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 29, 2002	September 28, 2003	December 28, 2003
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,035	$14,259	$11,118
Cash in escrow	—	77	96
Receivables, less allowances of $3,741, $3,881 and $3,973	150,780	157,534	148,519
Due from affiliates	803	454	418
Inventories	219,427	220,433	216,803
Deferred income taxes	20,841	24,207	24,168
Assets held for sale	7,428	7,428	7,428
Other current assets	35,736	32,013	30,933

Total current assets	444,050	456,405	439,483
Property, plant and equipment, net	257,506	245,850	244,991
Deferred income taxes	23,516	21,467	22,350
Spare parts	13,428	13,310	13,789
Goodwill	119,418	119,418	119,418
Other assets	27,937	23,471	24,383

Total assets	$885,855	$879,921	$864,414

Liabilities and Shareholders' Deficit
Current liabilities:
Accounts payable	$102,028	$121,116	$100,902
Accrued payroll and related costs	38,009	44,192	40,948
Other current liabilities	43,278	37,323	36,604
Current portion of deferred gain on sale of assets	10,203	10,100	10,100
Current portion of long-term debt	119,853	23,123	16,649

Total current liabilities	313,371	235,854	205,203
Long-term debt	401,558	479,077	501,833
Deferred gain on sale of assets	72,883	62,054	59,529
Other liabilities	56,841	61,943	59,687
Preferred stock B, Series 2	—	15,000	15,000
Preferred stock B, Series 3	—	5,023	5,173
Exchangeable preferred stock	—	28,890	16,000

Total liabilities	844,653	887,841	862,425

Commitments and contingencies (See Notes)
Minority interest in subsidiaries	2,227	2,403	2,442
Exchangeable preferred stock	30,244	—	—
Preferred stock B, Series 2	15,000	—	—
Redeemable common stock	2,429	2,486	2,524
Shareholders' deficit	(8,698)	(12,809)	(2,977)

Total liabilities and shareholders' deficit	$885,855	$879,921	$864,414

See accompanying Notes to Consolidated Financial Statements.

SF HOLDINGS GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

AND OTHER COMPREHENSIVE INCOME (LOSS)

(In thousands)

	Fiscal			Thirteen Weeks Ended
	2001	2002	2003	December 29, 2002	December 28, 2003
				(Unaudited)
Net sales	$1,316,672	$1,283,547	$1,307,921	$320,345	$321,561
Cost of sales	1,144,802	1,130,448	1,142,445	284,660	280,032

Gross profit	171,870	153,099	165,476	35,685	41,529
Selling, general and administrative expenses	114,684	115,854	107,008	25,808	28,622
Restructuring charge	504	1,893	486	—	—
Asset impairment expense	2,244	593	721	—	—
Other income, net	(9,391)	(2,418)	(8,323)	(2,195)	(1,270)

Operating income	63,829	37,177	65,584	12,072	14,177
Interest expense, net of interest income of $148, $213, $142, $37 and $93	53,799	51,235	53,552	12,911	14,425
(Gain) loss on debt extinguishment	—	(41,968)	475	—	2,354

Income (loss) before income tax and minority interest	10,030	27,910	11,557	(839)	(2,602)
Income tax expense (benefit)	5,506	12,278	4,601	(192)	(1,042)
Minority interest in subsidiaries	1,196	145	176	14	39

Net income (loss)	3,328	15487	6,780	(661)	(1,599)
Payment-in-kind dividends on exchangeable preferred stock	6,415	5,709	4,386	1,079	536

Net income (loss) applicable to common shareholders	$(3,087)	$9,778	$2,394	$(1,740)	$(2,135)

Other comprehensive income (loss):
Net income (loss)	$3,328	$15,487	$6,780	$(661)	$(1,599)
Foreign currency translation adjustment	(392)	(912)	195	(167)	68
Minimum pension liability adjustment (net of income tax benefit of $(2,317), $(3,327), $(5,636), ($1,599) and ($1,021))	(3,476)	(4,991)	(8,454)	(2,399)	1,531

Comprehensive income (loss)	$(540)	$9,584	$(1,479)	$(3,227)	$—

See accompanying Notes to Consolidated Financial Statements.

SF HOLDINGS GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal			Thirteen Weeks Ended
	2001	2002	2003	December 29, 2002	December 28, 2003
				(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$3,328	$15,487	$6,780	$(661)	$(1,599)
Adjustments to reconcile net income (loss) to net cash provided by (used in) opening activities:
Depreciation and amortization	33,524	37,127	33,765	7,925	8,541
Amortization of deferred gain	(10,276)	(10,239)	(10,143)	(2,551)	(2,525)
Asset impairment expense	2,244	593	721	—	—
Deferred income tax expense	2,799	15,346	4,441	—	—
(Gain) loss on sale of property, plant and equipment	(362)	(2,406)	82	—	(16)
Gain on sale of investment	—	—	(208)	—	—
Write-off of assets	—	7,996	—	—	—
Interest accreted on debt	14,208	13,568	13,968	3,380	3,821
(Gain) loss on debt extinguishment	—	(41,968)	475	—	2,354
Minority interest in subsidiaries	1,196	145	176	14	39
Changes in operating assets and liabilities (net of business acquisitions):
Receivables	(7,178)	16,661	(6,405)	10,400	9,051
Inventories	11,147	5,594	(1,006)	20,426	3,630
Other current assets	(3,885)	(3,681)	3,723	4,116	1,080
Other assets	(2,471)	(6,193)	(650)	(2,981)	(1,314)
Accounts payable	(12,241)	6,914	19,088	(30,371)	(20,214)
Accrued payroll and related costs	(8,861)	(8,883)	6,183	(1,543)	(3,244)
Other current liabilities	1,141	(6,275)	(5,955)	5,979	(719)
Other liabilities	(12,000)	(9,750)	(7,079)	(1,080)	298
Other, net	1,073	(857)	(590)	(692)	(1,786)

Net cash provided by (used in) operating activities	13,386	29,179	57,366	12,361	(2,603)

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(31,701)	(21,206)	(13,770)	(2,492)	(4,907)
Payment for business acquisitions	(40,665)	—	—	—	—
Proceeds from sale of investment	—	—	330	—	—
Proceeds from sale of property, plant and equipment	120	5,284	65	—	17

Net cash used in investing activities	(72,246)	(15,922)	(13,375)	(2,492)	(4,890)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under credit facilities	66,427	200,254	(10,030)	(5,965)	(6,195)
Repayments under credit facilities	—	(196,144)	—	—	—
Repayment of other debt	(715)	(9,450)	(27,729)	(2,026)	(8,120)
Borrowings	—	2,000	2,000	—	—
Repayments of 12.0% Senior Notes	—	—	—	—	(93,825)
Repurchase of exchangeable preferred stock	—	—	—	—	(2,744)
Borrowings under the 9 1/2% Senior Secured Notes	—	—	—	—	100,000
Borrowings under the 9 1/2% Junior Subordinated Notes	—	—	—	—	20,000
Debt issuance costs	(1,287)	(12,759)	(6,231)	(277)	(4,745)
Proceeds from issuance of preferred stock	—	—	5,000	—	—
Redemption of exchangeable preferred stock	—	—	(1,692)	—	—
Increase in cash in escrow	(17)	(4,589)	(385)	(94)	(239)
Decrease in cash in escrow	309	4,597	308	87	220
Redemption of minority interest	(340)	—	(8)	—	—

Net cash provided by (used in) financing activities	64,377	(16,091)	(38,767)	(8,275)	4,352

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	5,517	(2,834)	5,224	1,594	(3,141)
CASH AND CASH EQUIVALENTS, beginning of period	6,352	11,869	9,035	9,035	14,529

CASH AND CASH EQUIVALENTS, end of period	$11,869	$9,035	$14,259	$10,629	$11,118

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid	$37,070	$34,426	$31,677	$3,367	$7,904

Income taxes (received) paid	$2,484	$880	$(3,121)	$13	$(18)

SUPPLEMENTAL NON-CASH FINANCING ACTIVITIES:
Common stock issued for minority interest	—	$9,930	—	—	—

See accompanying Notes to Consolidated Financial Statements.

SF HOLDINGS GROUP, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

(In thousands)

	Common Stock	Additional Paid-In Capital	Deficit	Accumulated Other Comprehensive Loss	Total Shareholders' Deficit
Balance, September 30, 2001	$7	$814	$(44,270)	$(4,726)	$(48,175)
Net income	—	—	15,487	—	15,487
Equity based compensation	—	359	—	—	359
Redemption of minority interest	1	9,929	—	—	9,930
Issuance of warrants	—	1,712	—	—	1,712
Redemption of exchangeable preferred	—	23,674	—	—	23,674
Exchangeable preferred dividend	—	—	(5,709)	—	(5,709)
Accretion of redeemable common stock	—	—	(73)	—	(73)
Minimum pension liability adjustment	—	—	—	(4,991)	(4,991)
Translation adjustment	—	—	—	(912)	(912)

Balance, September 29, 2002	8	36,488	(34,565)	(10,629)	(8,698)
Net income	—	—	6,780	—	6,780
Equity based compensation	—	47	—	—	47
Redemption of minority interest	—	(2,284)	—	—	(2,284)
Redemption of exchangeable preferred	—	4,048	—	—	4,048
Exchangeable preferred dividend	—	—	(4,386)	—	(4,386)
Accretion of redeemable common stock	—	—	(57)	—	(57)
Minimum pension liability adjustment	—	—	—	(8,454)	(8,454)
Translation adjustment	—	—	—	195	195

Balance, September 28, 2003	8	38,299	(32,228)	(18,888)	(12,809)
Net (loss) (Unaudited)	—	—	(1,599)	—	(1,599)
Equity based compensation (Unaudited)	—	24	—	—	24
Redemption of exchangeable preferred (Unaudited)	—	10,382	—	—	10,382
Exchangeable preferred dividend (Unaudited)	—	—	(536)	—	(536)
Accretion of redeemable common stock (Unaudited)	—	—	(38)	—	(38)
Minimum pension liability adjustment (Unaudited)	—	—	—	1,531	1,531
Translation adjustment (Unaudited)	—	—	—	68	68

Balance, December 28, 2003 (Unaudited)	$8	$48,705	$(34,401)	$(17,289)	$(2,977)

See accompanying Notes to Consolidated Financial Statements.

SF HOLDINGS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        As used in these notes, unless the context otherwise requires, the "Company" shall refer to SF Holdings Group, Inc. ("SF Holdings") and its subsidiaries, including Sweetheart Holdings Inc. ("Sweetheart Holdings") and Sweetheart Holdings' subsidiary Sweetheart Cup Company Inc. ("Sweetheart Cup").

        The Company believes it is one of the largest producers and marketers of disposable foodservice and food packaging products in North America. In each of Fiscal 2001, 2002 and 2003, the Company had net sales of approximately $1.3 billion. The Company sells a broad line of disposable paper, plastic and foam foodservice and food packaging products at all major price points under both branded and private labels to institutional foodservice, consumer and food packaging customers. The Company markets its products under its well recognized Sweetheart®, Lily®, Trophy®, Jazz®, Preference™, Go Cup®, Silent Service®, Centerpiece®, Basix®, Guildware®, Simple Elegance®, Sensations®, Hoffmaster®, Paper Art®, and Touch of Color® brands. In addition, the Company designs, manufactures and leases container filling equipment for use by dairies and other food processors. This equipment is specifically designed by the Company to fill and seal containers in customers' plants. In Fiscal 2001, 2002 and 2003, no one customer accounted for more than 10% of the Company's net sales.

(1)    SIGNIFICANT ACCOUNTING POLICIES

        Unaudited Interim Financial Information—The accompanying condensed consolidated balance sheet as of December 28, 2003, the condensed consolidated statements of operations and cash flows for the thirteen weeks ended December 29, 2002 and December 28, 2003 and the condensed consolidated statement of shareholder's deficit for the thirteen weeks ended December 28, 2003 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position as of December 28, 2003 and results of its operations and its cash flows for the thirteen weeks ended December 29, 2002 and December 28, 2003. The financial data and other information disclosed in these notes to the condensed consolidated financial statements for the thirteen week periods are unaudited. The results for the thirteen weeks ended December 28, 2003 are not necessarily indicative of the results to be expected for Fiscal 2004 or for any other interim period or for any other future year.

        Business Segments—The Company operates within one business segment and accordingly does not report multiple business segments. Included within net sales for Fiscal 2001, 2002 and 2003 is $1.6 million, $1.4 million and $1.3 million of lease revenue, respectively. Further identification of net sales by product and service or group of similar products and services is not available.

        Fiscal year end—The Company's fiscal year end is the 52 or 53 week period ending on the last Sunday in September. Fiscal 2001 is the 53 week period ended September 30, 2001. Fiscal 2002 is the 52 week period ended September 29, 2002. Fiscal 2003 is the 52 week period ended September 28, 2003.

        Principles of Consolidation and Translation—The consolidated financial statements include the accounts of SF Holdings and its subsidiaries. Assets and liabilities denominated in foreign currencies are translated at the rates of exchange in effect at the balance sheet date. Revenues and expenses are translated at the average of the monthly exchange rates. The cumulative effect of translation adjustments is deferred and classified as a cumulative translation adjustment in shareholders' equity and other comprehensive income (loss). All inter-company accounts and transactions have been eliminated.

        The accounts of the Company's Mexican subsidiary, Global Cup, S.A. De C.V. ("Global Cup"), are consolidated as of and for the fiscal year ended August 24, 2003 due to the time needed to consolidate this subsidiary. No events occurred related to this subsidiary in September 2003 that materially affected the Company's consolidated financial position or results of operations.

        Cash, including Cash Equivalents, Restricted Cash and Cash in Escrow—The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash overdrafts are reclassified to accounts payable and accrued payroll and related costs. Cash received as proceeds from the sale of assets is restricted to qualified capital expenditures under the terms of a lease agreement and is held in escrow with the trustee until utilized (See Note 10).

        Inventories—Inventories are stated at the lower of cost or market, using the first-in first-out method.

        Property, Plant and Equipment—Property, plant and equipment is recorded at cost less accumulated depreciation and is depreciated on the straight-line method over the estimated useful lives of the assets.

        The asset lives of buildings and improvements range between 2 and 50 years and have an average useful life of 22.0 years. The asset lives of machinery and equipment range between 5 and 13 years and have an average useful life of 11.7 years.

        Costs related to construction in progress are accumulated as incurred and transferred to property, plant and equipment when put into service, at which time, the asset is depreciated over its useful life.

        Revenue Recognition—Revenue is recognized upon shipment of product and when collectability is reasonably assured. Also, the Company rents filling equipment to certain of its customers and recognizes this income over the life of the lease. The Company's sales are evidenced and the sales price fixed based upon either a purchase order, contract or buying agreement with the customer. The Company's freight terms are either FOB shipping point or freight prepaid by the customer. The customer may also be eligible for promotional incentives or rebates. The Company at the time of sale records reserves for promotional allowances, rebates and other discounts based on historical experience, which are charged to net sales.

        Shipping and Handling Costs—Amounts billed to customers in sales transactions related to shipping and handling, if any, are included in net sales. Shipping and handling costs incurred by the Company are included in cost of sales.

        Goodwill—Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible net assets acquired and was being amortized on a straight-line basis over twenty years. The carrying value of goodwill is subject to an impairment test on an annual basis or when facts and circumstances suggest that it may be impaired. See "—Impact of Recently Issued Statement of Financial Accounting Standards ("SFAS") No. 142".

        Environmental Cleanup Costs—The Company expenses environmental expenditures related to existing conditions resulting from past or current operations and from which no current or future benefit is discernible. The Company determines its liability on a site by site basis and records a liability at the time when it is probable and can be reasonably estimated.

        Income Taxes—Deferred income taxes are provided to recognize temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities.

        Deferred Catalog Cost and Advertising Expense—The Company expenses the costs of advertising as incurred, except for catalog costs, which are capitalized and amortized over the expected period of future benefits. Direct response advertising consists primarily of catalogs that include order forms for the Company's products. The everyday products catalog costs are expensed over a period of twelve months, while the spring, fall and holiday season catalog costs are amortized over periods ranging from four to six months coinciding with shipments of products.

        At September 29, 2002 and September 28, 2003, $0.2 million and $0.1 million, respectively, of unamortized catalog costs were included in other current assets. Catalog expense was $1.6 million in Fiscal 2001, $2.1 million in Fiscal 2002, and $1.9 million in Fiscal 2003. Advertising expense was $4.1 million in Fiscal 2001, $6.3 million in Fiscal 2002 and $8.6 million in Fiscal 2003.

        Advanced Royalties and Minimum License Guarantees—The Company enters into licensing agreements with third parties for the right to use their designs and trademarks. Certain agreements require minimum guarantees of royalties, as well as advance payments. Advance royalty payments are recorded as other current assets and are charged to expense as royalties are earned. Minimum license guarantees are recorded as an other asset, with a corresponding payable, when the agreement is executed and are charged to expense based on actual sales. The Company charges to expense remaining advance royalties and minimum license guarantees when management determines that actual related product sales are significantly less than original estimates.

        As of September 29, 2002 and September 28, 2003, the Company had $47,000 and $0.1 million in minimum license guarantees and advance royalties, net of reserves, respectively. There are no future minimum royalty payments or license guarantees.

        Concentration of Credit Risk—Financial instruments, which potentially subject the Company to credit risk, consist principally of receivables. Concentration of credit risk with respect to receivables is considered to be limited due to the Company's customer base and the diversity of its geographic sales areas. The Company performs ongoing credit evaluations of its customers' financial condition. The Company maintains a provision for potential credit losses based upon expected collectibility of all receivables.

        Debt issuance costs—Costs associated with obtaining financing are capitalized and are included in other assets. These costs are being amortized over the terms of the respective financing.

        Impact of Recently Issued Accounting Standards—In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 applies to all goodwill and other intangible assets recognized in an entity's balance sheet regardless of when these assets were originally recognized. SFAS No. 142 requires that goodwill and certain intangibles with an indefinite life not be amortized, but be subject to an impairment test on an annual basis or when facts and circumstances suggest such assets may be impaired. The Company has adopted SFAS No. 142 effective September 30, 2002 and has ceased amortization of goodwill as of that date. SFAS No. 142 also requires the Company to complete a transitional goodwill impairment test no later than March 30, 2003. The transitional goodwill impairment test was completed, as required, by March 30, 2003. The carrying value of goodwill did not exceed its fair value and, as a result, no transitional impairment loss was required.

        In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of leases. The Company adopted SFAS No. 143 effective September 30, 2002. The adoption of SFAS No. 143 did not have an impact on the consolidated financial statements.

        In October 2001, the FASB issued SFAS No. 144, Impairment or Disposal of Long-Lived Assets. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company has adopted SFAS No. 144 effective September 30, 2002. The adoption of SFAS No. 144 did not have an impact on the consolidated financial statements.

        In April 2002, the FASB issued SFAS No. 145, Recission of FASB No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 addresses, among other items, the classification of gains and losses from extinguishment of debt. In accordance with SFAS No. 145, any gain or loss on extinguishment of debt that does not meet the criteria in APB No. 30 will no longer be classified as an extraordinary item. The Company has adopted SFAS No. 145 effective September 30, 2002 and has restated its financial statements for all periods presented to no longer classify gains or losses on early extinguishment on debt as an extraordinary item.

        In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 replaces Emerging Issues Task Force Issue 94-3, requiring a company to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is applied prospectively to exit or disposal activities initiated after December 31, 2002.

        In November 2002, the FASB issued FASB Interpretation ("FIN") 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires additional disclosure relating to guarantees and in some cases requires the recognition of a liability for the fair value of certain guarantees. FIN 45 is applicable to guarantees issued or modified after December 31, 2002. The adoption of FIN 45 had no effect on the Company, as it does not guarantee the liabilities of others except as disclosed in Note 12.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock Based Compensation. SFAS No. 148 amends SFAS No. 123, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has implemented the disclosure provisions of SFAS No. 148.

        The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for SF Holdings stock options granted to employees of the Company (See Note 17). Had compensation costs for SF Holdings stock options been determined based on fair value at the option grant dates, in accordance with the provisions of SFAS No. 123, the Company's net income for Fiscal

2001, Fiscal 2002 and Fiscal 2003 would have changed to the pro forma amount indicated below (in thousands):

	Fiscal			Thirteen Weeks Ended
	2001	2002	2003	December 29, 2002	December 28, 2003
Net income:
As reported	$3,328	$15,487	$6,780	$(661)	$(1,599)
Pro forma	$3,167	$15,433	$6,771	(674)	(1,601)

        The weighted average fair value of the stock options, issued to the officers was $1.4 million estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions: dividend yield of zero, risk-free interest rate of 5.75%, and expected life of option grants of two years. The weighted average fair value of the stock options, issued to all other eligible employees was $0.5 million in Fiscal 2001 estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions: dividend yield of zero, risk-free interest rate of 2.75%, and expected life of option grants of three years. The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future pro forma effects.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristic of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. The Company adopted SFAS No. 150 effective September 28, 2003 and reclassified its Preferred Stock and Exchangeable Preferred Stock to long-term liabilities.

        In March 2003, the Emerging Issues Task Force issued EITF 02-16 Accounting by a Customer (including a reseller) for Certain Consideration Received from a Vendor ("EITF 02-16"). Under EITF 02-16 rebates or refunds of a specified amount of cash consideration that is payable pursuant to a binding arrangement only if the customer completes a specified cumulative level of purchases or remains a customer for as specified time period are recognized as a reduction of the cost of sales based on a systematic and rational allocation of the cash consideration offered to each of the underlying transactions that results in progress by the Company toward earning the rebate or refund provided the amounts are probable and reasonably estimable. The Company has adopted EITF 02-16. The adoption of EITF 02-16 did not have an impact on the consolidated financial statements.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting fiscal years. Actual results could differ from those estimates.

(2)    INVENTORIES

        The components of inventories are as follows (in thousands):

	September 29, 2002	September 28, 2003	December 28, 2003
Raw materials and supplies	$57,305	$63,048	$57,477
Finished products	150,925	147,075	149,694
Work in progress	11,197	10,310	9,632

Total inventories	$219,427	$220,433	$216,803

(3)    INCOME TAXES

        The income tax expense includes the following components (in thousands):

	Fiscal
	2001	2002	2003
Current:
Federal	$2,254	$(3,068)	$160
State	453	—	—
Foreign	—	—	—

Total current	2,707	(3,068)	160

Deferred:
Federal	2,965	13,703	3,835
State	263	1,958	571
Foreign	(429)	(315)	35

Total deferred	2,799	15,346	4,441

Total income tax expense	$5,506	$12,278	$4,601

        The effective tax rate varied from the U.S. Federal tax rate of 35% for Fiscal 2001, 2002 and 2003 as a result of the following:

	Fiscal
	2001	2002	2003
U.S. Federal tax rate	35%	35%	35%
State income taxes, net of U.S. Federal tax impact	5	5	5
Interest on Discount Notes	5	1	—
Non-deductible goodwill amortization	8	3	—
Other	2	—	—

Effective tax rate	55%	44%	40%

        Deferred income taxes reflect the net tax effects of net operating loss carryforwards, tax credit carryforwards, and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's net deferred tax assets and liabilities are as follows (in thousands):

	September 29, 2002	September 28, 2003
Assets:
Deferred rent	$2,867	$4,128
Allowance for doubtful accounts and related reserves	6,628	8,284
Employee benefits	7,651	7,479
Inventory adjustments	3,600	3,940
Post-retirement health and pension benefits	23,340	26,948
Deferred gain on sale-leaseback transaction	33,670	29,613
Accreted interest	3,175	8,899
Net operating loss carryforwards	18,556	15,694

	99,487	104,985

Liabilities
Depreciation	(52,577)	(54,304)
Other	(2,553)	(5,007)

	(55,130)	(59,311)

Net deferred tax assets	$44,357	$45,674

        As of September 28, 2003, the Company had approximately $41 million of net operating loss carryforwards for federal income tax purposes of which $18 million will expire in 2018 and the remaining $23 million will expire in 2022. Although future earnings cannot be predicted with certainty, management currently believes that realization of the net deferred tax asset is more likely than not.

        No provision has been made for U.S. federal deferred income taxes on approximately $11 million of accumulated and undistributed earnings of the Foreign subsidiaries at September 28, 2003 since it is the present intention of management to reinvest the undistributed earnings in foreign operations indefinitely. In addition, the determination of the amount of unrecognized U.S. federal deferred income tax liability for unremitted earnings related to the investments in the Foreign subsidiaries is not practicable.

(4)   ASSETS HELD FOR SALE

        On February 20, 2001, the Company's Board of Directors approved plans for the closure and sale of the Somerville, Massachusetts facility. This facility was consolidated into the North Andover, Massachusetts facility and is not being used in operations. On January 16, 2003, the Company entered into an agreement for the sale of the Somerville, Massachusetts facility for a purchase price of approximately $10.1 million. This facility is classified as an asset held for sale. The closing is expected to occur on or before January 16, 2004. There can be no assurance that the sale will be consummated. (See Note 30).

(5)    OTHER CURRENT ASSETS

        The components of other current assets are as follows (in thousands):

	September 29, 2002	September 28, 2003	December 28, 2003
Spare parts	$22,652	$23,068	$22,784
Other	13,084	8,945	8,149

Total other current assets	$35,736	$32,013	$30,933

(6)    PROPERTY, PLANT AND EQUIPMENT, NET

        The Company's major classes of property, plant and equipment, net are as follows (in thousands):

	September 29, 2002	September 28, 2003	December 28, 2003
Land	$15,201	$15,226	$15,233
Buildings and improvements	122,636	128,949	130,368
Machinery and equipment	246,822	262,619	265,093
Construction in progress	8,043	3,502	6,224

Total property, plant and equipment	392,702	410,296	416,918
Less—accumulated depreciation	135,196	164,446	171,927

Property, plant and equipment, net	$257,506	$245,850	$244,991

        Depreciation of property, plant and equipment was $27.9 million, $27.7 million and $26.2 million in Fiscal 2001, 2002 and 2003, respectively. In addition, property, plant and equipment includes buildings under capital lease at a cost of $2.4 million and a net book value of $1.4 million and $1.3 million at September 29, 2002 and September 28, 2003, respectively.

(7)    GOODWILL AND INTANGIBLE ASSETS

        In accordance with SFAS No. 142, prior periods' net income was not restated. A reconciliation of the previously reported net income in Fiscal 2001 and Fiscal 2002 to the amounts adjusted for the cessation of goodwill amortization expense, net of related income tax effect, is as follows (in thousands):

	Fiscal			Thirteen Weeks Ended
	2001	2002	2003	December 29, 2002	December 28, 2003
Net income, as reported	$3,328	$15,487	$6,780	$(1,740)	$(2,135)
Add back: goodwill amortization, net of tax	2,373	2,440	—	—	—

Net income, as adjusted	$5,701	$17,927	$6,780	$(1,740)	$(2,135)

        In Fiscal 2001 and 2002, goodwill amortization was $4.0 million and $4.1 million, respectively. In Fiscal 2001, 2002 and 2003, amortization expense related to intangible assets was $0.3 million,

$1.0 million and $0.9 million, respectively. Amortization expense is expected to range from approximately $0.9 million to $1.0 million each fiscal year for Fiscal 2004 through Fiscal 2008.

        Changes to goodwill and intangible assets, including the effects of adopting the new accounting standard are as, follows (in thousands):

	Goodwill	Intangible Assets
Balance at October 1, 2001, net of accumulated amortization	$118,307	$5,622
Additions during the year	5,524	89
Amortization expense	(4,067)	(1,021)
Adjustments during the year	(346)	(160)

Balance at September 29, 2002, net of accumulated amortization	119,418	4,530
Additions during the year	—	79
Amortization expense	—	(871)

Balance at September 28, 2003, net of accumulated amortization	119,418	3,738
Additions during the year (Unaudited)	—	10
Amortization expense (Unaudited)	—	(216)

Balance at December 28, 2003, net of accumulated amortization (unaudited)	$119,418	$3,532

(8)    OTHER ASSETS

        The components of other assets are as follows (in thousands):

	September 29, 2002	September 28, 2003	December 28, 2003
Debt issuance costs, net of accumulated amortization	$14,856	$13,713	$15,445
Intangible assets	4,530	3,738	3,531
Intangible pension asset (See Note 25)	1,221	1,154	1,154
Deposits	1,307	966	933
Other	6,023	3,900	3,320

Total other assets	$27,937	$23,471	$24,383

        Amortization and the write-off of debt issuance costs was $2.4 million, $3.7 million and $6.7 million for Fiscal 2001, 2002 and 2003, respectively, and is included in interest expense.

(9)    OTHER CURRENT LIABILITIES

        The components of other current liabilities are as follows (in thousands):

	September 29, 2002	September 28, 2003	December 28, 2003
Sales allowances	$17,583	$20,300	$17,478
Restructuring charges	816	268	52
Taxes, other than income taxes	3,220	3,603	3,271
Litigation, claims and assessments (See Note 27)	1,642	1,485	1,405
Deferred rent payable	7,708	7,254	7,137
Interest payable	2,801	4,137	4,727
Other	9,508	276	2,534

Total other current liabilities	$43,278	$37,323	$36,604

(10)    DEFERRED GAIN ON SALE OF ASSETS

        In connection with a sale-leaseback transaction, on June 15, 2000, the Company sold certain production equipment located in Owings Mills, Maryland, Chicago, Illinois and Dallas, Texas for a fair market value of $212.3 million to several owner participants. Pursuant to a lease dated as of June 1, 2000 ("the Lease") between Sweetheart Cup and State Street Bank and Trust Company of Connecticut, National Association ("State Street"), Sweetheart Cup will lease such production equipment from State Street, as owner trustee for several owner participants, through November 9, 2010. The associated property, plant and equipment was removed from the balance sheet and a deferred gain of $107.0 million was recorded and will be amortized using the straight line method over 125 months which is the term of the Lease.

        Annual rental expense under the Lease will be approximately $31.5 million. Sweetheart Cup may renew the Lease at its option for up to four consecutive renewal terms of two years. The rent for each renewal term will be determined at 105% of the fair market rental value of the production equipment at the date of renewal. The Lease does not contain bargain lease terms and no penalties or other disincentives if Sweetheart Cup elects not to renew the Lease. If at the end of the lease term, Sweetheart Cup elects not to exercise its option to renew the Lease or purchase the equipment, Sweetheart Cup is obligated to return the equipment to the lessor in good working order with all manuals, and to de-install the equipment, crate it and deliver it to the nearest railhead.

(11)    LONG-TERM OBLIGATIONS

        Long-term debt, including amounts payable within one year, is as follows (in thousands):

	September 29, 2002	September 28, 2003	December 28, 2003
Senior Credit Facility	$186,117	$167,693	$152,722
Canadian Credit Facility	15,452	14,720	15,934
12.0% Senior Notes (See Note 30)	—	93,825	—
Sherwood Industries Notes	3,498	3,902	4,011
9 1/2% Senior Subordinated Notes	120,000	120,000	120,000
9 1/2% Junior Subordinated Notes (See Note 30)	—	—	20,000
9 1/2% Senior Secured Notes (See Note 30)	—	—	100,000
State of Maryland Loan	1,895	1,518	1,422
City of Chicago Loan	—	2,000	2,000
Other	339	221	190
12.0% Senior Subordinated Notes	110,000	—	—
SF Holdings Discount Notes	84,110	98,321	102,203

Total debt	521,411	502,200	518,482
Less—Current portion of long-term debt	119,853	23,123	16,649

Total long-term debt	$401,558	$479,077	$501,833

        The aggregate annual maturities of long-term debt at September 28, 2003 are as follows (in thousands):

Fiscal 2004	$23,123
Fiscal 2005	4,600
Fiscal 2006	612
Fiscal 2007	374,344
Fiscal 2008	200
Thereafter	99,321

$502,200

        Senior Credit Facility—On March 25, 2002, the Company refinanced its existing Senior Credit Facility with Bank of America, N.A., as agent (the "Senior Credit Facility"). The Senior Credit Facility has a maturity date of March 25, 2007. The Senior Credit Facility was amended on February 28, 2003 to require, among other things, the date by which the refinancing, repayment or extension of the Company's newly issued 12.0% Senior Notes due July 15, 2004 (the "12.0% Senior Notes") shall be December 31, 2003. If the Company is unable to refinance, repay or extend the 12.0% Senior Notes prior to December 31, 2003, the Senior Credit Facility, unless otherwise amended, will become due and payable (See Note 29). The Senior Credit Facility allows for a maximum credit borrowing of $235 million subject to borrowing base limitations and satisfaction of other conditions of borrowing. The revolving borrowings have a maximum of $215 million. The term loans have a maximum of $25 million and are payable monthly through March 2005. Borrowings under the Senior Credit Facility, at the Company's election, bear interest at either (i) a bank's base rate revolving loan reference rate plus 0.5% or (ii) LIBOR plus 2.5%. For Fiscal 2003, the weighted average annual interest rate for the Senior Credit Facility was 3.97%. The indebtness of Sweetheart Cup under the Senior Credit Facility is guaranteed by Sweetheart Holdings and secured by a first priority perfect security interest in accounts receivable, inventory, general intangibles and certain other assets. The fee for outstanding letters of credit is 2.00% per annum and there is a commitment fee of 0.375% per annum on the daily average unused amount of the commitments. As of September 28, 2003, $49.1 million was available under the Senior Credit Facility. As of September 28, 2003, LIBOR was 1.12% and the bank's base rate was 4.50%.

        The Senior Credit Facility contains various covenants that limit, or restrict, among other things, indebtedness, dividends, leases, capital expenditures and the use of proceeds from asset sales and certain other business activities. Additionally, the Company must maintain on a consolidated basis, certain specified ratios at specified times, including, without limitation, maintenance of minimum fixed charge coverage ratio. The Company is currently in compliance with all covenants under the Senior Credit Facility. The Senior Credit Facility provides for partial mandatory prepayments upon the sale of equipment collateral unless net proceeds are used to purchase replacement collateral and full repayment upon any change of control (as defined in the loan agreement governing the Senior Credit Facility).

        Canadian Credit Facility—The Company's Canadian subsidiary has a credit agreement (the "Canadian Credit Facility") which provides for a term loan and a credit facility with a maximum credit borrowing of Cdn $30 million (approximately US $22.1 million) subject to borrowing base limitations and satisfaction of other conditions of borrowing. The term borrowings are payable quarterly through May 2004. Both the revolving credit and term loan borrowings have a final maturity date of June 15, 2004. The Canadian Credit Facility is secured by all existing and thereafter acquired real and personal tangible assets of the Company's Canadian subsidiary and net proceeds on the sale of any of the foregoing. Borrowings under the Canadian Credit Facility bear interest at an index rate plus 1.75% with respect to the revolving credit facility and an index rate plus 2.00% with respect to the term loan borrowings. For Fiscal 2003, the weighted average annual interest rate for the Canadian Credit Facility was 4.86%. As of September 28, 2003, Cdn $2.1 million (approximately US $1.6 million) was available under the revolving facility and the term loan balance was Cdn $10.2 million (approximately US $7.5 million) under the Canadian Credit Facility.

        12.0% Senior Notes—On April 8, 2003, the Company consummated its offer to exchange (the "Exchange Offer") its newly issued 12.0% Senior Notes due July 15, 2004, for all of its outstanding $110.0 million 12.0% Senior Subordinated Notes ("the 12.0% Senior Subordinated Notes") and solicitation of consents of holders of the 12.0% Senior Subordinated Notes to the proposed amendments to the indenture governing the 12.0% Senior Subordinated Notes (the "Consent Solicitation") (See Note 29). Sweetheart Cup, Sweetheart Holdings, as guarantor, and Wells Fargo Bank Minnesota, N.A., as trustee, executed the indenture governing the 12.0% Senior Notes and $93.8 million in aggregate principal amount of the 12.0% Senior Notes were issued under the indenture in exchange for a like amount of the 12.0% Senior Subordinated Notes. Payment of the consent payments to all holders of the 12.0% Senior Subordinated Notes who timely tendered was made in April 2003 to the trustee. In Fiscal 2003, the Company recorded a $0.5 million loss on debt extinguishment in connection with the Exchange Offer which consisted of the write-off of deferred financing costs.

        In September 2003, $16.2 million in aggregate principal amount of the 12.0% Senior Subordinated Notes that remained outstanding following the Exchange Offer, including accrued interest thereon, was paid in full using funds borrowed under the Senior Credit Facility and the indenture governing the 12.0% Senior Subordinated Notes has been satisfied and discharged.

        Sweetheart Cup is the obligor and Sweetheart Holdings the guarantor with respect to the 12.0% Senior Notes. Interest on the 12.0% Senior Notes is payable quarterly on January 15, April 15, July 15 and October 15. The Company may redeem, at any time, all or a part of the 12.0% Senior Notes upon notice not less than 30 nor more than 60 days prior to the redemption date, at a redemption price of 100% of principal amount plus accrued and unpaid interest on the 12.0% Senior Notes redeemed to the applicable redemption date. The 12.0% Senior Notes are general unsecured obligations of the Company and are senior in right of payment to all existing and future subordinated indebtedness including the 9 1/2% Senior Subordinated Notes due 2007; are pari passu in right of payment with all existing and future senior indebtedness of the Company; and are unconditionally guaranteed by Sweetheart Holdings. In addition, the obligations under the June 1, 2000 lease between Sweetheart Cup and State Street are secured by a significant portion of the Company's existing property, plant and equipment. The 12.0% Senior Notes contain various covenants which prohibit, or limit, among other things, change of control, asset sales, dividend payments, equity repurchases or redemption, the incurrence of additional indebtedness, make any restrictive investments, the issuance of disqualified stock, the creation of additional liens, certain transactions with affiliates, and certain other business activities.

        Sherwood Industries Notes—As part of a prior acquisition on May 15, 2000, the Company issued to the sellers promissory notes due May 2005 in the principal amount of $5.0 million and a present value of $2.9 million. On March 19, 2001, the principal amount was reduced by $0.3 million as a result of the working capital adjustment to $4.7 million and present value of $2.7 million.

        9 1/2% Senior Subordinated Notes—In Fiscal 1997, the Company issued $120.0 million 9 1/2% Senior Subordinated Notes due March 1, 2007 with interest payable semi-annually (the "9 1/2% Senior Subordinated Notes"). Payment of the principal and interest is subordinate in right to payment of all of the Company's senior debt, including borrowings under the Senior Credit Facility. The Company may, at its election, redeem the 9 1/2% Senior Subordinated Notes at any time after March 1, 2002 at a redemption price equal to a percentage (104.750% after March 1, 2002 and declining in annual steps to 100% after March 1, 2005) of the principal amount thereof plus accrued interest. The 9 1/2% Senior Subordinated Notes provide that upon the occurrence of a change of control (as defined therein), the holders thereof will have the option to require the redemption of the notes at a redemption price equal to 101% of the principal amount thereof plus accrued interest. The 9 1/2% Senior Subordinated Notes are subordinated in right of payment to the prior payment in full of all of the Company's senior debt, including borrowings under the Senior Credit Facility. In addition, the obligations under the June 1, 2000 lease between Sweetheart Cup and State Street are secured by a significant portion of the Company's existing property, plant and equipment. The 9 1/2% Senior Subordinated Notes contain various covenants which prohibit, or limit, among other things, asset sales, change of control, dividend payments, equity repurchases or redemption, the incurrence of additional indebtedness, the issuance of disqualified stock, certain transaction with affiliates, the creation of additional liens and certain other business activities.

        State of Maryland Loan—On June 10, 2002, the Company entered into a loan agreement with the Department of Business and Economic Development, a principal department of the State of Maryland, to borrow $2.0 million (the "Maryland Loan"). The Maryland Loan bears interest at a rate ranging from 3.0% to 8.0% per annum depending on certain employment rates at the Company's Owings Mills, Maryland facility. The Maryland Loan is payable in quarterly installments through March 1, 2007.

        City of Chicago Loan—On October 1, 2002, the Company entered into a loan agreement with the City of Chicago to borrow $2.0 million. The loan bears no interest and is payable in equal installments of $100,000 commencing on February 1, 2004 and every six months thereafter. The loan matures on the later of August 1, 2014 or the date on which all amounts outstanding under the loan agreement have been paid in full.

        SF Holdings Discount Notes—On January 25, 2002, the Company refinanced a portion of its 12 3/4% Senior Discount Notes due 2008 (the "SF Holdings Discount Notes") with an unaffiliated investment entity (the "Investor"), whereby the Investor purchased $103.2 million (approximately 71.6%) of the aggregate principal amount outstanding of the SF Holdings Discount Notes which had a carrying value of $89.6 million. Subsequently on July 12, 2002, effective as of April 1, 2002, the Company refinanced substantially all of the remaining SF Holdings Discount Notes with the Investor, whereby the Investor purchased $40.7 million (approximately 28.3%) of the aggregate principal amount outstanding of the SF Holdings Discount Notes which had a carrying value of $36.2 million. The Investor's investments will be limited to the ownership of the SF Holdings Discount Notes. The Company and the Investor have amended, effective January 25, 2002, the Indenture governing the SF Holdings Discount Notes to eliminate substantially all of the restrictive covenants. The Company's certificate of incorporation has also been amended to conform the terms of its Exchangeable Preferred Stock to the amendments made to the Indenture. The Company and the Investor have also agreed to reduce the aggregate principal amount of the SF Holdings Discount Notes held by the Investor to $79.1 million, with an effective cash interest rate of 14.26% (15.25% if interest is paid-in-kind through March 31, 2004), defer the first date on which interest must be paid in cash and extend the maturity date to January 25, 2009. To date, the Investor has issued $79.1 million of notes (the "Investor Notes") with an effective cash interest rate of 14.26% (15.25% if interest is paid-in-kind through March 31, 2004) and a maturity date of January 25, 2009 to other unaffiliated investment entities (collectively, the "Investor Note Holders") and used the net proceeds thereof to acquire the SF Holdings Discount Notes. The Company has agreed to guarantee the obligations of the Investor under the Investor Notes in the aggregate amount of $79.1 million, which guarantee is secured by all of the collateral, 100% of the common stock of Sweetheart Holdings which formerly secured the SF Holdings Discount Notes. In connection with the Company's guarantee, the Investor will pay the Company an annual guarantee fee. In the event that the Investor is unable to pay cash interest on the Investor Notes as required thereunder, which in no event would be earlier than March 31, 2004, the Investor Note Holders would have the right to put a portion of the Investor's obligations to the Investor Note Holder, to the Company in partial satisfaction of its guarantee, in exchange for 49% of the collateral. The remaining obligations of the Investor under the Investor Notes would continue to be secured by the Company's guarantee together with the remaining collateral. In addition, as part of this refinancing, 2,367,427 shares of Exchangeable Preferred Stock were surrendered to the Company with an aggregate value of $23.7 million. (See Note 15).

        In Fiscal 2002, the gain on debt extinguishment included a gain of $43.8 million which was net of the write-off of $4.9 million of deferred financing fees, resulting from the refinancing of the SF Holdings Discount Notes.

        In connection with the above, the Company issued to the unaffiliated investment entities warrants to purchase an aggregate of a 10% ownership interest in the Company (the "SF Warrants"). The aggregate fair value of these SF Warrants at their respective date of issuance of $1.7 million was recorded as paid-in capital with a corresponding reduction in the carrying value of the SF Holdings Discount Notes, and is being amortized as additional interest expense over the term of the SF Holdings Discount Notes.

(12)    DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

        The carrying amounts of financial instruments included in current assets and current liabilities approximate their estimated fair value because of the relatively short maturities of these instruments. All borrowing under the Senior Credit Facility and the Canadian Credit Facility have variable interest rates that fluctuate along with current market conditions and thus the carrying value approximates their fair value.

        The fair value of the 12.0% Senior Notes is estimated to be $11.3 million lower than the carrying value at September 28, 2003, based upon independent third party information.

        The fair value of the 9 1/2% Senior Subordinated Notes is estimated to be $30.0 million lower than the carrying value at September 29, 2002 and $27.6 million lower than the carrying value at September 28, 2003 and, based upon independent third party information.

(13)    OTHER LIABILITIES

        The components of other liabilities are as follows (in thousands):

	September 29, 2002	September 28, 2003	December 28, 2003
Post-retirement health care benefits (See Note 25)	$40,392	$34,679	$34,880
Pensions (See Note 25)	14,248	24,557	21,698
Other	2,201	2,707	3,109

Total other liabilities	$56,841	$61,943	59,687

(14)    MINORITY INTEREST IN SUBSIDIARIES

        Minority interest at September 29, 2002 represents 11.5% and 20% of the total common stock interest in Creative Expressions Group, Inc. ("CEG") and Global Cup, respectively, not owned by the Company. In July 2003, the Company purchased the minority interest in CEG for $2.0 million which amount had been advanced to the minority interest in prior years.

        On March 22, 2002, the Company acquired the outstanding minority interest of 10% common stock ownership in Sweetheart Holdings from the minority shareholder. In consideration for this acquisition, the minority shareholder received 96,000 shares of Class C Common Stock of the Company with a fair market value of $9.9 million. As a result, Sweetheart Holdings became a wholly-owned subsidiary of the Company.

(15)    PREFERRED STOCK

  Exchangeable Preferred Stock

        On March 12, 1998, the Company issued units consisting of $30 million of 13 3/4% Exchangeable Preferred Stock due March 13, 2009 (the "Exchangeable Preferred") and 11,100 shares of Class C Common Stock. Until March 12, 2003, cumulative dividends on the Exchangeable Preferred were paid quarterly, at the Company's option, subject to certain restrictions, either in cash or by the issuance of additional shares of Exchangeable Preferred. Thereafter, dividends are payable in cash, subject to certain exceptions. The fair value of such Class C Common Stock ($0.9 million) at the date of issuance was recorded as common stock and paid-in capital with a corresponding reduction in the carrying value of the Exchangeable Preferred. The resulting discount is being amortized as additional preferred stock dividends over the term of the Exchangeable Preferred. The Exchangeable Preferred is exchangeable at the Company's option into 13 3/4% subordinated notes due March 15, 2009.

        As of September 28, 2003, all cumulative dividends on the Exchangeable Preferred have been paid by the issuance of additional shares of Exchangeable Preferred. The carrying value of the Exchangeable Preferred, was $30.2 million and $28.9 million as of September 29, 2002 and September 28, 2003, respectively. (See Note 11). The Exchangeable Preferred is not entitled to any vote, except as required in the Company's certificate of incorporation and provided by law.

        In September 2003, the Company acquired 574 shares of Exchangeable Preferred for $1.7 million. In connection therewith, the Company also acquired 318 shares of Class C Common Stock for a nominal price. The Company intends to cancel or retire, as the case maybe, all such purchased shares.

  Preferred Stock Class B

        On March 12, 1998, the Company authorized 100,000 shares of Preferred Stock Class B, $.001 par value. On March 12, 1998, 15,000 shares of Class B Series 1 preferred stock were issued to CEG in consideration for a $15 million investment. On December 3, 1999, 15,000 shares of Class B Series 2 preferred stock were issued in connection with the merger with CEG in consideration for 87% of shares of CEG's common stock with a liquidation value of $15 million. In July 2003, the Class B Series one preferred stock was retired. On September 17, 2003, one share of Class B Series 3 preferred stock was issued to International Paper Company for $5.0 million.

        Holders of the Class B Series 2 preferred stock are not entitled to receive dividends. The holder of the Class B Series 3 preferred stock is entitled to receive cumulative dividends at an annual rate of 13.75%, which dividends are payable in additional shares of Class B Series 3 preferred stock. The holder of the Class B Series 3 preferred stock is not entitled to any vote, except as otherwise provided by law. The holders of Class B Series 2 preferred stock are entitled to one vote for each share held in all matters voted on by the Company's shareholders. Shares of the Class B Series 2 preferred stock are convertible, at any time, into an aggregate of 133,494 shares of Class A Common Stock and are required to be redeemed on March 13, 2010, provided funds are legally available for such purpose. Shares of the Class B Series 3 preferred stock are not convertible and are required to be redeemed on September 17, 2009, provided funds are legally available for such purpose.

(16)    SHAREHOLDERS' DEFICIT AND REDEEMABLE COMMON STOCK

        Shareholders' deficit is as follows (in thousands, except share data):

	September 29, 2002	September 28, 2003	December 28, 2003
Common Stock Class A, $.001 par value, 1,400,000 shares authorized, 562,583 issued and outstanding	$6	$6	$6
Common Stock Class B, $.001 par value, 200,000 shares authorized, 56,459 issued and outstanding	1	1	1
Common Stock Class C, $.001 par value, 200,000 shares authorized, 135,900 issued and outstanding in 2002 and 135,582 issued and outstanding in 2003	1	1	1
Common Stock Class D, $.001 par value, 200,000 shares authorized, none issued	—	—	—
Additional paid-in capital	36,488	38,299	48,705
Deficit	(34,565)	(32,228)	(34,401)
Minimum pension liability adjustment	(8,654)	(17,108)	(15,577)
Translation adjustment	(1,975)	(1,780)	(1,712)

Total shareholders' deficit	$(8,698)	$(12,809)	(2,977)

        The rights of holders of Class A, Class B, Class C and Class D Common Stock are identical except as to voting and conversion rights. The Class A Common Stock is entitled to one vote per share and has no cumulative voting rights in the election of directors. The Class B Common Stock is entitled to one-tenth of a vote per share and shall vote together with the Class A Common Stock as a single class; provided, however, that the vote of the holders of a majority of shares of Class B Common Stock shall be required for the amendment or modification of the Company's certificate of incorporation in any way that would adversely affect the rights of the Class B Common Stock. The Class C and Class D Common Stock is not entitled to any vote whatsoever, except to the extent otherwise provided by law. The Class B Common Stock may, at any time, be converted into Class A Common Stock at the option of the holder other than a "Non-Converting Holder (as identified in the certificate of incorporation), or at the option of any Non-Converting Holder concurrently with a sale or other transfer of Class B Common Stock to any person, other than a Non-Converting holder. The Class C Common Stock may, following an underwritten public offering of common stock or refinancing of the Company's 12 3/4% Senior Secured Discount Notes due 2008, be converted into Class A Common Stock at the option of the holder, or at the option of the Company. The Class D Common Stock may, following an underwritten public offering of common stock, be converted into Class A Common Stock at the option of the holder, or at the option of the Company.

        All common stockholders are entitled, among other things, (i) to share ratably in dividends and (ii) in the event of liquidation, distribution or sale of assets, dissolution or winding-up of the Company, to share ratably in the distribution of assets legally available therefor.

        The Company and a shareholder have a redemption agreement, whereby the shareholder has the right to require the Company to repurchase all its shares at the earlier of March 31, 2007 or the date a merger or consolidation of the Company with another entity in which the Company is not the surviving party. The aggregate repurchase price for the outstanding shares is $2.8 million discounted from March 31, 2007 at a rate of 3% per annum. The redemption agreement also contains redemption rights whereby the Company can require the shareholder to redeem the shares after March 31, 2000 on the same terms specified above. The shares are disclosed at the present value of their liquidation value on the consolidated balance sheets. The annual accretion to liquidation value is being charged to deficit.

(17)    STOCK OPTION PLAN

        During Fiscal 2001, the Company adopted the SF Holdings Share Incentive Plan in which the Company may grant options to its employees to purchase up to 95,995 shares of the Company's Class D Common Stock. The Company has reserved 95,995 shares of Class D Common Stock for issuance upon exercise of these options. The exercise price of each option is determined by the Company at the date of grant and an option's maximum term is 10 years.

        During Fiscal 2001, the Company granted options to purchase shares of its common stock to certain employees of the Company. Certain officers of the Company were issued options that vested one-third immediately with the remaining options vesting over two years, while all other eligible employees were issued options that vest over a period of three years. The exercise prices of the options granted to the officers and certain employees were below the fair market value of the Company's common stock at the date of the grant. During the vesting periods, these discounts of $1.6 million are being amortized as compensation expense and credited to additional paid-in capital by the Company. Amortization expense relating to stock options was $1.2 million, $0.4 million and $47,000 for Fiscal 2001, Fiscal 2002 and Fiscal 2003, respectively.

        A summary of stock option transactions are as follows:

	Stock Options	Weighted Average Exercise Price
Outstanding, September 25, 2000	—	$—
Granted	40,135	102.09
Forfeited	(700)	117.38

Outstanding, September 30, 2001	39,435	101.82
Forfeited	(1,119)	117.38

Outstanding, September 29, 2002	38,316	101.37
Forfeited	(1,354)	117.69

Outstanding, September 28, 2003	36,962	$100.77

Exercisable, September 29, 2002	21,105	$98.36

Exercisable, September 28, 2003	33,070	$99.05

        The following table summarizes information about stock options outstanding at September 28, 2003:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding as of 09/28/03	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Number Exercisable as of 9/28/03	Weighted Average Exercise Price
$ 93.75	25,000	7.0	$93.75	25,000	$93.75
93.75	6,489	7.0	93.75	4,374	93.75
141.14	5,473	7.0	141.14	3,696	141.14

	36,962	7.0	$100.77	33,070	$99.05

(18)    RELATED-PARTY TRANSACTIONS

        All of the affiliates (other than Fibre Marketing Group, LLC ("Fibre Marketing"), the successor of Fibre Marketing Group, Inc., a waste recovery business) referenced below are directly or indirectly under the common ownership of the Company's Chairman and Chief Executive Officer, Dennis Mehiel. The Company believes that the transactions entered into with related parties were negotiated on terms which are at least as favorable as it could have obtained from unrelated third parties and were negotiated on an arm's length basis.

        At September 29, 2002, the Company had a loan receivable from its Chief Executive Officer of $0.3 million plus accrued interest at 5.06%. In Fiscal 2003, the Company's Chief Executive Officer repaid the outstanding loan receivable. In Fiscal 2001, Fiscal 2002 and Fiscal 2003, the Company forgave $51,637, $16,021 and $13,872, respectively, of interest associated with the loan to its Chief Executive Officer. At September 29, 2002, the Company had a loan receivable from its Chief Operating Officer of $0.1 million plus accrued interest at 5.39%. On February 28, 2003, the loan receivable was amended and the rate changed to the federal funds rate. At September 28, 2003, the loan receivable is $0.1 million plus accrued interest.

        In Fiscal 1998, the Company purchased a 38.2% ownership interest in Fibre Marketing from a director of the Company. In Fiscal 2000, the Company sold a 13.2% interest in Fibre Marketing to Mehiel Enterprises, Inc., retaining a 25.0% ownership interest in Fibre Marketing. On July 17, 2000, Box USA Holdings, Inc. ("Box USA"), a converter and seller of interior packaging, corrugated sheets and corrugated containers, in which the Company's Chief Executive Officer beneficially owns more than 10% of its outstanding capital stock, transferred 50.0% of its interest in Fibre Marketing to Mehiel Enterprises, Inc. Mehiel Enterprises, Inc. owns a 63.2% interest in Fibre Marketing. The Company accounted for its ownership interest in Fibre Marketing using the equity method. In Fiscal 2003, the Company sold its 25% interest in Fibre Marketing to an unrelated third party for $0.3 million which generated a gain of $0.2 million.

        On November 1, 2001, Fibre Marketing issued promissory notes to the Company for $1.2 million in the aggregate, in exchange for outstanding accounts receivable from Fibre Marketing, at an annual interest rate of 7.0% payable in 36 monthly installments. As of September 29, 2002, $0.9 million was due to the Company. In Fiscal 2003, Fibre Marketing repaid the remaining balance of the outstanding promissory notes.

        In Fiscal 2003, the Company purchased $13.6 million of corrugated containers from Box USA. In Fiscal 2003, the Company purchased $1.4 million of travel services from Emerald Lady, Inc, a company wholly owned by the Company's Chief Executive Officer ("Emerald Lady"). Included in accounts payable as of September 28, 2003 is $0.5 million due to Box USA. Other purchases from affiliates in Fiscal 2003 were not significant.

        In Fiscal 2003, the Company sold $9.0 million of scrap paper and plastic to Fibre Marketing. Included in accounts receivable as of September 28, 2003 is $1.0 million due from Fibre Marketing. Other sales to affiliates in Fiscal 2003 were not significant.

        In Fiscal 2002, the Company purchased $11.8 million of corrugated containers from Box USA and $1.1 million of travel services from Emerald Lady. Included in accounts payable as of September 29, 2002 is $1.0 million due to Box USA. Other purchases from affiliates in Fiscal 2002 were not significant.

        In Fiscal 2002, the Company sold $8.9 million of scrap paper and plastic to Fibre Marketing. Included in accounts receivable as of September 29, 2002 is $1.3 million due from Fibre Marketing. Other sales to affiliates in Fiscal 2002 were not significant.

        In Fiscal 2001, the Company purchased $7.6 million of corrugated containers from Box USA and $1.0 million of travel services from Emerald Lady. Included in accounts payable as of September 30, 2001 is $0.6 million due to Box USA. Other purchases from affiliates in Fiscal 2001 were not significant.

        In Fiscal 2001, the Company sold $7.7 million of scrap paper and plastic to Fibre Marketing. Included in accounts receivable as of September 30, 2001 is $2.0 million due from Fibre Marketing. Other sales to affiliates in Fiscal 2001 were not significant.

        In Fiscal 2001, the Company began leasing a facility in North Andover, Massachusetts from D&L Andover Property, LLC, an entity in which the Company's Chief Executive Officer indirectly owns 50%. In Fiscal 2001, Fiscal 2002 and Fiscal 2003, rental payments under this lease were $1.4 million,

$1.5 million and $1.5 million, respectively. Annual rental payments under the 20-year lease are $1.5 million in the first year, escalating at a rate of 2% each year thereafter.

        In Fiscal 2000, the Company entered into a lease agreement with D&L Development, LLC, an entity in which the Company's Chief Executive Officer indirectly owns 47%, to lease a warehouse facility in Hampstead, Maryland. In Fiscal 2001, Fiscal 2002 and Fiscal 2003 rental payments under this lease were $3.6 million, $3.7 million and $3.7 million, respectively. Annual rental payments under the 20-year lease are $3.7 million for the first 10 years of the lease and $3.8 million annually, thereafter.

        The Company leases a building in Jacksonville, Florida from the Company's Chief Executive Officer. Annual payments under the lease are $0.2 million plus annual increases based on changes in the Consumer Price Index ("CPI") through December 31, 2014. In addition, the Company's Chief Executive Officer can require the Company to purchase the facility for $1.5 million, subject to a CPI-based escalation, until July 31, 2006. In Fiscal 1998, the Company terminated its operations at this facility and is currently subleasing the entire facility. Rent expense, net of sublease income on the portion of the premises subleased was $33,000, $67,000 and $39,000 in Fiscal 2001, Fiscal 2002 and Fiscal 2003, respectively.

(19)    LEASE COMMITMENTS

        The Company leases certain transportation vehicles, warehouse and office facilities and machinery and equipment under both cancelable and non-cancelable operating leases, most of which expire within ten years and may be renewed by the Company. The full amount of lease rental payments are charged to expense using the straight line method over the term of the lease. Rent expense under such arrangements was $60.7 million, $61.3 million and $60.9 million for Fiscal Years 2001, 2002 and 2003, respectively. Future minimum rental commitments under non-cancelable operating leases in effect at September 28, 2003 are as follows (in thousands):

Fiscal 2004	$54,223
Fiscal 2005	52,377
Fiscal 2006	49,366
Fiscal 2007	47,278
Fiscal 2008	53,512
Thereafter	189,969

$446,725

        In connection with a sale-leaseback transaction, on June 15, 2000, the Company sold certain production equipment located in Owings Mills, Maryland; Chicago, Illinois; and Dallas, Texas for a fair market value of $212.3 million to several owner participants.

        Pursuant to the Lease dated as of June 1, 2000 between Sweetheart Cup and State Street, Sweetheart Cup will lease such production equipment from State Street, as owner trustee for several owner participants through November 9, 2010. Sweetheart Cup may renew the Lease at its option for up to four consecutive renewal terms of two years each. Sweetheart Cup may also purchase such equipment for fair market value either at the conclusion of the Lease term or November 21, 2006, at its option. The Company's obligations in connection with the Lease are collateralized by substantially all of the Company's property, plant and equipment owned as of June 15, 2000. This lease contains various covenants, which prohibit, or limit, among other things dividend payments, equity repurchases or redemption, the incurrence of additional indebtedness and certain other business activities.

        The Company is accounting for this transaction as an operating lease, expensing the $31.5 million annual rental payments and removing the property, plant and equipment sold from its balance sheet. A deferred gain of $107.0 million was realized from this sale and is being amortized over 125 months, which is the term of the Lease.

        The Company leases a warehouse facility in Williamsburg, Pennsylvania which is being accounted for as a capital lease. The term of this lease is 15 years, expiring in Fiscal 2005. The initial cost of the lease was $2.2 million. The future minimum lease payments are $0.1 million in Fiscal 2004 and Fiscal 2005. The present value of the future minimum lease payments is $0.2 million.

(20)    BUSINESS INTERRUPTION CLAIM

        In Fiscal 2001, the Company experienced a casualty loss at its Somerville, Massachusetts facility. From January 2001 through September 29, 2002, the Company incurred $11.6 million of expenses associated with this casualty loss. As of September 29, 2002, the Company received $12.5 million reimbursement under the casualty and business interruption claim. The $0.9 million of proceeds in excess of the expenses, represents the net proceeds from the business interruption claim, which were recorded as a reduction to cost of sales in the fourth quarter of Fiscal 2002. In October 2002, the Company and its insurance provider agreed to a final settlement of this claim whereby the Company would receive an additional $3.8 million of business interruption proceeds. In Fiscal 2003, this amount had been received and recorded as a reduction of cost of sales, net of $0.2 million of expenses.

(21)    RESTRUCTURING CHARGE

        In the quarter ended September 28, 2003, the Company established a restructuring reserve of $0.6 million resulting from the elimination of 18 salaried positions. The plan was approved by management on July 7, 2003 and announced to employees on July 11, 2003. In the fourth quarter of Fiscal 2003, the Company paid $0.3 million in severance payments. The remaining $0.3 million of severance payments will be paid in the first three quarters of Fiscal 2004. The $0.3 million reserve has been included in the "Other current liabilities" on the consolidated balance sheet as of September 28, 2003.

        In the quarter ended September 29, 2002, the Company established a restructuring reserve of $0.3 million in conjunction with the planned closure of the Company's Lafayette, Georgia facility from which 101 primarily manufacturing positions were eliminated. The plan was approved by management on September 24, 2002 and announced to employees on September 29, 2002. Severance payments of $0.1 million and $0.2 million of vacated building rent expense was paid in Fiscal 2003. The $0.3 million reserve has been included in the "Other current liabilities" on the consolidated balance sheet as of September 29, 2002.

        In the quarter ended June 30, 2002, the Company established a restructuring reserve of $1.6 million in conjunction with planned consolidation initiatives from which 475 primarily manufacturing positions were eliminated. The plan was approved by management on June 19, 2002 and announced to employees on June 28, 2002. In the fourth quarter of Fiscal 2002, the Company paid $1.0 million in severance payments. The remaining $0.6 million of severance payments was paid in

Fiscal 2003. The $0.6 million reserve has been included in the "Other current liabilities" on the consolidated balance sheet as of September 29, 2002.

        In the quarter ended June 24, 2001, the Company established a restructuring reserve of $0.5 million in conjunction with the planned consolidation of the former administrative offices of Creative Expressions Group, Inc. in Indianapolis, Indiana into the Company's administrative offices in Oshkosh, Wisconsin. This consolidation included the elimination of approximately 40 positions. The plan was approved by management on October 30, 2000 and announced to employees on May 1, 2001. The effective date of the consolidation and elimination of positions was delayed until the fourth quarter of Fiscal 2001. Severance payments of $0.1 million were paid in the fourth quarter of Fiscal 2001.

(22)    ASSET IMPAIRMENT EXPENSE

        In Fiscal 2003, the Company evaluated the usefulness of certain equipment no longer in use at facilities and wrote-off the remaining book value of $0.7 million to operations.

        In Fiscal 2002, the Company approved plans to close its Lafayette, Georgia facility. As a result, the Company evaluated the usefulness of certain equipment no longer in use at this facility and wrote-off the remaining book value of $0.6 million to operations.

        In Fiscal 2001, the Company approved plans to consolidate its Manchester, New Hampshire and Springfield, Missouri operations into other existing facilities throughout the Company. As a result, the Company evaluated the usefulness of certain equipment no longer in use at these facilities and wrote-off the remaining book value of $2.2 million to operations.

(23)    OTHER INCOME, NET

        In Fiscal 2003, the Company realized $10.1 million due to the amortization of the deferred gain in conjunction with a sale-leaseback transaction. In addition, the Company realized $1.2 million from foreign currency transactions gains and $0.2 million from the sale of its 25% interest in Fibre Marketing. These gains were partially offset by (i) $0.8 million of costs associated with the opening of a mid-west distribution center, (ii) $0.7 million of costs associated with the rationalization, consolidation and improvement of the Company's manufacturing facilities, (iii) $0.8 million of costs associated with the maintenance of non-operational facilities and (iv) $0.9 million of costs associated with the establishment of new information systems.

        In Fiscal 2002, the Company realized $10.2 million due to the amortization of the deferred gain in conjunction with the Fiscal 2000 sale-leaseback transaction. Also, during Fiscal 2002, the Company recognized a $2.3 million gain associated with the sale of the Company's manufacturing facility in Manchester, New Hampshire. These gains were partially offset by (i) a write-off of $2.6 million of assets related to business initiatives which were abandoned subsequent to the merger of The Fonda Group, Inc. with and into Sweetheart Cup, (ii) costs of $6.9 million in connection with the rationalization, consolidation and process improvement of the Company's manufacturing facilities and (iii) additional costs of $0.5 million associated with the Lily-Tulip, Inc. Salary Retirement Plan.

        In Fiscal 2001, the Company realized $10.3 million due to the amortization of the deferred gain in conjunction with the sale-leaseback transaction. This amortization of the deferred gain was partially offset by $1.6 million in expenses in associated with the relocation of a manufacturing facility from Somerville, Massachusetts to North Andover, Massachusetts.

(24)    LOSS (GAIN) ON DEBT EXTINGUISHMENT

        In Fiscal 2003, the Company recorded a $0.5 million loss on debt extinguishment in connection with the Exchange Offer which consisted of the write-off of unamortized deferred financing fees.

        In Fiscal 2002, the gain on debt extinguishment included a gain of $43.8 million which was net of the write-off of $4.9 million of unamortized deferred financing fees, resulting from the refinancing of the SF Holdings Discount Notes. Also, during Fiscal 2002, in conjunction with the refinancing of the Company's Senior Credit Facility, the Company incurred a loss of $1.8 million, which amount represents the write-off of unamortized deferred financing fees and redemption fees pertaining to such debt.

(25)    EMPLOYEE BENEFIT AND POST-RETIREMENT HEALTH CARE PLANS

        The Company sponsors various defined benefit post-retirement health care plans that cover substantially all full-time employees. The plans, in most cases, pay stated percentages of most medical expenses incurred by retirees after subtracting payments by Medicare or other providers and after a stated deductible has been met. Participants generally become eligible after reaching age 60 with ten years of service. The majority of such plans are contributory, with retiree contributions adjusted annually.

        The Company provides certain union and non-union employees with retirement and disability income benefits under defined benefit pension plans. Pension costs are based upon the actuarially determined normal costs plus interest on and amortization of the unfunded liabilities. The benefit for participants in certain of the Company's non-union pension plans are frozen. In Fiscal 1999, the assets and obligations of a pension plan for a number of the Company's union employees were transferred to a multi-employer pension plan resulting in a $0.2 million charge to income. The Company's policy has been to fund annually the minimum contributions required by applicable regulations. In Fiscal 2001, all assets of a discontinued pension plan were distributed in full settlement of the plan's obligations. A credit to income of $30,000 was recognized as a result of this settlement. In Fiscal 2001, the valuation date for the plan assets and the contributions was changed from September to June and resulted in no significant effect.

        A majority of the Company's employees are covered under a 401(k) defined contribution plan. Effective January 1, 2000, the Company provides a matching contribution of 100% on the first 2% of a participant's salary and 50% on the next 4% of a participant's salary. The Company's match is currently limited to participant contributions up to 6% of the participant's salaries. In addition, the Company is allowed to make discretionary contributions. Certain employees are covered under defined benefit plans. On December 31, 2001 the Fonda defined contribution plan was merged with and into the Sweetheart 401(k) plan. Costs charged against operations for this defined contribution plan were $6.8 million, $6.4 million and $6.1 million for Fiscal 2001, Fiscal 2002 and Fiscal 2003, respectively.

        The Company also participates in a multi-employer pension plan for certain of its union employees. Contributions to this plan, at a defined rate per hour worked were $1.0 million in Fiscal 2001, $1.4 million in Fiscal 2002 and $1.4 million in Fiscal 2003.

        Net periodic cost for the Company's pension and other benefit plans consists of the following (in thousands):

	Fiscal
	2001	2002	2003
Pension Benefits
Service cost	$1,449	$1,277	$1,151
Interest cost	5,122	5,403	5,655
Return on plan assets	(5,988)	(6,081)	(5,821)
Net amortization and deferrals	(259)	90	104
Amortization of translation obligation	(174)	(172)	(198)
Additional amounts recognized	(26)	248	779
Curtailment charge	—	207	—

Net periodic pension cost	$124	$972	$1,670

Other Benefits
Service cost	$818	$822	$979
Interest cost	3,220	2,762	2,714
Net amortization and deferrals	(383)	(383)	(980)
Amortization of translation obligation	40	39	89
Net actuarial cost	(232)	(585)	98

Net periodic benefit cost	$3,463	$2,655	$2,900

        The Company incurred a $0.7 million curtailment charge in Fiscal 2002 due to a reduction in workforce at the Springfield facility.

        The following table sets forth the change in benefit obligation for the Company's benefit plans (in thousands):

	Pension Benefits		Other Benefits
	September 29, 2002	September 28, 2003	September 29, 2002	September 28, 2003
Change in benefit obligation:
Benefit obligation at beginning of period	$75,940	$79,019	$43,938	$38,308
Service cost	1,277	1,151	822	979
Interest cost	5,403	5,655	2,762	2,714
Amendments	—	—	—	(4,540)
Actuarial loss or (gain)	795	12,811	(82)	18,760
Participant contributions to the plan	188	188	—	—
Benefits paid	(4,585)	(5,232)	(9,132)	(5,595)
Other	1	1,463	—	3,026

Benefit obligation at end of period	$79,019	$95,055	$38,308	$53,652

Change in plan assets:
Fair value of plan assets at beginning of period	$61,572	$60,515	$—	$—
Actual return on plan assets	(1,398)	1,749	—	—
Employer contributions to plan	4,737	5,414	9,132	5,595
Participant contributions to plan	188	188	—	—
Benefits paid	(4,585)	(5,232)	(9,132)	(5,595)
Other	1	1,485	—	—

Fair value of plan assets at end of period	$60,515	$64,119	$—	$—

	$(18,504)	$(30,936)	$(38,308)	$(53,652)
Funded status
Unrecognized prior service cost	1,244	1,154	(2,372)	(3,499)
Unrecognized transition obligation	(1,716)	(1,799)	—	1,056
Unrecognized (gain) loss	15,281	31,757	(5,046)	13,351

Net amount recognized	$(3,695)	$176	$(45,726)	$(42,744)

        The following sets forth the amounts recognized in the Consolidated Balance Sheets (in thousands):

	Pension Benefits
	September 29, 2002	September 28, 2003
Accrued benefit liability	$(19,339)	$(30,936)
Intangible assets	1,221	1,154
Other loss	—	1,446
Deferred income taxes	5,769	11,404
Accrued other comprehensive loss	8,654	17,108

Net amount recognized	$(3,695)	$176

        The assumptions used in computing the preceding information are as follows:

	Fiscal
	2001	2002	2003
Pension Benefits
Discount rate	7.38%	7.25%	6.00% to 6.25%
Rate of return on plan assets	8.00% to 10.00%	8.00% to 10.00%	8.75% to 9.00%
Other Benefits
Discount rate	7.38% to 8.00%	7.00% to 8.00%	6.00% to 6.25%

        For measurement purposes, a 9.0% to 9.5% annual rate of increase in health care benefits was assumed for 2003. The rate is assumed to be 8.0% to 8.5% in Fiscal 2004, 7.0% to 7.5% in Fiscal 2005, 6.0% to 6.5% in Fiscal 2006, 5.0% to 5.5% in Fiscal 2007 and 5.0% to 4.5% thereafter.

        A one percentage point change in the assumed health care cost trend rate would have the following effects (in thousands):

	One Percentage Point Increase	One Percentage Point Decrease
Effect on accumulated post-retirement benefit obligation	$2,165	$(1,892)
Effect on net periodic post-retirement benefit cost	$234	$(209)

(26)    ACCUMULATED OTHER COMPREHENSIVE LOSS

        The components of accumulated other comprehensive loss are as follows (in thousands):

	September 29, 2002	September 28, 2003	December 28, 2003
Foreign currency translation adjustment	$(1,975)	$(1,780)	$(1,712)
Minimum pension liability adjustment	(8,654)	(17,108)	(15,577)

Accumulated other comprehensive loss	$(10,629)	$(18,888)	$(17,289)

(27)    CONTINGENCIES

        On July 13, 1999, the Company received a letter from the U.S. Environmental Protection Agency ("EPA") identifying the Company, among numerous others, as a "potential responsible party" under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), at a site in Baltimore, Maryland. The EPA letter is not a final determination by the EPA concerning the liability of the Company or the liability of any other entity. The Company responded to the EPA that upon review of its files it had no information with respect to any dealings with that site. On December 20, 1999, the Company received an information request letter from the EPA, pursuant to CERCLA, regarding a Container Recycling Superfund Site in Kansas City, Kansas and in January 2000 the Company responded to such inquiry. In both instances, the Company has received no further communication from the EPA. The Company denies liability and has no reason to believe the final outcome of these matters will have a material adverse effect on the Company's financial condition or results of operations. However, no assurance can be given about the ultimate effect on the Company, if any.

        The Company is subject to legal proceedings and other claims arising in the ordinary course of its business. The Company maintains insurance coverage of types and in amounts which it believes to be adequate. The Company believes that it is not presently a party to any litigation, the outcome of which could reasonably be expected to have a material adverse effect on its financial condition or results of operations.

(28)    CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

        The condensed financial statements of SF Holdings only are as follows (in thousands):

	September 29, 2002	September 28, 2003	December 28, 2003
Balance Sheets
Assets
Cash and cash equivalents	$968	$3,812	$1,054
Other current assets	746	2,943	3,106
Investments in subsidiaries	120,725	125,000	125,000
Other assets	192	130	116
Deferred income taxes	484	5,089	8,705

Total Assets	$123,115	$136,974	$137,981

Liabilities and Shareholders' Deficit
Accrued expenses	$30	$63	$96
Discount notes	84,110	98,321	102,203
Exchangeable preferred stock	30,244	28,890	16,000
Preferred Stock B, Series 2	15,000	15,000	15,000
Preferred Stock B, Series 3	—	5,023	5,173
Redeemable common stock	2,429	2,486	2,486
Shareholders' deficit	(8,698)	(12,809)	(2,977)

Total Liabilities and Shareholders' Deficit	$123,115	$136,974	$137,981

	Fiscal			Thirteen Weeks Ended
	2001	2002	2003	December 29, 2002	December 28, 2003
Statements of Operations
General and administrative expenses	$(1,068)	$(623)	$(516)	$(59)	$(72)
Management fee income from Sweetheart Holdings	200	1,851	1,850	463	463
Other expense	—	(251)	—	—	—

Income (loss) from operations	(868)	977	1,334	404	391
Interest expense, net	(14,928)	(14,158)	(14,255)	(3,447)	(4,045)
Gain on debt exthinguishment	—	43,766	—	—	—

Income (loss) before tax and equity in income of subsidiaries	(15,796)	30,585	(12,921)	(3,043)	(3,654)
Income tax benefit (expense)	5,740	(15,329)	5,168	1,072	1,462
Equity in income of subsidiaries	13,384	231	—	—	—

Net income (loss)	3,328	15,487	(7,753)	(1,971)	(2,192)
Payment-in-kind dividends on exchangeable preferred stock	(6,415)	(5,709)	(4,386)	(1,079)	(536)

Net (loss) income applicable to common shareholders	$(3,087)	$9,778	$(12,139)	$(3,050)	$(2,728)

	Fiscal			Thirteen Weeks Ended
	2001	2002	2003	December 29, 2002	December 28, 2003
Statements of Cash Flows
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,328	$15,487	$(7,753)	$(1,971)	$(2,192)
Equity in income of subsidiaries	(13,384)	(231)	—	—	—
Amortization of deferred finance fees	720	437	268	67	67
Interest accreted	14,208	13,568	13,968	3,380	3,821
Extraordinary gain	—	(43,766)	—	—	—
Income taxes (receivable) expense	(5,553)	15,329	(4,605)	4,449	(8,221)
Equity based compensation	987	260	9	2	2
Change in accrued expenses	(280)	26	(2,343)	(5,993)	6,509

Net cash provided by (used in) operating activities	26	1,110	(456)	(66)	(14)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of preferred stock	—	—	5,000	—	—
Redemption of exchangeable preferred stock	—	—	(1,692)	—	(2,744)
Distribution of minority interest	—	—	(8)	—	—
Debt issuance costs	—	(210)	—	—	—

Net cash (used in) provided by financing activities	—	(210)	3,300	—	(2,744)

Net increase in cash	26	900	2,844	(66)	(2,758)
Cash and cash equivalents at beginning of period	42	68	968	968	3,812

Cash and cash equivalents at end of period	$68	$968	$3,812	$902	$1,054

(29)    SOLO CUP COMPANY GUARANTOR FINANCIAL INFORMATION

        On February 27, 2004, with an effective date of February 22, 2004, Solo Cup Company acquired all of the outstanding equity of SF Holdings. Solo Cup Company partially funded the acquisition through the issuance of 8.5% senior subordinated notes (the "Notes"). The Notes are guaranteed by all of the domestic subsidiaries of SF Holdings. The following condensed financial statements of SF Holdings presents the guarantors and non-guarantors of the Notes in accordance with Rule 3-10 of Regulation S-X (in thousands):

	Consolidated Balance Sheet September 29, 2002
	Guarantors	Non- Guarantors	Eliminations	SF Holdings Consolidated
Assets
Current assets:
Cash and cash equivalents	$6,228	$2,807	$—	$9,035
Receivables	147,832	9,034	(6,086)	150,780
Due from affiliates	803	—	—	803
Inventories	206,795	12,893	(261)	219,427
Deferred income taxes	21,047	(206)	—	20,841
Assets held for sale	7,428	—	—	7,428
Other current assets	33,248	2,488	—	35,736

Total current assets	423,381	27,016	(6,347)	444,050
Property, plant and equipment, net	233,272	24,306	(72)	257,506
Deferred income taxes	25,752	(2,370)	134	23,516
Spare parts	13,428	—	—	13,428
Goodwill	115,751	3,667	—	119,418
Other assets	50,103	(22,166)	—	27,937

Total assets	$861,687	$30,453	$(6,285)	$885,855

Liabilities and Shareholders' Deficit
Current liabilities:
Accounts payable	$94,807	$13,306	$(6,085)	$102,028
Accrued payroll and related costs	37,203	806	—	38,009
Other current liabilities	42,129	1,149	—	43,278
Current portion of deferred gain on sale of assets	10,203	—	—	10,203
Current portion of long-term debt	118,495	1,358	—	119,853

Total current liabilities	302,837	16,619	(6,085)	313,371
Long-term debt	387,463	14,095	—	401,558
Deferred gain on sale of assets	72,883	—	—	72,883
Other liabilities	56,983	(142)	—	56,841

Total liabilities	820,166	30,572	(6,085)	844,653

Minority interest in subsidiaries	(49)	2,276	—	2,227
Exchangeable preferred stock	30,244	—	—	30,244
Preferred stock B, Series 2	15,000	—	—	15,000
Redeemable common stock	2,429	—	—	2,429
Shareholders' deficit	(6,103)	(2,395)	(200)	(8,698)

Total liabilities and shareholders' deficit	$861,687	$30,453	$(6,285)	$885,855

	Consolidated Balance Sheet September 28, 2003
	Guarantors	Non- Guarantors	Eliminations	SF Holdings Consolidated
Assets
Current assets:
Cash and cash equivalents	$12,159	$2,100	$—	$14,259
Cash in escrow	77	—	—	77
Receivables	153,365	8,922	(4,753)	157,534
Due from affiliates	454	—	—	454
Inventories	208,531	12,059	(157)	220,433
Deferred income taxes	23,824	383	—	24,207
Assets held for sale	7,428	—	—	7,428
Other current assets	29,484	2,549	(20)	32,013

Total current assets	435,322	26,013	(4,930)	456,405
Property, plant and equipment, net	220,749	25,416	(315)	245,850
Deferred income taxes	23,453	(2,183)	197	21,467
Spare parts	13,310	—	—	13,310
Goodwill	115,751	3,667	—	119,418
Other assets	45,602	(22,131)	—	23,471

Total assets	$854,187	$30,782	$(5,048)	$879,921

Liabilities and Shareholders' Deficit
Current liabilities:
Accounts payable	$112,981	$12,888	$(4,753)	$121,116
Accrued payroll and related costs	43,055	1,137	—	44,192
Other current liabilities	35,615	1,708	—	37,323
Current portion of deferred gain on sale of assets	10,100	—	—	10,100
Current portion of long-term debt	8,403	14,720	—	23,123

Total current liabilities	210,154	30,453	(4,753)	235,854
Long-term debt	479,077	—	—	479,077
Deferred gain on sale of assets	62,054	—	—	62,054
Other liabilities	60,924	1,019	—	61,943
Preferred stock B, Series 2	15,000	—	—	15,000
Preferred stock B, Series 3	5,023	—	—	5,023
Exchangeable preferred stock	28,890	—	—	28,890

Total liabilities	861,122	31,472	(4,753)	887,841

Minority interest in subsidiaries	—	2,403	—	2,403
Redeemable common stock	2,486	—	—	2,486
Shareholders' deficit	(9,421)	(3,093)	(295)	(12,809)

Total liabilities and shareholders' deficit	$854,187	$30,782	$(5,048)	$879,921

	Consolidated Balance Sheet December 28, 2003
	Guarantors	Non- Guarantors	Eliminations	SF Holdings Consolidated
Assets
Current assets:
Cash and cash equivalents	$8,448	$2,670	$—	$11,118
Cash in escrow	96	—	—	96
Receivables	144,182	9,787	(5,450)	148,519
Due from affiliates	418	—	—	418
Inventories	206,233	11,521	(951)	216,803
Deferred income taxes	23,824	344	—	24,168
Assets held for sale	7428	—	—	7,428
Other current assets	27,526	2,624	783	30,933

Total current assets	418,155	26,946	(5,618)	439,483
Property, plant and equipment, net	219,983	25,317	(309)	244,991
Deferred income taxes	24,831	—	(2,481)	22,350
Spare parts	13,789	—	—	13,789
Goodwill	115,752	3,666	—	119,418
Other assets	46,484	(11,482)	(10,619)	24,383

Total assets	$838,994	$44,447	$(19,027)	$864,414

Liabilities and Shareholders' Deficit
Current liabilities:
Accounts payable	$95,534	$10,874	$(5,506)	$100,902
Accrued payroll and related costs	39,287	1,661	—	40,948
Other current liabilities	34,030	2,518	56	36,604
Current portion of deferred gain on sale of assets	10,100	—	—	10,100
Current portion of long-term debt	715	15,934	—	16,649

Total current liabilities	179,666	30,987	(5,450)	205,203
Long-term debt	501,833	—	—	501,833
Deferred gain on sale of assets	59,529	—	—	59,529
Other liabilities	60,716	12,262	(13,291)	59,687
Preferred stock B, Series 2	15,000	—	—	15,000
Preferred stock B, Series 3	5,173	—	—	5,173
Exchangeable preferred stock	16,000	—	—	16,000

Total liabilities	837,917	43,249	(18,741)	862,425

Minority interest in subsidiaries	—	2,442	—	2,442
Redeemable common stock	2,524	—	—	2,524
Shareholders' deficit	(1,447)	(1,244)	(286)	(2,977)

Total liabilities and shareholders' deficit	$838,994	$44,447	$(19,027)	$864,414

	Consolidated Statement of Operations and Other Comprehensive Income (Loss) Fiscal 2001
	Guarantors	Non- Guarantors	Eliminations	SF Holdings Consolidated
Net sales	$1,255,570	$80,011	$(18,909)	$1,316,672
Cost of sales	1,088,046	75,561	(18,805)	1,144,802

Gross profit	167,524	4,450	(104)	171,870
Selling, general and administrative expenses	110,582	4,102	—	114,684
Restructuring charge	504	—	—	504
Asset impairment expense	2,244	—	—	2,244
Other (income) expense, net	(9,893)	577	(75)	(9,391)

Operating income (loss)	64,087	(229)	(29)	63,829
Interest expense, net	52,956	843	—	53,799

Income (loss) before income tax and minority interest	11,131	(1,072)	(29)	10,030
Income tax expense (benefit)	5,947	(429)	(12)	5,506
Minority interest in subsidiaries	1,128	68	—	1,196

Net income (loss)	4,056	(711)	(17)	3,328
Payment-in-kind dividends on exchangeable preferred stock	6,415	—	—	6,415

Net loss applicable to common shareholders	$(2,359)	$(711)	$(17)	$(3,087)

Other comprehensive income (loss):
Net income (loss)	$4,056	$(711)	$(17)	$3,328
Foreign currency translation adjustment	—	(392)	—	(392)
Minimum pension liability adjustment (net of income tax benefit of $(2,317))	(3,476)	—	—	(3,476)

Comprehensive income (loss)	$580	$(1,103)	$(17)	$(540)

	Consolidated Statement of Operations and Other Comprehensive Income (Loss) Fiscal 2002
	Guarantors	Non- Guarantors	Eliminations	SF Holdings Consolidated
Net sales	$1,215,711	$89,659	$(21,823)	$1,283,547
Cost of sales	1,068,064	84,051	(21,667)	1,130,448

Gross profit	147,647	5,608	(156)	153,099
Selling, general and administrative expenses	111,167	4,687	—	115,854
Restructuring charge	1,893	—	—	1,893
Asset impairment expense	593	—	—	593
Other (income) expense, net	(3,179)	735	26	(2,418)

Operating income	37,173	186	(182)	37,177
Interest expense, net	50,443	792	—	51,235
Gain on debt extinguishment	(41,968)	—	—	(41,968)

Income (loss) before income tax and minority interest	28,698	(606)	(182)	27,910
Income tax expense (benefit)	12,594	(243)	(73)	12,278
Minority interest in subsidiaries	—	145	—	145

Net income (loss)	16,104	(508)	(109)	15,487
Payment-in-kind dividends on exchangeable preferred stock	5,709	—	—	5,709

Net income (loss) applicable to common shareholders	$10,395	$(508)	$(109)	$9,778

Other comprehensive income (loss):
Net income (loss)	$16,104	$(508)	$(109)	$15,487
Foreign currency translation adjustment	—	(912)	—	(912)
Minimum pension liability adjustment (net of income tax benefit of $(3,327))	(4,698)	(293)	—	(4,991)

Comprehensive income (loss)	$11,406	$(1,713)	$(109)	$9,584

	Consolidated Statement of Operations and Other Comprehensive Income (Loss) Fiscal 2003
	Guarantors	Non- Guarantors	Eliminations	SF Holdings Consolidated
Net sales	$1,237,957	$92,146	$(22,182)	$1,307,921
Cost of sales	1,078,320	86,223	(22,098)	1,142,445

Gross profit	159,637	5,923	(84)	165,476
Selling, general and administrative expenses	102,014	4,994	—	107,008
Restructuring charge	486	—	—	486
Asset impairment expense	721	—	—	721
Other income, net	(7,945)	(453)	75	(8,323)

Operating income	64,361	1,382	(159)	65,584
Interest expense, net	52,416	1,136	—	53,552
Loss on debt extinguishment	475	—	—	475

Income before income tax and minority interest	11,470	246	(159)	11,557
Income tax expense	4,567	98	(64)	4,601
Minority interest in subsidiaries	49	127	—	176

Net income	6,854	21	(95)	6,780
Payment-in-kind dividends on exchangeable preferred stock	4,386	—	—	4,386

Net income applicable to common shareholders	$2,468	$21	$(95)	$2,394

Other comprehensive loss:
Net income	$6,854	$21	$(95)	$6,780
Foreign currency translation adjustment	—	195	—	195
Minimum pension liability adjustment (net of income tax benefit of $(5,636))	(7,247)	(1,207)	—	(8,454)

Comprehensive loss	$(393)	$(991)	$(95)	$(1,479)

	Consolidated Statement of Operations and Other Comprehensive Income (Loss) Thirteen Weeks Ended December 29, 2002
	Guarantors	Non- Guarantors	Eliminations	SF Holdings Consolidated
Net sales	$305,666	$19,036	$(4,357)	$320,345
Cost of sales	270,687	18,252	(4,279)	284,660

Gross profit	34,979	784	(78)	35,685
Selling, general and administrative expenses	24,687	1,121	—	25,808
Other (income) expense, net	(2,327)	110	22	(2,195)

Operating income (loss)	12,619	(447)	(100)	12,072
Interest expense, net	12,703	208	—	12,911

Loss before income tax and minority interest	(84)	(655)	(100)	(839)
Income tax expense (benefit)	110	(262)	(40)	(192)
Minority interest in subsidiaries	—	14	—	14

Net income (loss)	(194)	(407)	(60)	(661)
Payment-in-kind dividends on exchangeable preferred stock	1,079	—	—	1,079

Net loss applicable to common shareholders	$(1,273)	$(407)	$(60)	$(1,740)

Other comprehensive loss:
Net loss	$(194)	$(407)	$(60)	$(661)
Foreign currency translation adjustment	—	(167)	—	(167)
Minimum pension liability adjustment (net of income tax benefit of $(1,599))	(2,399)	—	—	(2,399)

Comprehensive loss	$(2,593)	$(574)	$(60)	$(3,227)

	Consolidated Statement of Operations and Other Comprehensive Income (Loss) Thirteen Weeks Ended December 28, 2003
	Guarantors	Non- Guarantors	Eliminations	SF Holdings Consolidated
Net sales	$301,195	$23,813	$(3,447)	$321,561
Cost of sales	262,251	21,242	(3,461)	280,032

Gross profit	38,944	2,571	14	41,529
Selling, general and administrative expenses	27,450	1,172	—	28,622
Other (income) expense, net	(1,315)	46	(1)	(1,270)

Operating income	12,809	1,353	15	14,177
Interest expense, net	14,094	331	—	14,425
Loss on debt extinguishment	2,354	—	—	2,354

Income (loss) before income tax and minority interest	(3,639)	1022	15	(2,602)
Income tax (benefit) expense	(1,456)	409	5	(1,042)
Minority interest in subsidiaries	—	39	—	39

Net income (loss)	(2,183)	574	10	(1,599)
Payment-in-kind dividends on exchangeable preferred stock	536	—	—	536

Net income (loss) applicable to common shareholders	$(2,719)	$574	$10	$(2,135)

Other comprehensive income (loss):
Net income (loss)	$(2,183)	$574	$10	$(1,599)
Foreign currency translation adjustment	—	68	—	68
Minimum pension liability adjustment (net of income tax benefit of $(1,021))	1,531	—	—	1,531

Comprehensive income (loss)	$(652)	$642	$10	$—

	Consolidated Statement of Cash Flows Fiscal 2001
	Guarantors	Non- Guarantors	Eliminations	SF Holdings Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by (used in) operating activities	$14,964	$(1,578)	$—	$13,386

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(29,860)	(1,841)	—	(31,701)
Payments for business acquisition	(40,665)	—	—	(40,665)
Proceeds from sale of property, plant and equipment	120	—	—	120

Net cash used in investing activities	(70,405)	(1,841)	—	(72,246)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under credit facilities	59,435	6,992	—	66,427
Repayment of other debt	(715)	—	—	(715)
Debt issuance costs	(1,287)	—	—	(1,287)
Increase in cash in escrow	(17)	—	—	(17)
Decrease in cash in escrow	309	—	—	309
Redemption of minority interest	(340)	—	—	(340)

Net cash provided by financing activities	57,385	6,992	—	64,377

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,944	3,573	—	5,517
CASH AND CASH EQUIVALENTS, beginning of year	5,602	750	—	6,352

CASH AND CASH EQUIVALENTS, end of year	$7,546	$4,323	$—	$11,869

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid	$36,325	$745	$—	$37,070

Income taxes paid	$2,484	$—	$—	$2,484

	Consolidated Statement of Cash Flows Fiscal 2002
	Guarantors	Non- Guarantors	Eliminations	SF Holdings Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by operating activities	$27,950	$1,229	$—	$29,179

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(19,641)	(1,565)	—	(21,206)
Proceeds from sale of property, plant and equipment	5,284	—	—	5,284

Net cash used in investing activities	(14,357)	(1,565)	—	(15,922)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under credit facilities	200,070	184	—	200,254
Repayments under credit facilities	(196,144)	—	—	(196,144)
Repayment of other debt	(8,086)	(1,364)	—	(9,450)
Borrowings	2,000	—	—	2,000
Debt issuance costs	(12,759)	—	—	(12,759)
Increase in cash in escrow	(4,589)	—	—	(4,589)
Decrease in cash in escrow	4,597	—	—	4,597

Net cash used in financing activities	(14,911)	(1,180)	—	(16,091)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,318)	(1,516)	—	(2,834)
CASH AND CASH EQUIVALENTS, beginning of year	7,546	4,323	—	11,869

CASH AND CASH EQUIVALENTS, end of year	$6,228	$2,807	$—	$9,035

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid	$33,701	$725	$—	$34,426

Income taxes paid	$880	$—	$—	$880

SUPPLEMENTAL NON-CASH FINANCING ACTIVITIES:
Common stock issued for minority interest	$9,930	$—	$—	$9,930

	Consolidated Statement of Cash Flows Fiscal 2003
	Guarantors	Non- Guarantors	Eliminations	SF Holdings Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by operating activities	$53,003	$4,089	$274	$57,366

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(12,044)	(1,726)	—	(13,770)
Proceeds from sale of investment	330	—	—	330
Proceeds from sale of property, plant and equipment	339	—	(274)	65

Net cash used in investing activities	(11,375)	(1,726)	(274)	(13,375)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under credit facilities	(8,424)	(1,606)	—	(10,030)
Repayment of other debt	(26,265)	(1,464)	—	(27,729)
Borrowings	2,000	—	—	2,000
Debt issuance costs	(6,231)	—	—	(6,231)
Proceeds from issuance of preferred stock	5,000	—	—	5,000
Redemption of exchangeable preferred stock	(1,692)	—	—	(1,692)
Increase in cash in escrow	(385)	—	—	(385)
Decrease in cash in escrow	308	—	—	308
Redemption of minority interest	(8)	—	—	(8)

Net cash used in financing activities	(35,697)	(3,070)	—	(38,767)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,931	(707)	—	5,224

CASH AND CASH EQUIVALENTS, beginning of year	6,228	2,807	—	9,035

CASH AND CASH EQUIVALENTS, end of year	$12,159	$2,100	$—	$14,259

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid	$30,887	$790	$—	$31,677

Income taxes received	$(3,121)	$—	$—	$(3,121)

	Consolidated Statement of Cash Flows Thirteen Weeks Ended December 29, 2002
	Guarantors	Non- Guarantors	Eliminations	SF Holdings Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash provided by operating activities	$11,002	$1,265	$94	$12,361

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(1,669)	(823)	—	(2,492)
Proceeds from sale of property, plant and equipment	94	—	(94)	—

Net cash used in investing activities	(1,575)	(823)	(94)	(2,492)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under credit facilities	(4,601)	(1,364)	—	(5,965)
Repayment of other debt	(2,026)	—	—	(2,026)
Debt issuance costs	(277)	—	—	(277)
Increase in cash in escrow	(94)	—	—	(94)
Decrease in cash in escrow	87	—	—	87

Net cash used in financing activities	(6,911)	(1,364)	—	(8,275)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	2,516	(922)	—	1,594

CASH AND CASH EQUIVALENTS, beginning of period	6,228	2,807	—	9,035

CASH AND CASH EQUIVALENTS, end of period	$8,744	$1,885	$—	$10,629

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid	$3,156	$211	$—	$3,367

Income taxes paid	$13	$—	$—	$13

	Consolidated Statement of Cash Flows Thirteen Weeks Ended December 28, 2003
	Guarantors	Non- Guarantors	Eliminations	SF Holdings Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES
Net cash (used in) provided by operating activities	$(2,635)	$32	$—	$(2,603)

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(4,774)	(133)	—	(4,907)
Proceeds from sale of property, plant and equipment	17	—	—	17

Net cash used in investing activities	(4,757)	(133)	—	(4,890)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under credit facilities	(7,276)	1,081	—	(6,195)
Repayment of other debt	(7,710)	(410)	—	(8,120)
Repayments of 12.0% Senior Notes	(93,825)	—	—	(93,825)
Repurchase of exchangeable preferred stock	(2,744)	—	—	(2,744)
Borrowings under the 9 1/2% Senior Secured Notes	100,000	—	—	100,000
Borrowings under the 9 1/2% Junior Subordinated Notes	20,000		—	20,000
Debt issuance costs	(4,745)	—	—	(4,745)
Increase in cash in escrow	(239)	—	—	(239)
Decrease in cash in escrow	220	—	—	220

Net cash provided by financing activities	3,681	671	—	4,352

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(3,711)	570	—	(3,141)

CASH AND CASH EQUIVALENTS, beginning of period	12,159	2,100	—	14,259

CASH AND CASH EQUIVALENTS, end of period	$8,448	$2,670	$—	$11,118

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Interest paid	$7,709	$195	$—	$7,904

Income taxes received	$(18)	$—	$—	$(18)

(30)    SUBSEQUENT EVENTS

        On December 8, 2003 and December 16, 2003, Sweetheart Cup consummated in aggregate a $120 million debt refinancing, comprised of the issuance of $20 million of 9 1/2% junior subordinated notes due 2008 to International Paper Company and $100 million of 9 1/2% Senior Secured Notes due 2007 to institutional investors, respectively. The proceeds from these offerings were used to repay a portion of the Senior Credit Facility, and the balance has been used to redeem all of the outstanding 12% Senior Notes and to pay related fees and expenses, and for general corporate purposes. The requisite notice of redemption was delivered to the trustee for the 12% Senior Notes along with the required redemption payment and the redemption is expected to occur on or about January 15, 2004. As a result of the above redemption of the outstanding 12.0% Senior Notes, the Company has classified the outstanding 12.0% Senior Notes at September 28, 2003 as a long-term liability.

        Sweetheart Cup is the obligor and Sweetheart Holdings the guarantor with respect to the 9 1/2% Senior Secured Notes. Interest on the 9 1/2% Senior Secured Notes is payable quarterly on January 15, April 15, July 15, and October 15, commencing on April 15, 2004. Sweetheart Cup may redeem, at any time, all or a part of the 9 1/2% Senior Secured Notes upon notice not less than 30 days not more than 60 days prior to the redemption date, at a redemption price of 102% of principal amount plus accrued and unpaid interest on the 9 1/2% Senior Secured Notes redeemed to the applicable redemption date, declining to 100% six months prior to the maturity of the notes. The 9 1/2% Senior Secured Notes are senior secured obligations of Sweetheart Cup and will rank equally with its existing and future senior debt, and senior to its existing and future subordinated debt. The 9 1/2% Senior Secured Notes and related guarantees are secured by a first priority lien on certain of Sweetheart Cup's property, plant and equipment, subject to certain permitted liens, located in Appleton Wisconsin, Augusta, Georgia, Glens Falls, New York, Goshen, Indiana, Oshkosh, Wisconsin, St. Albans, Vermont, El Cajon, California, Indianapolis, Indiana, Lakeland, Florida, and Williamsburg, Pennsylvania. The 9 1/2% Senior Secured Notes contain various covenants which prohibit, or limit, among other things, change of control, asset sales, dividend payments, equity repurchases or redemption, the incurrence of additional indebtedness, make any restrictive investments, the issuance of disqualified stock, the creation of additional liens, certain transactions with affiliates, and certain other business activities.

        The Senior Credit Facility was amended on December 16, 2003, to, among other things, change the maturity date to August 1, 2006 and permanently reduce the maximum revolving credit borrowings to $205.0 million.

        In October 2003 and November 2003, the Company acquired 1,304 shares of Exchangeable Preferred for $2.7 million. In connection therewith, the Company also acquired 150 shares of Class C common stock for a nominal price. The Company intends to cancel or retire, as the case may be, all such purchased shares.

Unaudited:

        On December 22, 2003, SF Holdings executed a definitive agreement for its acquisition by Solo Cup Company of Highland Park, Illinois ("Solo"). On February 27, 2004, with an effective date of February 22, 2004, Solo consummated the purchase of all of the outstanding equity of SF Holdings. In addition, Solo assumed the liabilities and obligations of SF Holdings arising under purchased contracts and leases.

        The redemption of the 12.0% Senior Notes was consummated on January 15, 2004.

        On January 15, 2004, the Company entered into an amended agreement (see Note 4) for the sale of its Somerville, Massachusetts facility for a purchase price of $9.5 million. The closing of this sale occurred on February 3, 2004.

$325,000,000

Solo Cup Company

OFFER TO EXCHANGE
8 1/2% Senior Subordinated Notes
due 2014
for
8 1/2% Senior Subordinated Notes
due 2014

PROSPECTUS

July 13, 2004

Until October 11, 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

QuickLinks

TABLE OF CONTENTS
AVAILABLE INFORMATION
TERMS USED IN THIS PROSPECTUS
INDUSTRY DATA
PRESENTATION OF FINANCIAL AND OTHER INFORMATION
FORWARD-LOOKING STATEMENTS
SUMMARY
Our Company
Competitive Strengths
Our Strategy
Recent Developments
The Transactions
Our Structure
Vestar Capital Partners
The Exchange Offer
The New Notes
Address and Telephone Number
RISK FACTORS
Risks Relating to Our Business
Risks Relating to the Notes
Risks Associated with the Exchange Offer
THE TRANSACTIONS
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Unaudited Pro Forma Condensed Combined Statement of Operations Year Ended December 31, 2003 (in millions)
Unaudited Pro Forma Condensed Combined Statement of Operations Quarter Ended March 31, 2004 (in millions)
Notes to Unaudited Pro Forma Condensed Combined Statements of Operations (in millions)
SELECTED FINANCIAL DATA
Solo Cup Company Selected Quarterly Financial Data (Unaudited)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
SECURITY OWNERSHIP
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
ARRANGEMENTS WITH VESTAR CAPITAL PARTNERS
DESCRIPTION OF OTHER INDEBTEDNESS
THE EXCHANGE OFFER
DESCRIPTION OF NEW NOTES
MATERIAL U.S. TAX CONSIDERATIONS
PLAN OF DISTRIBUTION AND SELLING RESTRICTIONS
LEGAL MATTERS
EXPERTS
CHANGE IN INDEPENDENT ACCOUNTANTS
INDEX TO FINANCIAL STATEMENTS
Report of Independent Registered Public Accounting Firm
SOLO CUP COMPANY AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
SOLO CUP COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
SOLO CUP COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
SOLO CUP COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
SOLO CUP COMPANY AND SUBSIDIARIES Notes to Consolidated Financial Statements
SOLO CUP COMPANY AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In thousands, except share data)
SOLO CUP COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited) (In thousands)
SOLO CUP COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (Unaudited)
SOLO CUP COMPANY AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (In thousands)
SOLO CUP COMPANY AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
SF HOLDINGS GROUP, INC. CONSOLIDATED BALANCE SHEETS (In thousands)
SF HOLDINGS GROUP, INC. CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS) (In thousands)
SF HOLDINGS GROUP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
SF HOLDINGS GROUP, INC. CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT (In thousands)
SF HOLDINGS GROUP, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS